     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1996.



                                                       REGISTRATION NO. 333-4332

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                           FBL FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

           IOWA                        6719                  42-1411715
      (State or other            (Primary Standard        (I.R.S. Employer
      jurisdiction of               Industrial             Identification
     incorporation or          Classification Code)           Number)
       organization)

               5400 UNIVERSITY AVENUE, WEST DES MOINES, IA 50266
                         515-225-5410; FAX 515-225-4686
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               STEPHEN M. MORAIN
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             5400 UNIVERSITY AVENUE
                           WEST DES MOINES, IA 50266
                         515-225-5410; FAX 515-225-4686
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 --------------

                                   COPIES TO:

      Donald J. Brown, Esq.                Steven Ostner, Esq.
   Davis, Brown, Koehn, Shors &            Debevoise & Plimpton
          Roberts, P.C.                      875 Third Avenue
      2500 Financial Center                 New York, NY 10022
       Des Moines, IA 50309           212-909-6619; FAX 212-909-6836
  515-288-2500; FAX 515-243-0654

                                 --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box. / /

                                 --------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                             FORM S-1 ITEM                                     PROSPECTUS HEADING
           --------------------------------------------------  --------------------------------------------------
1.         Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus...................  Registration  Statement Cover  Page; Outside Front
                                                                Cover of Prospectus
2.         Inside Front  and  Outside  Back  Cover  Pages  of
            Prospectus.......................................  Inside  Front  Cover Page  and Outside  Back Cover
                                                                Page of Prospectus
3.         Summary Information,  Risk  Factors and  Ratio  of
            Earnings to Fixed Charges........................  Outside  Front  Cover  Page  of  Prospectus;  Pro-
                                                                spectus Summary; The Company; Risk Factors
4.         Use of Proceeds...................................  Use of Proceeds
5.         Determination of Offering Price...................  Underwriting
6.         Dilution..........................................  *
7.         Selling Security Holders..........................  Principal and Selling Stockholders
8.         Plan of Distribution..............................  Underwriting
9.         Description of Securities to be Registered........  Description of Capital Stock
10.        Interests of Named Experts and Counsel............  Validity of Common Stock; Experts
11.        Information with Respect to the Registrant........  Available Information;  Prospectus  Summary;  Risk
                                                                Factors;    The    Company;    Dividend   Policy;
                                                                Capitalization; Selected  Consolidated  Financial
                                                                Data;  Management's  Discussion  and  Analysis of
                                                                Financial Condition  and Results  of  Operations;
                                                                Business;  Management;  Management  Compensation;
                                                                Certain Transactions and Relationships; Principal
                                                                and Selling Stockholders; Description of  Capital
                                                                Stock;  Shares Eligible for Future Sale; Glossary
                                                                of Selected  Insurance Terms;  Index to  Consoli-
                                                                dated Financial Statements
12.        Disclosure   of  Commission   Position  on  Indem-
            nification for Securities Act Liabilities........  Part  II--Indemnification  of  Directors  and  Of-
                                                                ficers

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION
                                                                   JUNE 19, 1996


                                4,000,000 SHARES

   [LOGO]
                           FBL FINANCIAL GROUP, INC.
                              CLASS A COMMON STOCK
                                  -----------


    All of the 4,000,000 shares of Class A Common Stock of FBL Financial Group, Inc. (the Company) offered hereby (Shares) are being sold by certain stockholders (the Selling Stockholders). The Company will not receive any of the proceeds from the sale of the Shares. Prior to this offering (the Offering), there has been no public market for the Shares. It is currently estimated that the initial public offering price per Share will be between $17.50 and $19.50. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Shares have been authorized for listing on the New York Stock Exchange under the symbol FFG, subject to official notice of issuance. The Company has requested that the Underwriters reserve 200,000 Shares for purchase by certain persons having a relationship with the Company. See "Underwriting."


    The Company has three classes of stock consisting of Class A Common Stock, which is being offered hereby, Series A Preferred Stock which votes generally with the Class A Common Stock as a single voting group, and Class B Common Stock. The ownership of Class B Common Stock is restricted to organizations associated with the American Farm Bureau Federation. The holders of the Class A Common Stock and Series A Preferred Stock voting together as a single voting group (Class A Voting Rights) elect three Class A directors and the holders of the Class B Common Stock elect 18 Class B Directors, 15 of whom are the Presidents of the 15 state Farm Bureau Federations in the Company's market territory. After the Offering, the Iowa Farm Bureau Federation together with other state Farm Bureau organizations located in the Company's market territory will own 100% of the Class B voting rights, as well as 82.4% of the Class A Voting Rights, and, accordingly, will be able to elect all of the Directors of the Company.
                                 --------------

               SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR INFORMATION
                    RELEVANT TO AN INVESTMENT IN THE SHARES.
                                 -------------

THESE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.  ANY
    REPRESENTATION   TO    THE    CONTRARY   IS    A    CRIMINAL    OFFENSE.

                                                PRICE        UNDERWRITING      PROCEEDS TO
                                                 TO          DISCOUNTS AND     THE SELLING
                                               PUBLIC       COMMISSIONS (1)  STOCKHOLDERS (2)
Per Share................................         $                $                $
Total (3)................................         $                $                $

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Selling Stockholders estimated at $40,400, and excluding expenses payable by the Company estimated at $709,600.

(3) Certain of the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 600,000 additional Shares solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the additional Shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to the Selling
    Stockholders  will be  $        , $        and  $        , respectively. See
    "Principal and Selling Stockholders" and "Underwriting."
                                 --------------

    The Shares are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the Shares will be made at the offices of Alex. Brown & Sons
Incorporated, Baltimore, Maryland, on or about            , 1996.

ALEX. BROWN & SONS
     INCORPORATED
                               SMITH BARNEY INC.
                                                         EVEREN SECURITIES, INC.

              THE DATE OF THIS PROSPECTUS IS              , 1996.

    The Company intends to furnish its stockholders with annual reports for each calendar year containing audited financial statements and an opinion thereon expressed by independent certified public accountants and with quarterly reports for each of the first three quarters of each calendar year containing unaudited summary financial information.
                                 --------------

    FOR NORTH CAROLINA RESIDENTS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA,
NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                                 --------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                                 --------------


    The following schematically displays the structure of FBL Financial Group, Inc. and the respective total economic ownership interest in FBL Financial Group, Inc. represented by the Class A and Class B Common Stock after the Offering, and assuming no exercise of the Underwriters' over-allotment option:

                                 --------------


                            [GRAPH]
                     [Graph provides following information:



STOCKHOLDER                                                                                               ECONOMIC OWNERSHIP
- -----------------------------------------------------------------------------------------------------  -------------------------
Public Stockholders                                                                                                21.2%
Iowa Farm Bureau Federation                                                                                        54.3%
25 Other Farm Bureau Organizations                                                                                 16.4%
Farm Bureau Mutual Insurance Company                                                                                8.1%



ENTITIES OWNED:


FBL Financial Group, Inc.


    Farm Bureau Life Insurance Company


    FBL Financial Services, Inc.


    Western Farm Bureau Life Insurance Company


    Utah Farm Bureau Insurance Company (1)

- ------------------------


(1) participates with Farm Bureau Mutual Insurance Company and South Dakota Farm
    Bureau  Mutual  Insurance   Company,  commonly   managed  mutual   insurance
    companies, in the Farm Bureau Mutual pool.]

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. SEE "GLOSSARY OF SELECTED INSURANCE TERMS" FOR DEFINITIONS OF CERTAIN INSURANCE TERMS USED HEREIN. UNLESS OTHERWISE INDICATED, THE FINANCIAL INFORMATION SET FORTH HEREIN HAS BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP), AND ALL OF THE INFORMATION INCLUDED HEREIN ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND REFLECTS THE 2,000-FOR-1 STOCK SPLIT EFFECTIVE MARCH 19, 1996, EXCEPT WHERE OTHERWISE INDICATED. UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES IN THIS PROSPECTUS TO THE COMPANY INCLUDE ALL OF ITS DIRECT AND INDIRECT SUBSIDIARIES, INCLUDING ITS PRIMARY LIFE INSURANCE COMPANY SUBSIDIARIES, FARM BUREAU LIFE INSURANCE COMPANY (FARM BUREAU LIFE) AND WESTERN FARM BUREAU LIFE INSURANCE COMPANY (WESTERN LIFE) (TOGETHER THE LIFE COMPANIES) AND ITS PROPERTY-CASUALTY SUBSIDIARY, UTAH FARM BUREAU INSURANCE COMPANY (UTAH INSURANCE).

                                  THE COMPANY

    The Company through its subsidiaries underwrites, markets and distributes life insurance, annuities, property-casualty insurance and mutual funds to individuals and small businesses in 15 midwestern and western states. The Company has exclusive marketing arrangements with the state Farm Bureau Federations in its territory and targets sales to approximately 700,000 Farm Bureau member families and other rural, small town and suburban residents through an exclusive agency force. Through acquisitions of Rural Security Life Insurance Company (Rural Security Life) in 1993 and Western Life in 1994, the Company expanded its operations to 15 states, including Wisconsin and the eight-state Western Life area (the Western Life states). Prior to 1993 the Company operated only in Iowa, Nebraska, Minnesota, South Dakota and Utah, and in Kansas sold mutual funds only.


    All of the state Farm Bureau Federations in the Company's marketing area are associated with the American Farm Bureau Federation. With approximately 4.6 million member families in all 50 states, the American Farm Bureau Federation is the largest grass roots farm and ranch organization in the United States. The primary goal of the American Farm Bureau Federation is to improve net farm income and the quality of life of farmers, ranchers and other rural residents through education and representation with respect to public policy issues. Management believes that the Company's relationship with the state Farm Bureau Federations places it in a unique position to serve the insurance and financial
needs   of  farmers,  ranchers,  rural   and  suburban  residents,  and  related
individuals  and  businesses.  Farm   Bureau  organizations  in  the   Company's
territories tend to be well known and long established, have active memberships and provide a number of benefits other than financial services. See "The Company
- -- Company History and Farm Bureau Affiliation." Management believes the strength of these organizations provides enhanced prestige and brand awareness for the Company's products and increased access to Farm Bureau members. Many of the Company's customers are self-employed individuals who are responsible for providing for their own insurance and retirement needs. Management believes that Farm Bureau insurance customers tend to be financially conservative and stable, which management believes has led to persistency greater than industry averages. The Company's life insurance products are currently available for sale both to Farm Bureau members and to non-members. Most of the Company's property-casualty insurance products are available for sale only to Farm Bureau members.



    The Company sells its insurance and mutual fund products through an exclusive Farm Bureau distribution system comprised of approximately 1,795 agents. All of the Company's agents are independent contractors who sell only Farm Bureau sponsored or authorized products. See "Business -- Marketing -- Exclusive Agency Force." Approximately 635 agents located in Iowa, Minnesota, South Dakota and Utah (the multi-line states) sell both life and property-casualty products offered only through the Company. Approximately 1,160 agents located in the eight Western Life states and three other states (collectively, the life-only states) sell only the Company's life insurance, annuity and mutual fund products (in Kansas only the Company's variable products) and offer property-casualty products of Farm Bureau property-casualty insurance companies not managed by the Company. Approximately 76% of all agents are licensed to sell variable life insurance, variable annuities and mutual funds.

    The Company offers a full range of life insurance products including universal life, variable universal life, whole life, term life and disability income insurance, together with variable and traditional annuity products. The Company is establishing variable universal life as its lead product. In the three month period ended March 31, 1996 and the year ended December 31, 1995, variable universal life accounted for 36.4% and 37.0%, respectively, of first year direct life insurance premiums collected. Since its acquisition of Western Life in 1994, the Company has pursued an aggressive program of training and licensing the agents in the Western Life states to enable them to market the Company's variable universal life insurance, variable annuities and mutual funds. The Company has recently ceased offering medical insurance products but makes those products available to its agents through affiliations with other carriers. The Company also provides a portfolio of mutual funds and asset management services to third parties.



    The Company's property-casualty insurance products include automobile, homeowners, farm and ranch owners and crop insurance and workers' compensation. Property-casualty business written in Utah through Utah Insurance is pooled with the business written in Iowa, Minnesota and South Dakota through two Farm Bureau related mutual insurance companies, Farm Bureau Mutual Insurance Company (Farm Bureau Mutual) and South Dakota Farm Bureau Mutual Insurance Company (South Dakota Mutual) (the Farm Bureau Mutual pool). All of the companies participating in the Farm Bureau Mutual pool are managed by the Company. The current participation of Utah Insurance in the Farm Bureau Mutual pool, which had net premiums written of $57.2 million in the three month period ended March 31, 1996 and $235.6 million in the year ended December 31, 1995, is 8%. Management anticipates that during the second quarter of 1996 the share of Utah Insurance in the Farm Bureau Mutual pool will be increased to 20% retroactive to January 1, 1996. Effective January 1, 1996, the Farm Bureau Mutual pool participates through a loss pooling agreement in business written in Arizona and New Mexico by Farm Bureau affiliated companies managed by the Company, thereby providing further geographic diversification of risk.



    During the three month period ended March 31, 1996, the Company had total premiums and product charges of $37.4 million, total revenues of $93.3 million, adjusted operating income of $10.8 million and net income of $10.9 million and, during the year ended December 31, 1995, the Company had total premiums and product charges of $148.0 million, total revenues of $406.0 million, adjusted operating income of $41.6 million and net income of $59.6 million. At March 31, 1996, the investment portfolio of the Company had an aggregate carrying value of $2.7 billion, and the Company's total assets and stockholders' equity were $3.1 billion and $556.0 million, respectively. For information relating to the Company's adjusted operating income, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Adjusted Operating Income."



    Farm Bureau Life is rated "A+ (Superior)", Western Life is rated "A (Excellent)", and the Farm Bureau Mutual pool is rated "Ap (Excellent)" by A.M. Best Company, Inc. (A.M. Best). A.M. Best ratings consider the claims paying ability of the rated Company and are not a rating of the investment worthiness of the rated Company. See "Glossary of Selected Insurance Terms -- A.M. Best rating."


                               BUSINESS STRATEGY


    The Company's current management team which was appointed in 1991 has initiated a strategy focused on enhancing profitability and expanding its market territory. The Company's strategy is designed to capitalize on the Company's exclusive association with state Farm Bureau federations in its operating territory. Key components of the Company's strategy include:


    ENHANCING PRODUCT PROFITABILITY. The Company is focusing on improving its margins by analyzing its product portfolio for competitiveness and profitability. In 1994, the Company exited the unprofitable medical insurance business. Currently, the Company is reviewing its allocation of capital by product line, policyholder dividend and interest rate crediting policies, modifying its systems to accommodate alternative product designs and considering possible changes in product structure.

    INCREASING SALES. The Company has significant opportunity to increase its sales through cross selling life insurance products to Farm Bureau members who already own property-casualty policies offered by the Company or other Farm Bureau affiliated property-casualty companies. For example, in Iowa approximately

29% of Farm Bureau members own at least one of the Company's life products, 53% own at least one of the Company's property-casualty products, and approximately 20% own both, providing significant opportunity for cross selling. Prior to 1996, agents selling the Company's life insurance products in the Western Life states were not able to sell the Company's variable life insurance and variable annuity products. In March 1996, the Company introduced a uniform portfolio of life insurance and annuity products throughout its market territory. This portfolio improves the products available to many agents and expands the offering of variable products into all states in the Company's territory. Additionally, the Company seeks to enhance agent productivity through a restructured incentive compensation program and more effective and increased training.


    GROWING THROUGH ACQUISITIONS AND JOINT VENTURES. Since 1993, the Company has consolidated operations with two Farm Bureau affiliated insurance companies, resulting in a significant expansion of marketing area and revenue base. The Company will continue to pursue growth opportunities through acquisitions and mergers with Farm Bureau related and other companies. Management believes the Company's position as a publicly traded Farm Bureau affiliated insurance company will increase its attractiveness as a merger partner. Additionally, the Company seeks to leverage its position as the only Farm Bureau company with variable product expertise by entering into joint ventures and other marketing arrangements with Farm Bureau and other organizations.

    REDUCING OPERATING EXPENSES. The Company has focused on reducing operating expenses through reengineering projects and consolidation of operations and systems. These efforts have resulted in significant cost savings and a 25% reduction in job positions over the last three years. Management intends to seek further expense improvements from continuing reengineering efforts.

                             THE SERIES A EXCHANGE


    The Company has offered, subject to completion of the Offering, 5,000,000 shares of Series A Preferred Stock in exchange for 5,000,000 shares of Class A Common Stock (the Series A Exchange). The Series A Exchange was offered on a pro rata basis to its existing shareholders, all of whom are Farm Bureau organizations. The Iowa Farm Bureau Federation has agreed to exchange shares of Class A Common Stock for all of the shares of Series A Preferred Stock, none of which was taken up by other existing shareholders in the Series A Exchange. Each share of Series A Preferred Stock is entitled to one vote, so long as it is held by a Farm Bureau organization, and will vote together with the Class A Common Stock as one voting group. The Series A Preferred Stock is cumulative, will pay an annual dividend of $1.00 per share and has a liquidation preference of $20.00 per share.

                                  THE OFFERING

Class A Common Stock offered hereby..........  4,000,000 shares
Common Stock to be outstanding after the
 Offering (1):
    Class A..................................  17,666,810 shares
    Class B..................................  1,192,990 shares
                                               ---------
      Total..................................  18,859,800 shares
                                               ---------
                                               ---------


Relative rights of holders of Class A Common
 Stock and Class B Common Stock..............  The holders of Class A Common Stock vote as a group  with the holders of Series A Preferred
                                               Stock to elect three Class A Directors and on
                                               all other  matters. The  holders of  Class  B
                                               Common  Stock elect 18 Class B Directors. All
                                               of the Class B Common  Stock is held by  Farm
                                               Bureau    organizations   and   automatically
                                               converts  to  Class   A  Common  Stock   upon
                                               transfer  to any  person which is  not a Farm
                                               Bureau organization.
Use of proceeds..............................  The Company  will  not  receive  any  of  the proceeds  from  the  sale  of  Shares  in the
                                               Offering.
Dividend policy..............................  Subject to  the Company's  financial  results and  declaration  by the  Company's  Board of
                                               Directors, the Company  currently intends  to
                                               pay  a quarterly cash  dividend on its Common
                                               Stock of $0.07 per share commencing the first
                                               full fiscal quarter following the Offering.
NYSE symbol..................................  FFG


- ------------------------

(1) Based on shares outstanding as of April 30, 1996, assuming consummation of the Series A Exchange, and not including an estimated 1,750,000 shares of Class A Common Stock reserved for issuance under the Company's Stock Option Plan or 1,192,990 shares of Class A Common Stock reserved for issuance upon conversion of Class B Common Stock. See "Management Compensation -- 1996 Class A Common Stock Compensation Plan" and "Description of Capital Stock."


                                  RISK FACTORS

    Potential investors should carefully consider the factors described in "Risk Factors" as well as other information contained in this Prospectus, in making an investment decision regarding the Shares.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


    The following table sets forth selected financial and statutory data of the Company for the periods indicated. This information should be read in conjunction with the consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The selected data as of December 31, 1995, 1994, 1993 and 1992, and for each of the four years in the period ended December 31, 1995, with the exception of pro forma net income per common share, pro forma book value per common share and the information presented under the caption "Other Data", are derived from the Company's consolidated financial statements which have been audited by Ernst & Young LLP, independent auditors. The selected data as of March 31, 1996 and 1995, and for the three month periods then ended and as of December 31, 1991, and for the year then ended, with the exception of the information presented under the caption "Other Data", are derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the consolidated financial statements as of or for the appropriate periods in conformity with generally accepted accounting principles.


                                                    AS OF OR FOR THE THREE
                                                   MONTH PERIOD ENDED MARCH
                                                             31,                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                   ------------------------  ------------------------------------------------
                                                      1996         1995         1995         1994         1993        1992
                                                   -----------  -----------  -----------  -----------  ----------  ----------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME DATA (1):
Premiums and product charges:
  Universal life and annuity product charges.....  $    11,317  $    10,632  $    43,722  $    42,734  $   26,500  $   18,967
  Traditional life insurance premiums............       19,131       18,227       75,450       72,222      46,050      44,831
  Accident and health premiums (2)...............        2,652        2,383       10,161       (1,956)     46,437      23,138
  Property-casualty premiums.....................        4,298        4,323       18,709       17,778      16,937      14,570
                                                   -----------  -----------  -----------  -----------  ----------  ----------
Total premiums and product charges...............       37,398       35,565      148,042      130,778     135,924     101,506
Net investment income............................       52,428       48,037      223,108      178,834     138,320     126,500
Realized gains (losses) on investments...........       (2,098)       1,850        5,883        9,448       3,967      12,162
Other income.....................................        5,592        7,138       28,952       30,825      25,251      21,183
                                                   -----------  -----------  -----------  -----------  ----------  ----------
Total revenues...................................  $    93,320  $    92,590  $   405,985  $   349,885  $  303,462  $  261,351
                                                   -----------  -----------  -----------  -----------  ----------  ----------
                                                   -----------  -----------  -----------  -----------  ----------  ----------
Income from continuing operations before income
 taxes, minority interest in earnings of
 subsidiaries and equity income..................  $    15,957  $    13,934  $    90,447  $    59,873  $   38,931  $   41,232
Income from continuing operations................       10,889        9,043       59,628       35,587      22,705      26,367
Income from continuing operations per common
 share...........................................  $      0.46  $      0.39  $      2.53  $      1.52  $     1.26  $     1.56
Net income (3)...................................  $    10,889  $     9,043  $    59,628  $    42,066  $   19,803  $   21,435
Net income per common share (3)..................  $      0.46  $      0.39  $      2.53  $      1.80  $     1.10  $     1.27
Pro forma net income per common share (4)........         0.50                      2.92

CONSOLIDATED BALANCE SHEET DATA (1):
Total investments................................  $ 2,668,001  $ 2,415,565  $ 2,646,123  $ 2,337,154  $1,757,277  $1,385,669
Total assets.....................................    3,120,166    2,869,806    3,090,851    2,792,535   2,142,849   1,728,963
Long-term debt...................................       11,776       17,445       12,604       18,519      30,638         881
Total liabilities................................    2,559,643    2,406,898    2,522,050    2,357,214   1,814,206   1,452,566
Total stockholders' equity.......................      556,020      458,323      564,298      430,743     312,277     262,582
Book value per common share......................  $     23.30  $     19.54  $     23.65  $     18.37  $    17.07  $    15.51
Pro forma book value per common share (4)........        24.18

STATEMENT OF INCOME SEGMENT DATA (1):
Income (loss) from continuing operations before
 income taxes, minority interest in earnings of
 subsidiaries and equity income by segment
  Life insurance.................................  $    15,745  $    13,261  $    88,500  $    58,573  $   38,898  $   40,952
  Property-casualty insurance....................          346          676        2,083        1,288          33         280
  Corporate......................................         (134)          (3)        (136)          12          --          --
                                                   -----------  -----------  -----------  -----------  ----------  ----------
                                                        15,957       13,934       90,447       59,873      38,931      41,232


                                                      1991
                                                   ----------

CONSOLIDATED STATEMENT OF INCOME DATA (1):
Premiums and product charges:
  Universal life and annuity product charges.....  $   18,722
  Traditional life insurance premiums............      42,460
  Accident and health premiums (2)...............      20,869
  Property-casualty premiums.....................      13,593
                                                   ----------
Total premiums and product charges...............      95,644
Net investment income............................     117,339
Realized gains (losses) on investments...........       5,816
Other income.....................................      18,854
                                                   ----------
Total revenues...................................  $  237,653
                                                   ----------
                                                   ----------
Income from continuing operations before income
 taxes, minority interest in earnings of
 subsidiaries and equity income..................  $   26,208
Income from continuing operations................      17,198
Income from continuing operations per common
 share...........................................  $     1.02
Net income (3)...................................  $    9,254
Net income per common share (3)..................  $     0.55
Pro forma net income per common share (4)........
CONSOLIDATED BALANCE SHEET DATA (1):
Total investments................................  $1,291,986
Total assets.....................................   1,592,612
Long-term debt...................................         835
Total liabilities................................   1,336,967
Total stockholders' equity.......................     243,994
Book value per common share......................  $    14.41
Pro forma book value per common share (4)........
STATEMENT OF INCOME SEGMENT DATA (1):
Income (loss) from continuing operations before
 income taxes, minority interest in earnings of
 subsidiaries and equity income by segment
  Life insurance.................................  $   25,709
  Property-casualty insurance....................         499
  Corporate......................................          --
                                                   ----------
                                                       26,208

                                                    AS OF OR FOR THE THREE
                                                   MONTH PERIOD ENDED MARCH
                                                             31,                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                   ------------------------  ------------------------------------------------
                                                      1996         1995         1995         1994         1993        1992
                                                   -----------  -----------  -----------  -----------  ----------  ----------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      1991
                                                   ----------
OTHER DATA (1):
Adjusted operating income (5)....................  $    10,804  $     8,304  $    41,648  $    29,780  $   19,024  $   17,067
Adjusted operating income per common share (5)...  $      0.45  $      0.35  $      1.77  $      1.27  $     1.06  $     1.01
Pro forma adjusted operating income per common
 share (4).......................................         0.50                      1.96
Life insurance statutory capital and surplus
 (6)(7)..........................................  $   296,289  $   253,086  $   288,302  $   250,709  $  177,130  $  164,600
Net statutory premiums collected by the Life
 Companies (6)(8)................................       70,859       59,930      233,538      230,336     218,976     168,064
Life insurance in force..........................   15,356,041   14,475,141   15,254,669   14,296,709   9,525,136   7,098,231
Statutory property-casualty ratios (6):
  Loss & loss adjustment expense (9).............         74.7%        68.8%        72.8%        75.6%       82.4%       86.2%
  Expense (10)...................................         27.4         25.5         25.1         25.9        26.2        25.4
  Combined (11)..................................        102.1         94.3         97.9        101.5       108.6       111.6

OTHER DATA (1):
Adjusted operating income (5)....................  $   13,292
Adjusted operating income per common share (5)...  $      .79
Pro forma adjusted operating income per common
 share (4).......................................
Life insurance statutory capital and surplus
 (6)(7)..........................................  $  154,075
Net statutory premiums collected by the Life
 Companies (6)(8)................................     157,487
Life insurance in force..........................   6,579,420
Statutory property-casualty ratios (6):
  Loss & loss adjustment expense (9).............        83.0%
  Expense (10)...................................        25.7
  Combined (11)..................................       108.7


- ------------------------------
 (1) As discussed in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the comparability of selected data from year to year is impacted by the acquisition of Rural Security Life in March 1993 and the acquisition of Western Life and the minority interests in FBL Insurance Company and Rural Security Life in January 1994.

 (2) During 1994, the Company ceased writing medical insurance business. The Company continues to sell individual disability income insurance.

 (3) The Company recognized net income (loss) related to its discontinued cable television operations of $6.5 million, or $0.28 per share, $(2.9) million, or $(0.16) per share, $(4.9) million, or $(0.29) per share and $(7.9) million, or $(0.47) per share for the years ended December 31, 1994, 1993, 1992 and 1991, respectively.


 (4) Pro forma net income per common share and pro forma adjusted operating income per common share are presented as if the increase in Utah Insurance's participation in the Farm Bureau Mutual pool and the Series A Exchange had occurred as of January 1, 1995. Pro forma book value per common share is presented as if the increase in Utah Insurance's participation in the Farm Bureau Mutual pool and the Series A Exchange had occurred as of March 31, 1996. See "Pro Forma Consolidated Financial Statements" and related notes thereto included elsewhere herein.



 (5) Adjusted operating income equals net income adjusted to eliminate certain items which management believes are not indicative of operating trends because they are unusual and/or nonrecurring in nature, including realized gains (losses) on investments (less that portion of amortization of deferred policy acquisition costs and value of insurance in force acquired and income taxes attributable to such gains), discontinued operations and net income or loss from a venture capital investment company subsidiary. Adjusted operating income and adjusted operating income per common share should not be considered as necessarily being better indicators of the Company's overall operating performance than net income or net income per common share, nor are they better indicators of the Company's liquidity than cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Adjusted Operating Income."


 (6) Statutory data has been derived from the annual statements of the Company's insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

 (7) Statutory capital and surplus reflects amounts related to Farm Bureau Life and Western Life (after 1993) only and does not include the Asset Valuation Reserve, Interest Maintenance Reserve or Mandatory Securities Valuation Reserve for the appropriate periods.

 (8) Net statutory premiums as presented for statutory reporting purposes include premiums collected from annuities and universal life-type products. For GAAP reporting, such premiums received are not reported as premium revenues.

 (9) Loss and loss adjustment expense ratio equals the sum of statutory incurred losses and loss adjustment expenses divided by statutory earned premiums.

(10) Expense ratio equals all statutory expenses, including policyholder dividends and excluding loss and loss adjustment expenses, divided by statutory net written premiums.

(11) Combined ratio equals the sum of the loss and loss adjustment expense and expense ratios.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED BY THIS PROSPECTUS. CERTAIN STATEMENTS IN THIS PROSPECTUS WHICH ARE NOT HISTORICAL FACTS ARE FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD RENDER THEM MATERIALLY DIFFERENT, INCLUDING, BUT NOT LIMITED TO, THE EFFECT OF GLOBAL
ECONOMIC CONDITIONS, INTEREST RATE FLUCTUATIONS, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, PRODUCT DEVELOPMENT AND COMMERCIALIZATION, THE RATE OF TECHNOLOGY CHANGE, DEMAND FOR INSURANCE PRODUCTS, MARKET ACCEPTANCE RISKS, THE EFFECT OF THE COMPANY'S ACCOUNTING POLICIES, THE EFFECT OF REGULATORY AND LEGAL DEVELOPMENTS, AND OTHER RISKS INCLUDING THOSE DETAILED BELOW.


    RELATIONSHIP WITH FARM BUREAU ORGANIZATIONS; CONTROL BY THE IOWA FARM BUREAU FEDERATION; ANTI-TAKEOVER EFFECTS. The business of the Company is dependent upon the maintenance of its right to use the "Farm Bureau" and "FB" trade names and related trademarks and service marks which are controlled by the American Farm Bureau Federation. The American Farm Bureau Federation has granted to each state Farm Bureau federation the right to use these designations in their respective states and to allow their subsidiaries and affiliates, upon receipt of written permission from the American Farm Bureau Federation, to do so. The American Farm Bureau Federation requires the state Farm Bureau federations to ensure, through stock ownership, positions on the Board or license provisions, that the subsidiary or affiliate permitted to use such designations conducts its operations in a manner consistent with the policies of the American Farm Bureau Federation and the state Farm Bureau federations. Policies of the American and state Farm Bureau federations are responsive to the purposes of the organizations, which include to promote, protect and represent the business, economic, social and educational interests of the farmers of the nation, and to develop agriculture. Under the agreements governing the Company's use of such designations and marks, the American Farm Bureau Federation and each state Farm Bureau federation have the right to terminate the Company's rights. The
Company's right to use the designations and marks could be terminated by the American Farm Bureau Federation as to all states (i) in the event of a material breach of the trademark license not cured by the Company within 60 days, (ii) immediately, in the event of termination by the American Farm Bureau Federation of the Iowa Farm Bureau Federation's membership in the American Farm Bureau Federation or (iii) in the event of a material breach of the Iowa Farm Bureau Federation's membership agreement with the American Farm Bureau Federation, including by reason of the failure of the Iowa Farm Bureau Federation to cause the Company to adhere to the aforementioned policies. In addition, the royalty agreements with the state Farm Bureau Federations can be terminated without cause on 60 days' notice. While management believes any such event is highly unlikely to occur so long as the Company remains subject to the influence of Farm Bureau organizations, the loss of the right to use these designations in a key state or states could have a material adverse effect upon the conduct of its business. Accordingly, the Company has adopted policies concerning ownership of its stock and the composition of its Board of Directors that will ensure that the Company remains within the control of Farm Bureau organizations.



    In order to preserve control of the Company in the Farm Bureau organizations following this Offering, the Farm Bureau organizations, which prior to this Offering owned all of the stock of the Company, recapitalized the existing common stock of the Company into three separate classes: the Class A Common Stock, including the Shares to be offered hereby, which will vote as a single voting group with the Series A Preferred Stock to elect three Directors; the Series A Preferred Stock which votes as a single voting group with the Class A Common Stock on all matters; and the Class B Common Stock, which may be owned only by Farm Bureau organizations and which will vote as a class to elect 18 Directors. The Farm Bureau organizations then entered into an agreement (Stockholders' Agreement) providing that the Farm Bureau organizations will vote their shares of Class B Common Stock at each stockholders' meeting at which Class B Directors are elected to elect the President of each of the 15 state Farm Bureau federations in the Company's territory, the Chief Executive Officer of the Company and two other officers of the Company nominated by the Chairman of the Board as Class B Directors of the Company. The President of the Iowa Farm Bureau Federation is to serve as Chairman of the Board of the Company. See "Certain Transactions and Relationships -- Stockholders' Agreement Regarding Management and Transfer of Shares of Class B Common Stock" and "Description of Capital Stock."

    Following the completion of the Offering, the Iowa Farm Bureau Federation will own 53.6% of the Class A Common Stock, 100% of the Series A Preferred Stock and 63.9% of the Class B Common Stock of the Company. Consequently, the Iowa Farm Bureau Federation will have the power to control the election of the Class A Directors and four of the Class B Directors, as well as the Chairman of the Board, the Chief Executive Officer, the Secretary and the Treasurer of the Company. The approval of any action requiring stockholder approval, including adopting amendments to the Company's Articles of Incorporation and approving or disapproving mergers or sales of all or substantially all of the assets of the Company, generally requires approval of a majority of (i) the Class A Common stockholders and the Series A Preferred stockholders voting together as a single voting group and (ii) the Class B Common stockholders, voting as a separate voting group. Under no foreseeable circumstances will third parties be able to obtain control of the Company through purchases of common stock. In the unanticipated event that control of the Company were lost by Farm Bureau organizations, the Company could not retain the use of the trade names "FB" or "Farm Bureau" or the related trademarks and service marks in any state without the consent of the American Farm Bureau Federation, or in any particular state without the consent of its state Farm Bureau Federation.


    In addition, FBL Financial Group, Inc. is an insurance holding company, and as such is subject to statutes governing insurance holding companies in various jurisdictions. Under the terms of applicable state statutes, any person or entity desiring to acquire more than a specified percentage (commonly 10%) of the Company's outstanding voting securities is first required to obtain approval of applicable state insurance regulators. These and certain other factors, including absence of cumulative voting, may have the effect of preventing or delaying a change of control of the Company and render it unlikely that the purchasers of the Shares could obtain a "control premium" with respect to the sale of the Shares. See "Business -- Regulation" and "Certain Transactions and Relationships."

    CONFLICTS OF INTEREST; RELATIONSHIPS WITH THE FARM BUREAU. The business and operations of the Company, the Iowa Farm Bureau Federation, affiliates of the Iowa Farm Bureau Federation, and Farm Bureau Mutual, are interrelated. The substantial overlap of the business, executive officers and Directors of the Company, the Iowa Farm Bureau Federation and Farm Bureau Mutual may give rise to conflicts of interest among such companies. Such conflicts could arise, for example, with respect to business dealings among such companies, the use of a common agency force, the sharing of employees, space and other services and facilities under intercompany agreements, and the allocation of business opportunities among the companies. Additional conflicts of interest could arise due to the fact that the Presidents of the state Farm Bureau Federations, who will serve as Directors elected by Class B stockholders pursuant to the Stockholders Agreement, are elected as Presidents by members of Farm Bureau organizations, many of whom are also purchasers of the Company's products. See "Certain Transactions and Relationships -- Services Agreement with Farm Bureau Management Corporation."

    It is expected that potential conflicts involving the Company and Farm Bureau Mutual will be resolved by a coordinating committee consisting of two Directors of the Company who are not directors of Farm Bureau Mutual and two directors of Farm Bureau Mutual who are not Directors of the Company. The Audit Committee of the Company is required by the Bylaws of the Company to consist solely of Class A Directors who are independent of management and free from any relationships that would interfere with the exercise by such Class A Directors of independent judgment as committee members. The Audit Committee's responsibility includes review with the auditors and management of any material transaction or series of similar transactions to which the Company is a party involving, among others, any five percent stockholder of the Company, and reporting to the Board of Directors any such transaction determined by the Audit Committee to be unfair to the Company. Conflicts of interest could also arise between the Company and the various state Farm Bureau Federations in the life-only states, whose presidents serve as Directors of the Company, and which control their state affiliated property-casualty insurance company, with respect to the use of the common agency force. The Company has adopted a conflict of interest policy which requires a Director to disclose to the Board of Directors and any appropriate committee of the Board, the existence of any transaction or proposed transaction in which the Director has a direct or indirect interest, and the material facts relating thereto.

    RESTRICTIONS ON ABILITY TO PAY DIVIDENDS. FBL Financial Group, Inc. is a holding company without independent operations other than the provision of the services of its employees to affiliated companies on a cost basis plus one-half of one percent thereof. See "Certain Transactions and Relationships." The primary source of cash of FBL Financial Group, Inc. is expected to be dividends on the stock of its insurance subsidiaries. The payment of dividends to FBL Financial Group, Inc. by its insurance subsidiaries is subject to limitations imposed by applicable insurance laws. "Extraordinary" dividends may not be paid without permission of the Insurance Commissioner of the state of domicile of the respective insurance subsidiary. An "extraordinary" dividend is defined, in general, as any dividend or distribution of cash or other property whose fair market value, together with that of other dividends or distributions made within the preceding 12 months, exceeds the greater of, with respect to the calculation for the Life Companies, and the lesser of, with respect to the calculation for Utah Insurance, (i) 10% of policyholders' surplus (total statutory capital stock and surplus) as of December 31 of the preceding year or (ii) the statutory net gain from operations (excluding realized gains on investments) of the insurer for the 12-month period ending the December 31 of the preceding year. For 1996, the maximum amount available for payment of dividends by Farm Bureau Life without the approval of the Iowa Insurance Commissioner is $48.6 million, without giving effect to the contemplated dividend of the stock of FBL Financial Services, Inc., with a statutory carrying value of approximately $21.1 million at March 31, 1996. The maximum amount available for payment of dividends by Western Life in 1996 without the approval by the Colorado Insurance Commissioner is $5.7 million. The maximum amount available for payment of dividends by Utah Insurance in 1996 without the approval of the Utah Insurance Commissioner is $924,000. Annual cumulative dividends on the outstanding shares of Series A Preferred Stock are expected to be $5.0 million. The Company has never paid dividends on its common stock.


    REGULATION. The Company's insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulatory authority is vested in state agencies having broad administrative power dealing with all aspects of the insurance business, including rates, policy forms and capital adequacy, and is concerned primarily with the protection of policyholders rather than stockholders. The Company's variable insurance products, mutual funds, investment advisor and NASD licensed broker-dealers and agents are also subject to regulation by the Securities and Exchange Commission, the NASD, and state agencies.

    During the past several years, increased scrutiny has been placed upon the insurance regulatory framework, and certain state legislatures have considered or enacted laws that alter, and in many cases increase, state authority to regulate insurance companies and insurance holding company systems. In light of recent legislative developments, the National Association of Insurance Commissioners (NAIC) and state insurance regulators are reexamining existing laws and regulations, specifically focusing on insurance company investments and solvency issues, risk-adjusted capital guidelines, interpretations of existing laws, the development of new laws, the implementation of nonstatutory guidelines and the circumstances under which dividends may be paid. The NAIC has approved risk-based capital (RBC) standards and is considering a model investment law. It is anticipated that the NAIC RBC standards will apply to all of the Company's insurance subsidiaries in 1996. Management believes that, based on the Company's financial statements and its interpretation of the RBC formula, the capital levels of its subsidiaries are sufficient to support the level of risk inherent in their operations and such capital levels are in excess of the probable minimums required. Management does not believe the adoption in any of its states of operation of either of the current NAIC initiatives will have a material adverse impact on the Company; however, the Company cannot predict the form of any future proposals or regulation. See "Business -- Regulation."


    Individual state guaranty associations assess insurance companies to pay benefits to policyholders of insolvent or failed insurance companies. The Company's insurance subsidiaries were assessed $436,000 in the three month period ended March 31, 1996, $1.4 million in 1995, $1.6 million in 1994 and $708,000 in 1993. The impact of such assessments may be partially offset by credits against future state premium taxes. The Company cannot predict the amount of any future assessments, nor has it attempted to estimate the amount of assessments to be made for known insolvencies.

    POTENTIAL  TAX  LEGISLATION.   Congress  has  from time  to  time considered
possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuities and life insurance products. The United States Supreme Court recently held in NATIONSBANK OF NORTH CAROLINA V. VARIABLE ANNUITY LIFE INSURANCE COMPANY that annuities are not insurance for purposes of the National Bank Act. This factor or others may cause Congress to consider legislation that would eliminate such tax deferral, at least for certain annuities. Other possible legislation, including a simplified "flat tax" income tax structure with an exemption from taxation for investment income, could also adversely affect the sale of life insurance compared with other financial products if such legislation were to be enacted. There can be no assurance as to whether such legislation will be enacted or, if enacted, whether such legislation would contain provisions with possible adverse effects on the Company's annuity and life insurance products.


    COMPETITION. The Company operates in a highly competitive industry. The operating results of companies in the insurance industry have been historically subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of its insurance ratings from rating agencies such as A.M. Best and other factors. Management believes the Company's ability to compete with other insurance companies is dependent upon, among other things, its ability to attract and retain agents to market its insurance products, particularly to Farm Bureau members, its ability to develop competitive and profitable products and its maintenance of high ratings from A.M. Best. A.M. Best ratings consider the claims paying ability of the rated Company and are not a rating of the investment worthiness of the rated Company. See "Glossary of Selected Insurance Terms -- A.M. Best rating." In connection with the development and sale of its products, the Company encounters significant competition from other insurance companies, many of whom have financial resources substantially greater than those of the Company, as well as from other investment alternatives available to its customers.


    In addition, several proposals to repeal or modify the Glass-Steagall Act of 1933, as amended, and the Bank Holding Company Act of 1956, as amended, have been made by members of Congress and the Clinton administration. Generally, the Bank Holding Company Act restricts banks from being affiliated with insurance companies. Certain of the proposals would repeal or modify these restrictions and permit banks to become affiliated with insurance companies. None of these proposals has yet been enacted, and it is not possible to predict whether any of these proposals will be enacted or, if enacted, their potential effect on the Company.

    INTEREST RATE FLUCTUATIONS; RISK OF IMPACT OF FORCED LIQUIDATION OF INVESTMENT PORTFOLIO. Interest rate fluctuations could impair the Company's ability to pay policyholder benefits with operating and investment cash flows, cash on hand and other cash sources. In the unanticipated event that such sources would prove inadequate, management believes the Company could meet shortfalls with funds available to Farm Bureau Life as a result of its membership in the Federal Home Loan Bank of Des Moines, as well as other borrowing sources. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    Interest rate fluctuations may also have an impact on policyholder behavior. To the extent that interest rates credited by the Company are less than those generally available in the marketplace, increased policyholder lapses may be experienced. This would be mitigated in the current period by income generated by surrender charges from universal life insurance policies and annuity contracts, but would reduce the Company's future income. Surrender charges also serve to discourage early policyholder surrenders. Although historically the Company's actual lapse experience has been better than the industry average, no assurance can be given that this will always be true in the future.


    The Company's policy is to test the impact of forced liquidations of investments due to interest rate fluctuations. These tests include assumptions for increases in lapses if the Company's credited rate lags those of its competitors. Some of the Company's corporate bonds have call features which could cause the Company to reinvest these proceeds when market conditions are not favorable. As of March 31, 1996, approximately $342.8 million, or 30.4% of the bond portfolio excluding mortgage and other asset-backed securities of $1.1 billion, was subject to call. The Company's collateralized mortgage obligations
(CMOs) and other asset-backed securities are purchased based on assumptions regarding rates of prepayments. To the extent that actual prepayments are earlier or later than anticipated at the time of purchase, the Company may not receive cash flows when needed. These prepayment rates are influenced by interest rates available for new mortgages as well as general economic conditions. The Company's policy is not to purchase the more volatile tranches of CMOs including, but not limited to, interest only, principal only, floater, inverse floater, PAC II, Z or support tranches.

    FUTURE POLICY BENEFITS. The liability established by the Company for future life insurance policy benefits is based upon a number of factors, including certain assumptions. If the Company underestimates future policy benefits, additional expenses would be incurred by the Company at the time the Company becomes aware of the inadequacy. Management believes that liabilities for future policy benefits are adequate based on its analysis of industry studies and the mortality, morbidity, persistency and benefit payment experience of the Life Companies.

    PRODUCT ASSUMPTIONS. The Company makes certain assumptions as to expected mortality, lapse rates and other factors in developing the pricing and other terms of its life insurance products. These assumptions are based on the Company's experience with its own products as well as on industry experience. The Company reviews and revises its assumptions regularly so as to reflect actual experience on a current basis. Variation of actual experience from that assumed by the Company in developing such terms may affect such product's profitability.

    CATASTROPHE LOSSES IN THE PROPERTY-CASUALTY INSURANCE INDUSTRY; GEOGRAPHIC CONCENTRATION. Property-casualty insurers are subject to claims arising out of catastrophes, which may have a significant impact on their results of operations and financial condition. The Company, through its participation in the Farm Bureau Mutual pool, may experience catastrophe losses in the future which could have a material adverse effect on the Company. Catastrophes can be caused by various events including hurricanes, earthquakes, tornadoes, wind, hail, fires, severe winter weather, explosions and floods, and the frequency and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of the total amount of insured exposure in the area affected by the event and the severity of the event.


    The Farm Bureau Mutual pool attempts to mitigate the effects of claims arising out of catastrophes by reinsuring a portion of those claims. Reinsurance does not relieve the Company of any liability under its policies, but permits the Company to obtain reimbursement from its reinsurers to the extent of the claims reinsured, provided its reinsurers remain solvent. The Company believes, based upon its review of the pool's reinsurers' financial statements and reputations in the reinsurance marketplace, that the financial condition of such reinsurers is sound. However, there can be no assurance that reinsurance will be adequate to protect the Company against such losses or that such reinsurance will continue to be available in the future at commercially reasonable rates. See "Business -- Property-Casualty Segment -- Farm Bureau Mutual Pool."



    The officers and employees of the Company manage the operations of four Farm Bureau related property-casualty insurance companies: Farm Bureau Mutual (which writes business in Iowa and Minnesota); South Dakota Farm Bureau Mutual (which writes business in South Dakota), Western Agricultural Insurance Company (Western Ag) (which writes business in Arizona) and Western Farm Bureau Mutual Insurance Company (Western Farm Bureau Mutual) (which writes business in New Mexico). Although the management of the Company manages the day-to-day operations of such companies, each of such companies is governed by its own independent board of directors. The property-casualty business written by Utah Insurance (which writes business in Utah) is pooled with the property-casualty insurance written by the four companies in Iowa, Minnesota, South Dakota, Arizona and New Mexico in order to diversify the risks of geographic concentration. See "Business -- Property-Casualty Segment -- Farm Bureau Mutual Pool" and "Certain Transactions and Relationships -- Farm Bureau Mutual Pool." For the three month period ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993, 61%, 58%, 56% and 59%, respectively, of the statutory direct premiums written net of reinsurance cessions were derived from policies issued in Iowa. The revenues and profitability of the Company's property-casualty business are therefore subject to prevailing economic, regulatory, demographic and other conditions, including adverse weather, in Iowa and the other five states.

    To diversify geographic exposures and utilize its capital resources the Farm Bureau Mutual pool also assumes risks under property-casualty insurance written on risks throughout the United States, including coastal areas subject to hurricanes and other areas subject to earthquakes. Farm Bureau Mutual assumes exposures from other insurers through various reinsurance contracts. The primary assumed catastrophic exposures are from direct property catastrophe treaties providing coverage to insurance companies for large loss events. The estimated maximum loss to the Company through such contracts would be approximately $4 million per occurrence through Utah Insurance when its share of the Farm Bureau Mutual pool is increased to 20%.

    CYCLICALITY IN THE PROPERTY-CASUALTY INSURANCE INDUSTRY. Historically, the property-casualty insurance industry has been highly cyclical. The property-casualty industry's profitability can be affected significantly by price competition, volatile and unpredictable developments such as extreme weather conditions and natural disasters, legal developments affecting insurer liability and the size of jury awards, fluctuations in interest rates and other factors that affect investment returns and other general economic conditions and trends that may affect the adequacy of reserves. Competition for premiums in the property-casualty insurance markets may have an adverse impact on the Company's rates and profitability.


    UNCERTAINTY REGARDING ADEQUACY OF PROPERTY-CASUALTY LOSS RESERVES. Utah Insurance, through the Farm Bureau Mutual pool, maintains reserves to cover its estimated ultimate liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. These reserves are estimates, involving actuarial projections at a given time, of what the property-casualty pool expects the ultimate settlement and administration of claims will cost based on facts and circumstances then known, predictions of future events, estimates of future trends in claims severity and judicial theories of liability, legislative activity and other factors. The inherent uncertainties of estimating reserves are greater for certain types of property-casualty insurance lines, particularly workers' compensation, where a longer period of time may elapse before a definitive determination of ultimate liability may be made, and environmental liability, where the technological, judicial and political climate changes over time. See "Business -- Property-Casualty Segment -- Farm Bureau Mutual Pool" and "-- Loss and Loss Adjustment Expense."



    The Company regularly reviews reserving techniques, reinsurance and overall reserve adequacy. Based upon (i) review of historical data, legislative enactments, judicial decisions, legal developments in imposition of damages, changes in political attitudes and trends in general economic conditions, (ii) review of per claim information, (iii) historical loss experience of the property-casualty operations of the Company and the industry and (iv) the
relatively   short-term  nature  of  most  of  its  property-casualty  insurance policies, management believes that adequate provision has been made for reserves. However, establishment of appropriate reserves is an inherently uncertain process involving estimates of future losses and there can be no certainty that currently established reserves will prove adequate in light of subsequent actual experience. The Farm Bureau Mutual pool's reserves are annually certified by Company actuaries as required by insurance regulatory authorities. See "Business -- Property - Casualty Segment -- Farm Bureau Mutual Pool" and "-- Loss and Loss Adjustment Expense."



    ABSENCE OF PUBLIC MARKET AND DETERMINATION OF OFFERING PRICE. Prior to the Offering, there has been no public market for the Shares, and there can be no assurance that an active public market for the Shares will develop or that the Shares can be resold at the initial public offering price. The initial public offering price will be determined by negotiations among the Company, the Selling Stockholders, and the Representatives (as defined below in "Underwriting"). No assurance can be given as to the trading volume of the Shares in the public market or the market price of the Shares after the Offering. The Shares have been authorized for listing on the New York Stock Exchange under the symbol FFG, subject to official notice of issuance.


    SHARES ELIGIBLE FOR FUTURE SALE. No prediction can be made as to the effect, if any, that future sales of Shares, or the availability of Shares for future sale, will have on the market price of the Shares prevailing from time to time. Sales of substantial numbers of Shares (including shares issued upon the exercise of stock options or upon conversion of Class B Common Stock) or the perception that such sales could occur, might adversely affect prevailing market prices for the Shares. The Iowa Farm Bureau Federation, the Selling Stockholders, all of the other existing stockholders of the Company and purchasers of the Shares reserved by the Underwriters for sale to certain Directors, officers, employees and other persons having a relationship with the Farm Bureau organizations will agree not to offer, sell, contract to sell, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. After completion of the Offering and expiration of the 180 day period described above, in addition to the Shares sold in the Offering, substantially all of the 13,666,810 Shares of Class A Common Stock held by the existing stockholders (as well as 656,748 shares of Class A Common Stock issuable upon exercise of outstanding options and 1,192,990 shares of Class A Common Stock subject to issuance upon conversion of the Class B Common Stock) will be eligible for sale on the open market under Rule 144 of the Securities Act, subject to the volume and timing requirements of Rule 144. An increase in the number of shares of Class A Common Stock that becomes available for sale in the public market as a result of sales made pursuant to Rule 144 may adversely affect the trading price of the Shares in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Shares Eligible for Future Sale" and "Certain Transactions and Relationships." There is no established market for the Class B Common Stock.

                                  THE COMPANY

GENERAL

    The Company through its subsidiaries underwrites, markets and distributes life insurance, annuities, property-casualty insurance and mutual funds to individuals and small businesses in 15 midwestern and western states. The Company has exclusive marketing arrangements with the state Farm Bureau Federations in its territory and targets sales to approximately 700,000 Farm Bureau member families and other rural, small town and suburban residents through an exclusive agency force. Through acquisitions of Rural Security Life in 1993 and Western Life in 1994, the Company expanded its operations to 15 states, including Wisconsin and the eight Western Life states. Prior to 1993 the Company operated only in Iowa, Nebraska, Minnesota, South Dakota and Utah, and in Kansas sold mutual funds only.

COMPANY HISTORY AND FARM BUREAU AFFILIATION

    Throughout the 1920s and 1930s, the Iowa Farm Bureau Federation allied itself with unaffiliated insurance companies to provide members with hail insurance, life insurance, automobile and fire insurance and similar coverages. Because of dissatisfaction with these alliances, in January 1939 the Iowa Farm Bureau Federation organized Farm Bureau Mutual as a property-casualty insurance company. In 1945 the Iowa Farm Bureau Federation organized Farm Bureau Life. At the request of the respective state Farm Bureau Federations, Farm Bureau Life expanded from Iowa into Nebraska in 1951 and to Minnesota in 1954. In 1971 the Company initiated the sale of its mutual funds. Utah Insurance was acquired by Farm Bureau Life in 1984 and Utah Farm Bureau Life Insurance Company's business was managed by Farm Bureau Life until it was merged with Farm Bureau Life in 1988. Utah Insurance operated under a quota share reinsurance agreement from 1984 to 1990 at which time it entered into a pooling arrangement with Farm Bureau Mutual and South Dakota Mutual. In 1987 the Company's life operations were expanded to South Dakota. Variable insurance products were introduced in 1990. In 1993, Farm Bureau Life became the majority owner of Rural Security Life, the life insurance affiliate of the Wisconsin Farm Bureau Federation.

    Effective January 1, 1994 the Company acquired all of the common stock of Western Life in exchange for stock of the Company. Western Life was organized as a Colorado life insurance company in 1952 by Farm Bureau leaders in six western states. Other state Farm Bureau organizations subsequently became stockholders of Western Life. Western Life currently writes business in Arizona, Colorado, Idaho, Montana, New Mexico, Oklahoma, North Dakota and Wyoming, and Farm Bureau Life has also qualified, or is in the process of qualifying, to write insurance in those states.


    State Farm Bureau Federations are generally organized as non-profit corporations. Each state Farm Bureau Federation is governed by an independent board of directors elected by voting delegates selected by vote of the individual members of the county Farm Bureau organizations within the state. State Farm Bureau Federations generally sponsor publications and legislation of interest to members and often organize and own other entities, such as insurance companies, for the purpose of providing services to the individual members of the county Farm Bureau organizations in the particular state.


EXECUTIVE OFFICES

    FBL Financial Group, Inc. was incorporated in Iowa in 1993. The Company's principal executive offices are located at 5400 University Avenue, West Des Moines, Iowa 50266, and its telephone number is (515) 225-5400.

                                USE OF PROCEEDS

    All of the Shares offered hereby are being offered by the Selling Stockholders. The Company will not receive any proceeds from the sale of Shares in the Offering.

                                DIVIDEND POLICY


    It is anticipated that the Board of Directors will declare a $0.07 quarterly cash dividend on the common stock, payable initially for the first quarter commencing subsequent to the date of this Prospectus. The Company intends to declare regular quarterly cash dividends in the future. However, the payment of dividends in the future will be subject to the discretion of the Board of Directors and will depend upon general business conditions, legal restrictions on the payment of dividends and other factors that the Board of Directors deems relevant.



    As a holding company, FBL Financial Group, Inc. is largely dependent upon dividends from its life insurance subsidiaries to pay dividends to its stockholders. The Company's insurance subsidiaries are subject to state laws that restrict their ability to distribute dividends. During 1996, the maximum amounts legally available for distribution by Farm Bureau Life (without giving effect to the contemplated dividend of the stock of FBL Financial Services, Inc. with a statutory carrying value of approximately $21.1 million at March 31,
1996) and Western Life are $48.6 million and $5.7 million, respectively, and the maximum amount legally available for distribution by Utah Insurance is $924,000. Annual cumulative dividends payable on the outstanding shares of Series A Preferred Stock are expected to be $5.0 million. See "Risk Factors -- Restrictions on Ability to Pay Dividends," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Regulation," and Note 10 of Notes to Consolidated Financial Statements.



    The total amount of dividends to be paid on all classes of stock of the Company for 1996, on an annualized basis, would be approximately $10.3 million. The total amount available for payment of dividends to FBL Financial Group, Inc. by its principal insurance subsidiaries in 1996 without regulatory approval (after giving effect to the dividend of stock of FBL Financial Services, Inc.) is approximately $34.1 million.


                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1996 and the pro forma capitalization of the Company assuming that the Series A Exchange and the increase in Utah Insurance's participation in the Farm Bureau Mutual pool had been consummated as of that date. This table should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto and "Pro Forma Consolidated Financial Statements" and notes thereto included elsewhere herein.


                                                                                       HISTORICAL     PRO FORMA
                                                                                       ----------  ---------------
                                                                                         (DOLLARS IN THOUSANDS)
Long-term debt.......................................................................  $   11,776    $    26,776
Stockholders' equity (1):
  Preferred Stock, without par value -- authorized 10,000,000 shares, issued and
   outstanding 5,000,000 Series A Preferred..........................................          --        100,000
  Class A Common Stock, without par value -- authorized 88,500,000 shares, issued and
   outstanding 22,666,810 shares historical and 17,666,810 shares pro forma..........     143,773         43,773
  Class B Common Stock, without par value -- authorized 1,500,000 shares, issued and
   outstanding 1,192,990 shares......................................................       7,567          7,567
  Net unrealized investment gains....................................................      13,781         13,781
  Retained earnings..................................................................     390,899        390,899
                                                                                       ----------  ---------------
    Total stockholders' equity.......................................................     556,020        556,020
                                                                                       ----------  ---------------
      Total capitalization...........................................................  $  567,796    $   582,796
                                                                                       ----------  ---------------
                                                                                       ----------  ---------------


- ------------------------
(1) Does not include 2,942,990 shares reserved for issuance under the Stock Option Plan and upon conversion of Class B Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following table sets forth selected financial and statutory data of the Company for the periods indicated. This information should be read in conjunction with the consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The selected data as of December 31, 1995, 1994, 1993 and 1992, and for each of the four years in the period ended December 31, 1995, with the exception of pro forma net income per common share, pro forma book value per common share and the information presented under the caption "Other Data", are derived from the Company's consolidated financial statements which have been audited by Ernst & Young LLP, independent auditors. The selected data as of March 31, 1996 and 1995, and for the three months then ended and as of December 31, 1991, and for the year then ended, with the exception of the information presented under the caption "Other Data", are derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the consolidated financial statements as of or for the appropriate periods in conformity with generally accepted accounting principles.



                                        AS OF OR FOR THE THREE
                                       MONTH PERIOD ENDED MARCH
                                                 31,                       AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                       ------------------------  ------------------------------------------------------------
                                          1996         1995         1995         1994         1993        1992        1991
                                       -----------  -----------  -----------  -----------  ----------  ----------  ----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME DATA (1):
Premiums and product charges:
  Universal life and annuity product
   charges...........................  $    11,317  $    10,632  $    43,722  $    42,734  $   26,500  $   18,967  $   18,722
  Traditional life insurance
   premiums..........................       19,131       18,227       75,450       72,222      46,050      44,831      42,460
  Accident and health premiums (2)...        2,652        2,383       10,161       (1,956)     46,437      23,138      20,869
  Property-casualty premiums.........        4,298        4,323       18,709       17,778      16,937      14,570      13,593
                                       -----------  -----------  -----------  -----------  ----------  ----------  ----------
Total premiums and product charges...       37,398       35,565      148,042      130,778     135,924     101,506      95,644
Net investment income................       52,428       48,037      223,108      178,834     138,320     126,500     117,339
Realized gains (losses) on
 investments.........................       (2,098)       1,850        5,883        9,448       3,967      12,162       5,816
Other income.........................        5,592        7,138       28,952       30,825      25,251      21,183      18,854
                                       -----------  -----------  -----------  -----------  ----------  ----------  ----------
Total revenues.......................  $    93,320  $    92,590  $   405,985  $   349,885  $  303,462  $  261,351  $  237,653
                                       -----------  -----------  -----------  -----------  ----------  ----------  ----------
                                       -----------  -----------  -----------  -----------  ----------  ----------  ----------
Income from continuing operations
 before income taxes, minority
 interest in earnings of subsidiaries
 and equity income...................  $    15,957  $    13,934  $    90,447  $    59,873  $   38,931  $   41,232  $   26,208
Income from continuing operations....       10,889        9,043       59,628       35,587      22,705      26,367      17,198
Income from continuing operations per
 common share........................  $      0.46  $      0.39  $      2.53  $      1.52  $     1.26  $     1.56  $     1.02
Net income (3).......................  $    10,889  $     9,043  $    59,628  $    42,066  $   19,803  $   21,435  $    9,254
Net income per common share (3)......  $      0.46  $      0.39  $      2.53  $      1.80  $     1.10  $     1.27  $     0.55
Pro forma net income per common share
 (4).................................         0.50                      2.92

CONSOLIDATED BALANCE SHEET DATA (1):
Total investments....................  $ 2,668,001  $ 2,415,565  $ 2,646,123  $ 2,337,154  $1,757,277  $1,385,669  $1,291,986
Total assets.........................    3,120,166    2,869,806    3,090,851    2,792,535   2,142,849   1,728,963   1,592,612
Long-term debt.......................       11,776       17,445       12,604       18,519      30,638         881         835
Total liabilities....................    2,559,643    2,406,898    2,522,050    2,357,214   1,814,206   1,452,566   1,336,967
Total stockholders' equity...........      556,020      458,323      564,298      430,743     312,277     262,582     243,994
Book value per common share..........  $     23.30  $     19.54  $     23.65  $     18.37  $    17.07  $    15.51  $    14.41
Pro forma book value per common share
 (4).................................        24.18

STATEMENT OF INCOME SEGMENT DATA (1):
Income (loss) from continuing
 operations before income taxes,
 minority interest in earnings of
 subsidiaries and equity income by
 segment
  Life insurance.....................  $    15,745  $    13,261  $    88,500  $    58,573  $   38,898  $   40,952  $   25,709
  Property-casualty insurance........          346          676        2,083        1,288          33         280         499
  Corporate..........................         (134)          (3)        (136)          12          --          --          --
                                       -----------  -----------  -----------  -----------  ----------  ----------  ----------
                                            15,957       13,934       90,447       59,873      38,931      41,232      26,208

                                        AS OF OR FOR THE THREE
                                       MONTH PERIOD ENDED MARCH
                                                 31,                       AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                       ------------------------  ------------------------------------------------------------
                                          1996         1995         1995         1994         1993        1992        1991
                                       -----------  -----------  -----------  -----------  ----------  ----------  ----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER DATA (1):
Adjusted operating income (5)........  $    10,804  $     8,304  $    41,648  $    29,780  $   19,024  $   17,067  $   13,292
Adjusted operating income per common
 share (5)...........................  $      0.45  $      0.35  $      1.77  $      1.27  $     1.06  $     1.01  $      .79
Pro forma adjusted operating income
 per common share (4)................         0.50                      1.96
Life insurance statutory capital and
 surplus (6)(7)......................  $   296,289  $   253,086  $   288,302  $   250,709  $  177,130  $  164,600  $  154,075
Net statutory premiums collected by
 the Life Companies (6)(8)...........       70,859       59,930      233,538      230,336     218,976     168,064     157,487
Life insurance in force..............   15,356,041   14,475,141   15,254,669   14,296,709   9,525,136   7,098,231   6,579,420
Statutory property-casualty ratios
 (6):
  Loss & loss adjustment expense
   (9)...............................         74.7%        68.8%        72.8%        75.6%       82.4%       86.2%       83.0%
  Expense (10).......................         27.4         25.5         25.1         25.9        26.2        25.4        25.7
  Combined (11)......................        102.1         94.3         97.9        101.5       108.6       111.6       108.7


- ------------------------------
 (1) As discussed in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations", the comparability of selected data from year to year is impacted by the acquisition of Rural Security Life in March 1993 and the acquisition of Western Life and the minority interests in FBL Insurance Company and Rural Security Life in January 1994.

 (2) During 1994, the Company ceased writing medical insurance business. The Company continues to sell individual disability income insurance.

 (3) The Company recognized net income (loss) related to its discontinued cable television operations of $6.5 million, or $0.28 per share, $(2.9) million, or $(0.16) per share, $(4.9) million, or $(0.29) per share and $(7.9) million, or $(0.47) per share for the years ended December 31, 1994, 1993, 1992 and 1991, respectively.


 (4) Pro forma net income per common share and pro forma adjusted operating income per common share are presented as if the increase in Utah Insurance's participation in the Farm Bureau Mutual pool and the Series A Exchange had occurred as of January 1, 1995. Pro forma book value per common share is presented as if the increase in Utah Insurance's participation in the Farm Bureau Mutual pool and the Series A Exchange had occurred as of March 31, 1996. See "Pro Forma Consolidated Financial Statements" and related notes thereto included elsewhere herein.



 (5) Adjusted operating income equals net income adjusted to eliminate certain items which management believes are not indicative of operating trends because they are unusual and/or nonrecurring in nature, including realized gains (losses) on investments (less that portion of amortization of deferred policy acquisition costs and value of insurance in force acquired and income taxes attributable to such gains), discontinued operations and net income/loss from a venture capital investment company subsidiary. Adjusted operating income and adjusted operating income per common share should not be considered as necessarily being better indicators of the Company's overall operating performance than net income or net income per common share, nor are they better indicators of the Company's liquidity than cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Adjusted Operating Income."


 (6) Statutory data has been derived from the annual statements of the Company's insurance subsidiaries, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

 (7) Statutory capital and surplus reflects amounts related to Farm Bureau Life and Western Life (after 1993) only and does not include the Asset Valuation Reserve, Interest Maintenance Reserve or Mandatory Securities Valuation Reserve for the appropriate periods.

 (8) Net statutory premiums as presented for statutory reporting purposes include premiums collected from annuities and universal life-type products. For GAAP reporting, such premiums received are not reported as premium revenues.

 (9) Loss and loss adjustment expense ratio equals the sum of statutory incurred losses and loss adjustment expenses divided by statutory earned premiums.

(10) Expense ratio equals all statutory expenses, including policyholder dividends and excluding loss and loss adjustment expenses, divided by statutory net written premiums.

(11) Combined ratio equals the sum of the loss and loss adjustment expense and expense ratios.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


    The following unaudited pro forma consolidated statements of income are presented as if the increase in Utah Insurance's participation in the Farm Bureau Mutual pool and the Series A Exchange had occurred as of January 1, 1995. The unaudited pro forma consolidated balance sheet is presented as if the increase in Utah Insurance's participation in the Farm Bureau Mutual pool and the Series A Exchange had occurred as of March 31, 1996.



    The unaudited pro forma consolidated financial statements are based on the historical consolidated financial statements of the Company as of and for the three month period ended March 31, 1996 and for the year ended December 31, 1995, and should be read in conjunction with the consolidated financial statements of the Company and notes thereto included elsewhere herein. The pro forma data are not necessarily indicative of the results of operations or financial position that would have been reported if the increase in Utah Insurance's participation in the Farm Bureau Mutual pool and the Series A Exchange had occurred at the foregoing assumed dates, nor are they necessarily indicative of future results of operations or financial position of the Company.



                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                              PRO FORMA
                                                              HISTORICAL     ADJUSTMENTS       AS ADJUSTED
                                                              -----------  ---------------   ---------------
Revenues:
  Universal life and annuity product charges................  $    11,317  $        --       $    11,317
  Traditional life insurance premiums.......................       19,131           --            19,131
  Accident and health premiums..............................        2,652           --             2,652
  Property-casualty premiums................................        4,298        6,447(1)         10,745
  Net investment income.....................................       52,428          336(2)         52,764
  Realized losses on investments............................       (2,098)          --            (2,098)
  Other income..............................................        5,592           53(1)          5,645
                                                              -----------  ---------------   ---------------
    Total revenues..........................................       93,320        6,836           100,156
Benefits and expenses:
  Universal life and annuity benefits.......................       30,353           --            30,353
  Traditional life insurance and accident and health
   benefits.................................................       12,096           --            12,096
  Increase in traditional and accident and health future
   policy benefits..........................................        5,294           --             5,294
  Distributions to participating policyholders..............        6,475           43(1)          6,518
  Losses and loss adjustment expenses incurred on
   property-casualty policies...............................        3,211        4,936(1)          8,147
  Underwriting, acquisition and insurance expenses..........       15,780        1,724(1)         17,504
  Interest expense..........................................          227          345(3)            572
  Other expenses............................................        3,927           --             3,927
                                                              -----------  ---------------   ---------------
    Total benefits and expenses.............................       77,363        7,048            84,411
                                                              -----------  ---------------   ---------------
                                                                   15,957         (212)           15,745
Income taxes................................................       (5,689)          74(4)         (5,615)
Minority interest in earnings of subsidiaries...............         (268)          --              (268)
Equity income, net of related income taxes..................          889           --               889
                                                              -----------  ---------------   ---------------
Net income..................................................       10,889         (138)           10,751
Preferred dividends.........................................           --       (1,250)(5)        (1,250)
                                                              -----------  ---------------   ---------------
Net income applicable to common stock.......................  $    10,889  $    (1,388)      $     9,501
                                                              -----------  ---------------   ---------------
                                                              -----------  ---------------   ---------------
Net income per common share.................................  $      0.46                    $      0.50(6)
                                                              -----------                    ---------------
                                                              -----------                    ---------------
Adjusted operating income applicable to common stock........  $    10,804  $    (1,388)      $     9,416(6)
                                                              -----------  ---------------   ---------------
                                                              -----------  ---------------   ---------------
Adjusted operating income per common share..................  $      0.45                    $      0.50(6)
                                                              -----------                    ---------------
                                                              -----------                    ---------------
Weighted average number of common shares outstanding........   23,859,800                     18,859,800(6)
                                                              -----------                    ---------------
                                                              -----------                    ---------------



   See accompanying notes to the pro forma consolidated financial statements.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                PRO FORMA
                                                                  HISTORICAL   ADJUSTMENTS     AS ADJUSTED
                                                                  -----------  -----------   ---------------
Revenues:
  Universal life and annuity product charges....................  $    43,722  $    --       $    43,722
  Traditional life insurance premiums...........................       75,450       --            75,450
  Accident and health premiums..................................       10,161       --            10,161
  Property-casualty premiums....................................       18,709   28,063(1)         46,772
  Net investment income.........................................      223,108    1,587(2)        224,695
  Realized gains on investments.................................        5,883       --             5,883
  Other income..................................................       28,952      260(1)         29,212
                                                                  -----------  -----------   ---------------
    Total revenues..............................................      405,985   29,910           435,895
Benefits and expenses:
  Universal life and annuity benefits...........................      112,125       --           112,125
  Traditional life insurance and accident and health benefits...       49,316       --            49,316
  Increase in traditional and accident and health future policy
   benefits.....................................................       22,976       --            22,976
  Distributions to participating policyholders..................       25,747      119(1)         25,866
  Losses and loss adjustment expenses incurred on
   property-casualty policies...................................       13,621   21,795(1)         35,416
  Underwriting, acquisition and insurance expenses..............       73,431    7,056(1)         80,487
  Interest expense..............................................        1,007    1,379(3)          2,386
  Other expenses................................................       17,315       --            17,315
                                                                  -----------  -----------   ---------------
    Total benefits and expenses.................................      315,538   30,349           345,887
                                                                  -----------  -----------   ---------------
                                                                       90,447     (439)           90,008
Income taxes....................................................      (32,070)     154(4)        (31,916)
Minority interest in earnings of subsidiaries...................         (351)      --              (351)
Equity income, net of related income taxes......................        1,602       --             1,602
                                                                  -----------  -----------   ---------------
Net income......................................................       59,628     (285)           59,343
Preferred dividends.............................................           --   (5,000)(5)        (5,000)
                                                                  -----------  -----------   ---------------
Net income applicable to common stock...........................  $    59,628  $(5,285)      $    54,343
                                                                  -----------  -----------   ---------------
                                                                  -----------  -----------   ---------------
Net income per common share.....................................  $      2.53                $      2.92(6)
                                                                  -----------                ---------------
                                                                  -----------                ---------------
Adjusted operating income applicable to common stock............  $    41,648  $(5,285)      $    36,363(6)
                                                                  -----------  -----------   ---------------
                                                                  -----------  -----------   ---------------
Adjusted operating income per common share......................  $      1.77                $      1.96(6)
                                                                  -----------                ---------------
                                                                  -----------                ---------------
Weighted average number of common shares outstanding............   23,591,100                 18,591,100(6)
                                                                  -----------                ---------------
                                                                  -----------                ---------------


   See accompanying notes to the pro forma consolidated financial statements.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996
                             (DOLLARS IN THOUSANDS)



                                                                                         PRO FORMA
                                                                          HISTORICAL    ADJUSTMENTS   AS ADJUSTED
                                                                         ------------  -------------  ------------
ASSETS
Investments:
  Fixed maturities:
    Held for investment................................................  $    721,083  $      --      $    721,083
    Available for sale.................................................     1,372,742     15,000 (3)     1,395,126
                                                                                           7,384 (7)
  Equity securities....................................................        90,856         --            90,856
  Held in inventory....................................................        21,327         --            21,327
  Mortgage loans on real estate........................................       267,534         --           267,534
  Investment real estate, less allowances for depreciation.............        28,997         --            28,997
  Policy loans.........................................................       116,633         --           116,633
  Other long-term investments..........................................        12,044         --            12,044
  Short-term investments...............................................        36,785         --            36,785
                                                                         ------------  -------------  ------------
    Total investments..................................................     2,668,001     22,384         2,690,385
Securities and indebtedness of related parties.........................        61,790         --            61,790
Accrued investment income..............................................        32,370         --            32,370
Accounts and notes receivable..........................................         1,804         --             1,804
Amounts receivable from affiliates.....................................         4,194         --             4,194
Reinsurance recoverable................................................        33,030         --            33,030
Deferred policy acquisition costs......................................       146,573      2,690 (7)       149,263
Value of insurance in force acquired...................................        19,190         --            19,190
Property and equipment, less allowances for depreciation...............        61,388         --            61,388
Current income taxes recoverable.......................................         8,807         --             8,807
Goodwill, less accumulated amortization................................        10,191         --            10,191
Other assets...........................................................        22,113         --            22,113
Assets held in separate accounts.......................................        50,715         --            50,715
                                                                         ------------  -------------  ------------
    Total assets.......................................................  $  3,120,166  $  25,074      $  3,145,240
                                                                         ------------  -------------  ------------
                                                                         ------------  -------------  ------------


   See accompanying notes to the pro forma consolidated financial statements.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996
                             (DOLLARS IN THOUSANDS)



                                                                                       PRO FORMA
                                                                       HISTORICAL     ADJUSTMENTS    AS ADJUSTED
                                                                      ------------  ---------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Policy liabilities and accruals:
    Future policy benefits:
      Universal life and annuity products...........................  $  1,421,972  $        --      $  1,421,972
      Traditional life insurance and accident and health products...       657,085           --           657,085
      Unearned revenue reserve......................................        18,138           --            18,138
    Other policy claims and benefits................................         7,776           --             7,776
    Reserve and unearned premiums on property-casualty policies.....        47,480       10,074 (7)        57,554
                                                                      ------------  ---------------  ------------
                                                                         2,152,451       10,074         2,162,525
  Other policyholders' funds:
    Supplementary contracts without life contingencies..............       119,378           --           119,378
    Advance premiums and other deposits.............................        87,025           --            87,025
    Accrued dividends...............................................        14,065           --            14,065
                                                                      ------------  ---------------  ------------
                                                                           220,468           --           220,468
  Long-term debt....................................................        11,776       15,000 (4)        26,776
  Amounts payable to affiliates.....................................        13,346           --            13,346
  Deferred income taxes.............................................        30,470           --            30,470
  Other liabilities.................................................        80,417           --            80,417
  Liabilities related to separate accounts..........................        50,715           --            50,715
                                                                      ------------  ---------------  ------------
    Total liabilities...............................................     2,559,643       25,074         2,584,717
Minority interest in subsidiary.....................................         4,503           --             4,503
Stockholders' equity:
  Preferred Stock, without par value, at liquidation value --
   authorized 10,000,000 shares, issued and outstanding 5,000,000
   Series A shares..................................................            --      100,000 (8)       100,000
  Class A Common Stock, without par value -- authorized 88,500,000 shares, issued and outstanding 22,666,810 shares historical,
   17,666,810 shares as adjusted....................................       143,773      (100,000)(8)       43,773
  Class B Common Stock, without par value -- authorized 1,500,000
   shares, issued and outstanding 1,192,990 shares..................         7,567                          7,567
  Net unrealized investment gains...................................        13,781            --           13,781
  Retained earnings.................................................       390,899            --          390,899
                                                                      ------------  ---------------  ------------
    Total stockholders' equity......................................       556,020            --          556,020
                                                                      ------------  ---------------  ------------
    Total liabilities and stockholders' equity......................  $  3,120,166  $     25,074     $  3,145,240
                                                                      ------------  ---------------  ------------
                                                                      ------------  ---------------  ------------



   See accompanying notes to the pro forma consolidated financial statements.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


    The unaudited pro forma consolidated statements of income are presented as if the increase in Utah Insurance's participation in the Farm Bureau Mutual pool and the Series A Exchange had occurred as of January 1, 1995. The unaudited pro forma consolidated balance sheet is presented as if the increase in Utah Insurance's participation in the Farm Bureau Mutual pool and the Series A Exchange had occurred as of March 31, 1996.



    (1) Property-casualty premiums, other income, distributions to participating policyholders, losses and loss adjustment expenses incurred on property-casualty policies and underwriting, acquisition and insurance expenses have been increased to reflect the increase in Utah Insurance's participation in the Farm Bureau Mutual pool from 8% to 20%. With respect to property-casualty premiums, other income, distributions to participating policyholders and underwriting, acquisition and insurance expenses, the pro forma adjustment equals 12% of the Farm Bureau Mutual pool results. With respect to losses and loss adjustment expenses incurred on property-casualty policies, the pro forma adjustment equals 12% of the Farm Bureau Mutual pool results applicable to losses incurred during the period, excluding development of loss and loss adjustment expense reserves as of December 31, 1994.



    (2) Net investment income has been adjusted to include the effect of the following:



                                                                   INCREASE (DECREASE) TO NET
                                                                       INVESTMENT INCOME
                                                              ------------------------------------
                                                                 THREE MONTHS        YEAR ENDED
                                                                ENDED MARCH 31,     DECEMBER 31,
                                                                     1996               1995
                                                              -------------------  ---------------
                                                                     (DOLLARS IN THOUSANDS)
Assumed $15.0 million capital contribution on January 1,
 1995 to Utah Insurance in connection with the increase in
 its pooling percentage.....................................       $     289          $   1,182

$7.0 million received from Farm Bureau Mutual (see note 7
 below).....................................................             148                553

Foregone investment income on dividends to preferred
 stockholders...............................................            (101)              (148)
                                                                       -----             ------
  Total.....................................................       $     336          $   1,587
                                                                       -----             ------
                                                                       -----             ------



       It is assumed the capital contribution and the cash received from Farm Bureau Mutual (see note 7 below) would have been invested and would have earned 7.81% and 7.88% during the three month period ended March 31, 1996 and the year ended December 31, 1995, respectively, the average annual return on the Company's investment portfolio during those periods. With respect to the payment of preferred dividends, it has been assumed the dividends, totaling $1.3 million for the three month period ended March 31, 1996 and $5.0 million for the year ended December 31, 1995, were declared and paid quarterly as provided for in the Certificate of Designations of Series A Cumulative Voting Preferred Stock and that such amounts would have also earned 7.81% and 7.88% during the respective periods.



       The net cash received from Farm Bureau Mutual as of January 1, 1995 was calculated using actual unearned premiums as of January 1, 1995 and the actual ceding commission rate in effect at that time.



    (3) The $15.0 million capital contribution to Utah Insurance would have been funded through an acquisition of long-term debt by one of the Company's non-insurance subsidiaries. Interest on such debt is assumed, based on an external borrowing rate quoted to the Company, to be 9.2% throughout the periods.



    (4) All pro forma adjustments to operations have been tax affected at a 35% tax rate.

    (5) The Series A Preferred Stock pays cumulative annual cash dividends of $1.00 per share, payable quarterly in cash.



    (6)  Net income applicable  to common stock  used in the  calculation of pro forma net income per common share and adjusted operating income applicable to common stock used in the calculation of pro forma adjusted operating income per common share have been reduced by the effect of the pro forma adjustments to net income and the dividends to preferred stockholders totaling $1.3 million for the three month period ended March 31, 1996 and $5.0 million for the year ended December 31, 1995. The weighted average number of shares outstanding used in the calculation of pro forma net income and adjusted operating income per common share was reduced by the 5,000,000 common shares exchanged for preferred shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Adjusted Operating Income."



    (7) Unearned premiums on property-casualty policies will increase as a result of the increase in the pooling percentage. Deferred policy acquisition costs will increase as a result of ceding commissions on the unearned premiums. A net cash payment of $7.4 million will be received and invested by Utah Insurance from Farm Bureau Mutual for the difference between the additional unearned premiums assumed and the related ceding commissions.



    (8) Series A Preferred Stock has been increased to reflect the Series A Exchange of 5,000,000 shares of Class A Common Stock for 5,000,000 shares of Series A Preferred Stock. The Series A Preferred Stock has been recorded at its liquidation value of $20.00 per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING ANALYSIS OF THE CONSOLIDATED RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE SELECTED CONSOLIDATED FINANCIAL DATA AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE HEREIN.

OVERVIEW

    The Company is an insurance holding company formed by the stockholders of Farm Bureau Life, FBL Insurance Company, Rural Security Life and Western Life in January 1994. The Consolidated Financial Statements include the accounts of Farm Bureau Life, Western Life (from January 1, 1994), FBL Insurance Company, Rural Security Life (from April 1, 1993), Utah Insurance and various non-insurance affiliates that provide functional support to the Company and its insurance subsidiaries. Western Life and Rural Security Life are reported on a purchase GAAP basis from their respective dates of acquisition. Therefore, prior to 1994, the accounts of Western Life are not included in the consolidated statements, and prior to April 1, 1993, the accounts of Rural Security Life are not included. The Company's primary life insurance subsidiaries, Farm Bureau Life and Western Life, account for all of its current life insurance operations. The assets and liabilities of Rural Security Life and FBL Insurance Company were consolidated into Farm Bureau Life on December 31, 1994, and Rural Security Life and FBL Insurance Company were liquidated in 1995.

    Rural Security Life was a stock life insurance company which was incorporated in the State of Wisconsin in 1949 and engaged in the sale of life, health, accident and disability insurance in Wisconsin. In April 1993, Farm Bureau Life acquired, through a stock exchange with Rural Mutual Insurance Company, 99.5% of the outstanding voting stock of Rural Security Life in exchange for approximately 7.5% of the outstanding voting stock of Farm Bureau Life.

    Effective January 1, 1994, all common stock of Farm Bureau Life and Western Life was exchanged for common stock of the Company. In addition, a 25.0% minority interest in FBL Insurance Company and the 0.5% minority interest in Rural Security Life were exchanged for common stock of the Company. The prior stockholders of Farm Bureau Life, Rural Security Life and FBL Insurance Company received approximately 83% of the stock of the Company and the prior stockholders of Western Life received approximately 17% of the stock of the Company.

    LIFE INSURANCE OPERATIONS. The Life Companies sell universal life insurance, traditional whole life and term life insurance, disability income insurance and annuity products. Farm Bureau Life's product portfolio also includes variable universal life and variable annuities. See "Business -- Products" for a more thorough discussion of the Life Companies' products.

    In accordance with GAAP, universal life insurance premiums and ordinary annuity considerations received are reflected as increases in liabilities for policyholder account balances and not as revenues. Revenues reported for universal life and ordinary annuity products consist of policy charges for the cost of insurance, administration charges, amortization of policy initiation fees and surrender charges assessed against policyholder account balances. Surrender benefits paid relating to universal life insurance and ordinary annuity policies are reflected as decreases in liabilities for policyholder account balances and not as expenses. Amounts for interest credited to universal life and ordinary annuity policyholder account balances and benefit claims in excess of policyholder account balances are reported as expenses in the financial statements. The Life Companies receive investment income earned from the funds deposited into account balances by universal life and annuity policyholders, a portion of which is passed through to these policyholders in the form of interest credited.

    Premium revenues reported for traditional life and disability income insurance products are recognized as revenues when due. Future policy benefits and policy acquisition costs are recognized as expenses over the life of the policy by means of the provision for future policy benefits and amortization of deferred policy acquisition costs.

    For variable universal life and variable annuities, premiums received are not reported as revenues. Similar to universal life and ordinary annuities, revenues reported consist of fee income and product charges collected from the policyholders. Expenses related to these products include interest credited to policyholder account balances and benefit claims incurred in excess of policyholder account balances.

    The costs related to acquiring new business, including certain costs of issuing policies and certain other variable selling expenses (principally commissions), defined as deferred policy acquisition costs, are capitalized and amortized into expense in proportion to expected profits or margins. This amortization is adjusted when the Life Companies revise their estimate of current or future gross profits or margins. For example, deferred policy acquisition costs are amortized earlier than originally estimated when policy terminations are higher than originally estimated or when investments are sold at a gain prior to their anticipated maturity. Death and other policyholder benefits reflect exposure to mortality risk and fluctuate from period to period based on the level of claims incurred under insurance retention limits. The profitability of the Life Companies is primarily affected by expense levels, investment results and fluctuations in mortality and other policyholder benefits. The Company has the ability to mitigate adverse experience through adjustments to credited interest rates, policyholder dividends or cost of insurance charges.


    PROPERTY-CASUALTY OPERATIONS. The Company's property-casualty product lines and the percentage of property-casualty premiums associated with such lines for the three month period ended March 31, 1996 was as follows: automobile (52.7%), homeowners (7.4%), farm and ranch owners (12.9%), workers' compensation (6.0%), crop (0.9%), reinsurance (15.0%) and other (5.1%). See "Business -- Property-Casualty Segment".



    Property-casualty business written in Utah through Utah Insurance is pooled with business written in Iowa, Minnesota and South Dakota by Farm Bureau Mutual and South Dakota Mutual in the Farm Bureau Mutual pool. All of the companies participating in the Farm Bureau Mutual pool are managed by the Company. The current participation of Utah Insurance in the Farm Bureau Mutual pool, which had net premiums written of $57.2 million in the three month period ended March 31, 1996 and $235.6 million in the year ended December 31, 1995, is 8%. Management anticipates that during the second quarter of 1996 the share of Utah Insurance in the Farm Bureau Mutual pool will be increased to 20%, retroactive to January 1, 1996. As a result of the increase in the Company's participation in the Farm Bureau Mutual pool, the Company's share of property-casualty premiums, net investment income (as a result of the related increase in capitalization and increased premium income), other income, distributions to participating policyholders, losses and loss adjustment expenses and underwriting, acquisition and insurance expenses will increase in 1996. Also, the Company's exposure to property-casualty catastrophic losses will be increased.



    In addition, effective January 1, 1996, Farm Bureau Mutual entered into a loss pooling agreement with Western Ag, which, in turn, quota share reinsures business of Western Farm Bureau Mutual. Western Ag and Western Farm Bureau
Mutual are Farm Bureau affiliated companies in Arizona and New Mexico, respectively, that are also managed by the Company. Under the loss pooling agreement all direct and assumed premiums, losses and allocated loss adjustment expenses (but not acquisition and other general underwriting expenses) of Farm Bureau Mutual, Utah Insurance and South Dakota Mutual will be pooled with these same items for Western Ag and Western Farm Bureau Mutual. Thus, further geographic and business diversification of risk for Utah Insurance will be achieved without significant change in the size of the Farm Bureau Mutual pool or its total premium volume. It is anticipated that the loss pooling agreement with Western Ag will not have a significant effect on the Company's financial position or results of operations.



    During the second quarter of 1996 through June 10, there were a number of storms in the Company's market area. Management estimates the after-tax loss to the Company from such storms will be in the range of $500,000 to $750,000. Management expects approximately one-half of such loss to be recognized in the second quarter of 1996, with the balance being amortized over the next 12 months in accordance with retrospective accounting related to the increase in the Company's participation in the Farm Bureau Mutual pool.

    SEGMENT  INFORMATION.    For  information  concerning  amounts  of  revenue,
operating profit and loss and identifiable assets attributable to each of the Company's segments, see Note 13 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995



    A summary of the Company's premiums and product charges is as follows:



                                                                                               THREE MONTHS
                                                                                             ENDED MARCH 31,
                                                                                           --------------------
                                                                                             1996       1995
                                                                                           ---------  ---------
                                                                                               (DOLLARS IN
                                                                                                THOUSANDS)
Premiums and product charges:
  Universal life and annuity product charges.............................................  $  11,317  $  10,632
  Traditional life insurance premiums....................................................     19,131     18,227
  Accident and health premiums...........................................................      2,652      2,383
  Property-casualty premiums.............................................................      4,298      4,323
                                                                                           ---------  ---------
    Total................................................................................  $  37,398  $  35,565
                                                                                           ---------  ---------
                                                                                           ---------  ---------



    Premiums and product charges increased $1.8 million, or 5.2%, to $37.4 million for the 1996 period compared to $35.6 million for the 1995 period. This increase consisted primarily of a $1.6 million, or 5.5%, increase in traditional life insurance premiums and universal life and annuity product charges which, management believes, is principally attributable to the introduction of a new incentive agent compensation program effective January 1, 1996 and to more effective and increased training of its agency force. In addition, mortality charges on universal life products increased $447,000 during the 1996 period compared to the 1995 period as a result of an increase of business in force. Accident and health premiums increased $269,000, or 11.3%, due to new sales coupled with favorable persistency. Property-casualty premiums decreased $25,000, or 0.6%, due to the nonrenewal of certain unaffiliated reinsurance assumed contracts and premium rate decreases on workers' compensation insurance. Although the life and property-casualty insurance industries are competitive, the Company has not experienced any unusual pricing pressures in its lines of business or states of operation.



    Net investment income increased $4.4 million, or 9.1%, to $52.4 million for the 1996 period compared to $48.0 million for the 1995 period. The increase resulted principally from an 11.2% increase in average invested assets, excluding invested assets of FBL Ventures of South Dakota Inc. (FBL Ventures), a venture capital subsidiary, to $2.7 billion in the 1996 period from $2.4 billion in the 1995 period, partially offset by a 46 basis point decline in the annualized yield earned on average invested assets (excluding yield attributable to FBL Ventures) to 7.81% in the 1996 period from 8.27% in the 1995 period. The increase in average invested assets is attributable to net positive cash flows from operating activities totaling $101.7 million during the period from March 31, 1995 to March 31, 1996 and to net positive cash flows from interest sensitive products totaling $54.0 million during the same period. The decline in yield on average invested assets is the result of investing a majority of these positive cash flows and cash from investing activities in lower yielding securities due to the general decline in interest rates during the period from March 31, 1995 to December 31, 1995. Also contributing to the increase in net investment income was a $1.9 million increase in the net investment income
(loss) of FBL Ventures to $1.8 million in the 1996 period from $(105,000) in the 1995 period resulting primarily from gains recognized on five private equity investments. See "-- Adjusted Operating Income."



    Realized gains (losses) on investments decreased $4.0 million, or 213.4%, to a loss of $2.1 million for the 1996 period compared to a gain of $1.9 million for the 1995 period. The decrease resulted primarily from the timing of the sale of certain fixed maturity securities and a real estate investment. The level of realized gains is subject to fluctuation from period to period depending on the prevailing interest rate and economic environment and the timing of the sale of investments.

    Other income decreased $1.5 million, or 21.7%, to $5.6 million for the 1996 period compared to $7.1 million for the 1995 period due primarily to a $1.2 million decrease in commission income from the sale of unaffiliated insurers' medical products. Effective January 1, 1996, a majority of these products are marketed through Farm Bureau Mutual.



    A summary of the Company's policy benefits is as follows:



                                                                                               THREE MONTHS
                                                                                             ENDED MARCH 31,
                                                                                           --------------------
                                                                                             1996       1995
                                                                                           ---------  ---------
                                                                                               (DOLLARS IN
                                                                                                THOUSANDS)
Policy benefits:
  Universal life and annuity benefits....................................................  $  30,353  $  27,071
  Traditional life insurance and accident and health benefits............................     12,096     12,715
  Increase in benefit reserves...........................................................      5,294      4,462
  Distributions to participating policyholders...........................................      6,475      6,605
  Property-casualty losses and loss adjustment expenses..................................      3,211      2,974
                                                                                           ---------  ---------
    Total................................................................................  $  57,429  $  53,827
                                                                                           ---------  ---------
                                                                                           ---------  ---------



    Policy benefits increased $3.6 million, or 6.7%, to $57.4 million for the 1996 period compared to $53.8 million for the 1995 period. Included in this increase was a $3.3 million increase in universal life and annuity benefits consisting of a $3.8 million increase in interest credited to these contracts and a $553,000 decrease in universal life death benefits. The increase in interest credited is attributable to a larger volume of business in force coupled with an increase in the interest crediting rates. During the 1996 period the weighted average crediting rate for the Company's annuity liabilities increased to 6.78% for the 1996 period from 6.51% for the 1995 period, and the weighted average crediting rate for the Company's universal life liabilities increased to 6.77% from 6.59% for the respective periods. The interest crediting rates increased despite a 46 basis point decrease in the annualized yield on average invested assets due primarily to the timing of the Company's adjustments of its interest crediting rates for fluctuations in portfolio yield. In addition, there was a $213,000 increase in traditional life and accident and health policy benefits consisting of an $832,000 increase in the change in the reserves on those products, a $679,000 decrease in surrender benefits and a $60,000 net increase in other benefits. Distributions to policyholders decreased to $6.5 million from $6.6 million due to a reduction in the average dividend rate credited to these policies to 6.35% from 6.49%, offset, in part, by an increase in the amount of business in force. Losses and loss adjustment expenses incurred on property-casualty policies increased to $3.2 million, or 8.0%, in the 1996 period from $3.0 million in the 1995 period. The loss and loss adjustment expense ratio increased in the 1996 period to 74.7% from 68.8% in the 1995 period primarily due to less favorable weather conditions in the 1996 period.



    A summary of the Company's underwriting, acquisition and insurance expenses is as follows:



                                                                                              THREE MONTHS
                                                                                            ENDED MARCH 31,
                                                                                          --------------------
                                                                                            1996       1995
                                                                                          ---------  ---------
                                                                                              (DOLLARS IN
                                                                                               THOUSANDS)
Underwriting, acquisition and insurance expenses:
    Commission expense, net of deferrals................................................  $   2,443  $   1,889
    Amortization of deferred policy acquisition costs...................................      2,689      2,642
    Other underwriting, acquisition and insurance expenses, net of deferrals............     10,648     15,942
                                                                                          ---------  ---------
        Total...........................................................................  $  15,780  $  20,473
                                                                                          ---------  ---------
                                                                                          ---------  ---------



    Commission expense increased $554,000, or 29.3%, to $2.4 million for the 1996 period compared to $1.9 million for the 1995 period. This increase is primarily attributable to a change in the Company's incentive agent compensation program effective January 1, 1996, under which agency managers are paid overwrite commissions on first year and renewal premiums rather than a base salary. Also contributing to the increase in commission expense is a 4.4% increase in direct life and accident and health insurance premiums collected in the 1996 period compared to the 1995 period.



    Amortization of deferred policy acquisition costs increased $47,000, or 1.8%, to $2.7 million for the 1996 period compared to $2.6 million for the 1995 period principally due to a greater volume of business in force, partially offset by a $531,000 reduction in amortization due to realized gains (losses) on investments.



    Other underwriting, acquisition and insurance expenses decreased $5.3 million, or 33.2%, to $10.6 million for the 1996 period compared to $15.9 million for the 1995 period. This decrease is primarily attributable to new marketing agreements with Farm Bureau property-casualty insurance companies doing business in the Company's marketing territory whereby the property-casualty insurance companies develop and manage the Company's agency force for a fee based on first year life insurance premiums and annuity deposits. As a result of the agreements, various fixed marketing costs that were charged to expense in the 1995 period have been replaced by lower fees ($741,000 for the 1996 period) which vary based on premium volume and are deferred and amortized with other policy acquisition costs. In addition, expense reductions were realized as a result of discontinuing the sale of unaffiliated insurers' medical products (see discussion regarding other income above). Also, approximately $1.5 million of the decrease is attributable to the elimination of an agent bonus program in 1996, one-time severance benefit payments to certain employees in the 1995 period and a decrease in defined benefit plan expense allocated to the Company. Furthermore, amortization of value of insurance in force acquired decreased $569,000 in the 1996 period compared to the 1995 period due to the impact of realized gains and losses on investments.



    Interest expense decreased $129,000, or 36.2%, to $227,000 for the 1996 period compared to $356,000 for the 1995 period due principally to a decline in the average long-term debt balance outstanding to $12.2 million during the 1996 period from $18.0 million during the 1995 period.



    Other expenses decreased $73,000, or 1.8%, to $3.9 million for the 1996 period compared to $4.0 million for the 1995 period. Expenses of the Company's non-insurance support operations were relatively consistent during the periods generally due to a consistent level of operating activity.



    Pretax income before minority interest in earnings of subsidiaries and equity income increased $2.1 million, or 14.5%, to $16.0 million for the 1996 period compared to $13.9 million for the 1995 period. This increase was primarily the result of improved profitability of the life insurance operations and the $1.9 million increase in net investment income of FBL Ventures, offset, in part, by the impact of realized gains and losses on investments.



    Income taxes increased $841,000, or 17.3%, to $5.7 million for the 1996 period compared to $4.8 million for the 1995 period. The effective tax rate for the 1996 period was 35.7% compared to 34.8% for the 1995 period. The effective tax rate during the 1996 period was higher than the federal statutory rate of 35% primarily due to state income taxes and an increase in a deferred tax asset valuation allowance offset, in part, by tax exempt interest and dividend income.



    Net income increased $1.9 million, or 20.4%, to $10.9 million for the 1996 period compared to $9.0 million in the 1995 period. The increase was the result of the increases in pretax income discussed above and a $656,000 increase in equity income, offset, in part, by the aforementioned increase in the Company's effective tax rate.

1995 COMPARED TO 1994

    A summary of the Company's premiums and product charges is as follows:

                                                                                                  YEAR ENDED
                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1995        1994
                                                                                            ----------  ----------
                                                                                            (DOLLARS IN THOUSANDS)
Premiums and product charges:
  Universal life and annuity product charges..............................................  $   43,722  $   42,734
  Traditional life insurance premiums.....................................................      75,450      72,222
  Accident and health premiums............................................................      10,161      (1,956)
  Property-casualty premiums..............................................................      18,709      17,778
                                                                                            ----------  ----------
    Total.................................................................................  $  148,042  $  130,778
                                                                                            ----------  ----------
                                                                                            ----------  ----------


    Premiums and product charges increased $17.2 million, or 13.2%, to $148.0 million for 1995 compared to $130.8 million for 1994. Approximately $12.1 million of this increase was attributable to an increase in accident and health premiums due primarily to the Company's exit from the medical insurance business in 1994. In 1994 the Company recorded net negative accident and health premiums of $2.0 million, consisting of $11.9 million in disability income premiums net of $13.9 million in negative premiums from ceding the medical insurance business to other carriers, whereas in 1995, accident and health premiums totaled $10.2 million, consisting primarily of disability income business. Life insurance premiums and universal life and annuity product charges increased $4.2 million, or 3.7%, as a result of new sales coupled with favorable persistency. Property-casualty premiums increased 5.2% to $18.7 million in 1995 from $17.8 million in 1994, due to premium rate increases and a modest growth in the number of policies in force. Although the life and property-casualty insurance industries are competitive, the Company has not experienced any unusual pricing pressures in its lines of business or states of operation.



    Net investment income increased $44.3 million, or 24.8%, to $223.1 million for 1995 compared to $178.8 million for 1994. The increase was predominantly the result of gains recognized on two private equity investments held by FBL Ventures. During 1995, this subsidiary recognized net investment income of $25.4 million compared to a loss of $185,000 for 1994. See "-- Adjusted Operating Income." In addition, the Company's average invested assets (excluding invested assets of FBL Ventures) increased 7.8% to $2.5 billion in 1995 from $2.3 billion in 1994 and the yield on average invested assets (excluding yield attributable to FBL Ventures) increased to 7.88% in 1995 from 7.69% in 1994. The yield on average invested assets increased in 1995 despite a general decline in market interest rates during the period primarily because fixed maturity securities purchased in 1995 tended to have longer maturities than that of the existing fixed maturity portfolio and the Company increased its concentration of investments in investment grade mortgage-backed securities with higher yields.


    Realized gains on investments decreased $3.5 million, or 37.7%, to $5.9 million for 1995 compared to $9.4 million for 1994. This decrease resulted primarily from the timing of the sale of certain private equity investments. The level of realized gains is subject to fluctuation from period to period depending on the prevailing interest rate and economic environment and the timing of the sale of investments.

    A summary of the Company's policy benefits is as follows:

                                                                                                  YEAR ENDED
                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1995        1994
                                                                                            ----------  ----------
                                                                                            (DOLLARS IN THOUSANDS)
Policy benefits:
  Universal life and annuity benefits.....................................................  $  112,125  $   97,736
  Traditional life insurance and accident and health benefits.............................      49,316      48,345
  Increase in benefit reserves............................................................      22,976      12,084
  Distributions to participating policyholders............................................      25,747      24,402
  Property-casualty losses and loss adjustment expenses...................................      13,621      13,441
                                                                                            ----------  ----------
    Total.................................................................................  $  223,785  $  196,008
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    Policy benefits increased $27.8 million, or 14.2%, to $223.8 million for 1995 compared to $196.0 million for 1994. Of this increase, $14.4 million was attributable to an increase in universal life and annuity benefits largely resulting from an increase in interest credited amounts and growth in the amount of business in force. During 1995 the weighted average crediting rate for the Company's annuity liabilities increased to 6.49% from 6.16% in 1994, and the weighted average crediting rate for the Company's universal life liabilities decreased to 6.68% from 6.71% for the respective periods. It is the Company's policy to change rates credited to policy accounts as the Company's investment portfolio yield changes. The crediting rate for universal life insurance products decreased despite an increase in the yield on average invested assets due primarily to a decrease in the rate credited to a universal life product sold by Western Life that previously had an above-market crediting rate. In addition, there was an $11.9 million increase in traditional life and accident and health policy benefits as a result of general growth in the amount of business in force. This increase included a $10.9 million increase in the change in reserves on those products, a $1.5 million increase in surrender benefits and an $923,000 increase in death benefits, offset, in part, by a $1.4 million decrease in accident and health benefits. Distributions to participating policyholders increased to $25.7 million from $24.4 million due to increases in the face amount of policies in force and an increase in the average dividend rate credited to these policies to 6.49% from 6.31%. Losses and loss expenses incurred on property-casualty policies increased to $13.6 million, or 1.3%, in 1995 from $13.4 million in 1994. The loss and loss adjustment expense ratio improved in 1995 to 72.8% from 75.6% in 1994 primarily due to more favorable loss experience resulting from premium rate increases and re-underwriting activities.


    A summary of the Company's underwriting, acquisition and insurance expenses is as follows:

                                                                                          YEAR ENDED DECEMBER
                                                                                                  31,
                                                                                          --------------------
                                                                                            1995       1994
                                                                                          ---------  ---------
                                                                                              (DOLLARS IN
                                                                                               THOUSANDS)
Underwriting, acquisition and insurance expenses:
    Commission expense, net of deferrals................................................  $   8,043  $  10,340
    Amortization of deferred policy acquisition costs...................................     10,727     10,066
    Other underwriting, acquisition and insurance expenses, net of deferrals............     54,661     54,246
                                                                                          ---------  ---------
        Total...........................................................................  $  73,431  $  74,652
                                                                                          ---------  ---------
                                                                                          ---------  ---------


    Commission expense decreased $2.3 million, or 22.2%, to $8.0 million in 1995 from $10.3 million in 1994. This decrease includes a $2.2 million decline in nondeferrable first year commissions and a $66,000 decline in renewal commissions. Nondeferrable first year commissions decreased due primarily to a $18.7 million decline in first year premiums received in 1995 compared to 1994. Renewal commissions decreased in 1995 compared to 1994 despite a $13.1 million increase in renewal premiums received due primarily to multi-tiered commission structures on certain life insurance products whereby renewal commission rates decline over the life of the underlying policies.


    Amortization of deferred policy acquisition costs increased $661,000, or 6.6%, to $10.7 million in 1995 from $10.1 million in 1994 principally due to an increase in amortization resulting from realized gains on investments.

    Other underwriting, acquisition and insurance expenses increased $415,000, or 0.8%, to $54.7 million in 1995 from $54.2 million in 1994. Expenses were controlled by economies of scale gained from the consolidation of Western Life and Rural Security Life operations with Farm Bureau Life and a reengineering effort designed to increase efficiency of operations and improve customer service. As a result of these initiatives, over 160 job positions were eliminated during the past two years, the benefit of which was realized in 1995.

    Interest expense decreased $1.1 million, or 52.2%, to $1.0 million in 1995 from $2.1 million in 1994 due principally to the decline in long-term debt to $12.6 million at December 31, 1995 from $18.5 million at December 31, 1994 and $30.6 million at January 1, 1994.

    Other expenses increased $71,000, or 0.4%, to $17.3 million in 1995 from $17.2 million in 1994 due primarily to general growth in the Company's non-insurance support operations.

    Pretax income before minority interest in earnings of subsidiaries, equity income (loss) and discontinued operations increased $30.5 million, or 51.1%, to $90.4 million compared to $59.9 million for 1994. This increase was the result of growth in investment income from the private equity investments of FBL Ventures to $25.4 million compared to a loss of $185,000 for 1994, coupled with improved profitability in the life insurance lines from lower expense ratios and increased spreads. These increases were partially offset by a reduction in realized capital gains.

    Income taxes increased  $9.6 million, or  42.8%, to $32.1  million for  1995 compared to $22.5 million for 1994. The effective tax rate in 1995 was 35.5% compared to 37.5% in 1994. The effective tax rate in 1994 was higher than the statutory rate of 35% primarily as a result of provisions for possible adjustments from routine IRS examinations, offset partially by tax-exempt interest and dividend income. The Company's effective tax rate should not, over the long term, be materially different from the effective statutory rate.

    Net income increased $17.5 million, or 41.7%, to $59.6 million for 1995 compared to $42.1 million for 1994. The increase was the result of increases in the pretax income discussed above, partially offset by a $6.5 million decrease in income from discontinued operations sold in 1994. In addition, equity income
(loss) increased by $3.0 million to $1.6 million in 1995 compared to a loss of $1.4 million in 1994.

1994 COMPARED TO 1993

    A summary of the Company's premiums and product charges is as follows:

                                                                                                  YEAR ENDED
                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1994        1993
                                                                                            ----------  ----------
                                                                                            (DOLLARS IN THOUSANDS)
Premiums and product charges:
  Universal life and annuity product charges..............................................  $   42,734  $   26,500
  Traditional life insurance premiums.....................................................      72,222      46,050
  Accident and health premiums............................................................      (1,956)     46,437
  Property-casualty premiums..............................................................      17,778      16,937
                                                                                            ----------  ----------
    Total.................................................................................  $  130,778  $  135,924
                                                                                            ----------  ----------
                                                                                            ----------  ----------


    Premiums and product charges decreased $5.1 million, or 3.8%, to $130.8 million for 1994 compared to $135.9 million for 1993. The decrease was the result of the Company's strategy to exit from the medical insurance line of business during 1994, which was the primary reason for the $48.4 million reduction in accident and health premiums. This reduction was partially offset by growth from the acquisition of Western Life resulting in an increase of $33.4 million and other increases of $9.9 million resulting partly from inclusion of a full year's premiums from Rural Security Life in 1994 versus nine months in 1993, and partly from growth of premiums from preconsolidation operations. Growth in premium and life insurance in force occurred as a result of increased first year premiums, while the Company maintained favorable, although decreased, persistency. For 1994, the life insurance lapse rate of the Company was 7.2%, compared to 5.9% for 1993. The increase in the Company's lapse rate from 1993 to 1994 was due to the addition of the Western Life block of business. Property-casualty premiums increased to $17.8 million, or 5.0%, from $16.9 million from a combination of general growth and premium rate increases. Although the life and property-casualty insurance industries are competitive, the Company has not experienced any unusual pricing pressures in its lines of business or states of operation.


    Net investment income increased $40.5 million, or 29.3%, to $178.8 million for 1994 compared to $138.3 million for 1993. The increase resulted from a 45.6% growth in average invested assets (excluding invested assets of FBL Ventures) to $2.3 billion in 1994 from $1.6 billion in 1993, partially offset by a decrease in yield on average invested assets (excluding yield attributable to FBL Ventures) to 7.69% in 1994 compared to 8.67% in 1993. Approximately $517 million of the increase in average invested assets in 1994 from 1993 was attributable to the acquisition of Western Life in January 1994.

    Realized gains increased $5.4 million, or 138.2%, to $9.4 million for 1994 compared to $4.0 million for 1993. This increase resulted primarily from the timing of the sale of certain private equity investments. The level of realized gains is subject to fluctuation from period to period depending on the prevailing interest rate and economic environment and the timing of the sale of investments.

    A summary of the Company's policy benefits is as follows:

                                                                                                  YEAR ENDED
                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1994        1993
                                                                                            ----------  ----------
                                                                                            (DOLLARS IN THOUSANDS)
Policy benefits:
  Universal life and annuity benefits.....................................................  $   97,736  $   73,305
  Traditional life insurance and accident and health benefits.............................      48,345      66,028
  Increase in benefit reserves............................................................      12,084      14,428
  Distributions to participating policyholders............................................      24,402      22,967
  Property-casualty losses and loss adjustment expenses...................................      13,441      13,948
                                                                                            ----------  ----------
    Total.................................................................................  $  196,008  $  190,676
                                                                                            ----------  ----------
                                                                                            ----------  ----------


    Policy benefits increased $5.3 million, or 2.8%, to $196.0 million for 1994 compared to $190.7 million for 1993. The acquisition of Western Life was responsible for an increase of $39.7 million, offset by reductions related to exiting the medical insurance business. In addition, further increases resulted from growth in liabilities caused by new sales and increases in the level of interest and policyholder dividends credited to existing policies. Distributions to participating policyholders increased to $24.4 million from $23.0 million, due to distributions to Western Life policyholders, which amounted to $1.6 million in 1994, and increases in policies in force, which were partially offset by a reduction in the rate credited to these policies to 6.31% in 1994 from 6.79% in 1993. During 1994 the weighted average crediting rate for the Company's annuity liabilities declined to 6.16% from 6.97% during 1993, and the weighted average crediting rate for the Company's universal life liabilities declined to 6.71% from 7.52% during the respective periods. The policy crediting rates were reduced as a result of lower yields on the investment portfolio as previously discussed. Losses and loss adjustment expenses incurred on property-casualty policies decreased to $13.4 million, or 3.6%, from $13.9 million in 1993. The loss and loss adjustment expense ratio improved in 1994 to 75.6% from 82.4% in 1993 primarily due to improved weather conditions from the prior year, premium rate increases and re-underwriting activities.


    A summary of the Company's underwriting, acquisition and insurance expenses is as follows:

                                                                                          YEAR ENDED DECEMBER
                                                                                                  31,
                                                                                          --------------------
                                                                                            1994       1993
                                                                                          ---------  ---------
                                                                                              (DOLLARS IN
                                                                                               THOUSANDS)
Underwriting, acquisition and insurance expenses:
    Commission expense, net of deferrals................................................  $  10,340  $   7,886
    Amortization of deferred policy acquisition costs...................................     10,066      6,023
    Other underwriting, acquisition and insurance expenses, net of deferrals............     54,246     42,723
                                                                                          ---------  ---------
        Total...........................................................................  $  74,652  $  56,632
                                                                                          ---------  ---------
                                                                                          ---------  ---------

    Commission expense increased $2.4 million, or 31.1%, to $10.3 million in 1994 from $7.9 million in 1993. The increase includes a $4.2 million increase attributable to the acquisition of Western Life offset, in part, by a $3.3 million decrease resulting from exiting the group medical insurance business in 1994. In addition, commission expense increased $1.5 million due principally to an increase in premium volume.

    Amortization of deferred policy acquisition costs increased $4.1 million, or 67.1%, to $10.1 million in 1994 from $6.0 million in 1993 due principally to a $2.9 million increase in amortization resulting from realized gains on investments and a $562,000 increase attributable to a greater volume of property-casualty business in force and an increase in commission rates and other underwriting expenses. In addition, amortization for life business increased approximately $600,000 primarily due to a larger volume of life insurance business in force coupled with an increase in gross profits earned on this larger volume of business in force.

    Other underwriting, acquisition and insurance expenses increased $11.5 million, or 27.0%, to $54.2 million in 1994 from $42.7 million in 1993. Other underwriting, acquisition and insurance expenses increased due, in part, to the addition of Western Life expenses. Offsetting the increases relating to Western Life were reductions resulting from exiting the medical insurance business and from economies of scale gained from the Rural Security Life acquisition which occurred in 1993. Furthermore, during 1994 the Company undertook, with the assistance of an outside consultant, a significant reengineering effort to improve customer service and streamline operations resulting in substantial staff reductions in several major operating areas. These reengineering efforts increased expenses in 1994 because of severance payments and consulting fees.

    Interest expense decreased $195,000, or 8.5%, to $2.1 million in 1994 from $2.3 million in 1993 due primarily to a reduction in the outstanding balance of debt during the periods.

    Other expenses increased $2.3 million, or 15.6%, to $17.2 million in 1994 from $14.9 million in 1993 due primarily to an increase in the level of services provided to affiliates and others by the Company's leasing and investment advisory subsidiaries.

    Pretax income before minority interest in earnings of subsidiaries, equity income (loss) and discontinued operations increased $21.0 million, or 53.8%, to $59.9 million for 1994 compared to $38.9 million for 1993. The increase resulted from the following: (1) the change in investment income and net realized investment gains more than offset the change in interest credited to policyholders and other benefits and expenses incurred, (2) the addition of the profitable Western Life operations, which added $11.3 million to pretax income in 1994, and (3) pretax income from property-casualty operations improved to $1.3 million in 1994 compared to $33,000 in 1993.

    Income taxes increased $8.1 million, or 55.6%, to $22.5 million for 1994 compared to $14.4 million for 1993. The effective tax rate in 1994 was 37.5% compared to 37.1% in 1993. The effective tax rates in 1994 and 1993 were higher than the statutory rate of 35% primarily as a result of provisions for possible adjustments from routine IRS examinations, partially offset by tax-exempt interest and dividend income. The Company's effective tax rate should not, over the long term, be materially different from the effective statutory rate.

    Net income increased $22.3 million, or 112.4%, to $42.1 million for 1994 compared to $19.8 million for 1993. In addition to the items mentioned above which impacted pretax income, the Company experienced the following items which impacted net income. First, the reduction in net income due to minority interest in earnings of subsidiaries decreased to $376,000 from $2.4 million primarily as a result of the acquisition of the minority interests of FBL Insurance Company and Rural Security Life. Second, the Company experienced a $6.5 million gain from discontinued operations, compared to a $2.9 million loss from discontinued operations in the prior year (see separate discussion of discontinued operations). Offsetting these improvements, equity income (loss) net of related income taxes decreased to $(1.4) million in 1994 from $630,000 in 1993 resulting from the writedown of one investment caused by a deterioration of the underlying asset.

ADJUSTED OPERATING INCOME

    The following table reflects net income adjusted to eliminate certain items which management believes are not indicative of overall operating trends, including net realized gains on investments (less that portion of amortization of deferred policy acquisition costs and value of insurance in force acquired and income taxes attributable to such gains), net income from a venture capital investment company subsidiary and discontinued operations.


                                         THREE MONTHS ENDED
                                             MARCH 31,                       YEAR ENDED DECEMBER 31,
                                        --------------------  -----------------------------------------------------
                                          1996       1995       1995       1994       1993       1992       1991
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income............................  $  10,889  $   9,043  $  59,628  $  42,066  $  19,803  $  21,435  $   9,254
Adjustments:
  Net realized (gains) losses on
   investments (1)....................      1,000       (806)    (2,761)    (5,734)    (3,842)    (7,071)    (2,504)
  Net (income) loss from FBL
   Ventures...........................     (1,085)        67    (15,219)       (73)       161     (2,229)    (1,402)
  (Gain) losses on discontinued
   operations.........................         --         --         --     (6,479)     2,902      4,932      7,944
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Adjusted operating income.............  $  10,804  $   8,304  $  41,648  $  29,780  $  19,024  $  17,067  $  13,292
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Adjusted operating income per share...  $    0.45  $    0.35  $    1.77  $    1.27  $    1.06  $    1.01  $    0.79
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------


- ------------------------

(1) Represents realized gains/losses on investments less that portion of amortization of deferred policy acquisition costs and value of insurance in force acquired and income taxes attributable to such gains/ losses.



    FBL Ventures is a wholly owned investment company subsidiary of Farm Bureau Life which invests in start-up and mezzanine level venture capital investments in various sectors. Operating results of FBL Ventures are recognized in accordance with accounting principles for investment companies and, as such, unrealized and realized gains and losses on investments are included in net investment income. Because of the venture capital nature of the underlying investments, the results of FBL Ventures tend to fluctuate significantly from year to year and need to be evaluated over a much longer period of time. Therefore, the net income/loss is not included in adjusted operating income. During 1995, FBL Ventures experienced net investment income of $25.4 million resulting predominantly from unrealized gains on two venture capital investments which completed initial public offerings during the year. The results of FBL Ventures during the five years ended December 31, 1995, have provided significant returns to the Company. Since March 1990, when the Company began its current venture capital program, the underlying investments in FBL Ventures have generated an average annual internal rate of return of 41.3%. As of March 31, 1996, FBL Ventures had investments of $19.4 million, consisting of 29 private equity securities. It is anticipated that during 1996 all or substantially all of the investments of FBL Ventures will be sold to a venture capital subsidiary of Farm Bureau Mutual at their carrying value, which management believes approximates fair value. Accordingly, the sale will not have a significant effect on the Company's operating results. The proceeds from the sale are expected to be invested in fixed maturity securities and mortgage loans. Management believes the sale of FBL Venture's investments will provide the Company with more consistent and predictable investment returns and will facilitate the Company's asset/liability management process.


DISCONTINUED OPERATIONS

    During 1990, the Company invested in a cable television operation which provided cable service to rural communities in the midwest. The investment consisted of a direct investment in a partnership interest, notes and a guarantee of bank debt. As a result of market and other factors, the cable operation suffered substantial operating losses during each year it was owned. In December 1993, a decision was made to sell the cable operation, and at that time the operations were classified as discontinued operations for financial reporting purposes. On December 23, 1994, the cable operation was sold.

LIQUIDITY AND CAPITAL RESOURCES

FBL FINANCIAL GROUP, INC.

    FBL Financial Group, Inc.'s cash flow from operations will consist of dividends from subsidiaries, if declared and paid, and fees which it will charge the various operating subsidiaries and affiliates for management of their operations, offset by the expenses incurred for salaries and other expenses related to providing such services.


    No dividends were paid in 1995 or 1994 by FBL Financial Group, Inc. to its stockholders. In the future, FBL Financial Group, Inc. will rely primarily on dividends from the Life Companies to make any dividend payments to its stockholders. The ability of the Life Companies to pay dividends to FBL Financial Group, Inc. is limited by law to earned profits (statutory unassigned surplus) as of the date the dividend is paid, as determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities of the State of Iowa for Farm Bureau Life and Colorado for Western Life. In addition, under the Iowa and Colorado Insurance Holding Company Acts, the Life Companies may not pay an "extraordinary" dividend without prior notice to and approval by the respective insurance commissioner. An "extraordinary" dividend is defined under the Iowa and Colorado Insurance Holding Company Acts as any dividend or distribution of cash or other property whose fair market value, together with that of other dividends or distributions made within the preceding 12 months, exceeds the greater of (i) 10% of policyholders' surplus (total statutory capital stock and statutory surplus) as of December 31 of the preceding year, or (ii) the statutory net gain from operations of the insurer for the 12 month period ending the December 31 of the preceding year. During 1996, the maximum amount legally available for distribution to FBL Financial Group, Inc. without further regulatory approval is approximately $48.6 million from Farm Bureau Life before giving effect to a contemplated dividend of the stock of FBL Financial Services, Inc. with a statutory carrying value of approximately $21.1 million at March 31, 1996, and $5.7 million from Western Life. Similar restrictions exist with respect to the payments of dividends by Utah Insurance. Such restrictions are not considered to bear significantly on the ability of the Company to meet its obligations.


INSURANCE OPERATIONS

    The Life Companies' cash inflows consist primarily of premium income, deposits to policyholder account balances, income from investments, sales, maturities and calls of investments and repayments of investment principal. The Life Companies' cash outflows are primarily related to withdrawals of policyholder account balances, investment purchases, payment of policy acquisition costs, the payment of policyholder benefits, income taxes and current operating expenses. Life insurance companies generally produce a positive cash flow which may be measured by the degree to which cash inflows are adequate to meet benefit obligations to policyholders and normal operating expenses as they are incurred. The remaining cash flow is generally used to increase the asset base to provide funds to meet the need for future policy benefit payments and for writing new business. The Life Companies' liquidity positions continued to be favorable in fiscal year 1995, with cash inflows at levels sufficient to provide the funds necessary to meet their obligations.


    For property-casualty operations the major sources of cash inflow are premiums and investment income. Major sources of cash outflow are losses and loss adjustment expenses paid and other underwriting expenses. As with the Life Companies, the liquidity position of Utah Insurance continued to be favorable in 1995, with cash inflows at levels sufficient to provide the funds necessary to meet its obligations.



    For all insurance operations, cash outflow requirements for operations are typically met from the year's normal premium and deposit cash inflows. This has been the case for all reported periods as the insurance companies' continuing operations provided funds amounting to $39.7 million in the three month period ended March 31, 1996, $106.5 million in 1995, $94.0 million in 1994, and $86.1 million in 1993. Cash inflows from financing activities are the result of the significant growth in net deposits to policyholder account balances for both universal life insurance and annuities during 1995, 1994, and 1993. These funds, along with the excess operating inflows, were primarily used to increase the insurance companies' fixed maturity investment portfolios.

    Matching the investment portfolio maturities to the cash flow demands of the type of insurance being provided is an important consideration for each type of life insurance. The Life Companies continually monitor benefit and claim statistics to provide projections of future cash requirements. As part of this monitoring process, the Life Companies perform cash flow testing of their assets and liabilities under various scenarios to evaluate the adequacy of reserves. In developing their investment strategy, the Life Companies establish a level of cash and securities which, combined with expected net cash inflows from operations, maturities of fixed maturity investments and principal payments on mortgage-backed securities, are believed adequate to meet anticipated short-term and long-term benefit and expense payment obligations.


    Through its membership in the Federal Home Loan Bank of Des Moines, Farm Bureau Life is eligible to borrow on a line of credit available to provide it additional liquidity. The line of credit available is based on the amount of capital stock of the Federal Home Loan Bank of Des Moines owned by Farm Bureau Life, which supported a borrowing capacity of $48.2 million as of March 31, 1996. Interest is payable at a current rate upon issuance. As of March 31, 1996, no line of credit agreement was open and there were no borrowings outstanding.



    Management anticipates that funds to meet its short-term and long-term capital expenditures, cash dividends to stockholders and operating cash needs will come from existing capital and internally generated funds. Management believes that the current level of cash and available-for-sale and short-term securities, combined with expected net cash inflows from operations, maturities of fixed maturity investments, principal payments on mortgage-backed securities and its insurance products, are adequate to meet the Company's anticipated short-term cash obligations. The Company may from time to time review potential acquisition opportunities. The Company anticipates that funding for any such acquisition may be provided from available cash resources, debt or equity financing. As of March 31, 1996, the Company had no material commitments for capital expenditures.



    The Company's investment portfolio as of March 31, 1996 had a carrying value of $2.7 billion. As of March 31, 1996, fixed maturity securities were $2.1 billion, or 78.5%, of invested assets, with public, private placement and 144A private placement fixed maturity securities constituting $1.6 billion, or 76.5%; $332.7 million, or 15.9%, and $159.2 million, or 7.6% of total fixed maturity securities, respectively. Of the Company's fixed maturity securities, based on carrying value, 64.4% were assigned NAIC designation 1 (equivalent to an S&P rating of A- or higher) and 27.4% were assigned NAIC designation 2 (equivalent to an S&P rating of BBB- to BBB+) as of March 31, 1996. Net unrealized gains on the Company's fixed maturity securities held as available for sale were $22.0 million as of March 31, 1996. The Company's mortgage and other asset-backed securities were $930.3 million, or 44.4%, of fixed maturity securities as of March 31, 1996. As of March 31, 1996, $267.5 million, or 10.0%, of the Company's invested assets were invested in mortgage loans.


EFFECTS OF INFLATION AND INTEREST RATE CHANGES

    The Company does not believe that inflation has had a material effect on its consolidated results of operations. The Company attempts to invest new funds in securities with expected durations that match the related policyholder obligations to reduce its exposure to interest rate fluctuations. In general, the market value of the Company's fixed maturity portfolio increases or decreases in inverse relationship with fluctuations in interest rates, and the yield realized by the Company on new investments increases or decreases in direct relationship with interest rate changes.

    Also, interest rate changes may have temporary effects on the sale and profitability of the annuity and universal life products offered by the Company. For example, if interest rates rise, competing investments (such as annuities or life insurance offered by the Company's competitors, certificates of deposit, mutual funds, and similar instruments) may become more attractive to potential purchasers of the Company's products until the Company increases the interest rate credited to holders of its annuity and universal life products. In contrast, as interest rates fall, the Company attempts to adjust its credited rates to compensate for the corresponding decline in investment income. The Company monitors interest rates and sells annuities and universal life contracts that permit flexible responses to interest rate changes as part of the Company's management of interest spreads.

EMERGING ACCOUNTING AND REGULATORY MATTERS

SFAS NO. 121.

    In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long Lived Assets and Long Lived Assets to be Disposed of." This standard establishes criteria for the identification and recognition of the impairment of certain assets to be held and used in an entity's business. The statement does not apply to financial instruments, deferred income tax assets or intangibles such as deferred policy acquisition costs and value of insurance in force acquired. It does, however, apply to assets such as property and equipment and related goodwill. SFAS No. 121 is effective for the Company's financial statements after December 31, 1995. While certain of the Company's assets are subject to the provisions of SFAS No. 121, management believes the standard will have little impact on the Company's consolidated financial statements.

STATUTORY ACCOUNTING CODIFICATION.

    The National Association of Insurance Commissioners (NAIC) currently is in the process of codifying statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project, which is not expected to be completed before 1997, will likely change certain statutory accounting practices. The codification may result in changes to the permitted or prescribed accounting practices that the Company's insurance subsidiaries use to prepare their statutory-basis financial statements.

REGULATORY MATTERS

    From time to time various proposals have been advanced for tax law changes, including the possible adoption of a so-called "flat tax" and the elimination of the deferral of income taxation on increases in the contract values of annuity products during accumulation. The effect of these proposals, or of others, if adopted, on the Company's competitive position with respect to the sale of its products, is uncertain, but could be material. See "Risk Factors -- Potential Tax Legislation."

    In recent years state regulation of insurance activities has increased and this increase is anticipated to continue. The Company has not experienced any material adverse results from such regulation, and does not anticipate that it will, but the scope and effect of potential future regulation, either at the state or national level, and the effects of such regulation, are uncertain. See "Risk Factors -- Regulation."

    The entry of banks into the insurance business is anticipated to increase. The consequences to the Company of such competition is uncertain. See "Risk Factors -- Competition."

                                    BUSINESS

GENERAL

    FBL Financial Group, Inc. was incorporated in Iowa in October 1993, and through its subsidiaries underwrites, markets and distributes life insurance, annuities, property-casualty insurance and mutual funds to individuals and small businesses in 15 midwestern and western states. The Company has exclusive marketing arrangements with the state Farm Bureau Federations in its territory and targets sales to approximately 700,000 Farm Bureau member families and other rural, small town and suburban residents through an exclusive agency force. Through acquisitions of Rural Security Life in 1993 and Western Life in 1994, the Company expanded its operations to 15 states, including Wisconsin and the eight-state Western Life area (the Western Life states). Prior to 1993 the Company operated only in Iowa, Nebraska, Minnesota, South Dakota and Utah, and in Kansas sold mutual funds only.

    All of the state Farm Bureau Federations in the Company's marketing area are associated with the American Farm Bureau Federation. With approximately 4.6 million member families in all 50 states, the American Farm Bureau Federation is the largest grass roots farm and ranch organization in the United States. The primary goal of the American Farm Bureau Federation is to improve net farm income and the quality of life of farmers, ranchers and other rural residents through education and representation with respect to public policy issues. Management believes that the Company's relationship with the state Farm Bureau Federations places it in a unique position to serve the insurance and financial needs of farmers, ranchers, rural and suburban residents, and related individuals and businesses. Farm Bureau organizations in the Company's territories tend to be well known and long established, have active memberships and provide a number of benefits other than financial services. Management believes the strength of these organizations provides enhanced prestige and brand awareness for the Company's products and increased access to Farm Bureau members. Many of the Company's customers are self-employed individuals who are responsible for providing for their own insurance and retirement needs. Management believes that Farm Bureau insurance customers tend to be financially conservative and stable, which, management believes, has led to persistency greater than industry averages. The Company's life insurance products are currently available for sale both to Farm Bureau members and to non-members. Most of the Company's property-casualty insurance products are available for sale only to Farm Bureau members.


    The Company sells its insurance and mutual fund products through an exclusive Farm Bureau distribution system comprised of approximately 1,795 agents. Approximately 635 agents located in Iowa, Minnesota, South Dakota and Utah (the multi-line states) sell both life and property-casualty products offered only through the Company. Approximately 1,160 agents located in the eight Western Life states and three other states (collectively, the life-only states) sell only the Company's life insurance, annuity and mutual fund products (in Kansas only the Company's variable products) and offer property-casualty products of Farm Bureau property-casualty insurance companies not managed by the Company. Approximately 76% of all agents are licensed to sell variable life insurance, variable annuities and mutual funds.



    The Company offers a full range of life insurance products including universal life, variable universal life, whole life, term life and disability income insurance, together with variable and traditional annuity products. The Company is establishing variable universal life as its lead product. In the three month period ended March 31, 1996 and the year ended December 31, 1995, variable universal life accounted for 36.4% and 37.0%, respectively, of first year direct life insurance premiums collected. Since its acquisition of Western Life in 1994, the Company has pursued an aggressive program of training and licensing the agents in the Western Life states to enable them to market the Company's variable universal life insurance, variable annuities and mutual funds. The Company has recently ceased offering medical insurance products but makes those products available to its agents through affiliations with other carriers. The Company also provides a portfolio of mutual funds and asset management services to third parties.


    The Company's property-casualty insurance products include automobile, homeowners, farm and ranch owners and crop insurance and workers' compensation. Property-casualty business written in Utah through Utah Insurance is pooled with the business written in Iowa, Minnesota and South Dakota through two Farm Bureau related mutual insurance companies, Farm Bureau Mutual and South Dakota Mutual (the Farm

Bureau Mutual pool). All of the companies participating in the Farm Bureau Mutual pool are managed by the Company. The current participation of Utah Insurance in the Farm Bureau Mutual pool, which had net premiums written of $57.2 million in the three month period ended March 31, 1996 and $235.6 million in the year ended December 31, 1995, is 8%. Management anticipates that during the second quarter of 1996 the share of Utah Insurance in the Farm Bureau Mutual pool will be increased to 20% retroactive to January 1, 1996. Effective January 1, 1996, the Farm Bureau Mutual pool participates through a loss pooling agreement in business written in Arizona and New Mexico by Farm Bureau affiliated companies managed by the Company, thereby providing further geographic diversification of risk.



    During the three month period ended March 31, 1996, the Company had total premiums and product charges of $37.4 million, total revenues of $93.3 million, adjusted operating income of $10.8 million and net income of $10.9 million and, during the year ended December 31, 1995, the Company had total premiums and product charges of $148.0 million, total revenues of $406.0 million, adjusted operating income of $41.6 million and net income of $59.6 million. At March 31, 1996, the investment portfolio of the Company had an aggregate carrying value of $2.7 billion, and the Company's total assets and stockholders' equity were $3.1 billion and $556.0 million, respectively. For information relating to the Company's adjusted operating income, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Adjusted Operating Income."



    Farm Bureau Life is rated "A+ (Superior)", Western Life is rated "A (Excellent)", and the Farm Bureau Mutual pool is rated "Ap (Excellent)" by A.M. Best. A.M. Best ratings consider the claims paying ability of the rated Company and are not a rating of the investment worthiness of the rated Company. See "Glossary of Selected Insurance Terms -- A.M. Best rating."


BUSINESS STRATEGY


    The Company's current management team which was appointed in 1991 has initiated a strategy focused on enhancing profitability and expanding its market territory. The Company's strategy is designed to capitalize on the Company's exclusive association with state Farm Bureau Federations in its operating territory. Key components of the Company's strategy include:


    ENHANCING PRODUCT PROFITABILITY. The Company is focusing on improving its margins by analyzing its product portfolio for competitiveness and profitability. In 1994, the Company exited the unprofitable medical insurance business. Currently, the Company is reviewing its allocation of capital by product line, policyholder dividend and interest rate crediting policies, modifying its systems to accommodate alternative product designs and considering possible changes in product structure.


    INCREASING SALES. The Company has significant opportunity to increase its sales through cross selling life insurance products to Farm Bureau members who already own property-casualty policies offered by the Company or other Farm Bureau affiliated property-casualty companies. For example, in Iowa approximately 29% of Farm Bureau members own at least one of the Company's life products, 53% own at least one of the Company's property-casualty products, and approximately 20% own both, providing significant opportunity for cross selling. Prior to 1996, agents selling the Company's life insurance products in the Western Life states were not able to sell the Company's variable life insurance and variable annuity products. In March 1996, the Company introduced a uniform portfolio of life insurance and annuity products throughout its market territory. This portfolio improves the products available to many agents and expands the offering of variable products into all states in the Company's territory. Additionally, the Company seeks to enhance agent productivity through a restructured incentive compensation program and more effective and increased training.


    GROWING THROUGH ACQUISITIONS AND JOINT VENTURES. Since 1993, the Company has consolidated operations with two Farm Bureau affiliated insurance companies, resulting in a significant expansion of marketing area and revenue base. The Company will continue to pursue growth opportunities through acquisitions and mergers with Farm Bureau related and other companies. Management believes the Company's position as a publicly traded Farm Bureau affiliated insurance company will increase its attractiveness as a merger partner. Additionally, the Company seeks to leverage its position as the only Farm Bureau company with variable product expertise by entering into joint ventures and other marketing arrangements with Farm Bureau and other organizations.

    REDUCING OPERATING EXPENSES. The Company has focused on reducing operating expenses through reengineering projects and consolidation of operations and systems. These efforts have resulted in significant cost savings and a 25% reduction in job positions over the last three years. Management intends to seek further expense improvements from continuing reengineering efforts.

MARKETING

MARKET AREA

    The following map shows the states in which the Company's operations are conducted:


                [Map showing multi-line states, life only states
                       and variable products only state]


    The Company's target market consists primarily of farmers, ranchers, rural and suburban residents and related individuals and businesses. Management believes that this target market represents a relatively financially conservative and stable market which is generally familiar with Farm Bureau and the benefits of Farm Bureau membership. Many of the Company's customers are self employed individuals who are responsible for providing for their own insurance needs. Their financial planning needs tend to focus on security, primary insurance needs and retirement savings.

AFFILIATION WITH FARM BUREAU

    Many of the Company's customers are members of Farm Bureau organizations affiliated with the American Farm Bureau Federation, the nation's largest grass roots farm and ranch organization with 4.6 million member families. In order to market insurance products in a given state using the "Farm Bureau" and "FB" designations and related trademarks and service marks, a company must have permission from the state's Farm Bureau Federation. Historically, these marketing rights have only been granted to companies owned by or closely affiliated with Farm Bureau Federations. For each of the 15 states in the Company's market territory, the Company has the exclusive right to use the "Farm Bureau" name and "FB" logo for marketing the products it sells in that state.


    The American Farm Bureau Federation has the right to terminate the Company's right to use the "Farm Bureau" and "FB" designations as to all states (i) in the event of a material breach of the trademark license not cured by the Company within 60 days, (ii) immediately in the event of termination by the American Farm Bureau of the Iowa Farm Bureau's membership in the American Farm Bureau or
(iii) in the event of a material breach of the Iowa Farm Bureau Federation's membership agreement with the American Farm Bureau Federation, including by reason of the failure of the Iowa Farm Bureau Federation to cause the Company to adhere to the American Farm Bureau Federation's policies. Each state Farm Bureau federation in the Company's trade territory could terminate the right of the Company to use the Farm Bureau designations in that particular state without cause on 60 days' notice. Management believes that the occurrence of any such termination is highly unlikely.


    Management believes its relationship with Farm Bureau provides a number of advantages. Farm Bureau organizations in the Company's territories tend to be well known and long established, have active memberships and provide a number of benefits other than financial services. Management believes the strength of these organizations provides enhanced prestige and brand awareness for the Company's products and increased access to Farm Bureau members. Additionally, Farm Bureau members provide a financially conservative and stable target market which has resulted in persistency for the Company's products that exceeds industry averages.


    The Company's life insurance products are currently available for sale to both members and non-members. Most of the Company's property-casualty products are available only for sale to Farm Bureau members. Annual Farm Bureau memberships generally cost $30 to $140 and are available to individuals and families who are farmers and ranchers, and to the general public as well.



    To facilitate the Company's working relationship with state Farm Bureau organizations, the President of each of the 15 state Farm Bureau federations in the Company's market territory serves on the Company's Board of Directors. Pursuant to a royalty agreement with the Company, each state Farm Bureau federation or its assignee benefits from its relationship with the Company through receipt of royalties on the sale of the Company's products in the state. In the three month period ended March 31, 1996 and the year ended December 31, 1995, total royalties paid to Farm Bureau organizations were approximately $244,000 and $974,000, respectively.



    Beginning in 1996, the Company entered into new marketing arrangements with all of the Farm Bureau property-casualty companies in its marketing area, both affiliated and non-affiliated, pursuant to which the property-casualty companies develop and manage their common agency force for a fee in the nature of an overwrite commission based on first year life insurance premiums and annuity deposits. The over-write commissions are generally equal to one-third of the first year commissions paid to the agent by the Company. It is anticipated that the overwrite commissions paid by Farm Bureau Life for 1996 will be approximately $3.1 million and for Western Life approximately $2.0 million.


    The Company is assisted in its relationships with the property-casualty organizations by an Advisory Committee, consisting of the general manager of each Farm Bureau property-casualty insurance company in the Company's market territory. The Advisory Committee meets on a regular basis to coordinate efforts and concerns relating to the agency force and other related matters. Management views the Advisory Committee as an important contributor to the Company's success in marketing its products through the Farm Bureau system.


    All of the state Farm Bureau federations in the Company's marketing area are associated with the American Farm Bureau Federation. The primary goal of the American Farm Bureau Federation is to improve net farm income and the quality of life of farmers, ranchers and other rural residents through education and representation with respect to public policy issues. There are currently Farm Bureau federations in all 50 states and Puerto Rico. Within each state, Farm
Bureau is generally organized at the county level. Farm Bureau programs generally include policy development, state and national lobbying activities, leadership development, speaker corps, media relations, crime prevention, marketing clubs, women's activities, young farmers activities, promotion and education and commodity promotion activities. Member services provided by Farm Bureau vary state by state but generally include newspapers and magazines, theft and arson rewards, eye care programs, vehicle purchase and leasing programs, accidental death insurance, credit card programs, computerized farm accounting services, electronic information networks, feeder cattle procurement services, health care insurance and financial planning services.


EXCLUSIVE AGENCY FORCE


    The Company's life insurance, disability income insurance, property-casualty insurance and mutual funds are marketed throughout its market territory by an exclusive Farm Bureau force of approximately 1,795 agents. Sales activities of the Company's agents focus on personal contact and on cross selling the multiple lines of products available through Farm Bureau affiliated companies. Agents' offices are generally located in or serve as the Farm Bureau office for their community. Management believes that Farm Bureau name recognition and access to Farm Bureau membership leads to additional customers and cross selling of additional insurance products.



    The Company's agents are independent contractors. In the multi-line states, the Company's agents are supervised by agency managers and assistant managers employed by Farm Bureau Mutual and under the direction of the Company. There are approximately 385 agents and managers in Iowa, 130 in Minnesota, 45 in South Dakota and 75 in Utah, all of whom market a full range of the Company's life insurance and property-casualty products and most of whom market the Company sponsored mutual funds.


    In the life-only states, the Company's life insurance products and its sponsored mutual funds are marketed through agents of the property-casualty company affiliated with the Farm Bureau Federation in each state. These agents market the Company's life and mutual fund products (in Kansas, variable products only) on an exclusive basis and market the property-casualty products of such affiliated property-casualty companies. The agents are under the management of such Farm Bureau affiliated property-casualty companies. Agents as well as agency managers in the life-only states are independent contractors of the Company. Average life production per agent in the life-only states has historically been less than average life production per agent in the multi-line states. Management believes that the introduction of variable products and more competitive products combined with an enhanced compensation structure will provide significant opportunities to increase life production per agent in the life-only states.

    In 1995 the Company began to market variable life insurance and annuities in Kansas in addition to Company sponsored mutual funds previously offered in that state, through agents of the Kansas Farm Bureau insurance companies.


    Over 98% of the agents in the multi-line states are NASD licensed to sell the Company's variable life and annuity products and sponsored mutual funds.
Over 96% of Nebraska agents and 72% of agents in Wisconsin are also NASD licensed. The Company has initiated a training program for NASD licensing of the agents in the Western Life states. Currently 46% of Western Life's agents are NASD licensed and the Company expects a substantial additional number to become NASD licensed during 1996.


    The Company is responsible for product and sales training for all lines of business in the multi-line states, and for training the agency force in life insurance products and sales methods in the life-only states.

    Effective January 1, 1996, the Company initiated a new compensation program for agents and managers. The new plan focuses on increased agent production through the reduction of the fixed portions of agent compensation and increased incentives for writing profitable property-casualty business. The new program is consistent for life insurance compensation in all 14 states, and provides a competitive basis on which to price its products.

    The Company structures its agents' life products compensation system to encourage production and persistency. Agents receive commissions for new life insurance and annuity sales and service fees on premium payments in subsequent years. Production bonuses are paid based on the volume of new life business written in the prior 12 months and on premium payments in the first three years subsequent to when new business is written. Production bonuses allow agents to increase their compensation significantly. Persistency is a common measure of the quality of life business and is included in calculating the bonus to either increase or decrease (or even eliminate) the production bonuses earned, because the Company is willing to pay added incentives for higher volumes of business only as long as the business is profitable. In 1995, in the multi-line states approximately 48% of agent compensation was derived from the sale of life and annuity products.

    For  property-casualty  business  written  in  the  multi-line  states,  the
Company's compensation system is designed to encourage production and profitability. Agents receive commissions and service fees which are increased or reduced according to production level and profitability to the Company as measured by loss ratio. An agent can earn higher property-casualty commissions for achievement of production standards in life insurance, property insurance and casualty insurance, tying compensation to production of all lines of business. In the life-only states, most of the Farm Bureau property-casualty companies also adjust property-casualty commissions according to life insurance production levels.

    The focus of agency managers is to recruit and train agents to achieve high levels of production of profitable business. Agency managers receive overwrite commissions on each agent's life insurance commissions which vary according to that agent's productivity level and profitability of business. During the first three years of an agent's relationship with the Company, the agent's manager receives additional overwrite commissions to encourage early agent development.

    The Life Companies have a variety of incentives and recognitions to focus agents on production of quality life insurance business. Some recognitions are jointly conducted with the property-casualty companies. Management believes that these programs provide significant incentives for the most productive agents. Approximately 12% to 15% of the agents qualify for the Company's annual incentive trip. In 1995, agents qualifying for the incentive trip produced approximately 28% of the Company's first year life premium.


    Agent recruiting, training and financing programs are designed to develop a productive agent for the long term. The three-month agency force retention rate for the quarter ended March 31, 1996 and one-year agency force retention rate for 1995 in the multi-line states were approximately 93% and 84%, respectively. Management believes retention of agents is enhanced because of their ability to sell both life and property-casualty insurance products, as well as mutual funds.


RATINGS


    Ratings are an important factor in establishing the competitive position of insurance companies. Farm Bureau Life is rated "A+(Superior)" by A.M. Best, A.M. Best's second highest rating of 13 ratings assigned to solvent insurance companies, which currently range from "A++(Superior)" to "D(Very Vulnerable)." Farm Bureau Life has maintained its existing "A+(Superior)" rating since A.M. Best first began using this rating methodology. Western Life is rated "A (Excellent)" and the pool which includes Utah Insurance is rated "Ap(Excellent)" by A.M. Best. A.M. Best ratings consider the claims paying ability of the rated Company and are not a rating of the investment worthiness of the rated Company. See "Glossary of Selected Insurance Terms -- A.M. Best rating."


LIFE INSURANCE SEGMENT

PRODUCTS

    The Life Companies are principally engaged in selling a varied portfolio of insurance products including traditional permanent life insurance, universal life, term life, annuities and disability income insurance to middle income individuals in the rural and suburban areas of its market territory. The Farm Bureau Life portfolio offered in the multi-line states has for several years included and emphasized variable universal life and since 1994, variable annuities. As a result of the consolidation of Farm Bureau Life and Western Life in 1994, the Company's variable products are now being introduced in the eight Western Life states. They are also being sold, beginning in June 1995, in Kansas through arrangements with the Kansas Farm Bureau insurance organizations. In March 1996, the Company introduced a uniform portfolio for all new life insurance sales, which includes the plans and products described below, throughout the territory. Management believes the new uniform portfolio will produce increased sales, as well as result in increased administrative efficiencies.

    VARIABLE UNIVERSAL LIFE INSURANCE. The Company is establishing variable universal life insurance as its lead life insurance product. This product is offered by very few multi-line companies. The variable universal life policy provides permanent life insurance protection with a flexible premium structure which allows the customer to pre-fund future insurance costs and accumulate savings on a tax-deferred basis. Premiums received, less policy assessments for administration expenses and mortality costs, are credited to the policyholder's account balance. The policyholder has the ability to direct cash value of the policy to an assortment of variable sub-accounts, all managed by the Company for an additional fee, and assume the investment risk passed through by those funds. Variable universal life policyholders can also elect a declared interest option under which the cash values are credited with interest as declared by the Company. For the three month period ended March 31, 1996 and the year ended December 31, 1995, variable universal life represented 9.1% and 7.8%, respectively, of first year direct life insurance premiums collected in the life-only states, 58.9% and 62.0%, respectively, of the Company's first year direct life premiums collected in the multi-line states and 36.4% and 37.0%, respectively, of the Company's total first year direct life insurance premiums collected. All the variable sub-accounts are managed by the Company and offer as investment options the Company's sponsored mutual funds. See "-- Variable Sub-Accounts and Mutual Funds."


    UNIVERSAL LIFE INSURANCE. The Company offers a universal life policy which is similar in design to the variable universal life policy, but without the additional investment options for the cash value. Interest is credited to the cash value at rates periodically set by the Company. Agents need not be NASD registered to offer this product. The Company markets a last survivor universal life policy designed especially for the estate planning market.


    TRADITIONAL LIFE INSURANCE. The Company offers traditional participating whole life insurance products. Participating whole life insurance provides benefits for the life of the insured. It provides level premiums and a level death benefit and requires payments in excess of mortality charges in early years to offset increasing mortality costs in later years. Under the terms of these policies, policyholders have a right to participate in the surplus of the Company to the extent determined by the board of directors, generally through annual participating policy dividends. In the three month period ended March 31, 1996 and the year ended December 31, 1995, participating life policies represented 33.5% and 35.6%, respectively, of first year life insurance collected premiums. The Company has a substantial book of in-force participating policies with persistency which has historically exceeded industry averages.



    The Company currently markets non-participating term insurance policies that provide life insurance protection for a specified period. Term insurance is mortality based and generally has no accumulation values. The Company may change the premium scales at any time but may not increase rates above guaranteed rates. Historically, agents in the life-only states have sold more term insurance. In the three month period ended March 31, 1996 and the year ended December 31, 1995, sales of term insurance represented 21.9% and 22.5%, respectively, of first year direct life premiums collected in the life-only states. With the introduction of variable products in the Western Life states the Company expects the relative amount of term insurance sold will decline. In the past, the Company sold participating term insurance, but has discontinued such sales.



    ANNUITIES. The Company offers annuities which are generally marketed to individuals in anticipation of retirement. The Company offers variable and traditional annuities in the form of flexible premium deferred annuities which allow policyholders to make contributions over a number of periods. For traditional annuity products, policyholder account balances are credited interest at rates determined by the Company. For variable annuities, policyholders have the right to direct the cash value of the policy into an assortment of sub-accounts managed by the Company, thereby assuming the investment risk passed through by those sub-accounts. Approximately 63% of the Company's existing individual annuity business based on account balances is held in qualified retirement plans. To further encourage persistency, a surrender charge against the policyholders' account balance is imposed for early termination of the annuity contract within a specified period after its effective date. See "-- Variable Sub-Accounts and Mutual Funds."


    DISABILITY INCOME INSURANCE. The Company writes a number of individual disability policies. This type of policy provides for payment of benefits in the event of a disabling accident or illness. Disability benefits reimburse the policyholder for a specified dollar amount payable over a specific time period or for the duration of the disability. Disability is defined as inability to pursue the policyholder's own occupation for the first two years after disability, and inability to pursue any occupation thereafter. The risks insured are similar to those insured in a medical expense policy but the claim costs are much more predictable. Since the policies are guaranteed renewable rather than noncancellable, the Company may change the premium scale at any time based on claim costs incurred, subject to regulatory approval. Some disability income products offer flexibility in coverage amounts as financial needs change.

    The following table sets forth the first year and renewal premiums collected for the Company's life, annuity and accident and health products for the periods indicated:

                         COLLECTED PREMIUMS BY PRODUCT


                                                    FOR THE THREE MONTH
                                                     PERIOD ENDED MARCH
                                                            31,                      FOR THE YEAR ENDED DECEMBER 31,
                                                    --------------------  -----------------------------------------------------
                                                      1996       1995       1995       1994       1993       1992       1991
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                              (DOLLARS IN THOUSANDS)
Direct life premiums collected:
  Universal life
    First year....................................  $     707  $     595  $   2,452  $   2,321  $   4,758  $   2,399  $   4,040
    Renewal.......................................     11,944     12,338     47,901     49,171     24,712     20,554     20,371
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total.......................................     12,651     12,933     50,353     51,492     29,470     22,953     24,411
  Variable universal life
    First year....................................      1,804      1,794      7,689     11,603      9,708      8,939      7,972
    Renewal.......................................      3,983      3,120     13,625     10,054      6,914      3,303        521
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total.......................................      5,787      4,914     21,314     21,657     16,622     12,242      8,493
  Participating whole life
    First year....................................      1,658      1,727      7,390      9,245      1,500        744        562
    Renewal.......................................     14,390     13,527     54,743     51,058     44,362     42,823     44,866
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total.......................................     16,048     15,254     62,133     60,303     45,862     43,567     45,428
  Other
    First year....................................        784        731      3,242      3,137        876        781        743
    Renewal.......................................      3,135      2,988     13,891     13,622      7,136      4,318      3,760
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total.......................................      3,919      3,719     17,133     16,759      8,012      5,099      4,503
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total direct life.........................     38,405     36,820    150,933    150,211     99,966     83,861     82,835
Reinsurance ceded.................................       (838)      (786)    (4,190)    (3,891)    (1,513)    (1,271)    (1,228)
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total life, net of reinsurance....................     37,567     36,034    146,743    146,320     98,453     82,590     81,607
Direct annuity premiums collected:
  Traditional annuities...........................     27,778     20,396     70,810     75,154     73,973     61,362     55,718
  Variable annuities..............................      2,869        785      5,962     13,392         --         --         --
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total annuities.............................     30,647     21,181     76,772     88,546     73,973     61,362     55,718
Reinsurance ceded.................................         --         --         --         --         --         --         --
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total annuities, net of reinsurance...............     30,647     21,181     76,772     88,546     73,973     61,362     55,718
Direct accident and health premiums collected:
  Medical and disability -- individual............      2,682      2,495     19,551     19,832      8,583      5,625      5,205
  Medical and disability -- group.................        287        311      1,384     (4,370)    42,581     20,574     18,099
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total accident and health...................      2,969      2,806     20,935     15,462     51,164     26,199     23,304
Reinsurance assumed...............................         --         --         --        (52)        --      1,562         --
Reinsurance ceded.................................       (324)       (91)   (10,912)   (19,940)    (4,614)    (3,649)    (3,142)
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total accident and health, net of reinsurance.....      2,645      2,715     10,023     (4,530)    46,550     24,112     20,162
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total collected premiums, net of reinsurance......  $  70,859  $  59,930  $ 233,538  $ 230,336  $ 218,976  $ 168,064  $ 157,487
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------


    Total life insurance collected premiums, net of reinsurance, increased to $146.7 million in 1995 from $81.6 million in 1991. This growth was due to the acquisitions of Rural Security Life in 1993 and of Western Life in 1994 combined with increased production and strong persistency. Rural Security Life added life collected premium of $13.1 million in 1993 and Western Life added life collected premium of $45.4 million in 1994.

    Total direct collected premiums for the Company's lead product, variable universal life, increased to $21.7 million in 1994 from $8.5 million in 1991. This growth was due to the Company's continued emphasis on this product combined with a high level of consumer demand for variable products in 1993 and 1994.
Total   collected  premiums  for  variable  life  insurance,  however,  declined
$343,100, or  1.6%,  to  $21.3 million  in  1995  from $21.7  million  in  1994.
Management believes sales of variable universal life were hampered by the rising interest rate environment and poor overall equity market returns in 1994. Industry sales of variable universal life declined an estimated 13% in 1995 compared to 1994 according to surveys performed by LIMRA International.


    Total direct collected premiums on participating whole life increased to $62.1 million in 1995 from $45.4 million in 1991. First year collected premiums, however, declined $1.9 million, or 20.1%, to $7.4 million in 1995 from $9.2 million in 1994. Management believes this decrease was caused by disruptions to marketing efforts caused by the consolidation of the insurance operations, reengineering activities and changes in the agents' compensation structure which occurred during 1995.



    Total direct annuity collected premiums increased to $76.7 million in 1995 from $55.7 million in 1991. The Company introduced variable annuities in January 1994 and collected premiums thereon of $13.4 million in that year. Collected premiums for variable annuities declined $7.4 milion, or 55.5%, to $6.0 million in 1995 due to similar reasons cited above for variable universal life.



    The Western Life acquisition also resulted in additional traditional annuity premium collections in 1994 of $23.8 million. However, this increase was offset by a $28.1 million decline in traditional annuities sold by Farm Bureau Life and FBL Insurance Company due to a change in the Company's marketing strategy in 1994 to emphasize the sale of its variable annuity products.


    Total direct accident and health collected premiums, net of reinsurance, decreased $10.1 million, to $10.0 million in 1995 from $20.2 million in 1991. This decline was due primarily to the Company's exiting its medical insurance business in 1994 offset by growth in disability income collected premiums.


    Total collected premiums, net of reinsurance, increased $10.9 million, or 18.2%, to $70.9 million for the three month period ended March 31, 1996 from $60.0 million for the three month period ended March 31, 1995 primarily due to a $7.5 million group annuity deposit collected from the Western Life pension plan during the three month period ended March 31, 1996.

    LIFE INSURANCE AND ANNUITIES IN FORCE

    The following table sets forth information regarding life insurance and annuities in force at the end of each period presented:

                     LIFE INSURANCE AND ANNUITIES IN FORCE


                                      AS OF OR FOR THE
                                         THREE MONTH
                                           PERIOD                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                       ENDED MARCH 31,   ----------------------------------------------------------
                                            1996            1995        1994        1993        1992        1991
                                      -----------------  ----------  ----------  ----------  ----------  ----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT FACE AMOUNTS IN MILLIONS)
Life insurance
  Universal
    Number of policies..............         105,386        105,256     103,623      72,224      54,302      50,452
    Direct statutory premiums.......     $    18,584     $   72,115  $   74,852  $   51,140  $   37,805  $   36,975
    Policyholder account balances...         511,573        503,877     467,773     300,989     185,419     158,587
    Direct face amounts.............           8,134          8,096       7,841       5,907       4,112       3,700
  Traditional
    Number of policies..............         266,712        267,452     267,590     207,674     186,560     192,344
    Direct statutory premiums.......     $    19,813     $   80,467  $   76,973  $   48,973  $   46,123  $   45,757
    Future policy benefits..........         622,337        617,376     597,961     488,533     423,947     411,888
    Direct face amounts.............           8,190          8,113       7,380       4,056       3,258       3,128
  Total life
    Number of policies..............         372,098        372,708     371,213     279,898     240,862     242,796
    Direct statutory premiums.......     $    38,397     $  152,582  $  151,825  $  100,113  $   83,928  $   82,732
    Face amounts....................          16,324         16,209      15,221       9,963       7,370       6,828
Annuities
    Number of policies..............          50,031         49,575      48,409      33,194      30,153      27,917
    Direct statutory premiums.......     $    35,735     $   87,655  $   99,381  $   86,418  $   75,455  $   70,337
    Policyholder account balances...         798,329        779,827     731,254     508,447     454,221     406,825
    Future policy benefits..........         112,070        110,412     108,115      87,244      66,080      59,958


    The Company has experienced low lapse rates compared to the life insurance industry, as indicated in the following table:


                                                  LAPSE RATE FOR THE        LAPSE RATES FOR THE YEAR ENDED DECEMBER 31,
                                                  THREE MONTH PERIOD
                                                    ENDED MARCH 31,     ----------------------------------------------------
                                                         1996               1995           1994          1993        1992
                                                 ---------------------  ------------  --------------  ----------  ----------
Company life insurance lapse rates.............            2.0%               7.9%          7.2%(1)         5.9%        6.0%
Industry life insurance lapse rates............           (2)               (2)              8.9            9.7        10.5


- ------------------------
(1) The increase in the Company's lapse rate from 1993 to 1994 was largely because of the acquisition of the business of Western Life in 1994.


(2) The industry lapse rates for the three month period ended March 31, 1996 and the year ended December 31, 1995 are not available as of the date of this prospectus.


EXIT FROM MEDICAL EXPENSE INSURANCE

    Prior to 1994, the Company sold indemnity medical insurance. Effective January 1, 1994, the Company transferred all of its group medical insurance to other carriers and entered into a 100% coinsurance agreement with a third party carrier for its individual medical insurance. Although there was some run-off of the group medical line during 1994, the Company effectively removed itself from the medical insurance business as of January 1, 1994. The Company helps its customers meet their medical insurance needs through marketing arrangements with various non-affiliated companies.

UNDERWRITING

    The Company has adopted and follows detailed, uniform underwriting standards and procedures designed to properly assess and quantify life insurance risks before issuing policies to individuals. To implement these procedures, the Company employs a professional underwriting staff of eleven underwriters who have an average of 22 years of experience in the insurance industry. The Company's underwriters review each applicant's written application, which is prepared under the supervision of the Company's agents, and any required medical records. The Company employs blood and urine testing to provide additional information on applications of over $100,000 face amount. Based on the results of these tests, the Company may adjust the mortality charge or decline coverage completely. Any nicotine use by a life insurance applicant within the preceding one year results in a substantially higher mortality charge. In accordance with industry practice, material misrepresentation on a policy application can result in the cancellation by the Company of the policy upon the return of any premiums paid.

    The increasing incidence of Acquired Immune Deficiency Syndrome (AIDS) has not adversely affected the Company's mortality experience. The Company considers AIDS information and testing results in its underwriting and pricing decisions. For all individual life insurance applications of over $100,000 face amount, the applicant must submit to a blood test which includes HIV antibody testing. The Company has incurred negligible death benefits due to known AIDS-related deaths.

OPERATIONS

    The  Company's  life   insurance  and  annuity   operations  have   realized
significant   cost   efficiencies  as   a  result   of  reengineering   and  the
consolidations with Rural Security Life and Western Life.

    Budgetary controls, service quality and business processing standards have been established and are closely monitored as a result of reengineering the Company's life operations. Detailed internal financial and transactional reporting allows analysis of all elements of the Company's life operations identifying cost savings and service improvement opportunities.

    The consolidation of Rural Security Life's and Western Life's operations with the Company has resulted in the centralization of most support functions such as product development, marketing, accounting and financial reporting, regulatory compliance, information technology and investment management in the home office in West Des Moines, Iowa. In addition, the underwriting, policy issue and policy service functions of Rural Security Life were moved to West Des Moines allowing a cessation of life operations in Madison, Wisconsin. In order to provide continuity of service with the agency force in Western Life's marketing area, the Company maintains a service center in Denver, Colorado to provide underwriting, policy issue and policy service.

    These consolidations, along with the Company's exit from the medical insurance business, have resulted in the elimination of approximately 200 job positions -- over 40% of the combined life insurance workforces.

REINSURANCE

    In keeping with industry practices, the Company reinsures portions of its life insurance and disability income exposure with unaffiliated insurance companies under traditional indemnity reinsurance agreements. New insurance sales are reinsured above prescribed limits and do not require the reinsurer's prior approval within certain guidelines. These treaties are automatically renewed and nonterminable for the first 10 years with regard to cessions already made and are terminable after 90 days with regard to future cessions. After 10 years the Company has the right to terminate and can generally discontinue the reinsurance on a block of business. This is normally done to increase the Company's retention on older business to the same level as current cessions.

    Generally, the Company enters into indemnity reinsurance arrangements to assist in diversifying its risks and to limit its maximum loss on risks that exceed the Company's policy retention limits. The retention limits for Farm Bureau Life are $500,000 and for Western Life are $250,000 per life. Indemnity reinsurance does not fully discharge the Company's obligation to pay claims on the reinsured business. The Company as the ceding insurer remains responsible for policy claims to the extent the reinsurer fails to pay such claims. No reinsurer of business ceded by the Company has failed to pay any material policy claims (either individually or in the aggregate) with respect to such ceded business. There is currently no life reinsurance with affiliated insurance companies, and all reinsurance entered into is in the ordinary course of business. The Company continually monitors the financial strength of its reinsurers. If for any reason such reinsurance coverages would need to be replaced, the Company believes that replacement coverages from financially responsible reinsurers would be available. A summary of the Company's primary reinsurers as of December 31, 1995 is as follows:



                                                                               A.M. BEST
REINSURER                                                                       RATING
- ---------------------------------------------------------------------------  -------------     AMOUNT OF
                                                                                            IN FORCE CEDED
                                                                                            ---------------
                                                                                              (DOLLARS IN
                                                                                               MILLIONS)
Lincoln National Life Insurance Company....................................           A+       $   394.4
Business Men's Assurance Company...........................................            A           189.7
Frankona America Life Reassurance Company..................................            A           150.8
All other..................................................................                        218.9
                                                                                                  ------
  Total....................................................................                    $   953.8
                                                                                                  ------
                                                                                                  ------


POLICY RESERVES

    The policy liabilities reflected in the consolidated financial statements are calculated in accordance with GAAP. Liabilities for universal life and annuity policies consist of the premiums and considerations received plus accumulated credited interest, less accumulated policyholder assessments and benefits. For traditional policies (all of which are participating), liabilities for future policy benefits have been provided based on the net level premium method, including assumptions as to interest, mortality and other assumptions underlying the guaranteed policy cash values. See Note 1 of Notes to Consolidated Financial Statements for additional information regarding policy liability assumptions under GAAP.

INTEREST CREDITING AND PARTICIPATING DIVIDEND POLICY

    The Company's dividend/interest rate committee meets monthly, or more frequently if required, to review and establish current period interest rates based upon existing and anticipated investment opportunities. This applies to new sales and to universal life insurance and annuity products after any initial guaranteed period. Earnings on assets are examined by portfolio. Interest rates are then established based on each product's required interest spread and competitive market conditions at the time.

    Farm Bureau Life and Western Life pay dividends, credit interest and determine other nonguaranteed elements on their individual insurance policies depending on the type of product. Some elements, such as dividends, are generally declared for a year at a time. Interest rates and other nonguaranteed elements are determined based on experience as it emerges and with regard to competitive factors.

    Policyholder dividends are currently being paid and will continue to be paid as declared on traditional participating whole life business, some term business, and the participating annuity policies. Policyholder dividend scales are generally established annually and are based on the performance of assets supporting these policies, the mortality experience of the policies, and expense levels. Other factors, such as changes in tax law, may be considered as well.


    Average credited rates on the Company's universal life contracts were 6.77%, 6.68%, 6.71% and 7.52%, and average credited rates on annuity contracts were 6.78%, 6.49%, 6.16% and 6.97% for the three month period ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively.


VARIABLE SUB-ACCOUNTS AND MUTUAL FUNDS

    The Company sponsors the FBL Series Fund, Inc. (the Series Fund) and FBL Variable Insurance Series Fund (the Insurance Series Fund) which are open-end, diversified series management investment companies. The Series Fund is available to the general public. The Insurance Series Fund offers its shares, without a sales charge, only to the separate accounts of participating insurance companies as the investment medium for variable annuity contracts or variable life insurance policies issued by the participating insurance companies. Currently, the Company is the only participating company with its variable annuity and variable universal life separate accounts investing in the Insurance Series Fund. The Company uses only the Insurance Series Fund to provide variable annuity and variable universal life insurance sub-accounts to its customers. These Funds each currently issue shares in six investment series (a Portfolio or collectively the Portfolios) with distinct investment objectives: (1) long-term capital appreciation with current income as a secondary objective; (2) as high a level of current income as is consistent with investment in a portfolio of debt securities deemed to be of high quality; (3) as high a level of current income as is consistent with investment in a portfolio of fixed-income securities rated in the lower categories of established rating services; (4) a high total investment return of income and capital appreciation by investing in common stocks, high quality debt securities and preferred stocks and high quality short-term money market instruments; (5) a high current income consistent with liquidity and stability of principal, and (6) an unmanaged index fund, which seeks growth of capital and income by investing primarily in common stocks of designated well-capitalized, established companies. The net assets of the equity, the managed and the money market portfolios at March 31, 1996 aggregated $170.6 million and the net assets of the bond portfolios on that date were $23.7 million.


    FBL Investment Advisory Services, Inc. (the Advisor), a subsidiary of the Company, receives an annual fee based on the average daily net assets of each Portfolio that ranges from 0.25% to 0.60% for the Series Fund and from 0.20% to 0.55% for the Insurance Series Fund. The Advisor also serves as distributor and principal underwriter for the Funds. The Advisor receives from the Series Fund a 0.50% annual distribution services fee, a 0.25% annual administration services fee and a 0.05% accounting fee, and receives directly any contingent deferred sales charge paid on the early redemption of shares. FBL Marketing Services, Inc., another subsidiary of the Company, serves as the principal dealer for Funds and receives commissions and service fees.


    The Company also sponsors a money market fund, FBL Money Market Fund, Inc. (Money Market Fund) which is a no-load open-end diversified management investment company with an investment objective of maximum current income consistent with liquidity and stability of principal. The Advisor acts as the investment advisor, manager and principal underwriter of the Money Market Fund and receives an annual management fee, accrued daily and payable monthly, on a graduated basis commencing at 0.5% of the first $200 million of average daily assets, and certain other fees. The net assets of the Money Market Fund were $21.8 million at March 31, 1996.


PROPERTY-CASUALTY SEGMENT

PRODUCTS

    The Company underwrites the following major lines of property-casualty insurance: automobile, homeowners, farm and ranch owners, workers' compensation, crop, and other.

    PERSONAL AND COMMERCIAL AUTOMOBILE coverage insures individuals and businesses, respectively, against losses incurred from personal bodily injury, bodily injury to third parties, property damage to an insured's vehicle, and property damage to other vehicles and other property.

    HOMEOWNERS INSURANCE insures individuals for losses to their residences and personal property, such as those caused by fire, wind, hail, water damage, theft and vandalism, and against third-party liability claims.

    FARM AND RANCH OWNERS insurance expands the personal liability and property protection of a homeowners policy to include farm and ranch liabilities, as well as farm and ranch property protection.

    WORKERS' COMPENSATION coverage insures employers against employee medical and indemnity claims resulting from injuries related to work. Workers' compensation policies are often written in conjunction with other commercial policies.

    CROP INSURANCE includes crop hail and multi-peril crop insurance. Crop hail provides protection from financial loss to an insured's crop investments from hail. Multi-peril crop insurance protects from perils including drought, frost, flood and insect damage.

    The Company  also offers  a  variety of  other  products, such  as  umbrella
policies,   personal  inland  marine   endorsements,  business  owner/commercial
package, garage liability, general liability and home venture coverages.


    The  Company  also  participates   in  reinsurance  arrangements.  See   "--
Reinsurance Arrangements."


FARM BUREAU MUTUAL POOL

    Utah Insurance participates in the Farm Bureau Mutual pool with Farm Bureau Mutual and South Dakota Mutual, with all three companies operating under the common management of the Company. All retained insurance business of Utah Insurance and South Dakota Mutual is assumed by Farm Bureau Mutual. The combined business is then assumed by the three property-casualty companies, in specified proportions, not in excess of an amount that would create a net written premium to surplus ratio that exceeds acceptable industry standards. This allows each property-casualty company, which may write premiums directly in only one or two states, to obtain better geographic and business diversification of risk, and therefore tends to create greater stability in the underwriting results.

    In the pool, all premiums, losses, loss adjustment expenses, acquisition and other underwriting and administrative expenses are combined and distributed proportionately to each property-casualty company, thus providing the three companies with substantially the same underwriting results. The overall operating results of the three companies differ based on their respective investment income and other miscellaneous items.


    In addition, effective January 1, 1996, Farm Bureau Mutual entered into a loss pooling agreement with Western Ag, which, in turn quota share reinsures business of Western Farm Bureau Mutual. Western Ag and Western Farm Bureau Mutual are Farm Bureau affiliated companies in Arizona and New Mexico, respectively, that are also managed by the Company. Under the loss pooling agreement all direct and assumed premiums, losses and allocated loss adjustment expenses (but not acquisition and other general underwriting expenses) of Farm Bureau Mutual, Utah Insurance and South Dakota Mutual will be pooled with these same items for Western Ag and Western Farm Bureau Mutual. Thus, further geographic and business diversification of risk for Utah Insurance will be achieved without significant change in the size of the Farm Bureau Mutual pool or its total premium volume.


    The following table sets forth net premiums earned by the Farm Bureau Mutual pool by product line for the periods indicated:


                                     FOR THE THREE
                                     MONTH PERIOD                  FOR THE YEAR ENDED DECEMBER 31,
                                    ENDED MARCH 31,   ----------------------------------------------------------
                                         1996            1995        1994        1993        1992        1991
                                   -----------------  ----------  ----------  ----------  ----------  ----------
                                                              (DOLLARS IN THOUSANDS)
Net premiums earned
  Automobile.....................      $  28,333      $  114,468  $  111,954  $  104,739  $   99,022  $   91,899
  Homeowners.....................          3,956          14,954      13,476      11,658      10,270       9,439
  Farm and ranch owners..........          6,937          26,033      24,577      23,189      21,796      20,597
  Workers' compensation..........          3,261          15,153      14,261      11,363       9,343       7,671
  Crop...........................            468          16,457      10,063      12,785       8,130      12,368
  Reinsurance....................          8,037          35,325      37,564      38,675      24,266      20,478
  Other..........................          2,732          11,466      10,328       9,303       9,305       7,456
                                         -------      ----------  ----------  ----------  ----------  ----------
  Total net premiums earned......      $  53,724      $  233,856  $  222,223  $  211,712  $  182,132  $  169,908
                                         -------      ----------  ----------  ----------  ----------  ----------
                                         -------      ----------  ----------  ----------  ----------  ----------



    Utah Insurance was an 8% participant in the Farm Bureau Mutual pool through March 31, 1996. It is anticipated that the Company's participation in the Farm Bureau Mutual pool will be increased to 20% during the second quarter of 1996, retroactive to January 1, 1996.

    The following table sets forth the 8% share of Utah Insurance in the Farm Bureau Mutual pool for the periods indicated:


                                          FOR THE THREE                 FOR THE YEAR ENDED DECEMBER 31,
                                       MONTH PERIOD ENDED    -----------------------------------------------------
                                         MARCH 31, 1996        1995       1994       1993       1992       1991
                                      ---------------------  ---------  ---------  ---------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS)
Net premiums earned
  Automobile........................        $   2,267        $   9,158  $   8,957  $   8,379  $   7,921  $   7,352
  Homeowners........................              316            1,196      1,078        933        822        755
  Farm and ranch owners.............              555            2,083      1,966      1,855      1,744      1,648
  Workers' compensation.............              261            1,212      1,141        909        747        614
  Crop..............................               37            1,317        805      1,023        651        989
  Reinsurance.......................              643            2,826      3,005      3,094      1,941      1,638
  Other.............................              219              917        826        744        744        597
                                               ------        ---------  ---------  ---------  ---------  ---------
  Total net premiums earned.........        $   4,298        $  18,709  $  17,778  $  16,937  $  14,570  $  13,593
                                               ------        ---------  ---------  ---------  ---------  ---------
                                               ------        ---------  ---------  ---------  ---------  ---------


    The following table sets forth net premiums earned by the Farm Bureau Mutual pool by state for the periods indicated:


                                  FOR THE THREE                   FOR THE YEAR ENDED DECEMBER 31,
                                MONTH PERIOD ENDED   ----------------------------------------------------------
                                  MARCH 31, 1996        1995        1994        1993        1992        1991
                               --------------------  ----------  ----------  ----------  ----------  ----------
                                                            (DOLLARS IN THOUSANDS)

Iowa.........................       $   25,821       $  116,069  $  105,890  $  102,670  $   94,711  $   92,956
Minnesota....................           10,824           46,035      43,512      39,595      36,185      32,707
South Dakota.................            2,593           10,951      10,710       9,373       8,235       7,304
Utah.........................            6,449           25,476      24,547      21,399      18,735      16,463
Other (assumed)..............            8,037           35,325      37,564      38,675      24,266      20,478
                                       -------       ----------  ----------  ----------  ----------  ----------
                                    $   53,724       $  233,856  $  222,223  $  211,712  $  182,132  $  169,908
                                       -------       ----------  ----------  ----------  ----------  ----------
                                       -------       ----------  ----------  ----------  ----------  ----------


    The following table sets forth the loss and loss adjustment expense (LAE), expense and combined ratios of the Farm Bureau Mutual pool for the periods indicated:


                                               FOR THE THREE                    FOR THE YEAR ENDED DECEMBER 31,
                                            MONTH PERIOD ENDED     ----------------------------------------------------------
                                              MARCH 31, 1996          1995        1994        1993        1992        1991
                                          -----------------------  ----------  ----------  ----------  ----------  ----------
Loss and LAE ratios:
  Automobile............................             80.6%              76.7%       80.0%       84.9%       82.1%       83.4%
  Homeowners............................             60.4               76.0        89.4        85.0        82.8        78.5
  Farm and ranch owners.................             77.7               75.5        84.4        83.5        71.7        84.9
  Workers' compensation.................             53.4               56.5        59.1        56.5        70.4       113.7
  Crop..................................             22.4               81.2        88.3       116.3        88.3        71.7
  Reinsurance...........................             72.9               62.3        62.1        71.3       130.7        76.1
  Other.................................             66.8               65.5        48.8        78.2        65.5        83.1
  Total Loss and LAE ratio..............             74.7               72.8        75.6        82.4        86.2        83.0

Expense ratio...........................             27.4               25.1        25.9        26.2        25.4        25.7

Combined ratio..........................            102.1               97.9       101.5       108.6       111.6       108.7

UNDERWRITING AND PRICING

    Rating and classification plans for non-commercial lines are independently developed and maintained by experienced casualty actuaries. Commercial lines rates are developed from Insurance Services Office and National Council of Compensation Insurers industry data. Rates are reviewed regularly for adequacy. Auto rates are reviewed at least annually.

    Underwriting of new automobile business utilizes Claims Loss Underwriting Exchange, Motor Vehicle Record, and Credit Bureau Report data. Most of this data is available to agents in the field. Renewal business is monitored on an exception basis for claim frequency and severity characteristics that trigger reunderwriting activities. Because the Company stresses "total" accounts, most individual lines of business have loss-sensitive premium structures that provide multiple levels of rates by means of surcharges or discounts in order to accommodate and retain various levels of risks. Risks that cannot be directly accommodated are placed with non-affiliated sub-standard auto markets and other niche writers through a brokerage subsidiary of the Company.

    The Company's multi-line exclusive agents are being increasingly involved in the underwriting process with the availability of underwriting information in the field and the Company's growing emphasis upon agent entry and electronic submission of policy applications and changes (currently available for personal auto insurance only). Profitability is tracked by individual agent loss ratios. An agent's loss ratio can affect commission levels by up to plus or minus 20%. Agent profitability and compliance with underwriting rules also impact an agent's binding authority.

OPERATIONS AND CLAIMS

    The management of insurance operations from the West Des Moines, Iowa home office facilitates uniform procedures and introduction of new technology and allows for reduced supervisory and managerial personnel. The Company is in the process of converting its multiple administration and processing systems to one common system which will substantially reduce information technology maintenance costs while improving service and turnaround times.

    The Company has recently reengineered the business processes associated with most of its major lines. By streamlining business flows the Company eliminated approximately 70 job positions while improving service and turnaround times. As further technological improvements are realized, business processes will be again reviewed with a view to improving accuracy and eliminating non-value added steps.

    Field claim activities are decentralized to ensure prompt handling of local claims. However, some claim functions are being centralized to realize processing efficiencies and expense savings. For example, first notices of loss are being directed to a centralized home office "800" phone service unit which electronically distributes loss assignments to the appropriate staff in the field.

    Information technology is a key component in enhancing the Company's claim service and in controlling claims costs. The Company was among the first in the United States to implement an expert system that evaluates the value of bodily injury claims. The Company also uses computerized building replacement cost and automobile physical damage cost estimators and auto glass networks. Among the innovative claim practices utilized by the Company are alternative dispute resolution to reduce litigation costs, preferred provider organizations to control auto and workers' compensation medical costs, and specialized subrogation and property loss units.

REINSURANCE ARRANGEMENTS


    Utah Insurance participates with Farm Bureau Mutual and South Dakota Mutual, each of which are under common management with the Company, in several reinsurance agreements with American Agricultural Insurance Company (American
Ag).  American  Ag  is  a  reinsurance company  which  is  owned  by,  and which reinsures, many of the Farm Bureau property-casualty insurance companies throughout the United States. Under these reinsurance agreements, Utah Insurance, Farm Bureau Mutual and South Dakota Mutual retain $250,000 of exposure for property risks, with the excess being ceded to American Ag (up to $19.8 million of exposure). The property-casualty companies have a property catastrophe occurrence cover for $28.0 million excess of a $3.9 million loss. They retain $400,000 for casualty exposures with the excess being ceded to

American Ag up to $11.5 million. The property-casualty companies maintain an excess treaty for workers' compensation to a total limit of $15.0 million. Crop hail proportional treaties exist that cede approximately 40% of the Company's crop hail premium.



    Utah Insurance is exposed to certain reinsurance assumptions through the Farm Bureau Mutual pool. Through quota share arrangements with other Farm Bureau property-casualty companies and miscellaneous contracts and assumptions from American Ag and various reinsurance brokers, the pool had estimated assumed reinsurance premiums for the three month period ended March 31, 1996 and the year ended December 31, 1995 of $9 million and $38 million, respectively.


LOSS AND LOSS ADJUSTMENT EXPENSE

    The reserves for losses and LAE on property-casualty business are determined using case basis evaluations and statistical analyses and represent estimates of the ultimate net cost of all reported and unreported losses and loss adjustment expenses that are unpaid. These reserves include estimates of future trends in claim severity, frequency and other factors that could vary as the losses are ultimately settled. Although considerable uncertainty is inherent in such estimates, management believes that the reserve for losses and loss adjustment expenses is adequate. The estimates are continually reviewed and, as adjustments to these reserves become necessary, such adjustments are reflected in current operations.


    The following table reflects for the companies participating in the Farm Bureau Mutual pool the development of their combined losses and LAE for the periods indicated at the end of that year and each subsequent year. The first line shows reserves, net of reinsurance, as originally reported at the end of the stated year. The section under the caption "Cumulative amount paid as of" shows the cumulative amounts paid, net of reinsurance, in respect of that reserve as of the end of each subsequent year. The section under the caption "Reserves reestimated as of" shows the original recorded reserve as adjusted as of the end of each subsequent year to reflect the cumulative amounts paid and all other facts and circumstances discovered during each such year. The line, "Net cumulative redundancy (deficiency)" reflects the difference between the latest reestimated reserve amount and the reserve amount as originally established. The line "Gross cumulative redundancy" reflects the difference between the latest reestimated reserve amount and the reserve amount as originally established, before the effect of reinsurance ceded. The table represents development by incurred year. Conditions and trends that have affected the development of these reserves in the past will not necessarily recur in the future. It may not be appropriate to use this cumulative history in the projection of future performance. Utah Insurance has an 8% share in the Farm Bureau Mutual pool, which is expected to be increased to 20% during the second quarter of 1996, retroactive to January 1, 1996.

                                                                   INCURRED YEAR ENDED DECEMBER 31,
                                   -------------------------------------------------------------------------------------------------
                                     1995       1994       1993       1992       1991       1990       1989       1988       1987
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                        (DOLLARS IN THOUSANDS)
Reserves for losses and LAE......  $ 159,672  $ 152,277  $ 145,934  $ 125,424  $ 113,108  $ 104,355  $  90,890  $  74,979  $  66,652
Cumulative amount paid as of
  One year later.................                66,910     62,684     63,319     52,452     51,193     46,000     38,794     31,031
  Two years later................                           92,152     87,443     77,745     72,934     67,557     55,723     47,715
  Three years later..............                                     100,939     87,643     85,547     78,390     65,782     54,973
  Four years later...............                                                 93,656     90,527     85,278     70,958     56,229
  Five years later...............                                                            93,742     87,129     74,092     57,756
  Six years later................                                                                       88,382     75,074     59,705
  Seven years later..............                                                                                  75,757     59,382
  Eight years later..............                                                                                             60,413
  Nine years later...............
Reserves reestimated as of
  One year later.................               140,943    134,321    129,890    106,794    105,780     94,857     78,989     68,268
  Two years later................                          129,791    124,502    109,354     99,967     95,964     78,885     69,718
  Three years later..............                                     120,672    104,988    100,975     91,938     78,564     66,379
  Four years later...............                                                102,790     99,302     92,757     77,513     62,599
  Five years later...............                                                            98,837     92,078     78,729     61,337
  Six years later................                                                                       91,821     78,167     62,651
  Seven years later..............                                                                                  78,069     61,604
  Eight years later..............                                                                                             62,149
  Nine years later...............
Net cumulative redundancy
 (deficiency)....................                11,334     16,143      4,752     10,318      5,518       (931)    (3,090)     4,503
Net reserve......................  $ 159,672  $ 152,277  $ 145,934
Reinsurance recoverable..........     16,078     15,975     20,898
                                   ---------  ---------  ---------
Gross reserve....................  $ 175,749  $ 168,252  $ 166,832
                                   ---------  ---------  ---------
                                   ---------  ---------  ---------
Net reestimated reserve..........             $ 140,942  $ 129,791
Reestimated reinsurance
 recoverable.....................                13,066     22,046
                                              ---------  ---------
Gross reestimated reserve........             $ 154,008  $ 151,837
                                              ---------  ---------
                                              ---------  ---------
Gross cumulative redundancy......             $  14,244  $  14,995
                                              ---------  ---------
                                              ---------  ---------

                                     1986
                                   ---------
Reserves for losses and LAE......  $  64,358
Cumulative amount paid as of
  One year later.................     31,953
  Two years later................     45,769
  Three years later..............     51,875
  Four years later...............     56,155
  Five years later...............     58,186
  Six years later................     58,902
  Seven years later..............     59,924
  Eight years later..............     60,337
  Nine years later...............     60,653
Reserves reestimated as of
  One year later.................     62,226
  Two years later................     63,979
  Three years later..............     62,909
  Four years later...............     62,158
  Five years later...............     61,833
  Six years later................     61,304
  Seven years later..............     62,074
  Eight years later..............     61,901
  Nine years later...............     61,826
Net cumulative redundancy
 (deficiency)....................      2,532
Net reserve......................
Reinsurance recoverable..........
Gross reserve....................
Net reestimated reserve..........
Reestimated reinsurance
 recoverable.....................
Gross reestimated reserve........
Gross cumulative redundancy......



    Utah Insurance has been an 8% participant in the Farm Bureau Mutual pool since January 1, 1990, the date the Farm Bureau Mutual pool was formed. Accordingly, the Company has, since January 1, 1990, recorded approximately 8% of the above-stated reserves for losses and LAE, amounts paid, reinsurance recoverables and resulting cumulative redundancies during the respective years. The Company's share of such amounts relating to claims incurred subsequent to the date of the pooling change will increase to 20%. The Company's share of development on claims incurred prior to the effective date of the pooling change will remain at 8%.



    The net cumulative deficiencies of $931,000 and $3.1 million for 1989 and 1988, respectively, were the result of general adverse claim development not anticipated when initially establishing the reserves. Since the inception of the Farm Bureau Mutual pool in 1990, management has implemented more sophisticated and frequent methodologies for establishing reserves as is evidenced by the net cumulative redundancies during 1990 through 1994.



    Although the Farm Bureau Mutual pool was not formed until January 1, 1990, all three companies participating in the pool have been managed by the Company during the entire period presented in the above table, with the exception of South Dakota Mutual which first entered into a management agreement with the Company in 1987.

INVESTMENTS

    The Company's investment portfolio is managed by its internal investment professionals. The investment strategy is designed to achieve superior risk-adjusted returns consistent with its investment philosophy of maintaining a largely investment grade portfolio and providing adequate liquidity for expected liability durations and other requirements.

    The Company's investment portfolio is summarized in the table below:

                                                                                            AS OF DECEMBER 31,
                                                                      --------------------------------------------------------------
                                              AS OF MARCH 31, 1996              1995                      1994               1993
                                            ------------------------  ------------------------  ------------------------  ----------
                                             CARRYING                  CARRYING                  CARRYING                  CARRYING
                                              VALUE       PERCENT       VALUE       PERCENT       VALUE       PERCENT       VALUE
                                            ----------  ------------  ----------  ------------  ----------  ------------  ----------
                                                                             (DOLLARS IN THOUSANDS)
Fixed maturities:
    Public................................  $1,601,997        60.0%   $1,597,236        60.4%   $1,293,590        55.3%   $  855,202
    Private placement.....................     332,676        12.5       335,905        12.7       314,593        13.4       327,250
    144A private placement................     159,152         6.0       143,068         5.4       124,428         5.3        97,338
                                            ----------       -----    ----------       -----    ----------       -----    ----------
  Total fixed maturities..................   2,093,825        78.5     2,076,209        78.5     1,732,611        74.0     1,279,790
Equity securities.........................      90,856         3.4        83,714         3.1        46,701         2.0        51,579
Held in inventory (1).....................      21,327         0.8        21,913         0.8        18,169         0.8        17,386
Mortgage loans on real estate.............     267,534        10.0       266,623        10.1       272,537        11.7       230,897
Investment real estate
  Acquired for debt.......................       2,214         0.1         2,220         0.1         4,444         0.2         1,255
  Investment..............................      26,783         1.0        26,384         1.0        22,507         1.0        19,506
Policy loans..............................     116,633         4.4       116,107         4.4       113,848         4.9        87,008
Other long-term investments...............      12,044         0.4         2,892         0.1         6,654         0.3        26,952
Short-term investments....................      36,785         1.4        50,061         1.9       119,683         5.1        42,904
                                            ----------       -----    ----------       -----    ----------       -----    ----------
    Total investments.....................  $2,668,001       100.0%   $2,646,123       100.0%   $2,337,154       100.0%   $1,757,277
                                            ----------       -----    ----------       -----    ----------       -----    ----------
                                            ----------       -----    ----------       -----    ----------       -----    ----------


                                              PERCENT
                                            ------------

Fixed maturities:
    Public................................        48.7%
    Private placement.....................        18.6
    144A private placement................         5.5
                                                 -----
  Total fixed maturities..................        72.8
Equity securities.........................         2.9
Held in inventory (1).....................         1.0
Mortgage loans on real estate.............        13.1
Investment real estate
  Acquired for debt.......................         0.1
  Investment..............................         1.1
Policy loans..............................         5.0
Other long-term investments...............         1.5
Short-term investments....................         2.5
                                                 -----
    Total investments.....................       100.0%
                                                 -----
                                                 -----


- ------------------------

(1) Held in inventory includes equity securities owned by FBL Ventures totaling $19.4, $20.1 million, $15.9 million and $15.4 million at March 31, 1996 and December 31, 1995, 1994 and 1993, respectively.



    As of March 31, 1996, 91.8% (based on carrying value) of the fixed maturity securities were investment grade debt securities, being in the highest two NAIC designations. Non-investment grade debt securities generally provide higher yields and involve greater risks than investment grade debt securities because their issuers typically are more highly leveraged and more vulnerable to adverse economic conditions than investment grade issuers. In addition, the trading market for these securities is usually more limited than for investment grade debt securities. Private placement securities are generally rated by the Securities Valuation Office of the NAIC. The Company regularly reviews the percentage of its portfolio which is invested in non-investment grade debt securities (NAIC 3 through 6). As of March 31, 1996, the Company's investment in non-investment grade debt was 8.2% of fixed maturity securities. At that time no single non-investment grade holding exceeded 0.6% of total investments.

    The following table sets forth the credit quality, by NAIC designation and S & P rating equivalents, of fixed maturity securities:

                 FIXED MATURITY SECURITIES BY NAIC DESIGNATION

                                                                                             AS OF DECEMBER 31,
                                                                             ---------------------------------------------------
                                                            AS OF
                                                        MARCH 31, 1996                 1995                      1994
                                                   ------------------------  ------------------------  -------------------------
       NAIC                   EQUIVALENT            CARRYING                  CARRYING                  CARRYING
    DESIGNATION           S & P RATINGS (1)          VALUE       PERCENT       VALUE       PERCENT        VALUE       PERCENT
- -------------------  ----------------------------  ----------  ------------  ----------  ------------  -----------  ------------
                                                                              (DOLLARS IN THOUSANDS)
             1       (AAA, AA, A)................  $1,347,416        64.4%   $1,311,216        63.1%    $1,039,787        60.0%
             2       (BBB).......................     574,105        27.4       582,678        28.1       541,272         31.3
                                                   ----------       -----    ----------       -----    -----------       -----
                     Total investment grade......   1,921,521        91.8     1,893,894        91.2     1,581,059         91.3
             3       (BB)........................     100,264         4.8       100,622         4.8        82,402          4.8
             4       (B).........................      69,075         3.3        79,987         3.9        65,083          3.7
             5       (CCC, CC, C)................       1,626         0.1            56          --         1,255           --
             6       In or near default..........       1,339          --         1,650         0.1         2,812           .2
                                                   ----------       -----    ----------       -----    -----------       -----
                     Total below investment
                      grade......................     172,304         8.2       182,315         8.8       151,552          8.7
                                                   ----------       -----    ----------       -----    -----------       -----
                     Total fixed maturities......  $2,093,825       100.0%   $2,076,209       100.0%    $1,732,611       100.0%
                                                                    -----                     -----    -----------       -----
                                                   ----------       -----    ----------       -----    -----------       -----
                                                   ----------                ----------

                               1993
                     -------------------------
       NAIC           CARRYING
    DESIGNATION         VALUE       PERCENT
- -------------------  -----------  ------------
             1        $ 639,202         49.9%
             2          482,428         37.7
                     -----------       -----
                      1,121,630         87.6
             3           79,991          6.3
             4           51,454          4.0
             5           12,594          1.0
             6           14,121          1.1
                     -----------       -----
                        158,160         12.4
                     -----------       -----
                      $1,279,790       100.0%
                     -----------       -----
                     -----------       -----


- ------------------------
(1) Comparisons between NAIC designations and S & P ratings are published by the NAIC. S & P has not rated some of the fixed maturity securities in the Company's portfolio.


    The carrying value of the Company's portfolio of fixed maturity securities by contractual maturity are shown below:


                REMAINING MATURITY OF FIXED MATURITY SECURITIES

                                                                                            AS OF DECEMBER 31,
                                                                      --------------------------------------------------------------
                                                     AS OF
                                                 MARCH 31, 1996                 1995                      1994               1993
                                            ------------------------  ------------------------  ------------------------  ----------
                                             CARRYING                  CARRYING                  CARRYING                  CARRYING
MATURITY OF FIXED MATURITY SECURITIES         VALUE       PERCENT       VALUE       PERCENT       VALUE       PERCENT       VALUE
- ------------------------------------------  ----------  ------------  ----------  ------------  ----------  ------------  ----------
                                                                             (DOLLARS IN THOUSANDS)
Due in one year or less...................  $   50,345         2.4%   $   66,886         3.2%   $   37,359         2.1%   $   32,917
Due after one year through five years.....     178,289         8.5       181,647         8.7       159,128         9.2       146,886
Due after five years through ten years....     277,066        13.2       287,838        13.9       296,011        17.1       255,932
Due after ten years.......................     622,913        29.8       641,527        30.9       533,268        30.8       360,301
                                            ----------       -----    ----------       -----    ----------       -----    ----------
                                             1,128,613        53.9     1,177,898        56.7     1,025,766        59.2       796,036
Mortgage and asset-backed securities......     930,272        44.4       862,245        41.5       666,026        38.4       420,169
Redeemable preferred stocks...............      34,940         1.7        36,066         1.8        40,819         2.4        63,585
                                            ----------       -----    ----------       -----    ----------       -----    ----------
    Total.................................  $2,093,825       100.0%   $2,076,209       100.0%   $1,732,611       100.0%   $1,279,790
                                            ----------       -----    ----------       -----    ----------       -----    ----------
                                            ----------       -----    ----------       -----    ----------       -----    ----------


MATURITY OF FIXED MATURITY SECURITIES         PERCENT
- ------------------------------------------  ------------

Due in one year or less...................         2.6%
Due after one year through five years.....        11.5
Due after five years through ten years....        20.0
Due after ten years.......................        28.1
                                                 -----
                                                  62.2
Mortgage and asset-backed securities......        32.8
Redeemable preferred stocks...............         5.0
                                                 -----
    Total.................................       100.0%
                                                 -----
                                                 -----



    Mortgage-backed securities constitute a significant portion of the Company's portfolio of securities. These mortgage-backed securities are diversified as to collateral types, cash flow characteristics, and maturity. At March 31, 1996, the Company held $532.7 million (20.0% of total investments) in residential mortgage-backed securities and $301.8 million (11.3% of total investments) in commercial mortgage-backed securities.



    At March 31, 1996, the Company held residential collateralized mortgage obligation (CMO) investments with a market value of $482.1 million as part of its mortgage-backed securities holdings. CMOs consist of pools of mortgages divided into sections or "tranches" which provide sequential retirement of the bonds. To provide call protection and more stable average lives, the Company invests in planned amortization classes (PACs), which provide more predictable cash flows within a range of prepayment speeds (the rate of individuals refinancing their home mortgages at lower rates) by shifting the prepayment risks to support tranches. The Company also invests in sequential tranches, which provide stability in that repayments of principal do not occur until the previous tranches are paid off. As of March 31, 1996, 74.7% of the Company's CMO investments are in PAC and sequential pay securities. The Company does not purchase certain types of collateralized mortgage obligations. These include, but are not limited to, interest only, principal only, floater, inverse floater, PAC II, Z or support tranches.



    At March 31, 1996, the Company held $267.5 million or 10.0% of invested assets in mortgage loans. These mortgage loans are diversified as to property type, location and loan size, and are collateralized by the related properties. At March 31, 1996, mortgages more than 60 days delinquent accounted for 1.5% of the carrying value of the mortgage portfolio. The Company's mortgage lending policies establish limits on the amount that can be loaned to one borrower and require diversification by geographic location and collateral type. Regions with the largest concentration of the Company's mortgage loan portfolio at March 31, 1996 include Mountain (25%) which includes Arizona, Colorado, Idaho, New Mexico, Nevada, Utah and Wyoming; Pacific (23%) which includes California and Oregon; and West South Central (18%) which includes Texas and Oklahoma. Mortgage loans on real estate have also been analyzed by collateral types with retail facilities (34%) and office buildings (40%) representing the largest holdings at March 31, 1996.



    The Company's investment portfolio at March 31, 1996, also included $36.8 million of short-term investments, plus $211.6 million in carrying value of U.S. Government and U.S. Government agency backed securities that could be readily converted to cash at or near carrying value.



    The Company's asset-liability management program includes (i) designing and developing products which encourage persistency and, as a result, creating a stable liability structure; and (ii) structuring the investment portfolio with duration and cash flow characteristics consistent with the duration and cash flow characteristics of the Company's insurance liabilities. At March 31, 1996, the weighted average life of the fixed maturity portfolio, based on market values excluding convertible bonds, was approximately 8.1 years.



    FBL Ventures is a wholly owned investment company subsidiary of Farm Bureau Life which invests in start-up and mezzanine level venture capital investments in various sectors. Operating results of FBL Ventures are recognized in accordance with accounting principles for investment companies and, as such, unrealized and realized gains and losses on investments are included in net investment income. Because of the venture capital nature of the underlying investments, the results of FBL Ventures tend to fluctuate significantly from year to year and need to be evaluated over a much longer period of time. During 1995, FBL Ventures experienced net investment income of $25.4 million resulting predominantly from unrealized gains on two venture capital investments which completed initial public offerings during the year. Therefore, the net income
(loss) is not included in adjusted operating income. The results of FBL Ventures during the five years ended December 31, 1995, have provided significant returns to the Company. Since March 1990, when the Company began its current venture capital program, the underlying investments in FBL Ventures have generated an average annual internal rate of return of 41.3%. As of March 31, 1996, FBL Ventures had investments of $19.4 million, consisting of 29 private equity securities. It is anticipated that during 1996 all or substantially all of the investments of FBL Ventures will be sold to a venture capital subsidiary of Farm Bureau Mutual at their carrying value, which management believes approximates fair market value. Accordingly, the sale will not have a significant effect on the Company's operating results. The proceeds from the sale are expected to be invested in fixed maturity securities and mortgage loans. Management believes the sale of FBL Venture's investments will provide the Company with more consistent and predictable investment returns and will facilitate the Company's asset/liability management process.


COMPETITION


    The Company operates in a highly competitive industry. The operating results of companies in the insurance industry have been historically subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings from rating agencies such as A.M. Best, and other factors. Management believes the Company's ability to compete with other insurance companies is dependent upon, among other things, its ability to attract and retain agents to market its insurance products, particularly to Farm Bureau members, its ability to develop competitive and profitable products, and its maintenance of high ratings of its claims paying ability from A.M. Best. In connection with the development and sale of its products, the Company encounters significant competition from other insurance companies, many of whom have financial resources substantially greater than those of the Company, as well as from other investment alternatives available to its customers.

REGULATION

    The Company's insurance subsidiaries are subject to regulation and supervision by the states in which they transact business. State insurance laws generally establish supervisory agencies with broad administrative and supervisory powers related to granting and revoking licenses, transacting business, establishing guaranty fund associations, licensing agents, approving policy forms, regulating premium rates for some lines of business, establishing reserve requirements, prescribing the form and content of required financial statements and reports, determining the reasonableness and adequacy of statutory capital and surplus, and regulating the type and amount of investments permitted.


    Every state in which the Life Companies are licensed administers a guaranty fund, which provides for assessments of licensed insurers for the protection of policyholders of insolvent insurance companies. There has been an increase in the number of insurance companies that are under supervision which has resulted in an increase in the amount of assessments to cover losses to policyholders of such companies. Assessments can be partially recovered through a reduction in future premium taxes in some states. In these situations, the amounts are capitalized and amortized against future reductions in premium taxes. Assessments paid by the Company amounted to $436,000 in the three month period ended March 31, 1996, $1.4 million in 1995, $1.6 million in 1994 and $708,000 in 1993. Management cannot reasonably predict the amount of future assessments, if any.


    Recently, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation which changes, and in many cases increases, the state's authority to regulate insurance companies. Although legislation has been under consideration for several years in Congress which, if enacted, would result in the federal government assuming some role in the regulation of insurance companies, management does not expect the current Congress to enact federal insurance regulation. The NAIC, in conjunction with state regulators, has been reviewing existing insurance laws and regulations. The NAIC recently approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies. Through the NAIC accreditation program, these recommendations for state legislation have taken on an increased significance. Two such initiatives are risk-based capital standards (RBC) which have been adopted by the NAIC, and a model investment law which is currently under consideration.

    The RBC standards were adopted by the NAIC in 1992 for life insurance companies and in 1993 for property-casualty insurance companies and require insurance companies to calculate and report for statutory basis financial statements information under a risk-based capital formula. The formula is embodied in the NAIC Model Act, which has been adopted by many states and it is anticipated that the NAIC RBC standards will apply to all of the Company's insurance subsidiaries in 1996. RBC requirements are intended to allow insurance regulators to identify at an early stage inadequately capitalized insurance companies based upon the types and mixtures of risks inherent in the company's operations. The formula includes components for asset risk, liability risk, interest rate exposure, and other factors.

    The RBC requirements are intended to be used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized companies for the purpose of initiating regulatory actions. They are not designed as a ranking mechanism for adequately capitalized companies. In addition, the formula defines a new minimum capital standard which supplements the low, fixed minimum capital and surplus requirements previously implemented on a state-by-state basis.

    The RBC requirements provide for four levels of regulatory attention, depending on the ratio of the company's total adjusted capital (defined as the total of its statutory capital, surplus, asset valuation reserve and certain other adjustments) to its RBC. If a company's total adjusted capital is less than 100 percent but greater than or equal to 75 percent of its RBC, or if a negative trend has occurred (as defined by the regulations) and total adjusted capital is less than 125 percent of its RBC (the "Company Action Level"), the company must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve its capital position. If a company's total adjusted capital is less than 75 percent but greater than or equal to 50 percent of its RBC (the "Regulatory Action Level"), the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. If a company's total adjusted capital is less than 50 percent but greater than or equal to 35 percent of its RBC (the "Authorized Control Level"), the regulatory authority may take any action it deems necessary, including placing the company under regulatory control. If a company's total adjusted capital is less than 35 percent of its RBC (the "Mandatory Control Level"), the regulatory authority is mandated to place the company under its control. The total adjusted capital of Farm Bureau Life and Western Life was 2.7 and 4.8 times the Company Action Level, respectively, at December 31, 1995.

    The Life/Health Task Force of the NAIC recently adopted Actuarial Guideline GGG(Guideline) which defines minimum reserves for certain annuity products (including certain of the Company's annuity products) which have multiple benefit streams. The requirements of the Guideline affect the accounting for applicable contracts issued on or after January 1, 1981 in financial statements prepared for state regulatory authorities for years ending on or after December 31, 1995. The Guideline will have no material impact on the Company.

    Approximately once every three to five years as part of their routine regulatory oversight process, insurance departments conduct detailed examinations of the books, records and accounts of insurance companies domiciled in their states. Such examinations are generally conducted in cooperation with the departments of two or three other states, under guidelines promulgated by the NAIC. The Life Companies have been examined for all years through 1992.

    A committee of the NAIC is developing model legislation to govern insurance company investments. Several discussion drafts have been released over the past two to three years. Implementation of any investment model law is not expected until 1996 or later. Management believes that if the current discussion draft were adopted without modification it would not have a material impact on the Company.

    The Company, certain of its subsidiaries and certain funds, policies and contracts offered by them are subject to various levels of regulation under the federal securities laws administered by the Securities and Exchange Commission and certain state securities laws. FBL Investment Advisory Services, Inc. is an investment advisor registered under the Investment Advisors Act. In addition, the Company sponsors certain mutual funds which are registered under the Investment Company Act of 1940, as amended. FBL Marketing Services, Inc. is a subsidiary of the Company which serves as the principal dealer for the sponsored funds, as well as certain of its variable insurance and annuity products. Certain annuity contracts and insurance policies issued by the Life Companies are registered under the Securities Act, and FBL Marketing Services, Inc. is registered as a broker-dealer under the Exchange Act.

    These laws and regulations are primarily intended to benefit investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with such laws and regulations. The Company and its subsidiaries may also be subject to similar laws and regulations in the states in which they provide investment advisory services, offer the products described above or conduct other securities-related activities.

FEDERAL INCOME TAX CONSIDERATIONS

    Certain of the life and annuity products marketed and issued by the Life Companies enjoy income tax advantages as compared to other savings investments, such as certificates of deposit and taxable bonds. One important tax advantage is the deferral of income taxation on any increases in the contract values during the accumulation phase of the annuity products in contrast to the current taxation of all earnings on many other savings and investment products. In the event that the federal income tax laws are changed so that accumulated earnings on these annuities do not enjoy the tax deferral described above, or so that additional savings and investment products achieve similar tax deferral status, or so that tax rates were significantly lower so that the annuitant's ability to defer income tax on annuity earnings was no longer a significant factor for the policyholder, consumer demand for the affected products could decline materially or be eliminated. From time to time, Congress has considered proposals to revise or eliminate this tax deferral. There is no such proposal currently pending in Congress, nor has the current administration announced any consideration of such proposals. Legislation that would treat all interest and dividend income as tax-free to the recipient has been proposed in Congress as part of the comprehensive tax reform proposals (i.e., the "flat tax"). If legislation were enacted to eliminate the tax advantages of life and annuity products, such a change could have an adverse effect on the ability of the Company to sell those products.

PROPERTIES

    The principal operations of the Company and its subsidiaries are conducted from owned property consisting of approximately 430,000 square feet of space on a 45 acre site located at 5400 University Avenue, West Des Moines, Iowa 50266. Approximately 59,000 square feet of this property are leased to an unaffiliated company under a lease expiring in 1998 and approximately 76,000 square feet are leased to the Iowa Farm Bureau Federation and affiliated companies under a lease which is expected to be continued from year to year indefinitely. The Company also leases office space of 29,000 square feet for a service center in Denver, Colorado. This lease, with the state of Colorado, is for a portion of the former home office building of Western Life. The Company is locating replacement space to move into at the termination of the lease on December 31, 1996. Management considers the current facilities to be adequate for the foreseeable needs of the Company.

EMPLOYEES

    At May 1, 1996 the Company had approximately 1,000 employees. Many employees and the executive officers of the Company also provide services to Farm Bureau Mutual and other affiliates of the Company. None of the employees are members of a collective bargaining unit. Management believes that relations with its employees are good.

LEGAL PROCEEDINGS

    The Company is a party to lawsuits arising in the normal course of business. The Company believes the resolution of these lawsuits will not have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS

    The current Directors and persons chosen to become Directors of the Company upon completion of this Offering are as follows:

          NAME                 AGE               POSITION AND DATE ELECTED AS A DIRECTOR
- -------------------------      ---      ----------------------------------------------------------
Edward M. Wiederstein              47   Chairman of the Board and Director (1995)
Thomas R. Gibson                   51   Executive Vice President, General Manager, Chief Executive
                                         Officer and Director (1996)
Eugene R. Maahs                    64   Senior Vice President, Secretary, Treasurer and Director
                                         (1996)
Stephen M. Morain                  50   Senior Vice President, General Counsel and Director (1996)
V. Thomas Geary                    67   First Vice Chair and Director (1994)
Roger Bill Mitchell                51   Second Vice Chair and Director (1994)
Kenneth R. Ashby                   55   Director (1994)
Jerry L. Chicoine                  53   Director (1996) (1)
Al Christopherson                  54   Director (1994)
John W. Creer                      56   Director (1996) (1)
Kenny J. Evans                     50   Director (1995)
Gary Hall                          45   Director (1995)
Karen J. Henry                     49   Director (1995)
Richard Kjerstad                   52   Director (1995)
David L. McClure                   56   Director (1994)
H. Eldon Merklin                   63   Director (1994)
Bryce P. Neidig                    64   Director (1994)
Howard D. Poulson                  59   Director (1994)
Howard G. Schmid                   59   Director (1994)
John J. Van Sweden                 48   Director (1994)
John E. Walker                     58   Director (1996) (1)

- ------------------------

(1) Messrs. Chicoine, Creer and Walker will become Class A Directors effective upon the completion of this Offering.


    Set forth below is a description of the business experience, principal occupation and employment during the last five years of the Directors of the
Company:


    Edward M. Wiederstein is the Chairman of the Board and a Class B Director of the Company. He has been a director of the Iowa Farm Bureau Federation since 1986 and in 1995 was elected President of the Iowa Farm Bureau Federation. He is also a director and president of Farm Bureau Mutual and a director of Western Ag. Mr. Wiederstein owns and operates a 1,200 acre farm near Audubon, Iowa where he has been engaged in the business of cattle and hog feeding and grain farming since 1973.

    Thomas R. Gibson, FSA, CLU, FLMI, is the Executive Vice President, General Manager and Chief Executive Officer of the Company and of its major operating subsidiaries and a Class B Director of the Company. Mr. Gibson was the Chairman of the Board of the Greater Des Moines Chamber of Commerce during 1995. Mr. Gibson has been employed by the Company and its affiliates since 1966.

    Eugene R. Maahs is Senior Vice President, Secretary and Treasurer of the Company and its major operating subsidiaries and a Class B Director of the Company. He is Executive Director, Secretary and Treasurer of the Iowa Farm Bureau Federation; Senior Vice President and Assistant Secretary and Treasurer of South Dakota Mutual, and Vice President and Treasurer of Farm Bureau Management Corporation (Management Corp.), a subsidiary of the Iowa Farm Bureau Federation. Mr. Maahs is a co-owner of Country Gardens, a fruit and vegetable farm and market. Mr. Maahs has been employed by the Company and its affiliates since 1990, and by the Iowa Farm Bureau Federation since 1958.

    Stephen M. Morain is Senior Vice President and General Counsel of the Company and a Class B Director. He also serves as General Counsel and Assistant Secretary of the Iowa Farm Bureau Federation; General Counsel, Secretary and director of Management Corp.; and Senior Vice President and General Counsel of the Company's major operating subsidiaries. Mr. Morain is also a director of Computer Aided Design Software, Inc., a director of Iowa Business Development Finance Corporation, and chairman and a director of Edge Technologies, Inc. Mr. Morain has been employed by the Company and its affiliates since 1977.


    V. Thomas Geary is the First Vice Chair and a Class B Director of the Company. He has been the President of the Idaho Farm Bureau Federation since 1983, and President of Western Life since 1986. Mr. Geary has owned and operated Morningstar Farms near Burley, Idaho since 1954, which includes a cow-calf ranch and a mink ranch. He is also President and a director of Idaho Farm Bureau Mutual Insurance Company, Farm Bureau Insurance Service Company of Idaho and Farm Bureau Finance Company (Idaho) and a director of Western Ag, Farm Bureau Life and the American Farm Bureau Federation.


    Roger Bill Mitchell is a Class B Director and the Second Vice Chair of the Company. He has been President of the Colorado Farm Bureau since November 1988. Mr. Mitchell is also a director of Western Ag and Colorado Farm Bureau Mutual Insurance Company and a member of the Colorado Water Quality Control Commission.

    Kenneth R. Ashby is a Class B Director of the Company and has been the President of the Utah Farm Bureau Federation since November 1986. He has been a Vice President of Utah Insurance and a director of Farm Bureau Life. Mr. Ashby has been President and General Manager of Ashby's Valley View Farms since September 1966.

    Jerry L. Chicoine is a Class A Director of the Company. He is Senior Vice President and Chief Financial Officer of Pioneer Hi-Bred International, Inc. (seed corn business), a position he has held since 1988. Mr. Chicoine was Senior General Counsel of Pioneer Hi-Bred International, Inc. from 1986 to 1988. Prior thereto he was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986. Mr. Chicoine is a lawyer and a certified public accountant. He is also a member of the board of directors of AmerUs Bank and Edge Technologies, Inc.


    Al Christopherson is a Class B Director of the Company. He has been President of the Minnesota Farm Bureau Federation since December 1988 and is also a director of Farm Bureau Mutual and American Ag. Mr. Christopherson is also a director of the American Farm Bureau Federation and serves on a number of agricultural boards including the Agricultural Utilization and Research Institute. Mr. Christopherson is a diversified grain and livestock farmer from Pennock, Minnesota, where he operates nearly 1,800 acres on the family farm, raising hogs, corn, soybeans, and wheat.



    John W. Creer is a Class A Director of the Company. Since 1980, he has been President and Chief Executive Officer of the Farm Management Company, the agricultural real estate holding and management company wholly owned by the Church of Jesus Christ of Latter-day Saints (Mormon). As such he is responsible for management of a substantial multi-national resource. He is also Secretary of the worldwide church's Investment Policy Committee. Mr. Creer is a lawyer and received a doctorate of laws degree from the University of Munich.


    Kenny J. Evans is a Class B Director of the Company. He is President and a director of the Arizona Farm Bureau Federation. Mr. Evans, a farmer, corporate executive and business owner, is also Chairman of the

National Agricultural Labor Advisory Committee and a former Chairman of the Arizona Commission of Agriculture and Horticulture. He is a director of Farm Bureau Insurance Service Company of Arizona, Western Life, Western Ag, and Western Farm Bureau Mutual.


    Gary Hall is a Class B Director of the Company. He has been the President of the Kansas Farm Bureau Federation and affiliated companies, including Kansas Farm Bureau Life Insurance Company and Kansas Farm Bureau Mutual Insurance Company, since 1994. Mr. Hall is also a director of Western Ag. He has been a self-employed farmer and stockman since 1974, and he served as Kansas Secretary of Agriculture in 1990 and 1991.

    Karen J. Henry is a Class B Director of the Company. She was elected as President of the Wyoming Farm Bureau Federation in 1995, after having served as a director since 1992. Ms. Henry is a director and President of Mountain West Farm Bureau Mutual Insurance Company and a director of Western Life and of Western Ag. She is involved in a family ranch and cattle operation.

    Richard Kjerstad is a Class B Director of the Company. He and his family have extensive farming and cattle ranching operations in Western South Dakota. Mr. Kjerstad was elected President of the South Dakota Farm Bureau Federation in 1995. He is also President and a director of South Dakota Mutual and a director of Farm Bureau Life.


    David L. McClure is a Class B Director of the Company. He is a farmer-rancher raising wheat, barley, hay, and cattle in the Lewistown, Montana area. Mr. McClure has been President of the Montana Farm Bureau Federation since 1987 and is also a director and Vice President of Mountain West Farm Bureau Mutual Insurance Company, a director of American Ag and Western Ag and a director and Vice President of Western Life. He has been a member of the board of directors of the American Farm Bureau Federation since 1993, and a member of its Audit Committee since 1994.



    H. Eldon Merklin is a Class B Director of the Company. He has been President of the Oklahoma Farm Bureau Federation, and of the Oklahoma Farm Bureau Mutual Insurance Company since November 1993 and served on the Oklahoma Farm Bureau board of directors since 1975. Mr. Merklin was elected to a two-year term as a member of the board of directors of the American Farm Bureau Federation in 1995. He is a director of American Ag and Western Ag. In 1986, United States Secretary of Agriculture Richard Lyng appointed Mr. Merklin to the national Cattlemen's Beef Promotion and Research Board, where he served for seven years. Mr. Merklin resides near Mutual, Oklahoma, where he raises wheat and alfalfa, and stocker cattle and an Angus cow-calf herd.



    Bryce P. Neidig is a Class B Director. He has been President of the Nebraska Farm Bureau Federation and of Farm Bureau Insurance Company of Nebraska since 1981. He is also a director of Farm Bureau Life, American Ag and Western Ag. Mr. Neidig is also a director of the American Farm Bureau Federation and Chairman of its Trade Advisory Committee, and a director of Nebraska Blue Cross Blue Shield. He raises irrigated and dry land corn as well as soybeans and alfalfa on his Madison County farm.


    Howard D. (Dan) Poulson, a Class B Director of the Company, has been President and Administrator of the Wisconsin Farm Bureau Federation and affiliated companies, including Rural Mutual Insurance Company, since August 1991. He has served on the board of directors of Wisconsin Farm Bureau since 1969. He was appointed to the State of Wisconsin Department of Natural Resources Board in October 1995. Mr. Poulson is also a director of Farm Bureau Life. He and his wife operate a 250 acre hog and grain farm near Palmyra in Jefferson County, Wisconsin.

    Howard G. Schmid is a Class B Director of the Company. He has been a director of the North Dakota Farm Bureau and Nodak Mutual Insurance Company since 1988 and was elected President of both organizations in 1990. Mr. Schmid is a director of Western Life and Western Ag. He and his wife have owned and operated a farm at Oberon, which is in north central North Dakota, since 1958, raising Durham wheat, hard red spring wheat, barley, sunflowers, and canola.


    John J. Van Sweden is a Class B Director of the Company. Mr. Van Sweden is President and a director of the New Mexico Farm and Livestock Bureau, President and a director of Western Farm Bureau Mutual,

Chairman of Western Farm Bureau Management Corp. and a director of Western Life and Western Ag. He is also President of V7 Ranch Co., Inc., which has been in his family for five generations since 1868. This is a cow/ calf/yearling and ranch operation, producing approximately 650 tons of hay per year, in the area of Raton, New Mexico.


    John E. Walker is a Class A Director of the Company. Mr. Walker retired January 1, 1996 from Business Men's Assurance (BMA), Kansas City, Missouri, where he had been the Managing Director of Reinsurance Operations since 1979. He had been a member of the board of directors of BMA for 11 years before his retirement, and a member of its executive committee. Mr. Walker is also a director of Lab One, Inc., Lenexa, Kansas, a publicly traded blood and urine testing business.

ELECTION OF DIRECTORS


    The Articles of Incorporation provide for a Board of Directors composed of three to five Class A Directors, to be elected by the Class A Common stockholders and the Series A Preferred stockholders voting together as a single voting group, and ten to twenty Class B Directors to be elected by the Class B Common stockholders. All Directors are elected for a one-year term. A person who is an employee, officer or director of a Class B Common stockholder or any other Farm Bureau organization is not eligible to be elected as a Class A Director. Class B Directors are affiliated with Farm Bureau organizations. The Class B Common Stockholder Agreement obligates the Class B Common stockholders to elect the Presidents of the 15 state Farm Bureau federations in the states in which the Company's operations are conducted as Class B Directors. The Class B Common Stockholder Agreement also obligates the Class B Common stockholders to elect the President of the Iowa Farm Bureau Federation as Chairman of the Board and to elect the Chief Executive Officer of the Company and two other officers of the Company nominated by the Chairman of the Board as Class B Directors. See "Certain Transactions and Relationships -- Stockholders' Agreement Regarding Management and Transfer of Shares of Class B Common Stock."


ADVANCE NOTICE REQUIREMENTS

    The Bylaws establish advance notice procedures with regard to (i) the nomination, other than by or at the direction of the Company's Board of Directors, of candidates for election to the Company's Board of Directors (the Nomination Provision) and (ii) certain business to be brought before an annual meeting of stockholders of the Company (the Business Provision).

    The Nomination Provision, by requiring advance notice of nominations by stockholders, affords the Company's Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Company's Board of Directors, to inform stockholders about such qualifications.

    The Business Provision, by requiring advance notice of business proposed to be brought before an annual meeting, provides a more orderly procedure for conducting annual meetings of stockholders and provides the Company's Board of Directors with a meaningful opportunity prior to the meeting to inform stockholders, to the extent deemed necessary or desirable by the Company's Board of Directors, of any business proposed to be conducted at such meeting, together with any recommendation of the Board of Directors. The Business Provision does not affect the right of stockholders to make stockholder proposals for inclusion in proxy statements for the Company's annual meetings of stockholders pursuant to the rules of the Securities and Exchange Commission. In addition, neither the Nomination Provision nor the Business Provision will prevent any stockholder or stockholders holding at least 10% of the shares entitled to vote on a particular matter from requesting a special meeting with respect to such matter in accordance with the Iowa Business Corporation Act.

    Although these Bylaw provisions do not give the Company's Board of Directors any power to approve or disapprove of stockholder nominations for the election of Class A Directors or of any other business desired by stockholders to be conducted at an annual meeting of stockholders if the proper procedures are followed, these Bylaw provisions may have the effect of precluding a nomination of a Class A Director or precluding the conducting of business at a particular annual meeting, and may make it difficult for a third party to conduct a solicitation of proxies to elect its own slate of Class A Directors or otherwise attempt to obtain control of the Company, even if such a solicitation or attempt might be beneficial to the Company and its stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS



    Committees of the Board include an Executive Committee, Audit Committee, Class A Director Nominating Committee, Compensation Committee, and a Budget Committee.



    The Company has established an Executive Committee composed of Messrs. Wiederstein (Chairman), Gibson, Maahs and Morain. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, except for matters reserved to the Board by the Iowa Business Corporation Act, and except for removal or replacement of the Chairman or Chief Executive Officer.


    The Company has established an Audit Committee composed of Class A Directors Messrs. Chicoine, Creer and Walker, with Mr. Chicoine serving as Chairman. The Audit Committee must include only Class A Directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Audit Committee reviews the professional services to be provided by the Company's independent auditors and the independence of such auditors from management of the Company. The Audit
Committee also reviews the scope of the audit by the Company's independent auditors, the annual financial statements of the Company, the Company's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with member of the Company's internal audit staff. In addition to the usual and customary functions of an Audit Committee governed by the requirements of the New York Stock Exchange, the Audit Committee is required to review with the auditors and management any material transaction or series of similar transactions to which the Company was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of stock of the Company is a party. If the Audit Committee determines that any transaction or proposed transaction between the Company and Farm Bureau Mutual is unfair to the Company, the Company is required to submit the matter to a coordinating committee for resolution.

    The Company has established a Class A Directors Nominating Committee which nominates candidates for election to the Board of Directors as Class A Directors. The Committee members are nominated by the Chairman of the Board, and include Messrs. Merklin, Ashby, McClure, Walker and Creer, with Mr. Merklin serving as Chairman of the Committee. The Committee must include at least two-thirds of the Class A Directors and may consist of up to five members of the Board nominated by the Chairman of the Board. Any action of the Class A Directors Nominating Committee requires the concurrence of at least 50% of the Class A Directors who are members of the Committee.


    The Company has established a Compensation Committee of the Board of Directors which has oversight responsibility with respect to compensation matters involving executive officers of the Company. The Compensation Committee is composed of Messrs. Wiederstein, Evans, Neidig, Chicoine and Creer, with Mr. Wiederstein serving as the Chairman of the Committee.


    The Company has established a Budget Committee designated by the Chairman of the Board and composed of Messrs. Poulson, Mitchell, Van Sweden, Chicoine and Walker, with Mr. Poulson as Chairman. The Budget Committee reviews all budgets proposed by management and makes recommendations thereon to the Board of Directors.

    The Company has also established an Investment Committee, a Class B Directors Nominating Committee and an Advisory Committee, and may establish other committees in its discretion. The Advisory Committee is composed of the general managers of the Farm Bureau affiliated property-casualty insurance companies in the Company's market territory.


DIRECTOR COMPENSATION


    After the Offering, all non-employee Directors will receive an annual retainer of $2,000, a fee of $1,000 for each board meeting attended and a fee of $500 for each committee meeting attended. In addition, Class A Directors will receive an annual retainer of $13,333. All Directors will be reimbursed for travel expenses incurred in attending board or committee meetings. Upon completion of the Offering, all non-employee Directors will receive an option to purchase 2,000 shares of Class A Common Stock of the Company. Thereafter, each new non-employee Director will receive an option to purchase 2,000 shares of Class A Common Stock of the Company upon initial election to the Board of Directors of the Company. See "Management Compensation -- 1996 Class A Common Stock Compensation Plan."

EXECUTIVE OFFICERS


    Commencing January 1, 1996, most of the executive and other officers of the Company devote all of their time to the affairs of the Company. Services performed for affiliates of the Company are charged to such affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of such services, plus one-half of one percent. Two officers, Mr. Maahs and Mr. Morain, do not devote all of their time to the affairs of the Company as they are also employed by Management Corp., a wholly owned subsidiary of the Iowa Farm Bureau Federation, and they are compensated by the Company for their services to the Company and by the Iowa Farm Bureau Federation for their services to it based on the portion of their time expected to be expended on behalf of each entity.



    The current executive officers of the Company are as follows:


          NAME                 AGE                           POSITION
- -------------------------      ---      --------------------------------------------------
Edward M. Wiederstein              47   Chairman of the Board and Director
Thomas R. Gibson                   51   Executive Vice President, General Manager, Chief
                                         Executive Officer and Director
Eugene R. Maahs                    64   Senior Vice President, Secretary and Treasurer and
                                         Director
Stephen M. Morain                  50   Senior Vice President and General Counsel and
                                         Director
William J. Oddy                    52   Vice President, Assistant General Manager and
                                         Chief Operating Officer
Timothy J. Hoffman                 45   Vice President, Chief Marketing Officer
Richard D. Warming                 62   Vice President, Chief Investment Officer and
                                         Assistant Treasurer
James W. Noyce                     40   Vice President, Chief Financial Officer
Thomas E. Burlingame               51   Vice President, Associate General Counsel
W. Kent Fairchild                  54   Vice President, Product Development and Marketing
                                         Services
Ronald C. Price                    44   Vice President, Agency
Monte R. Roumpf                    56   Vice President, Information Technology
JoAnn W. Rumelhart                 43   Vice President, Life Operations
Robert L. Tatge                    49   Vice President, Property-Casualty Operations
F. Walter Tomenga                  49   Vice President, Corporate Affairs
Lynn E. Wilson                     46   Vice President, Multi-State Sales

    Set forth below is a description of the business experience, principal occupation and employment during the last five years of the executive officers of the Company:

    Biographical information for Messrs. Wiederstein, Gibson, Maahs and Morain is set forth above under "-- Directors."

    William J. Oddy, FSA, MAAA, is Vice President, Chief Operating Officer and Assistant General Manager of the Company and of its major operating subsidiaries. Mr. Oddy has been employed by the Company and its affiliates since 1968.

    Timothy J. Hoffman, FSA, CLU, ChFC, FLMI, LLIF, MAAA, is Vice President, Chief Marketing Officer of the Company and its major operating subsidiaries. Mr. Hoffman has been employed by the Company and its affiliates since 1971.

    Richard D. Warming is Vice President, Chief Investment Officer and Assistant Treasurer of the Company and of the major operating subsidiaries. He is chairman of the Investment Committee of each of the companies. Mr. Warming has been employed by the Company and its affiliates since 1959.

    James W. Noyce, CPA, FCAS, ASA, FLMI, MAAA, was named Vice President, Chief Financial Officer of the Company and its major operating subsidiaries in December 1995, having served as Vice President -- Controller since January 1991. He is the Chairman of the Benefits Administration Committee for each of the companies. Mr. Noyce has been employed by the Company and its affiliates since 1985.

    Thomas E. Burlingame is Vice President, Associate General Counsel of the Company and its major operating subsidiaries. Mr. Burlingame has been employed by the Company and its affiliates since 1980.

    W. Kent Fairchild was named Vice President, Product Development and Marketing Services in April 1994, after serving as Senior Vice President Life Operations of Western Life from 1987 to 1994.

    Ronald C. Price, CLU, LUTCF, LLIF, is Vice President, Agency for the Company and its major operating subsidiaries. He has been employed by the Company since 1975 as a career agent, agency manager, and a state sales director before assuming his present position in 1988.


    Monte R. Roumpf, CPCU, FLMI, has been employed by the Company since 1968 and has been its Vice President, Information Technology since 1991.


    JoAnn W. Rumelhart, FSA, MAAA, became Vice President -- Life Operations of the Company and its major operating subsidiaries in July of 1994. She began working for the Company in 1978, and served as Vice President -- Client Services from January 1991.

    Robert L. Tatge, FCAS, MAAA, CLU, became Vice President -- Property-Casualty Operations for the Company and its major operating subsidiaries in July 1994. He has been employed by the Company since 1968 and previously served as Vice President -- Underwriting and Claims from 1991.

    F. Walter Tomenga is the Company's Vice President, Corporate Affairs, a position he has held since June 1994. He has been employed by the Company since 1989, previously serving as Member Health Services Vice President and as Vice President -- Research and Development.

    Lynn E. Wilson, CLU, CHFC, MSFS, has been Vice President, Multi-State Sales since July 1994. From 1989 to July 1994 he was Senior Vice President of Marketing for Western Farm Bureau Life. He was an agent, and an agency manager for the Company from 1973 to 1985.

                            MANAGEMENT COMPENSATION


EXECUTIVE OFFICER COMPENSATION


    As described herein, the Company has adopted a Stock Option Plan and made awards thereunder to become effective on the date of this Offering.

    The following table summarizes the compensation paid by the Company and certain affiliates to the Chief Executive Officer and to the Company's four most highly compensated executive officers, other than the Chief Executive Officer, who were serving on December 31, 1995, for services rendered to the Company and these affiliates in all capacities during the fiscal year ended December 31, 1995. No "long-term compensation" was paid to any executive officer of the Company in 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                        ANNUAL COMPENSATION
                                                                               -------------------------------------
                                                                                                        ALL OTHER
NAME AND PRINCIPAL POSITION (1)                                       YEAR       SALARY      BONUS     COMPENSATION
- ------------------------------------------------------------------  ---------  ----------  ---------  --------------
Thomas R. Gibson .................................................       1995  $  275,000  $  73,123   $  24,662(2)
 Executive Vice President, General Manager and Chief Executive
 Officer
Stephen M. Morain ................................................       1995     235,000     25,216      14,683(3)
 Senior Vice President and General Counsel
William J. Oddy ..................................................       1995     227,000     60,360      22,581(4)
 Vice President, Assistant General Manager and Chief Operating
 Officer
Timothy J. Hoffman ...............................................       1995     171,000     32,478      15,879(5)
 Vice President and Chief Marketing Officer
Richard D. Warming ...............................................       1995     163,000     30,959      30,360(6)
 Vice President, Chief Investment Officer and Assistant Treasurer

- ------------------------
(1) In 1995, each person named was employed by Management Corp., a subsidiary of the Iowa Farm Bureau Federation, and, in addition to providing services to the Company, also provided services to affiliates of the Company such as Farm Bureau Mutual, South Dakota Mutual, and the Iowa Farm Bureau Federation, the financial results of which are not included in the Company's consolidated financial statements. The compensation expenses for these executives were allocated among the Company and each of the affiliates to which services were provided based primarily on the amount of time the executive devoted to each entity's affairs. For 1995, for each of the named persons, the portion of such executive's total compensation allocated to the Company was as follows: Gibson, 70.8%; Morain, 51.7%; Oddy, 63.6%; Hoffman, 77.0%; and Warming, 98.2%. In 1996, these executives became employees of the Company and, accordingly, receive their total compensation from the Company (except for Mr. Morain who is an employee of the Company (as to approximately 60% of his compensation) and of Management Corp.). The Company will charge a management fee for services provided by these executives to the Company's affiliates. See "Certain Transactions and Relationships -- Service Agreement with Farm Bureau Management Corporation."

(2) Mr. Gibson's "all other compensation" provided by the Company in 1995 included 70.8% of (i) $16,173 for the cost of life insurance coverage; (ii) $6,286 for the value of personal use of a Company fleet automobile, and
    (iii) $2,203 under a Company flex cash (cafeteria plan) account.

(3) Mr. Morain's "all other compensation" provided by the Company in 1995 included 51.7% of (i) $8,447 for the cost of life insurance coverage, (ii) $4,976 for the value of personal use of a Company fleet automobile, and
    (iii) $1,260 under a Company flex cash (cafeteria plan) account.

(4) Mr. Oddy's "all other compensation" provided by the Company in 1995 included 63.6% of (i) $12,952 for the costs of life insurance coverage, (ii) $7,772 for the value of personal use of a Company fleet automobile, and (iii) $1,857 under a Company flex cash (cafeteria plan) account.

(5) Mr. Hoffman's "all other compensation" provided by the Company in 1995 included 77.0% of (i) $7,256 for the cost of life insurance coverage, (ii) $8,398 for the value of personal use of a Company fleet automobile and (iii) $225 for an educational bonus.

(6) Mr. Warming's "all other compensation" provided by the Company in 1995 included 98.2% of (i) $21,459 for the cost of life insurance coverage, (ii) $6,859 for the value of personal use of a Company fleet automobile, and
    (iii) $2,042 under a Company flex cash (cafeteria plan) account.

STOCK OPTIONS

    No stock options, freestanding stock appreciation rights (SARs) or other equity-based awards were granted to any executive officer or other persons by the Company prior to 1996.

AWARD TABLE

    Set forth below is a table of the option grants approved under the Stock Option Plan for each of the named executive officers, the non-employee Directors of the Company as a group, the non-employee directors of first tier subsidiaries of the Company as a group, all executive officers as a group, all employees as a group and the members of the Advisory Committee. Each of these options will become effective on the date on which the Shares are first offered to the public pursuant to this Offering (the Effective Date), have a term of up to 10 years, become exercisable in five approximately equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant (except that the options granted to non-employee directors of the Company and its subsidiaries become fully exercisable six months after the date of grant) and have an exercise price per share equal to the initial public offering price. Except as to options for 2,000 shares granted to each non-employee Director of the Company and its first tier subsidiaries and to the members of the Advisory Committee, all of which are nonqualified stock options (NQSOs), the actual number of option shares to be granted will depend upon the initial public offering price of the Shares. The option grants to executive officers and employees will generally qualify as incentive stock options (ISOs), except to the extent that the aggregate exercise price with regard to options that first become exercisable in one year exceeds $100,000; any such excess options will be treated as NQSOs.

                                                                                       ASSUMED NUMBER OF
NAME                                                                                   OPTION SHARES (1)
- -------------------------------------------------------------------------------------  -----------------
Thomas R. Gibson.....................................................................         63,568
Stephen M. Morain....................................................................         40,736
William J. Oddy......................................................................         52,108
Timothy J. Hoffman...................................................................         29,352
Richard D. Warming...................................................................         28,056
All non-employee Directors as a group (17 persons)...................................         34,000
All non-employee directors of first tier subsidiaries as a group (25 persons)........         50,000
All executive officers as a group (16 persons).......................................        432,136
All other employees as a group (33 persons)..........................................        206,612
The members of the Advisory Committee, as a group (9 persons)........................         18,000

- ------------------------


(1) Based on an assumed offering price of $18.50.


1996 CLASS A COMMON STOCK COMPENSATION PLAN


    In March 1996 the Company's Board of Directors adopted and the shareholders of the Company approved the 1996 Class A Common Stock Compensation Plan (Stock Option Plan or the Plan). Awards under the Stock Option Plan (Awards) are designated as ISOs, NQSOs, bonus stock, restricted stock or SARs. Awards may be granted to consultants, advisors, Directors of the Company and its first tier subsidiaries (whether or not they are employees of the Company), employees and officers of the Company. No awards will be granted after the expiration of ten years from the effective date of the registration statement of which this Prospectus is a part.



    The Plan is administered by the Board. The Board, within the limitations of the Plan, determines the persons to whom Awards will be granted, the number of shares to be covered by each Award, whether the Awards granted are intended to be ISOs, the duration and rate of exercise of each Award, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an Award and whether restrictions such as repurchase rights of the Company are to be imposed on shares subject to Awards. All stock options and SARs granted under the Plan will have an exercise price or base price, respectively, no less than 85% of the fair market value of the Class A Common Stock on the date of grant. The Board also has authority to interpret the Plan and any instrument or agreement entered into under the Plan, to establish such rules and regulations relating to the administration of the Plan as it deems appropriate and to make all other determinations which may be necessary or advisable for the administration of the Plan. The Board of Directors may terminate, amend or modify the Plan in a manner consistent with the Plan's provisions, provided such changes do not violate the federal or state securities laws.



    The plan provides that 1,750,000 shares of Class A Common Stock are available for grant under the Plan. If any Award terminates, expires or lapses without the issuance of any Class A Common Stock the underlying stock shall again become available for grant. In the event of a change in the Company's corporate structure that affects the shares (for example, a merger, recapitalization, or stock dividend), the Board shall make adjustments to the number of shares available to the Plan and to the number and or price of outstanding Awards to prevent dilution or enlargement of rights.



    The Plan provides that the terms of Awards of restricted stock or SARs may be established by the Board, in its discretion, at the time of grant.



    The Plan provides for the automatic grant of nonqualified stock options for 2,000 Shares to each person who is a non-employee Director of the Company and/or of its first tier subsidiaries on the Effective Date, at the initial public offering price set forth on the cover page of this Prospectus. Recipients of nonqualified stock options include the 17 non-employee Directors of the Company and 25 non-employee Directors of the Company's first tier subsidiaries, with respect to a total of 84,000 shares. Subsequent to the date of this Prospectus, automatic grants of nonqualified stock options for 2,000 shares will be awarded to new non-employee Directors of the Company and of its first tier subsidiaries, at the time of initial election or appointment, at an exercise price equal to 100% of the fair market value of the shares on the date of grant. Non-employee Director options vest in full six months after the date of grant, and are exercisable for a term of 10 years from the date of grant or, if earlier, three years from the date such non-employee Director ceases to serve as a Director. The Board of Directors will have no discretion regarding the grants or terms of non-employee Director options. Nonqualified stock options for 2,000 shares each have been granted to the nine members of the Advisory Committee.



    The purchase price of Shares purchased pursuant to exercise of an Option by an employee must be paid in full upon exercise, in cash, by check, or in the discretion of the Board and upon such terms and conditions as the Board shall approve, by transferring Shares to the Company, or by a combination of the foregoing methods. The Board is also empowered to authorize the Company to withhold shares for the payment of income taxes on the exercise of options. The Company may also make loans to Plan participants to allow them to exercise options subject to specified terms, and secured by a pledge of the shares.


    The Plan provides that the right to purchase all shares subject to an employee option will vest in five equal installments on each of the first five anniversaries of the date of grant or, if earlier, upon the death, disability or, if at least six months have expired from the date of the grant of the option, upon retirement after age 55 with a combination of age and years of service with the Company and other Farm Bureau organizations of at least 85 (a Qualifying Retirement). Upon termination of employment for any reason other than death, disability or Qualifying Retirement, options must be exercised within thirty days or they will expire. If a participant's termination of employment is due to death, disability or Qualifying Retirement, the option is exercisable for a period of three years after termination. The Plan also provides for the immediate vesting of all outstanding Awards upon the occurrence of a Change in Control as defined in the Plan. Awards under the Plan, therefore, may affect the extent to which and the means by which a potential acquiror of the Company may be able to acquire control of the Company and may discourage potential acquirors from making proposals which certain of the Company's stockholders might find attractive due to the increased percentage of ownership of the Company by executive officers and directors.


    It is anticipated that prior to completion of the Offering, options for the purchase of a total of 740,748 shares of Class A Common Stock (assuming an initial public offering price of $18.50), each with a per share exercise price equal to the initial public offering price set forth on the cover page of this Prospectus, will be granted, leaving, approximately 1,009,252 shares of Class A Common Stock available for grant as additional Awards under the Plan. To date, no grants of SARs or stock bonuses have been made under the Plan.

    FEDERAL INCOME TAX ASPECTS. The following is a brief summary of the federal income tax consequences of awards made under the Stock Option Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

    INCENTIVE STOCK OPTIONS. No taxable income is realized by the grantee upon the grant or exercise of an ISO. If a grantee does not sell the stock received upon the exercise of an ISO (ISO Shares) for at least two years from the date of grant and within one year from the date of exercise, when the ISO Shares are sold any gain or loss realized will be treated as long-term capital gain or loss. In such circumstances, no deduction will be allowed to the Company for federal income tax purposes.

    If ISO Shares are disposed of prior to the expiration of the holding periods described above, the grantee generally will realize ordinary income at that time equal to the lesser of the excess of the fair market value of the shares at exercise over the price paid for such ISO Shares or the actual gain on the disposition. The Company will generally be entitled to deduct any such recognized amount. Any further gain or loss realized by the grantee will be taxed as short-term capital gain or loss. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the grantee's employment, the ISO will generally be taxed as a nonqualified stock option.

    NONQUALIFIED STOCK OPTIONS. No income is realized by the grantee at the time a nonqualified stock option is granted. Generally upon exercise of a nonqualified stock option, the grantee will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The Company will generally be entitled to a tax deduction in the same amount and at the same time as the grantee recognizes ordinary income. Any appreciation or depreciation after the date of exercise will be treated as either short-term or long-term capital gain or loss, depending upon the length of time that the grantee has held the shares.

    OTHER AWARDS. The Stock Option Plan authorizes the issuance of awards other than ISOs and nonqualified stock options, including stock appreciation rights, restricted stock and stock bonuses. No awards other than ISOs and nonqualified stock options have been granted under the Plan.

    SECTION 162(M). Awards paid to certain executive officers may be subject to the limitations under Section 162(m) of the Internal Revenue Code that prohibit the deduction of certain compensation paid in excess of $1,000,000 in any taxable year. The application of such section to awards made under plans adopted and approved prior to the time at which a company's stock becomes publicly traded is not clear. The Company believes that compensation payable pursuant to options granted under the Stock Option Plan should not be limited as to deductibility by reason of Section 162(m) and that compensation payable in respect to other awards may fail to be deductible for federal income tax purposes unless such awards qualify for certain exemptive relief that may be available for grants made prior to the first meeting of stockholders of the Company at which Directors are elected in 1999.

BENEFITS

    Employees are generally covered under the Iowa Farm Bureau Federation and Affiliated Companies Retirement Plan, the Supplemental Retirement Plan and the Iowa Farm Bureau Federation Affiliates Supplemental Retirement Plan (Pension Plans). The three plans operate as a single plan to provide total benefits to all participants. The former two are qualified plans under Section 401(a) and the latter plan is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $150,000 under
Section 401(a)(1) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code. The pension plans are available to all employees and officers generally and provide for the same method of allocation of benefits between management and non-management participants. Active participants include employees over age 21 who have worked at least one year and provided at least 1,000 hours of service during that year. The pension table below reflects the total pension benefits provided according to remuneration and completed years of service.

                          ANNUAL PENSION PLAN BENEFITS

     ASSUMED HIGH                            YEARS OF SERVICE
   36 MONTH AVERAGE     ----------------------------------------------------------
    ANNUAL SALARY           15          20          25          30          35
- ----------------------  ----------  ----------  ----------  ----------  ----------
  $125,000              $   40,625  $   56,250  $   71,875  $   87,500  $   87,500
   150,000                  48,750      67,500      86,250     105,000     105,000
   175,000                  56,875      78,750     100,625     122,500     122,500
   200,000                  65,000      90,000     115,000     140,000     140,000
   225,000                  73,125     101,250     129,375     157,500     157,500
   250,000                  81,250     112,500     143,750     175,000     175,000
   300,000                  97,500     135,000     172,500     210,000     210,000
   350,000                 113,750     157,500     201,250     245,000     245,000

    The credited years of service as of December 31, 1995 for Messrs. Gibson, Morain, Oddy, Hoffman and Warming were 29, 18, 27, 24 and 36, respectively.

    The plan is a defined benefit plan which provides monthly income to retirees who have worked for at least 10 years and attained age 55. The amount provided is a percentage of the high 36 consecutive month average salary calculated according to the following formula: 2% per year for the first 10 years of service, plus 2 1/2% for each year above 10 years of service up to 30 years of service. Unreduced early retirement benefits are provided after 30 years of service or upon attainment of 85 age plus service points.

    Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which he exceeds 500 hours of service.

    The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. Other options, including lump sum, are available to the retiree on an actuarially equivalent basis.

    The compensation covered by the Pension Plan is calculated based upon total salary and bonuses paid to the participant during the given year. The Company does not make any 401(k) salary reduction contributions.

    The annual benefits shown in the above table are not reduced to reflect the limitations imposed by federal tax laws, which place upper limits on the benefits which may be provided to any individual by tax qualified pension plans. The Iowa Farm Bureau Affiliates Supplemental Retirement Plan is an unfunded, non-qualified plan, which provides that it will pay directly the difference between the retirement benefit normally calculated under the Iowa Farm Bureau Federation and Affiliated Companies Retirement Plan and the Supplemental Retirement Plan, consistent with federal tax law. In 1995, Messrs. Gibson, Morain, Oddy, Hoffman and Warming received allocations under the Supplemental Plan for services provided to the Company of $44,017, $16,488, $30,941, $6,045 and $55,363, which amounts are not included in the Summary Compensation Table set forth above, and which represents the percentage of total benefits they received in 1995 multiplied by the percentage of their time allocated to the Company.

OTHER COMPENSATION PLANS

    Farm Bureau Mutual sponsors a bonus plan for all employees, which includes a management performance (bonus) plan in which executives, department heads and managers of Farm Bureau Mutual and its affiliates, including the Company and its subsidiaries, participate. On an annual basis, the Company establishes various and distinct goals for its executives, division heads and managers. Goals generally relate to such matters as life insurance and property-casualty new business production, expense levels and earnings. Attainment of individual goals can result in payment of cash bonuses ranging up to 50% of base salary for Mr. Gibson and Mr. Oddy and up to 12% for managers. Payment of the performance incentive is made annually in a single, separate lump sum payment on or before February 14th of the ensuing year.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    All of the 4,000,000 Shares of Class A Common Stock offered hereby are being sold by the Selling Stockholders. The Selling Stockholders will receive all of the net proceeds from the sale of the Shares being sold by them.


    The following tables indicate ownership of the Company's Class A Common Stock, Class B Common Stock, and Series A Preferred Stock immediately prior to the Offering but after giving effect to the Series A Exchange and immediately following completion of the Offering by (i) each person who is known by the Company to be the beneficial owner of 5% or more of the outstanding shares of each class, (ii) each Selling Stockholder, (iii) each director of the Company, and (iv) all executive officers and directors as a group. No Common Stock of either class is owned of record by any director or officer, and no director or officer has any vested options or options that will vest within 60 days. For information regarding options held by officers and directors, see "Management Compensation -- Stock Options."


                              CLASS A COMMON STOCK


                                                         SHARES BENEFICIALLY                         SHARES TO BE
                                                                OWNED                             BENEFICIALLY OWNED
                                                        PRIOR TO THE OFFERING                     AFTER THE OFFERING
                                                       -----------------------                  -----------------------
                                                        NUMBER OF                # OF SHARES     NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                  SHARES         %      BEING OFFERED      SHARES         %
- -----------------------------------------------------  ------------  ---------  --------------  ------------  ---------
Iowa Farm Bureau Federation (2)......................     9,475,245       53.6             --      9,475,245       53.6
Farm Bureau Mutual...................................     3,550,454       20.1      2,210,850      1,339,604        7.6
Rural Mutual Insurance Company.......................       874,000        4.9        874,000             --         --
Farm Bureau Insurance Company of Nebraska............       484,500        2.7        334,000        150,500          *
Colorado Farm Bureau Mutual Insurance Company........       423,700        2.4        211,850        211,850        1.2
Mountain West Farm Bureau Mutual Insurance Company...       482,600        2.7        140,000        342,600        1.9
Western Ag...........................................       482,600        2.7        140,000        342,600        1.9
Nodak Mutual Insurance Company.......................       178,600        1.0         89,300         89,300          *

Edward M. Wiederstein (3)............................    13,508,299       76.5             --     11,157,449       63.2
Thomas R. Gibson.....................................            --         --             --             --         --
Eugene R. Maahs......................................            --         --             --             --         --
Stephen M. Morain....................................            --         --             --             --         --
V. Thomas Geary (4)..................................     1,525,681        8.6             --      1,385,681        7.8
Roger Bill Mitchell (5)..............................       908,200        5.1             --        556,350        3.1
Kenneth R. Ashby (6).................................         7,790          *             --          7,790          *
Jerry L. Chicoine....................................            --         --             --             --         --
Al Christopherson (7)................................     4,109,039       23.3             --      1,898,189       10.7
John W. Creer........................................            --         --             --             --         --
Kenny J. Evans (8)...................................       507,794        2.9             --        367,794        2.1
Gary Hall (9)........................................       615,600        3.5             --        475,600        2.7
Karen J. Henry (10)..................................       967,100        5.5             --        687,100        3.9
Richard Kjerstad (11)................................         1,900          *             --          1,900          *
David C. McClure (12)................................     1,523,781        8.6             --      1,243,781        7.0
H. Eldon Merklin (13)................................     1,523,781        8.6             --      1,383,781        7.8
Bryce P. Neidig (14).................................     1,525,681        8.6             --      1,051,681        6.0
Howard D. Poulson (15)...............................       880,308        5.0             --          6,308          *
Howard G. Schmid (16)................................       663,100        3.8             --        433,800        2.5
John J. Van Sweden (17)..............................       509,732        2.9             --        369,732        2.1
John E. Walker.......................................            --         --             --             --         --
All directors and executive officers as a group (33
 persons)............................................    17,666,810      100.0             --     13,666,810       77.4

                              CLASS B COMMON STOCK


                                                         SHARES BENEFICIALLY
                                                                OWNED
                                                       -----------------------
                                                        NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                  SHARES         %
- -----------------------------------------------------  ------------  ---------
Iowa Farm Bureau Federation (2)......................       761,855       63.9
Farm Bureau Mutual...................................       186,866       15.7
Rural Mutual Insurance Company.......................        46,000        3.9
Farm Bureau Insurance Company of Nebraska............        25,500        2.1
Colorado Farm Bureau Mutual Insurance Company........        22,300        1.9
Mountain West Farm Bureau Mutual Insurance Company...        25,400        2.1
Western Ag...........................................        25,400        2.1
Nodak Mutual Insurance Company.......................         9,400      *

Edward M. Wiederstein (3)............................       974,121       81.7
Thomas R. Gibson.....................................            --         --
Eugene R. Maahs......................................            --         --
Stephen M. Morain....................................            --         --
V. Thomas Geary (4)..................................        80,299        6.7
Roger Bill Mitchell (5)..............................        47,800        4.0
Kenneth R. Ashby (6).................................           410      *
Jerry L. Chicoine....................................            --         --
Al Christopherson (7)................................       216,265       18.1
John W. Creer........................................            --         --
Kenny J. Evans (8)...................................        26,726        2.2
Gary Hall (9)........................................        32,400        2.7
Karen J. Henry (10)..................................        50,900        4.3
Richard Kjerstad (11)................................           100      *
David C. McClure (12)................................        80,199        6.7
H. Eldon Merklin (13)................................        80,199        6.7
Bryce P. Neidig (14).................................        80,299        6.7
Howard D. Poulson (15)...............................        46,332        3.9
Howard G. Schmid (16)................................        34,900        2.9
John J. Van Sweden (17)..............................        26,828        2.2
John E. Walker.......................................            --         --
All directors and executive officers as a group (33
 persons)............................................     1,192,990      100.0


                            SERIES A PREFERRED STOCK


                                                         SHARES BENEFICIALLY
                                                                OWNED
                                                       -----------------------
                                                        NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                  SHARES         %
- -----------------------------------------------------  ------------  ---------
Iowa Farm Bureau Federation (2)......................     5,000,000      100.0

- ------------------------
 *  Less than 1%.

 (1) The address of each officer and director of the Company is 5400 University Avenue, West Des Moines, IA 50266, unless otherwise noted.


 (2) The Iowa Farm Bureau Federation owns 9,475,245 shares of Class A Common Stock, 53.6% of the class, and 5,000,000 shares of Series A Preferred Stock, 100% of such class. The Series A Preferred Stock votes as a single class with the Class A Common Stock on most matters, and the Iowa Farm Bureau Federation owns 63.9% of the Class A Voting Rights. The remaining holders of Class A Common Stock thereby have a proportionately lower percentage of Class A Voting Rights as compared to their percentage ownership of the Class A Common Stock.



 (3) Represents shares beneficially owned by Iowa Farm Bureau Federation, Farm Bureau Mutual and Western Ag. Mr. Wiederstein is a director of each of said companies and in such capacity exercises shared investment and voting power with respect to all such shares, and he may be deemed a beneficial owner of such shares.



 (4)  Represents  shares beneficially  owned by  American  Ag, Western  Ag, Farm
    Bureau Insurance Service Company of Idaho, Farm Bureau Financial Company, Inc. (Idaho), and the Idaho Farm Bureau Federation. Mr. Geary is a director of each of said companies and in such capacity exercises shared investment and voting power with respect to all such shares, and he may be deemed a beneficial owner of such shares.



 (5) Represents shares beneficially owned by Western Ag, Colorado Farm Bureau Mutual Insurance Company and the Colorado Farm Bureau Federation. Mr. Mitchell is a director of each of said companies and in such capacity exercises shared investment and voting power with respect to all such shares, and he may be deemed a beneficial owner of such shares.



 (6) Represents shares beneficially owned by the Utah Farm Bureau Federation. Mr. Ashby is a director of said company and in such capacity exercises shared investment and voting power with respect to all such shares, and he may be deemed a beneficial owner of such shares.



 (7) Represents shares beneficially owned by Farm Bureau Mutual, American Ag and by the Minnesota Farm Bureau Federation. Mr. Christopherson is a director of each of said companies and in such capacity exercises shared investment and voting power with respect to all such shares, and he may be deemed a beneficial owner of such shares.



 (8) Represents shares beneficially owned by Western Ag, Western Farm Bureau Mutual and Farm Bureau Insurance Service Company of Arizona. Mr. Evans is a director of each of said companies and in such capacity exercises shared investment and voting power with respect to all such shares, and he may be deemed a beneficial owner of such shares.



 (9) Represents shares beneficially owned by Kansas Farm Bureau Life Insurance Company and by Western Ag. Mr. Hall is a director of both of said companies and in such capacity exercises shared investment and voting power with respect to all such shares, and he may be deemed a beneficial owner of such shares.



(10) Represents shares beneficially owned by Western Ag, Mountain West Farm Bureau Mutual Insurance Company and the Wyoming Farm Bureau Federation. Mrs. Henry is a director of each of said companies and in such capacity exercises shared investment and voting power with respect to all such shares, and she may be deemed a beneficial owner of such shares.



(11) Represents shares beneficially owned by the South Dakota Farm Bureau Federation. Mr. Kjerstad is a director of said organization and in such capacity exercises shared investment and voting power with respect to all such shares, and he may be deemed a beneficial owner of such shares.

(12) Represents shares beneficially owned by American Ag, Western Ag, Mountain West Farm Bureau Mutual Insurance Company and the Montana Farm Bureau Federation. Mr. McClure is a director of each of said companies and in such capacity exercises shared investment and voting power with respect to all such shares, and he may be deemed a beneficial owner of such shares.



(13) Represents shares beneficially owned by American Ag, Western Ag, Oklahoma Farm Bureau Mutual Insurance Company and the Oklahoma Farm Bureau Federation. Mr. Merklin is a director of each of said companies and in such capacity exercises shared investment and voting power with respect to all such shares, and he may be deemed a beneficial owner of such shares.



(14) Represents shares beneficially owned by American Ag, Western Ag, Farm Bureau Insurance Company of Nebraska and the Nebraska Farm Bureau Federation. Mr. Neidig is a director of each of said companies and in such capacity exercises shared investment and voting power with respect to all such shares, and he may be deemed a beneficial owner of such shares.



(15) Represents shares beneficially owned by Rural Mutual Insurance Company and the Wisconsin Farm Bureau Federation. Mr. Poulson is a director of both of said companies and in such capacity exercises shared investment and voting power with respect to all such shares, and he may be deemed a beneficial owner of such shares.



(16) Represents shares beneficially owned by Western Ag, Nodak Mutual Insurance Company and the North Dakota Farm Bureau Federation. Mr. Schmid is a director of each of said companies and in such capacity exercises shared investment and voting power with respect to all such shares, and he may be deemed a beneficial owner of such shares.



(17) Represents shares beneficially owned by Western Ag, Western Farm Bureau Mutual, Farm Bureau Insurance Service Company of Arizona and the New Mexico Farm and Livestock Bureau. Mr. Van Sweden is a director of each of said companies and in such capacity exercises shared investment and voting power with respect to all such shares, and he may be deemed a beneficial owner of such shares.


    None of the outstanding shares of Common Stock are currently subject to registration rights. Immediately prior to the Offering there were 27 holders of Class A Common Stock and Class B Common Stock of the Company. All of the stockholders are Farm Bureau organizations. Prior to the Offering, Class A Common Stock represented 95% and Class B Common Stock represented 5% of the shares of common stock owned by each shareholder. None of the Class B Common Stock can be sold other than to a Farm Bureau organization, except by first being converted to Class A Common Stock. See "Certain Transactions and Relationships -- Stockholders' Agreement Regarding Management and Transfer of Shares of Class B Common Stock."

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

ORGANIZATION OF THE COMPANY

    FBL Financial Group, Inc. was incorporated as an Iowa corporation in 1993. In March 1996, and in anticipation of this Offering, the Company's shareholders approved a restatement of its articles of incorporation and each share of outstanding common stock was split into 1,900 shares of Class A Common Stock and 100 shares of Class B Common Stock. The information set forth herein reflects this 2,000-for-1 stock split. In 1994 the Company issued 23,335,600 shares of common stock to 27 stockholders in exchange for all the outstanding shares of Farm Bureau Life and Western Life, and all minority interests in FBL Insurance Company and Rural Security Life which were not already owned by Farm Bureau Life. It also issued 118,000 shares to five additional Farm Bureau organizations for cash at statutory book value. The assets and liabilities of FBL Insurance Company and Rural Security Life were assumed by Farm Bureau Life at December 31, 1994, and in 1995 FBL Insurance Company and Rural Security Life were liquidated. An additional 400,000 shares were issued to an existing shareholder in 1995 for cash at equivalent statutory book values, and 6,200 shares were issued to acquire minority interests in Utah Insurance. Each of the shareholders is a Farm Bureau organization.

    In December 1995, the stock of Utah Insurance was transferred by FBL Financial Services, Inc. through Farm Bureau Life, and Utah Insurance thereby became a direct subsidiary of the Company. Management anticipates that during the second quarter of 1996 the Farm Bureau Mutual pool will be revised to increase the percentage of the pool attributable to Utah Insurance from 8% to 20% with an effective date retroactive to January 1, 1996. Also, contingent upon effectiveness of this Offering, Farm Bureau Life will transfer the stock of FBL Financial Services, Inc. under which all of the Company's noninsurance operations are conducted, which will thereby become a direct subsidiary of the Company.

    Upon completion of this Offering, the Series A Exchange will be consummated. See "Prospectus Summary -- The Series A Exchange."

SERVICES AGREEMENT WITH FARM BUREAU MANAGEMENT CORPORATION


    The Company is a party to a Services Agreement (Services Agreement) with Management Corp. which extends through December 31, 2005. Under the Services Agreement, Management Corp. provides certain services to the Company and the Company provides certain services to Management Corp. The Services Agreement is terminable by either party upon 180 days prior written notice to the other party, or immediately in the event of certain insolvency events with respect to either party. The services provided by Management Corp. are to be provided in accordance with policies, directives, and final approval authority of the Board of Directors of the Company. For such services the Company reimburses all expenses incurred by Management Corp. in providing the services (billed quarterly in advance based on Management Corp.'s current fiscal year budget and payable within 15 days of the beginning of the quarter) and a fee equal to one-half of one percent of all such expenses. The Company has entered into similar service agreements with its subsidiaries, each of which provides for cost reimbursement and a fee of one-half of one percent thereof to be paid to the Company.



    The services described above together with substantial additional services were provided to the Company and its subsidiaries by Management Corp. prior to January 1, 1996 pursuant to the provisions of management services agreements which were terminated by agreement of the parties as of December 31, 1995. During 1995 all of the personnel providing services to the Company and its subsidiaries were employees of Management Corp. In 1996 most of these employees (approximately 1,000) became employees of the Company. The cost of the services provided to the Company by Management Corp. prior to January 1, 1996 was allocated based on time and other factors, and 100% of the expenses incurred by Management Corp. on behalf of the Company or its subsidiaries was paid to Management Corp. During the three month period ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993 such payments to Management Corp. (inclusive of wage and salary reimbursement of the transferred employees) were $1.0 million, $29.7 million, $3.1 million, and $3.0 million, respectively. After the transfer of employees to the Company in 1996, the fees paid to Management Corp. by the Company will be negligible.


FARM BUREAU MUTUAL POOL

    Utah Insurance participates in the Farm Bureau Mutual pool with Farm Bureau Mutual and South Dakota Mutual with all three companies operating under the common management of the Company. All retained insurance business of Utah Insurance and South Dakota Mutual is assumed by Farm Bureau Mutual. The combined business is then assumed by the three property-casualty companies, in specified proportions, not in excess of an amount that would create a net written premium to surplus ratio that exceeds acceptable industry standards.

    In the pool, all premiums, losses, loss adjustment expenses, acquisition and other underwriting and administrative expenses are combined and distributed proportionately to each property-casualty company, thus providing the three companies with substantially the same underwriting results. The overall operating results of the three companies differ based on their respective investment income and other miscellaneous items.

    In addition, effective January 1, 1996, Farm Bureau Mutual entered into a loss pooling agreement with Western Ag, which, in turn quota share reinsures business of Western Farm Bureau Mutual. Western Ag and Western Farm Bureau Mutual are Farm Bureau affiliated companies in Arizona and New Mexico, respectively, that are also managed by the Company. Under the loss pooling agreement all direct and assumed premiums, losses and allocated loss adjustment expenses (but not acquisition and other general underwriting expenses) of Farm Bureau Mutual, Utah Insurance and South Dakota Mutual will be pooled with these same items for Western Ag and Western Farm Bureau Mutual.


STOCKHOLDERS' AGREEMENT REGARDING MANAGEMENT AND TRANSFER OF SHARES OF CLASS B COMMON STOCK

    Subsequent to the Offering all of the Class B Common Stock of the Company will be owned by Farm Bureau organizations. As holders of all of the Class B Common Stock of the Company, these organizations have entered into the Stockholders' Agreement regarding management and the transfer of the Class B Common Stock (Stockholders' Agreement).


    The Stockholders' Agreement provides that the holders of the Class B Common Stock will vote for the election, as Class B Directors of the Company, of (i) the Presidents of each of the 15 state Farm Bureau Federations which own or are affiliated with the owners of the Class B Common Stock and (ii) the Chief Executive Officer of the Company and two additional officers of the Company nominated by the Chairman of the Board. The Stockholders' Agreement also provides that as long as a single state Farm Bureau Federation and its affiliates own in excess of 50% of the outstanding shares of Class B Common Stock (the Iowa Farm Bureau Federation will own approximately 63.9% of the Class B Common Stock immediately after the Offering), the Class B Common Stockholders will direct the Class B Directors to elect the President of such state Farm Bureau Federation as the Chairman of the Board, and to elect persons nominated by the Chairman to serve as Chief Executive Officer, Secretary and Treasurer.


    In the event that a Class B Director chooses to vote other than as directed pursuant to the requirements of the Shareholders' Agreement, the holders of not less than 10% of the Class B Common Stock may request a special meeting of the Class B Common Stockholders, for the purpose of removing the Class B Director, and either replacing such director with a qualified person or leaving the position vacant.

    The holders of Class B Common Stock may not transfer the stock to any person which is not a Farm Bureau organization, and any attempted transfer in violation of the Stockholder's Agreement causes the Class B Common Stock so transferred to automatically be converted to Class A Common Stock.

    The holders of 90% of the Class B Common Stock, together with the Company, may amend the Stockholders' Agreement.

RELATIONSHIP WITH FARM BUREAU ORGANIZATIONS

    American  Farm  Bureau  Federation  is  a  national  federation  of   member
organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state Farm Bureau Federations. Through a membership agreement the Iowa Farm Bureau Federation (the Company's principal stockholder) and similar state Farm Bureau Federations throughout the country agree to cooperate in reaching these objectives.


    American Farm Bureau Federation is the owner of the "Farm Bureau" and "FB" trade names and related trademarks and service marks including "FB design" which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. Farm Bureau Life is licensed by the Iowa Farm Bureau Federation to use the "Farm Bureau" and "FB" designations in Iowa, and pursuant thereto royalties of $98,000, $299,000, $300,000 and $271,000, respectively, were paid to the Iowa
Farm Bureau Federation for the three month period ended March 31, 1996 and for the years ended December 31, 1995, 1994, and 1993. The Company's subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Total royalties paid to Farm Bureau organizations other than the Iowa Farm Bureau Federation in 1995, 1994 and 1993 were $620,000, $693,000 and $672,000, respectively. Royalty payments in excess of $60,000 were made to Farm Bureau organizations in

Minnesota (1995 -- $148,000;  1994 -- $177,000 and  1993 -- $145,000),  Nebraska
(1994  -- $78,000  and 1993  -- $126,000),  Oklahoma (1995  -- $94,000;  1994 --
$98,000 and 1993 -- $93,000), and South Dakota (1994 -- $66,000).

HOME OFFICE BUILDING AND CERTAIN OTHER EXPENSE ALLOCATIONS

    The Company shares home office facilities, as well as certain management personnel, with the Iowa Farm Bureau Federation and certain of its affiliates, including Farm Bureau Mutual and various service companies. Costs are allocated by factors such as the amount of space used for functions of the various companies, and time studies and estimates of time spent by personnel for each of the companies. Costs allocated to life insurance activities are further divided between Farm Bureau Life and Western Life based on relative amounts of direct written premiums attributable to each. The allocations are reviewed and approved by the boards of directors of the respective companies.


    The Company and its subsidiaries provide a number of services to, and receive certain services from, other Farm Bureau organizations, including the Company's two largest stockholders, the Iowa Farm Bureau Federation and Farm Bureau Mutual. The Company providing such services is reimbursed based on an allocation of the cost of providing such services.



    The Company's home office facilities are owned by Farm Bureau Life which leases a portion of such facilities to the Iowa Farm Bureau Federation and Farm Bureau Mutual. In 1995, 1994 and 1993, the Iowa Farm Bureau Federation paid Farm Bureau Life rent of approximately $61,000, $62,000 and $63,000, respectively. In 1995, 1994 and 1993, Farm Bureau Mutual paid Farm Bureau Life approximately $1,468,000, $1,413,000 and $1,444,000, respectively, in rent.



    Farm Bureau Life owns aircraft which are available for use by the Company's affiliates. In 1995, 1994 and 1993, Farm Bureau Mutual paid the Company approximately $78,000, $73,000 and $91,000, respectively, for use of such aircraft.



    The Company provided education and training services to Farm Bureau Mutual through its subsidiary FBL Educational Services, Inc. In 1995, 1994 and 1993, Farm Bureau Mutual paid the Company approximately $95,000, $90,000 and $78,000, respectively, for such services.



    Through its subsidiary, FBL Leasing Services, Inc., the Company owns and leases computer equipment, furniture and automobiles to other Farm Bureau organizations. In 1995, 1994 and 1993, the Iowa Farm Bureau Federation paid approximately $339,000, $354,000 and $344,000, respectively, in aggregate leasing fees. Farm Bureau Mutual paid aggregate leasing fees of approximately $1,984,000, $1,857,000 and $1,867,000, respectively.



    Through its investment advisor subsidiary, FBL Investment Advisory Services, Inc., the Company provides investment advice and related services. Farm Bureau Mutual paid the Company approximately $275,000, $232,000 and $293,000 for such services in 1995, 1994 and 1993, respectively.

                          DESCRIPTION OF CAPITAL STOCK

    The following description does not purport to be complete and is qualified in its entirety by this reference to the Company's Restated Articles of Incorporation, as amended (Articles), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.


    The Company is authorized to issue 10,000,000 shares of preferred stock, without par value (Preferred Stock), 88,500,000 shares of Class A Common Stock, without par value (Class A Common Stock) and 1,500,000 shares of Class B Common Stock, without par value (Class B Common Stock). References herein to "Common Stock" include both the Class A Common Stock and the Class B Common Stock.
Effective March 19, 1996, the Company effected a 2,000 for 1 stock split resulting in the issuance of 1,900 shares of Class A Common Stock and 100 shares of Class B Common Stock for each previously outstanding share. As a result of the stock split, as of March 19, 1996, the Company had issued and outstanding 22,666,810 shares of Class A Common Stock and 1,192,990 shares of Class B Common Stock, all owned by Farm Bureau organizations. On April 29, 1996, the Company designated 5,000,000 shares of its Preferred Stock as Series A Preferred Stock. The Company has offered 5,000,000 shares of its Series A Preferred Stock in exchange for 5,000,000 shares of its Class A Common Stock subject to the completion of this Offering. The offer was made on a pro rata basis to its existing shareholders. The Iowa Farm Bureau Federation has agreed to exchange 5,000,000 shares of Class A Common Stock for all 5,000,000 shares of Series A Preferred Stock, none of which was taken up by other existing shareholders in the Series A Exchange. In addition, 1,750,000 shares of Class A Common Stock are reserved for issuance under options granted or available for grant under the Stock Option Plan, subject to the completion of the Offering, and 1,192,990 shares of Class A Common Stock are reserved for issuance upon conversion of Class B Common Stock.



    Following the closing of this Offering, assuming that the Underwriters' over-allotment option will not be exercised, there will be 17,666,810 shares of Class A Common Stock outstanding, 77.4% of which will be owned by Farm Bureau organizations and 22.6% of which will be owned by the public, 5,000,000 shares of Series A Preferred Stock outstanding, all of which will be owned by the Iowa Farm Bureau Federation, and 1,192,990 shares of Class B Common Stock outstanding, all of which will be owned by Farm Bureau organizations.


SERIES A PREFERRED STOCK

    The holders of the Series A Preferred Stock will be entitled to vote on all matters submitted to a vote of the holders of the Common Stock of the Company, voting together with the holders of the Class A Common Stock as one voting group. Each share of Series A Preferred Stock is entitled to one vote, subject to antidilution adjustment, so long as it is held by a Farm Bureau organization. The approval of an amendment to the Company's Articles which would change the powers, preferences, or special rights of the Series A Preferred Stock would require the affirmative vote of a majority of the Class A Common Stock and the Series A Preferred Stock voting as a single voting group, the affirmative vote of a majority of the Class B Common Stock, and the affirmative vote of a majority of each class adversely affected, voting separately. All voting rights, except those established by law, of the Series A Preferred Stock terminate automatically with respect to any of such shares which cease to be beneficially owned, directly or indirectly, by a Farm Bureau organization.

    The Series A Preferred Stock has a cumulative annual dividend of $1.00 per share, which is paid on the last business day of each calendar quarter, and it ranks senior to the Common Stock as to the payment of dividends. In the event of a liquidation of the Company, the holders of the Series A Preferred Stock are entitled to receive $20.00 per share plus accrued and unpaid dividends prior to any distribution to the holders of Common Stock.

    Any shares of Series A Preferred Stock which cease to be beneficially owned, directly or indirectly, by a Farm Bureau organization may be redeemed at the option of the Company, at a price of $20.00 per share plus accrued and unpaid dividends.

    The holders of the Series A Preferred Stock have no preemptive rights. The Series A Preferred Stock is not registered and is not traded.

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held of record. A majority of the votes entitled to be cast on a matter by a class constitutes a quorum of that class. The holders of the Class A Common Stock and the holders of the Series A Preferred Stock constitute a single voting group for most purposes. The holders of the Class B Common Stock also constitute a single voting group for most purposes. If a quorum exists, action on a matter other than the election of directors, by a voting group, is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. Directors are elected by a majority of the votes by the voting group entitled to vote in the election of such directors at a meeting at which a quorum of such voting group is present. Thus, Class A directors are elected by a majority of the vote of the Class A Common Stock and the Series A Preferred Stock voting together as a single voting group, and the Class B directors are elected by a majority vote of the Class B Common Stock in accordance with the Stockholders' Agreement.


    Following the closing of this Offering, assuming that the Underwriters' over-allotment option will not be exercised, the Iowa Farm Bureau Federation will own 53.6% of the Class A Common Stock and 100% of the Series A Preferred Stock. Voting is noncumulative. Consequently, the Iowa Farm Bureau Federation will be able to elect all of the Class A Directors.



    Subsequent to this Offering, the Iowa Farm Bureau Federation will hold 63.9% of the Company's Class B Common Stock. Various aspects of the ownership of the Company's Class B Common Stock are governed by the Stockholders' Agreement. See "Certain Transactions and Relationships -- Class B Common Stockholders' Agreement regarding Management and Transfer of Shares of Class B Common Stock."


    Holders of Class A Common Stock and Class B Common Stock are entitled to share ratably on a share for share basis with respect to dividends, when, as and if declared by the Board out of funds legally available therefor declared payable to holders of Common Stock, subject to the prior payment of all dividends accrued on Preferred Stock. See "Dividend Policy."

    The holders of Class A Common Stock and Class B Common Stock are entitled upon liquidation of the Company to share ratably on a share-for-share basis in the net assets available for distribution, subject to the prior rights of any Preferred Stock then outstanding.

    All outstanding shares of Common Stock are, and the Shares of Class A Common Stock offered hereby are, fully paid and nonassessable. Shares of Common Stock are not redeemable and have no preemptive or similar rights to subscribe for additional shares.

CERTAIN PROVISIONS OF COMPANY'S ARTICLES


    The Company's Articles include certain provisions that could have anti-takeover effects, which are in addition to the anti-takeover effects inherent in the inability of the non-Farm Bureau organization holders of the Class A Common Stock to elect a majority of the Company's Board of Directors, including the requirement of separate voting by the holders of the Class A Common Stock and Series A Preferred Stock voting as one voting group, and the holders of the Class B Common Stock voting as a separate voting group. See "Risk Factors -- Relationship with Farm Bureau Organizations; Control by the Iowa Farm Bureau Federation; Anti-takeover Effects."


PREFERRED STOCK

    The Board of Directors of the Company is authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 10,000,000 shares of Preferred Stock in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issue of such Preferred Stock. Thus, any series may, if so determined by the Board of Directors, have full voting rights with the Common Stock (as in the case of the Series A Preferred Stock and the Class A Common Stock) or superior or limited voting rights, be convertible into Common Stock or another security of the Company, and have such other relative rights, preferences and limitations as the Company's Board of Directors shall determine. As a result, any class or series of Preferred Stock could have rights which would adversely affect the rights of the holders of the Common Stock. The shares of any class or series of Preferred Stock need not be identical. The issuance of a new series of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. Upon completion of the Offering 5,000,000 shares of Series A Preferred Stock will be issued and outstanding. The Company has no present plan to issue any additional Preferred Stock.

STATE STATUTORY PROVISIONS

    Under Chapter 502 of the Iowa Code a person making a "takeover offer," defined as an offer to acquire any equity securities of a "target company" (defined as a public company with substantial assets in Iowa that is at least 20% owned by Iowa residents) from an Iowa resident pursuant to a tender offer is required to file a registration statement with the designated Iowa public official if the bidder would then own 10% of any class of outstanding equity securities. Chapter 502 contains antifraud provisions and prohibits the acquisition of equity securities from an Iowa resident within two years following a takeover offer unless the holders are afforded a reasonable opportunity to sell to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer.

    The Iowa Business Corporation Act provides that in considering acquisition proposals, directors may consider the effects on the Company's employees, suppliers, creditors, customers and the communities in which it operates, as well as the long-term and short-term interests of the Company. Consideration of any or all community interest factors is not a violation of the business judgment rule, even if the directors reasonably determine that effects on a community or other factors outweigh the financial or other benefits to the Company or a shareholder or group of shareholders. The Act also includes authorization of "poison pills" which include, without limitation, provisions that preclude or limit the exercise, transfer or receipt of stock rights by persons owning or offering to acquire a specified number or percentage of a corporation's outstanding shares. Unlike most states, Iowa does not presently have a "business combination" law prohibiting business combinations with a stockholder who holds over a specified percentage of stock for less than a specified period after crossing the threshhold.

    The foregoing provisions of state law could have the effect of delaying, deferring or preventing a change in control of the Company if the Board of Directors determines that a change of control is not in the best interest of the Company, its stockholders and other constituencies. In addition, the regulatory restrictions on acquisition of securities of the Company may also deter attempts to effect, or prevent the consummation of, a change in control of the Company.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    The Company's Articles provide that no director of the Company shall be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the Iowa Business Corporation Act. This provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors nor does it shield directors from liability under Federal or state securities laws. In addition, the Articles provide that the Company shall, to the maximum extent permitted by law, indemnify any person by reason of the fact that he is or was or has agreed to be a director or officer of the Company or while a director or officer of the Company is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, subject to such person having met the standards of conduct required for such indemnification under Iowa law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Class A Common Stock is Boatmen's Trust Company.

NEW YORK STOCK EXCHANGE LISTING


    The Shares have been authorized for listing on the New York Stock Exchange under the symbol FFG, subject to official notice of issuance.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this Offering, the Company will have 17,666,810 shares of Class A Common Stock outstanding. Of these shares, the 4,000,000 Shares sold in this Offering will be freely tradable without restriction or registration under the Securities Act, except any shares purchased by an "affiliate of the Company." The remaining 13,668,810 shares of Class A Common Stock outstanding on the date of this Prospectus (and all of the Series A Preferred Stock and Class B Common Stock) (Restricted Shares), are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under Section 4(2) of the Securities Act, and may not be resold unless they are registered, or sold pursuant to an applicable exemption from registration, such as Rule 144 under the Securities Act.



    All of the stockholders, directors and executive officers of the Company, and the purchasers of reserved shares have agreed in writing with the Company and the Representatives not to sell, transfer, or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, any shares of Common Stock during the 180 day period commencing on the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. These 180-day lock-up agreements take precedence over the limitations on sale under the Securities Act. Beginning 180 days after the date of this Prospectus, substantially all of the Restricted Shares subject to the 180-day lock-up agreements will become eligible for sale in the public market pursuant to Rule 144. None of the shares of Class B Common Stock may be sold except to a Farm Bureau organization, without becoming automatically converted to Class A Common Stock.


    In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has owned restricted shares of Class A Common Stock beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of then outstanding shares of the Company's Class A Common Stock (176,668 shares immediately after this Offering) or the average weekly trading volume in the Company's Class A Common Stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who has not been an affiliate of the Company at any time during the three months immediately preceding the sale and who has beneficially owned shares of Class A Common Stock for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

    Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Class A Common Stock will develop or be sustained after the Offering. Sales of substantial amounts of Class A Common Stock in the public market may adversely affect the prevailing market prices for the Class A Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the Underwriters), through their Representatives Alex. Brown & Sons Incorporated, Everen Securities, Inc. and Smith Barney Inc., have severally agreed to purchase from the Selling Stockholders the following respective numbers of shares of Class A Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

UNDERWRITER                                                                            NUMBER OF SHARES
- ------------------------------------------------------------------------------------  ------------------
Alex. Brown & Sons Incorporated.....................................................
Everen Securities, Inc..............................................................
Smith Barney Inc....................................................................
                                                                                           ----------
  Total.............................................................................        4,000,000
                                                                                           ----------
                                                                                           ----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Class A Common Stock offered hereby if any of such shares are purchased.

    The Company and the Selling Stockholders have been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

    Certain of the Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 600,000 additional shares of Class A Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Class A Common Stock to be purchased by it shown in the above table bears to 4,000,000, and certain of the Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Class A Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 4,000,000 shares are being offered.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


    The Company has requested that the Underwriters reserve up to 200,000 Shares of the Offering for purchase by certain directors, officers, employees and other persons having a relationship with the Farm Bureau organizations. Such reserved Shares will be offered on the same terms as the Shares offered to the public hereby.



    The Company, its Directors and executive officers, the Selling Stockholders and the purchasers of reserved Shares, have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. See "Shares Eligible for Future Sale."



    Prior to this Offering, there has been no established public market for the Class A Common Stock of the Company. Consequently, the initial public offering price for the Class A Common Stock has been determined by negotiations between the Company, the Selling Stockholders and the Representatives of the Underwriters. Among the factors considered in determining the initial public offering price were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations of other companies which the Company and the Representatives of the Underwriters believed to be comparable to the Company, estimates of the business potential of the Company, and such other factors deemed relevant.

    The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority without the prior written approval of the customer.


    The Shares have been authorized for listing on the New York Stock Exchange under the symbol FFG, subject to official notice of issuance. In order to meet one of the requirements for listing the Shares on the New York Stock Exchange, the Underwriters have undertaken to sell lots of 100 or more Shares to a minimum of 2,000 beneficial holders.


                            VALIDITY OF COMMON STOCK

    The validity of the Common Stock offered hereby will be passed upon for the Company by Davis, Brown, Koehn, Shors & Roberts, P.C., Des Moines, Iowa, and for the Underwriters by Debevoise & Plimpton, New York, New York. Debevoise & Plimpton will rely, as to matters of Iowa law, upon the opinion of Davis, Brown, Koehn, Shors & Roberts, P.C.

                                    EXPERTS

    The consolidated financial statements and schedules of FBL Financial Group, Inc. at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION


    The Company has filed with the Securities and Exchange Commission (Commission) a registration statement on form S-1 (together with all exhibits, schedules and amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (Securities Act), and the rules and regulations promulgated thereunder, for the registration of the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


    As a result of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended
(Exchange Act) and, in accordance with the Exchange Act, thereafter will be required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and information may be inspected and copied at the public reference facilities maintained by the Commission referenced above. The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements as well as quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited financial information.

                      GLOSSARY OF SELECTED INSURANCE TERMS

    The following Glossary includes definitions of certain general insurance terms as well as terms relating specifically to the Company.

Adjusted operating income..............  Net income  adjusted  to  eliminate  certain  items which  management  believes are  not  indicative of
                                          overall operating trends, including realized gains
                                          on investments (less that portion of  amortization
                                          of  deferred policy acquisition costs and value of
                                          insurance  in  force  acquired  and  income  taxes
                                          attributable  to such  gains), net  income or loss
                                          from  a   venture   capital   investment   company
                                          subsidiary and discontinued operations.
A.M. Best rating.......................  A.M.  Best financial condition ratings are opinions
                                         of  an  insurance  company's  financial   strength,
                                          operating  performance  and  ability  to  meet its
                                          obligations to  policyholders.  Such  ratings  are
                                          based  upon a comprehensive  review of a company's
                                          financial performance,  which is  supplemented  by
                                          certain  data, including responses  to A.M. Best's
                                          questionnaires,  quarterly  NAIC  filings,   state
                                          insurance  department  examination  reports,  loss
                                          reserve reports, annual reports and reports  filed
                                          with   state  insurance   departments.  A.M.  Best
                                          undertakes  a  quantitative  evaluation  based  on
                                          profitability,   leverage  and   liquidity  and  a
                                          qualitative evaluation based upon the  composition
                                          of a company's book of business or spread of risk,
                                          the   amount,  appropriateness  and  soundness  of
                                          reinsurance,  the  quality,  diversification   and
                                          estimated market value of its assets, the adequacy
                                          of  its loss  reserves and  policyholders' surplus
                                          and  the   experience   and  competence   of   its
                                          management.  A.M. Best  uses the  following rating
                                          scale:

                                               A++ and A+     Superior
                                               A and A-       Excellent
                                               B++ and B+     Very Good
                                               B and B-       Adequate
                                               C++ and C+     Fair
                                               C and C-       Marginal
                                               D              Very vulnerable
                                                              Under state
                                               E              supervision
                                               F              In liquidation

American Farm Bureau Federation........  An Illinois  not-for-profit corporation  formed  to promote agriculture and to correlate and strengthen
                                          the  various State Farm Bureau Federations, County
                                          Farm Bureau  organizations  and  any  other  state
                                          organizations   controlled  by   or  under  common
                                          control with any of such Federations.
Annuity................................  A contract that pays a periodic income benefit  for the  life of a person (the annuitant), the lives of
                                          two or more persons or a specified period of time.

Capital and surplus....................  As  determined   in   accordance   with   statutory
                                         accounting  practices,  the amount  remaining after
                                          all   liabilities,    including   reserves,    are
                                          subtracted from all admitted assets.
Cash value.............................  The  amount of cash available  to a policyholder on the surrender of a life insurance policy or annuity
                                          contract.
Catastrophe loss.......................  A severe  loss,  usually affecting  many  insureds,
                                         involving   many   risks  such   as  conflagration,
                                          earthquake, windstorm, explosion and other similar
                                          events.
Ceded or ceding........................  The transfer of all or a portion of a risk from one insurer to another.
Combined ratio.........................  A combination of the underwriting expense ratio and the loss and loss  adjustment expense (LAE)  ratio,
                                          determined in accordance with Statutory Accounting
                                          Practices,  applied to property-casualty insurance
                                          operations.   The   underwriting   expense   ratio
                                          measures the ratio of underwriting expenses to net
                                          premiums  written. The loss and LAE ratio measures
                                          the ratio  of  incurred  losses  and  LAE  to  net
                                          premiums earned.
Crediting rates........................  Interest  rates applied to  life insurance policies
                                         and  annuity   contracts,   whether   contractually
                                          guaranteed  or currently declared  for a specified
                                          period.
Cross selling..........................  Determining the  additional insurance  and  savings
                                         needs   of  existing   policyowners  and  marketing
                                          products to meet their needs.
Deferred policy acquisition costs......  Commissions and other  selling expenses which  vary with  and are directly related to the production of
                                          business. These acquisition costs are deferred and
                                          amortized to achieve  a matching  of revenues  and
                                          expenses  when  reported  in  financial statements
                                          prepared in conformity with GAAP.
Direct collected premiums..............  Total cash  received for  insurance written  for  a given  period  before  any  adjustments  for  ceded
                                          amounts.
Disability income insurance............  A  form  of  accident  and  health  insurance  that provides  periodic  payments  when  the  insured is
                                          unable to work as a result of illness, disease  or
                                          injury.
Farm Bureau organization...............  The American Farm Bureau Federation, the State Farm
                                          Bureau   Federations,   the  County   Farm  Bureau
                                          organizations, and all corporations, partnerships,
                                          and other entities controlled  by or under  common
                                          control  with the American Farm Bureau Federation,
                                          any State Farm  Bureau Federation,  or any  County
                                          Farm  Bureau organization, or entity authorized by
                                          the American Farm Bureau  to use the  trade-names,
                                          "Farm Bureau" or "FB" in its name or operations.
Flexible premium deferred annuities....  Annuities,  not  currently  paying  benefits,  that permit the  addition  of premium  payments  by  the
                                          policyowner at any time.

GAAP...................................  United   States   generally   accepted   accounting
                                         principles, including  those  applicable  to  stock
                                          life insurance companies.
In force...............................  The  total face amount  of insurance coverage under contracts that have not expired.
Iowa Farm Bureau Federation............  An  Iowa  not-for-profit   corporation  formed   to
                                         promote agriculture and to correlate and strengthen
                                          the  various County  Farm Bureau  organizations in
                                          the State of Iowa and other entities in the  State
                                          of Iowa controlled by or under common control with
                                          any of such organizations.
Lapse..................................  Termination  of  a  policy  because  of  surrender, failure to pay a premium or lack of sufficient cash
                                          value to maintain in force status.
Loss ratio.............................  A loss ratio is  determined by dividing the  amount of  benefits  incurred  by  the  amount  of premium
                                          earned for a given line of coverage of business in
                                          total.
NASD...................................  The National  Association  of  Securities  Dealers,
                                         Inc.
Persistency............................  Percentage  of life  insurance policies  or annuity contracts in  force at  the beginning  of a  period
                                          remaining  in force  until completion  of the term
                                          for which the policy or contract was written.
Personal lines.........................  The insurance coverages commonly maintained by most households including  life  insurance,  annuities,
                                          auto insurance, and homeowners.
Policy acquisition costs...............  Costs  incurred  in  the  acquisition  of  new  and
                                         renewal  insurance  contracts.  Acquisition   costs
                                          deferred  include those  costs that  vary with and
                                          are  primarily  related  to  the  acquisition   of
                                          insurance contracts (for example, agent and broker
                                          commissions, certain underwriting and policy issue
                                          costs, and medical and inspection fees).
Premium................................  The  amount of money that  the policyholder pays to the insurance company  for an  insurance policy  or
                                          annuity.  For statutory  accounting purposes, such
                                          premiums are  reported  as revenues.  Under  GAAP,
                                          premiums  on universal  life and  annuity products
                                          increase the policyholder liability and  therefore
                                          are not reported as revenues.
Reinsurance............................  The  arrangement  in  which  one  insurance company
                                         (called the reinsurer), generally upon receipt of a
                                          premium, agrees to  indemnify another (called  the
                                          ceding  insurer)  for part  or  all of  the policy
                                          obligations of the ceding insurer as the issuer of
                                          the reinsured policies.
Reserves for future policyholder
 benefits..............................  Liabilities established by insurers to reflect  the
                                         estimated   benefits   to   the   policyholders  or
                                          beneficiaries.  For  universal  life  and  annuity
                                          products,   the   amounts   represent  accumulated
                                          values. For other policies, the reserves represent
                                          the discounted present value of benefits less  the
                                          estimated future value of premiums.

Retention..............................  In  a reinsurance context, the amount or portion of risk which  a ceding  insurer retains  for its  own
                                          account. Losses paid by a ceding insurer in excess
                                          of  the  retention  level  are  then  owed  to the
                                          insurer by the reinsurer.
Separate accounts......................  Investment accounts  maintained  by an  insurer  to
                                         which   funds  have  been   allocated  for  certain
                                          policies under provisions  of relevant state  law.
                                          The  investments  in  each  separate  account  are
                                          maintained separately from those in other separate
                                          accounts and the  general account. The  investment
                                          results  of the separate account assets are passed
                                          through   directly   to   the   separate   account
                                          policyholders,   so   that   an   insurer  derives
                                          management and  other  fees  from,  but  bears  no
                                          investment  risk on, these assets; except the risk
                                          on a small number of products on which returns  on
                                          separate  assets will not  meet the relatively low
                                          minimum rate guaranteed on these products.
Statutory accounting practices.........  Accounting practices  prescribed  or  permitted  by state  insurance regulatory  authorities. Statutory
                                          accounting  practices  emphasize  solvency  rather
                                          than  matching  revenues  and  expenses  during an
                                          accounting  period  and  are  liquidation/solvency
                                          based rather than profit based.
Supplementary contracts................  An  agreement  between the  Company and  either the insured or  the  beneficiary  to  provide  for  the
                                          settlement  of  an  amount  payable  under another
                                          contract with the Company.
Surrender charge.......................  The charge imposed for  the early termination of  a life insurance or annuity contract.
Term life insurance....................  Life  insurance protection during  a certain number of years, but expiring without policy cash value if
                                          the insured survives the stated period.
Underwriting...........................  The process of reviewing applications submitted for insurance coverage, deciding whether to accept all
                                          or part of the coverage requested, and determining
                                          the applicable premiums.
Universal life insurance...............  A flexible  premium  life  insurance  policy  under which the policyholder may change the death benefit
                                          from  time to time  (with satisfactory evidence of
                                          insurability for increases) and vary the amount or
                                          timing of premium payments. Premiums, less expense
                                          and mortality  charges,  are credited  to  a  cash
                                          value or accumulative account to which interest is
                                          credited  at rates  which may change  from time to
                                          time.

Variable annuity.......................  Annuity in  which  premium  payments  are  used  to purchase  accumulation units.  The value  of a unit
                                          fluctuates  in  accordance  with  the   investment
                                          experience of a separate account. Variable annuity
                                          contracts  typically  include  a  general  account
                                          guaranteed interest investment option. At the time
                                          of the payment of  benefits to the annuitant,  the
                                          annuitant  can  generally elect  from a  number of
                                          payment options  which  provide  either  fixed  or
                                          variable benefit payments.
Variable universal life................  Life  insurance  combining  the  characteristics of both universal and variable life insurance in  that
                                          excess interest credited to the cash value account
                                          depends   on   investment   results   of  separate
                                          accounts.
Whole life insurance...................  Permanent life insurance offering guaranteed  death benefits and guaranteed cash values.

                           FBL FINANCIAL GROUP, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
             THREE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



Report of Independent Auditors........................................................        F-2
Consolidated Financial Statements
Consolidated Balance Sheets...........................................................        F-3
Consolidated Statements of Income.....................................................        F-5
Consolidated Statements of Changes in Stockholders' Equity............................        F-6
Consolidated Statements of Cash Flows.................................................        F-7
Notes to Consolidated Financial Statements............................................        F-9

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
FBL Financial Group, Inc.

    We  have  audited  the  accompanying  consolidated  balance  sheets  of  FBL
Financial Group, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FBL Financial Group, Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

    As described in Notes 1 and 4 to the consolidated financial statements, in 1994 the Company changed its method of accounting for certain investments in debt securities.


                                          /s/ Ernst & Young LLP


Des Moines, Iowa
March 12, 1996

                           FBL FINANCIAL GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            MARCH 31,        DECEMBER 31,
                                                           -----------  ----------------------
                                                              1996         1995        1994
                                                           -----------  ----------  ----------
                                                           (UNAUDITED)
ASSETS
Investments:
  Fixed maturities:
    Held for investment, at amortized cost (market: 1996
     -- $728,944; 1995 -- $712,476; 1994 -- $500,849)....   $ 721,083   $  683,149  $  532,376
    Available for sale, at market (amortized cost: 1996
     -- $1,350,756; 1995 -- $1,325,608; 1994 --
     $1,252,189).........................................   1,372,742    1,393,060   1,200,235
  Equity securities, at market (cost: 1996 -- $86,771;
   1995 -- $77,038; 1994 -- $49,985).....................      90,856       83,714      46,701
  Held in inventory, at estimated fair value (amortized
   cost: 1996 -- $19,936; 1995 -- $21,555; 1994 --
   $17,731), substantially all held for sale in 1996.....      21,327       21,913      18,169
  Mortgage loans on real estate..........................     267,534      266,623     272,537
  Investment real estate, less allowances for
   depreciation of $1,853 in 1996, $1,839 in 1995 and
   $1,170 in 1994........................................      28,997       28,604      26,951
  Policy loans...........................................     116,633      116,107     113,848
  Other long-term investments............................      12,044        2,892       6,654
  Short-term investments.................................      36,785       50,061     119,683
                                                           -----------  ----------  ----------
Total investments........................................   2,668,001    2,646,123   2,337,154

Cash and cash equivalents................................          --           --       5,963
Securities and indebtedness of related parties...........      61,790       74,506      76,333
Accrued investment income................................      32,370       32,711      30,242
Accounts and notes receivable............................       1,804        2,009       2,821
Amounts receivable from affiliates.......................       4,194        2,422       2,294
Reinsurance recoverable..................................      33,030       31,845      37,717
Deferred policy acquisition costs........................     146,573      135,061     137,649
Value of insurance in force acquired.....................      19,190       14,449      20,908
Property and equipment, less allowances for depreciation
 of $45,145 in 1996, $45,417 in 1995 and $44,924 in
 1994....................................................      61,388       60,184      63,608
Current income taxes recoverable.........................       8,807       14,114      10,100
Deferred income tax benefit..............................          --           --      11,772
Goodwill, less accumulated amortization of $1,707 in
 1996, $1,556 in 1995 and $932 in 1994...................      10,191       10,342      10,966
Other assets.............................................      22,113       22,296      16,965
Assets held in separate accounts.........................      50,715       44,789      28,043
                                                           -----------  ----------  ----------
        Total assets.....................................   $3,120,166  $3,090,851  $2,792,535
                                                           -----------  ----------  ----------
                                                           -----------  ----------  ----------

                                                            MARCH 31,        DECEMBER 31,
                                                           -----------  ----------------------
                                                              1996         1995        1994
                                                           -----------  ----------  ----------
                                                           (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Policy liabilities and accruals:
    Future policy benefits:
      Universal life and annuity products................   $1,421,972  $1,394,116  $1,307,142
      Traditional life insurance and accident and health
       products..........................................     657,085      651,827     634,962
      Unearned revenue reserve...........................      18,138       17,350      17,962
    Other policy claims and benefits.....................       7,776        8,149       8,070
    Reserves and unearned premiums on property-casualty
     policies............................................      47,480       45,890      44,482
                                                           -----------  ----------  ----------
                                                            2,152,451    2,117,332   2,012,618
  Other policyholders' funds:
    Supplementary contracts without life contingencies...     119,378      114,471      98,679
    Advance premiums and other deposits..................      87,025       87,093      87,731
    Accrued dividends....................................      14,065       13,678      13,165
                                                           -----------  ----------  ----------
                                                              220,468      215,242     199,575
  Short-term borrowings..................................          --           --       6,388
  Long-term debt.........................................      11,776       12,604      18,519
  Amounts payable to affiliates..........................      13,346       10,443       8,716
  Deferred income taxes..................................      30,470       39,645          --
  Other liabilities......................................      80,417       81,995      83,355
  Liabilities related to separate accounts...............      50,715       44,789      28,043
                                                           -----------  ----------  ----------
        Total liabilities................................   2,559,643    2,522,050   2,357,214
Commitments and contingencies
Minority interest in subsidiaries........................       4,503        4,503       4,578
Stockholders' equity:
  Class A Common Stock, without par value -- authorized
   88,500,000 shares, issued and outstanding 22,666,810
   shares in 1996........................................     143,773           --          --
  Class B Common Stock, without par value -- authorized
   1,500,000 shares, issued and outstanding 1,192,990
   shares in 1996........................................       7,567           --          --
  Common stock, par value $100.00 per share -- authorized
   100,000 shares, issued and outstanding 11,929.90
   shares in 1995 and 11,726.80 shares in 1994...........          --        1,193       1,173
  Additional paid-in capital.............................          --      145,288     141,026
  Net unrealized investment gains (losses)...............      13,781       37,807     (31,838)
  Retained earnings......................................     390,899      380,010     320,382
                                                           -----------  ----------  ----------
    Total stockholders' equity...........................     556,020      564,298     430,743
                                                           -----------  ----------  ----------
        Total liabilities and stockholders' equity.......   $3,120,166  $3,090,851  $2,792,535
                                                           -----------  ----------  ----------
                                                           -----------  ----------  ----------


                            See accompanying notes.

                           FBL FINANCIAL GROUP, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                THREE MONTHS ENDED MARCH
                                                          31,                 YEAR ENDED DECEMBER 31,
                                                ------------------------  -------------------------------
                                                   1996         1995        1995       1994       1993
                                                -----------  -----------  ---------  ---------  ---------
                                                (UNAUDITED)  (UNAUDITED)
Revenues:
  Universal life and annuity product
   charges....................................   $  11,317    $  10,632   $  43,722  $  42,734  $  26,500
  Traditional life insurance premiums.........      19,131       18,227      75,450     72,222     46,050
  Accident and health premiums................       2,652        2,383      10,161     (1,956)    46,437
  Property-casualty premiums..................       4,298        4,323      18,709     17,778     16,937
  Net investment income.......................      52,428       48,037     223,108    178,834    138,320
  Realized gains (losses) on investments......      (2,098)       1,850       5,883      9,448      3,967
  Other income................................       5,592        7,138      28,952     30,825     25,251
                                                -----------  -----------  ---------  ---------  ---------
    Total revenues............................      93,320       92,590     405,985    349,885    303,462
Benefits and expenses:
  Universal life and annuity benefits.........      30,353       27,071     112,125     97,736     73,305
  Traditional life insurance and accident and
   health benefits............................      12,096       12,715      49,316     48,345     66,028
  Increase in traditional and accident and
   health future policy benefits..............       5,294        4,462      22,976     12,084     14,428
  Distributions to participating
   policyholders..............................       6,475        6,605      25,747     24,402     22,967
  Losses and loss adjustment expenses incurred
   on property-casualty policies..............       3,211        2,974      13,621     13,441     13,948
  Underwriting, acquisition and insurance
   expenses...................................      15,780       20,473      73,431     74,652     56,632
  Interest expense............................         227          356       1,007      2,108      2,303
  Other expenses..............................       3,927        4,000      17,315     17,244     14,920
                                                -----------  -----------  ---------  ---------  ---------
    Total benefits and expenses...............      77,363       78,656     315,538    290,012    264,531
                                                -----------  -----------  ---------  ---------  ---------
                                                    15,957       13,934      90,447     59,873     38,931
Income taxes..................................      (5,689)      (4,848)    (32,070)   (22,462)   (14,439)
Minority interest in earnings of
 subsidiaries.................................        (268)        (276)       (351)      (376)    (2,417)
Equity income (loss), net of related income
 taxes........................................         889          233       1,602     (1,448)       630
                                                -----------  -----------  ---------  ---------  ---------
Income from continuing operations.............      10,889        9,043      59,628     35,587     22,705
Discontinued operations:
  Loss from cable television operations, net
   of related income taxes....................          --           --          --         --     (2,902)
  Gain on disposal of cable television
   operations, net of related income taxes....          --           --          --      6,479         --
                                                -----------  -----------  ---------  ---------  ---------
Net income....................................   $  10,889    $   9,043   $  59,628  $  42,066  $  19,803
                                                -----------  -----------  ---------  ---------  ---------
                                                -----------  -----------  ---------  ---------  ---------
Net income (loss) per common share (after
 giving effect for 2,000-for-1 stock split):
  Continuing operations.......................       $0.46        $0.39       $2.53      $1.52      $1.26
  Discontinued operations.....................          --           --          --        .28       (.16)
                                                -----------  -----------  ---------  ---------  ---------
Net income per common share...................       $0.46        $0.39       $2.53      $1.80      $1.10
                                                -----------  -----------  ---------  ---------  ---------
                                                -----------  -----------  ---------  ---------  ---------


                            See accompanying notes.

                           FBL FINANCIAL GROUP, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)


                                                                                   NET
                                                                               UNREALIZED
                             CLASS A      CLASS B                 ADDITIONAL   INVESTMENT                    TOTAL
                             COMMON       COMMON       COMMON       PAID-IN       GAINS      RETAINED    STOCKHOLDERS'
                              STOCK        STOCK        STOCK       CAPITAL     (LOSSES)     EARNINGS        EQUITY
                           -----------  -----------  -----------  -----------  -----------  -----------  --------------
Balance at January 1,
 1993....................   $      --    $      --    $   1,105    $      18    $   2,946    $ 258,513     $  262,582
  Issuance of 1,783.48
   shares of common stock
   in exchange for 99.5%
   of common stock of
   Rural Security Life
   Company...............          --           --           89       27,012           --           --         27,101
  Net income for 1993....          --           --           --           --           --       19,803         19,803
  Change in net
   unrealized investment
   gains/losses..........          --           --           --           --        2,791           --          2,791
                           -----------  -----------  -----------  -----------  -----------  -----------  --------------
Balance at December 31,
 1993....................          --           --        1,194       27,030        5,737      278,316        312,277
  Issuance of 9,146.91
   shares of common stock
   of FBL Financial
   Group, Inc. upon
   formation, in exchange
   for outstanding common
   stock of Farm Bureau
   Life Insurance
   Company...............          --           --         (279)         279           --           --             --
  Issuance of 551.89
   shares of common stock
   in exchange for
   minority interest in
   FBL Insurance Company
   and Rural Security
   Life Insurance
   Company...............          --           --           55       24,647           --           --         24,702
  Issuance of 1,969.00
   shares of common stock
   in exchange for all
   outstanding common
   stock of Western Farm
   Bureau Life Insurance
   Company...............          --           --          197       87,933           --           --         88,130
  Cumulative effect on
   prior years (to
   December 31, 1993) of
   change in method of
   accounting for fixed
   maturity securities...          --           --           --           --       38,913           --         38,913
  Net income for 1994....          --           --           --           --           --       42,066         42,066
  Change in net
   unrealized investment
   gains/losses..........          --           --           --           --      (76,488)          --        (76,488)
  Issuance of 59.00
   shares of common stock
   for cash..............          --           --            6        1,137           --           --          1,143
                           -----------  -----------  -----------  -----------  -----------  -----------  --------------
Balance at December 31,
 1994....................          --           --        1,173      141,026      (31,838)     320,382        430,743
  Net income for 1995....          --           --           --           --           --       59,628         59,628
  Change in net
   unrealized investment
   gains/losses..........          --           --           --           --       69,645           --         69,645
  Issuance of 200.00
   shares of common stock
   for cash..............          --           --           20        4,169           --           --          4,189
  Issuance of 3.10 shares
   of common stock in
   exchange for minority
   interest in Utah Farm
   Bureau Insurance
   Company...............          --           --           --           93           --           --             93
                           -----------  -----------  -----------  -----------  -----------  -----------  --------------
Balance at December 31,
 1995....................          --           --        1,193      145,288       37,807      380,010        564,298
  Recapitalization,
   conversion of common
   stock.................     139,157        7,324       (1,193)    (145,288)          --           --             --
  Net income for three
   month period ended
   March 31, 1996........          --           --           --           --           --       10,889         10,889
  Change in net
   unrealized investment
   gains/losses..........          --           --           --           --      (24,026)          --        (24,026)
  Adjustment resulting
   from capital
   transaction of equity
   investee..............       4,616          243           --           --           --           --          4,859
                           -----------  -----------  -----------  -----------  -----------  -----------  --------------
Balance at March 31, 1996
 (unaudited).............   $ 143,773    $   7,567    $      --    $      --    $  13,781    $ 390,899     $  556,020
                           -----------  -----------  -----------  -----------  -----------  -----------  --------------
                           -----------  -----------  -----------  -----------  -----------  -----------  --------------


Note: Share amounts set forth in the above statement have not been restated to reflect the 2,000-for-1 stock split approved by the Company's Board of Directors on March 12, 1996 and effective March 19, 1996.

                            See accompanying notes.

                           FBL FINANCIAL GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                         YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------------
                                                                                     1995         1994         1993
                                                       THREE MONTHS ENDED MARCH   -----------  -----------  -----------
                                                                 31,
                                                      --------------------------
                                                          1996          1995
                                                      ------------  ------------
                                                      (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Continuing operations:
  Net income........................................   $   10,889    $    9,043   $    59,628  $    35,587  $    22,705
  Adjustments to reconcile net income to net cash
   provided by continuing operations:
    Adjustments related to interest sensitive
     products:
      Interest credited to account balances.........       26,353        23,020        97,244       89,899       67,806
      Charges for mortality and administration......      (11,525)      (10,886)      (44,462)     (43,912)     (27,876)
      Deferral of unearned revenues.................          424           459         1,696        2,058        1,933
      Amortization of unearned revenue reserve......         (216)         (205)         (956)        (880)        (557)
    Provision for depreciation and amortization.....        3,920         3,863        15,040       19,727        9,411
    Net gains and losses related to investments held
     in inventory...................................       (1,831)           (8)      (25,801)         206          (74)
    Realized (gains) losses on investments..........        2,098        (1,850)       (5,883)      (9,448)      (3,967)
    Increase in traditional, accident and health and
     property-casualty benefit accruals.............        6,879         5,297        23,810       16,554       20,032
    Policy acquisition costs deferred...............       (6,998)       (5,705)      (25,918)     (24,186)     (17,524)
    Amortization of deferred policy acquisition
     costs..........................................        2,685         2,641        10,727       10,066        6,023
    Provision for deferred income taxes.............        1,147            45        13,914        6,287       (3,408)
    Other...........................................        3,270        16,097       (12,646)      (7,949)      11,619
                                                      ------------  ------------  -----------  -----------  -----------
Net cash provided by continuing operations..........       37,095        41,811       106,393       94,009       86,123

Discontinued operations:
  Net income (loss).................................           --            --            --        6,479       (2,902)
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) discontinued
   operations.......................................           --            --            --      (10,293)       6,286
                                                      ------------  ------------  -----------  -----------  -----------
Net cash provided by (used in) discontinued
 operations.........................................           --            --            --       (3,814)       3,384
                                                      ------------  ------------  -----------  -----------  -----------
Net cash provided by operating activities...........       37,095        41,811       106,393       90,195       89,507
INVESTING ACTIVITIES
Sale, maturity or repayment of investments:
  Fixed maturities -- held for investment...........        6,920         3,972        20,890       43,528      393,476
  Fixed maturities -- available for sale............       72,811        87,235       262,000      380,849           --
  Equity securities.................................        9,973         3,491        30,674       58,317       29,831
  Held in inventory.................................        6,815         1,150         8,045        7,106          103
  Mortgage loans on real estate.....................        8,028         7,392        23,774       32,816       15,970
  Investment real estate............................           11           386         5,751        2,240        5,441
  Policy loans......................................        6,961         7,551        24,798       21,448       18,710
  Other long-term investments.......................          319           646         3,564       31,608        6,796
  Short-term investments -- net.....................       13,276        54,886        69,622           --           --
                                                      ------------  ------------  -----------  -----------  -----------
                                                          125,114       166,709       449,118      577,912      470,327

                           FBL FINANCIAL GROUP, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------------
                                                                                     1995         1994         1993
                                                                                  -----------  -----------  -----------
                                                       THREE MONTHS ENDED MARCH
                                                                 31,
                                                      --------------------------
                                                          1996          1995
                                                      ------------  ------------
                                                      (UNAUDITED)   (UNAUDITED)
INVESTING ACTIVITIES (CONTINUED)
Acquisition of investments:
  Fixed maturities -- held for investment...........   $  (44,630)   $  (47,339)  $  (170,926) $  (207,060) $  (490,113)
  Fixed maturities -- available for sale............      (99,363)     (140,734)     (334,270)    (344,866)          --
  Equity securities.................................      (17,395)       (7,177)      (30,742)     (39,077)     (22,688)
  Held in inventory.................................       (4,398)       (2,011)      (13,618)      (6,698)      (4,036)
  Mortgage loans on real estate.....................       (9,085)       (5,040)      (23,456)     (13,705)     (72,581)
  Investment real estate............................       (1,370)         (704)       (8,073)        (710)        (204)
  Policy loans......................................       (7,487)       (8,395)      (27,057)     (24,377)     (17,845)
  Other long-term investments.......................           (3)           --           (14)     (13,654)          --
  Short-term investments -- net.....................           --            --            --      (47,261)     (22,907)
                                                      ------------  ------------  -----------  -----------  -----------
                                                         (183,731)     (211,400)     (608,156)    (697,408)    (630,374)
Proceeds from disposal, repayments of advances and
 other distributions from entities accounted for by
 the equity method..................................       12,507         4,531        32,193       45,184       28,281
Investments in and advances to entities accounted
 for by the equity method...........................       (4,485)      (11,257)      (21,463)     (39,418)     (26,247)
Net cash received (paid) for acquisitions...........           --            --            --       (3,065)         272
Other...............................................       (3,339)       (2,776)       (5,579)      (5,321)      (8,499)
Investing activities of discontinued operations.....           --            --            --       29,539         (539)
                                                      ------------  ------------  -----------  -----------  -----------
Net cash used in investing activities...............      (53,934)      (54,193)     (153,887)     (92,577)    (166,779)
FINANCING ACTIVITIES
Receipts from interest sensitive products credited
 to policyholder account balances...................       66,889        58,283       198,031      219,501      179,480
Return of policyholder account balances on interest
 sensitive products.................................      (48,954)      (44,402)     (148,047)    (157,894)    (110,959)
Proceeds from short-term borrowings.................           --             8             8        8,288        6,806
Repayments of short-term borrowings.................           --        (6,396)       (6,396)     (10,379)      (6,198)
Proceeds from long-term debt........................           --            --            --           --       21,122
Repayments of long-term debt........................         (828)       (1,074)       (5,915)     (12,119)      (4,255)
Distributions to minority interests.................         (268)           --          (339)        (380)          --
Issuance of common stock for cash...................           --            --         4,189        1,143           --
Financing activities of discontinued operations.....           --            --            --      (44,000)      (5,000)
                                                      ------------  ------------  -----------  -----------  -----------
Net cash provided by financing activities...........       16,839         6,419        41,531        4,160       80,996
                                                      ------------  ------------  -----------  -----------  -----------
Increase (decrease) in cash and cash equivalents....           --        (5,963)       (5,963)       1,778        3,724
Cash and cash equivalents at beginning of period....           --         5,963         5,963        4,185          461
                                                      ------------  ------------  -----------  -----------  -----------
  Cash and cash equivalents at end of period........   $       --    $       --   $        --  $     5,963  $     4,185
                                                      ------------  ------------  -----------  -----------  -----------
                                                      ------------  ------------  -----------  -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid (received) during the period for:
  Interest..........................................   $      155    $      356   $     1,086  $     2,163  $     2,766
  Income taxes......................................         (444)          586        23,032       26,451       14,600


                            See accompanying notes.

                           FBL FINANCIAL GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1995

1.  SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    FBL Financial Group, Inc. (the Company) was incorporated in the State of Iowa on October 13, 1993. The Company, through its principal subsidiaries, Farm Bureau Life Insurance Company (Farm Bureau Life) and Western Farm Bureau Life Insurance Company (Western Life), operates predominantly in the individual life and annuity area of the life insurance industry. The Company markets its products to Farm Bureau members and other individuals and businesses in 15 midwestern and western states. Farm Bureau Life has several subsidiaries which support various functional areas of Farm Bureau Life, Western Life and other affiliates, including investment advisory, marketing and distribution, and leasing. As these functions relate directly to the primary business activities, these entities have been included in the life insurance business segment.

    The Company also owns Utah Farm Bureau Insurance Company (Utah Insurance), a property-casualty insurance company providing individual and small business coverages. The operations of Utah Insurance have been treated as a separate segment for financial reporting purposes.

ORGANIZATION AND BASIS OF PRESENTATION

    As more fully described in Note 3, effective January 1, 1994, the Company acquired 100% of the outstanding common stock of Farm Bureau Life in a transaction treated as a reorganization, and Western Life in a transaction treated as a purchase, in exchange for equivalent shares of newly issued common stock of the Company. Additionally, the Company acquired the minority interests in Farm Bureau Life's subsidiaries, FBL Insurance Company and Rural Security Life Insurance Company (Rural Security Life) for equivalent shares of newly issued common stock of the Company. The minority interests were contributed to Farm Bureau Life; and FBL Insurance Company and Rural Security Life were subsequently merged into Farm Bureau Life and liquidated. At December 31, 1995, the Iowa Farm Bureau Federation owns 63.9% of the outstanding common stock of the Company.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Significant estimates and assumptions are utilized in the calculation of deferred policy acquisition costs, policyholder liabilities and accruals and valuation allowances on investments. It is reasonably possible that actual experience could differ from the estimates and assumptions utilized which could have a material impact on the consolidated financial statements.


INTERIM FINANCIAL INFOMATION



    The consolidated financial statements as of March 31, 1996 and for the three month periods ended March 31, 1996 and 1995 and related disclosures in these notes have not been audited. The interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals unless noted otherwise herein) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONSOLIDATION

    The consolidated financial statements include the Company and its direct and indirect subsidiaries. All significant intercompany transactions have been eliminated.

INVESTMENTS

    FIXED MATURITIES AND EQUITY SECURITIES

    Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Prior to the adoption of SFAS No. 115, all of the Company's fixed maturity securities were classified as "held for investment". Pursuant to SFAS No. 115, fixed maturity securities (bonds and redeemable preferred stocks) that the Company has the positive intent and ability to hold to maturity are designated as "held for investment". Held for investment securities are reported at cost adjusted for amortization of premiums and discounts. Changes in the market value of these securities, except for declines that are other than temporary, are not reflected in the Company's financial statements. Fixed maturity securities which may be sold are designated as "available for sale". Available for sale securities are reported at market value and unrealized gains and losses on these securities are included directly in stockholders' equity, net of certain adjustments (see Note 4). Premiums and discounts are amortized/accrued using methods which result in a constant yield over the securities' expected lives. Amortization/accrual of premiums and discounts on mortgage and asset-backed securities incorporates a prepayment assumption to estimate the securities' expected lives.

    Equity securities (common and non-redeemable preferred stocks) are reported at market. The change in unrealized appreciation and depreciation of marketable equity securities (net of related deferred income taxes, if any) is included directly in stockholders' equity.

    HELD IN INVENTORY

    The Company has certain subsidiaries involved as broker-dealers and another as a venture capital investment company. In accordance with accounting practices for these specialized industries, marketable securities are valued at market value if readily marketable or at fair value, as determined by the Board of Directors of the subsidiary holding the security, if not readily marketable. The resulting difference between cost and market is included in the statements of income as net investment income. Realized gains and losses are also reported as a component of net investment income.

    The Company's investments held in inventory portfolio includes securities with carrying values of $18,574 and $13,735 at December 31, 1995 and 1994, respectively, for which market quotations are not readily available and for which fair value is determined in good faith by the Board of Directors of FBL Ventures of South Dakota, Inc., the venture capital investment company subsidiary holding the securities. In determining fair value for securities not readily marketable, investments are initially stated at cost until significant subsequent events require a change in valuation. Among the factors considered by the Board of Directors in determining fair value of investments are the cost of the investment, developments since the acquisition of the investment, the sale price of recently issued securities, the financial condition and operating results of the issuer, the long-term business potential of the issuer, the quoted market price of securities with similar quality and yield that are publicly traded and other factors generally pertinent to the valuation of investments. The Board of Directors, in making its evaluation, has relied on financial data of investees provided by the management of the investee companies.

    On occasion, transfers will be made to or from the venture capital investment company. Such transfers typically occur when a previously private issue goes public, or when a private equity security is purchased or otherwise received by another member of the consolidated group. The Company records transfers to or from

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the venture capital investment company at fair value at the date of transfer, re-establishing a new cost basis for the security. During the year ended
December 31, 1995, two securities with a total fair value of $27,630 were transferred out of the venture capital investment company. During the year ended December 31, 1994, two securities with a fair value of $1,397 were transferred to the venture capital investment company. A realized gain (recognized in net investment income) of $24,628 was recognized on the 1995 transfers, although neither transfer had an impact on net income, and no realized gains or losses were recognized on the 1994 transfers.


    It is anticipated that during 1996 all or substantially all of the investments of the venture capital investment company will be sold to a subsidiary of Farm Bureau Mutual Insurance Company, an affiliate, at their carrying value ($19.4 million at March 31, 1996), which management believes approximates fair value.


    MORTGAGE LOANS ON REAL ESTATE

    Mortgage loans on real estate are reported at cost adjusted for amortization of premiums and accrual of discounts. If the value of any mortgage loan is determined to be impaired (i.e., when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement), the carrying value of the mortgage loan has been reduced to its fair value, which may be based upon the present value of expected future cash flows from the loan (discounted at the loan's effective interest rate), the loan's observable market price, or the fair value of the underlying collateral. The carrying value of impaired loans is reduced by the establishment of a valuation allowance, changes to which are charged or credited to income.

    INVESTMENT REAL ESTATE

    Investment real estate, which includes real estate acquired through foreclosure, is reported at cost less allowances for depreciation. Real estate acquired through foreclosure, or in-substance foreclosure, is recorded at the lower of cost (which includes the balance of the mortgage loan, any accrued interest and any costs incurred to obtain title to the property) or fair value as determined at or before the foreclosure date. The carrying value of these assets is subject to regular review. If the fair value, less estimated sales costs, of real estate owned decreases to an amount lower than its carrying value, a valuation allowance is established for the difference. This valuation allowance can be restored should the fair value of the property increase. Changes in this valuation allowance are charged or credited to income. At December 31, 1995 and 1994, the Company had valuation allowances totaling $180 and $100, respectively.

    OTHER INVESTMENTS

    Policy loans are reported at unpaid principal. Other long-term investments (consisting principally of Title One home improvement loans) and short-term investments are reported at cost adjusted for amortization of premiums and accrual of discounts. Investments accounted for by the equity method include investments in, and advances to, various joint ventures and partnerships and are reported as securities and indebtedness of related parties.

    REALIZED GAINS AND LOSSES ON INVESTMENTS

    The carrying values of all the Company's investments are reviewed on an ongoing basis for credit deterioration, and if this review indicates a decline in market value that is other than temporary, the Company's carrying value in the investment is reduced to its estimated realizable value (the sum of the estimated nondiscounted cash flows for securities or fair value for mortgage loans on real estate) and a specific writedown is taken. Such reductions in carrying value are recognized as realized losses and charged to income. Realized gains and losses on sales are determined on the basis of specific identification of

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) investments. If the Company expects that an issuer of a security will modify its payment pattern from contractual terms but no writedown is required, future investment income is recognized at the rate implicit in the calculation of net realizable value under the expected payment pattern.

    MARKET VALUES

    Market values, as reported herein, of publicly traded fixed maturity securities are as reported by an independent pricing service. Market values of conventional mortgage-backed securities not actively traded in a liquid market are estimated using a matrix calculation assuming a spread over U. S. Treasury bonds based upon the expected average lives of the securities. Market values of private placement bonds are estimated using a matrix that assumes a spread (based on interest rates and a risk assessment of the bonds) over U. S. Treasury bonds. Market values of redeemable preferred stock and equity securities are based on the latest quoted market prices, or for those not readily marketable, at values which are representative of the market values of issues of comparable yield and quality.

CASH AND CASH EQUIVALENTS

    For purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

DEFERRED POLICY ACQUISITION COSTS AND VALUE OF INSURANCE IN FORCE ACQUIRED

    To the extent recoverable from future policy revenues and gross profits, certain costs of acquiring new insurance business, principally commissions and other expenses related to the production of new business, have been deferred. The value of insurance in force acquired is an asset that arose with the acquisition of Western Life and Rural Security Life discussed in Note 3. The initial value is determined by an actuarial study using expected future gross profits as a measurement of the net present value of the insurance acquired. Interest accrues on the unamortized balance at rates that range from 6.50% to 6.79%.

    For participating traditional life insurance and universal life insurance and investment products, these costs are being amortized generally in proportion to expected gross profits (after dividends to policyholders, if applicable) from surrender charges and investment, mortality, and expense margins. That amortization is adjusted retrospectively when estimates of current or future gross profits/margins (including the impact of investment gains and losses) to be realized from a group of products are revised. The deferred policy acquisition costs for property-casualty insurance are amortized over the effective period of the related insurance policies; deferred policy acquisition costs for these policies are expensed when such costs are deemed not to be recoverable from the related unearned premiums and any related investment income.

PROPERTY AND EQUIPMENT

    Property   and  equipment   are  reported   at  cost   less  allowances  for
depreciation. Depreciation expense is computed primarily using the straight-line method over the estimated useful lives of the assets.

GOODWILL

    Goodwill represents the excess  of the fair value  of assets exchanged  over
the   net  assets  acquired.   Goodwill  is  generally   being  amortized  on  a
straight-line basis over a period of 20 years.

    The carrying value of goodwill is regularly reviewed for indicators of impairment in value, which in the view of management are other than temporary. If facts and circumstances suggest that goodwill is impaired, the Company assesses the fair value of the underlying business and reduces goodwill to an amount that results in the book value of the underlying business approximating fair value. The Company has not recorded any such writedowns during the years ended December 31, 1995, 1994 or 1993.

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FUTURE POLICY BENEFITS

    The liability for future policy benefits for participating traditional life insurance is based on net level premium reserves, including assumptions as to interest, mortality, and other assumptions underlying the guaranteed policy cash values. Reserve interest assumptions are level and range from 2.0% to 6.0%. Accrued dividends for participating business are established for anticipated amounts earned to date for the period through the policy's next anniversary and are provided for as a separate liability. The declaration of future dividends for participating business is at the discretion of the Board of Directors. Participating business accounted for 45% of receipts from policyholders during the year ended December 31, 1995 and represented 21% of life insurance inforce at December 31, 1995.

    The liabilities for future policy benefits for accident and health insurance are computed using a net level or two-year preliminary term method, including assumptions as to morbidity, mortality and interest and to include provisions for possible unfavorable deviations. Policy benefit claims are charged to expense in the period that the claims are incurred.

    Future policy benefit reserves for universal life insurance and investment products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances. Interest crediting rates for universal life and investment products ranged from 4.00% to 7.50% in 1995, 4.00% to 7.25% in 1994, and 4.00% to 8.25% in 1993.

    The unearned revenue reserve reflects the unamortized balance of the excess of first year administration charges over renewal period administration charges (policy initiation fees) on universal life products. These excess charges have been deferred and are being recognized in income over the period benefited using the same assumptions and factors used to amortize deferred policy acquisition costs.

RESERVES AND UNEARNED PREMIUMS ON PROPERTY-CASUALTY POLICIES

    Unpaid property-casualty losses and loss adjustment expenses represent the estimated liability for reported claims plus those incurred but not yet reported and the related estimated adjustment expenses. The reserve for unpaid claims and related adjustment expenses is determined using case-basis evaluations and statistical analyses and represents estimates of the ultimate cost of all unpaid losses incurred through December 31 of each year. Although considerable variability is inherent in such estimates, management believes that the reserve for unpaid losses and related loss adjustment expenses is adequate. The estimates are continually reviewed and adjusted as necessary; such adjustments are included in current operations and are accounted for as changes in estimates.

    Salvage and subrogation recoverables are estimated using statistical analysis. The salvage and subrogation recoverable amounts, which have been offset against reserves and unearned premiums on property-casualty policies in the accompanying consolidated balance sheets, were $716 and $718 at December 31, 1995 and 1994, respectively.


    Property-casualty insurance unearned premiums are calculated on a pro rata basis based upon the unexpired terms of the underlying policies.


DEFERRED INCOME TAXES

    Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period.

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SEPARATE ACCOUNTS

    The separate account assets and liabilities reported in the accompanying consolidated balance sheets represent funds that are separately administered, principally for the benefit of certain policyholders who bear the investment risk. The separate account assets and liabilities are carried at fair value. Revenues and expenses related to the separate account assets and liabilities, to the extent of benefits paid or provided to the separate account policyholders, are excluded from the amounts reported in the accompanying consolidated statements of income.

RECOGNITION OF PREMIUM REVENUES AND COSTS

    Traditional life insurance premiums are recognized as revenues over the premium-paying period. Future policy benefits and policy acquisition costs are recognized as expenses over the life of the policy by means of the provision for future policy benefits and amortization of deferred policy acquisition costs. All insurance-related revenues, benefits, losses and expenses are reported net of reinsurance ceded.

    Revenues for universal life and annuity products consist of policy charges for the cost of insurance, administration charges, amortization of policy initiation fees and surrender charges assessed against policyholder account balances during the period. Expenses related to these products include interest credited to policyholder account balances and benefit claims incurred in excess of policyholder account balances.


    Property-casualty insurance premiums are recognized pro rata over the terms of the policies. All insurance-related revenues and costs are reported net of reinsurance.



REINSURANCE



    The Company uses reinsurance to manage certain risks associated with its insurance operations. These reinsurance arrangements provide for greater diversification of business, allow management to control exposure to potential risks arising from large losses and provide additional capacity for growth.



    The   Company's  life  insurance  operations  cede  reinsurance  to  various reinsurers. The cost of reinsurance is generally amortized over the contract periods of the reinsurance agreements.



    The Company's property-casualty operations assume and cede reinsurance, principally as a participant in a reinsurance pooling agreement with two affiliates. The Company's contracts are prospective and the cost of insurance is amortized over the contract periods in proportion to the amount of insurance protection provided.


OTHER INCOME AND OTHER EXPENSES

    Other income and other expenses include revenue and expenses generated by the Company's various non-insurance subsidiaries for services related to investment advisory, marketing and distribution, and leasing. A portion of these activities are performed on behalf of affiliates of the Company. In addition, certain revenue generated by the Company's insurance subsidiaries (including Farm Bureau Life and Western Life) have been classified as other income. During the years ended December 31, 1995, 1994 and 1993, revenues of the insurance subsidiaries included as other income aggregated $9,814, $12,626 and $9,774 , respectively.

NET INCOME PER SHARE OF COMMON STOCK


    Net income per share is based on the weighted average number of shares of common stock outstanding during each period (three months ended March 31, 1996 - 23,859,800; three months ended March 31, 1995 - 23,453,600; 1995 - 23,591,100;
1994 - 23,394,260; and 1993 -17,956,880). The weighted average number of shares and amounts reported for earnings per share for the three month period ended March 31, 1995 and for the years ended December 31, 1995, 1994 and 1993 have been restated to give retroactive effect to a 2,000-for-1 common stock split resulting from the recapitalization (see Note 3), approved by the Company's

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Board of Directors on March 12, 1996 and effective on March 19, 1996. In addition, such shares have been adjusted to treat the shares of common stock issued in connection with the acquisition of Farm Bureau Life (treated as a reorganization) as equivalent shares issued throughout the periods presented.

2.  FAIR VALUES OF FINANCIAL INSTRUMENTS
    Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 also excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements and allows companies to forego the disclosures when those estimates can only be made at excessive cost. Accordingly, the aggregate fair value amounts presented herein are limited by each of these factors and do not purport to represent the underlying value of the Company.

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

    FIXED MATURITY SECURITIES: Fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting the expected future cash flows using current market rates applicable to the coupon rate, credit, and maturity of the investments.

    EQUITY SECURITIES: The fair values for equity securities are based on quoted market prices, where available; for equity securities that are not actively traded, estimated fair values are based on values of issues of comparable yield and quality.

    HELD IN INVENTORY: The fair values for investments held in inventory are based on quoted market prices, where available; for holdings that are not actively traded, fair values are determined in good faith by the Board of Directors of the subsidiary holding the security.

    MORTGAGE LOANS ON REAL ESTATE: Fair values are estimated by discounting expected cash flows using interest rates currently being offered for similar loans.

    POLICY LOANS: The Company has not determined the fair values associated with its policy loans. Policy loans with a carrying value of $26,221 and $23,524 at December 31, 1995 and 1994, respectively, provide for variable interest rates. Management believes any differences between the Company's carrying value and the fair values of its other policy loans are immaterial to the Company's

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED) financial position and, accordingly, the cost to provide such disclosure is not worth the benefit to be derived. At December 31, 1995 and 1994, amounts outstanding related to policy loans, summarized by interest rates, are as follows:

                       DECEMBER 31
                  ----------------------
      RATE           1995        1994
- ----------------  ----------  ----------
 3.50% - 4.99%    $       --  $      734
 5.00% - 5.99%        39,158      41,712
 6.00% - 6.99%        18,084      17,859
 7.00% - 7.99%        23,580      42,848
 8.00% - 8.99%        35,285      10,695
                  ----------  ----------
                  $  116,107  $  113,848
                  ----------  ----------
                  ----------  ----------

    CASH AND SHORT-TERM INVESTMENTS: The carrying amounts reported in the consolidated balance sheet for these instruments approximate their fair values.

    ASSETS AND LIABILITIES OF SEPARATE ACCOUNTS: Separate account assets and liabilities are reported at estimated fair value in the Company's consolidated balance sheet.

    FUTURE POLICY BENEFITS AND OTHER POLICYHOLDERS' FUNDS: Fair values of the Company's liabilities under contracts not involving significant mortality or morbidity risks (principally deferred annuities and supplementary contracts), are stated at the cost the Company would incur to extinguish the liability; i.e., the cash surrender value. The Company is not required to estimate the fair value of its liabilities under other contracts.

    RESERVES AND UNEARNED PREMIUMS ON PROPERTY-CASUALTY POLICIES: The fair value of reserves and unearned premiums on property-casualty policies approximate carrying value as the Company's policies are substantially all short-duration contracts.

    SHORT-TERM BORROWINGS AND LONG-TERM DEBT: The fair values for long-term debt are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements. For short-term debt, the carrying value approximates fair value.

    DEPOSIT ADMINISTRATION FUNDS: The Company administers the funded portion of certain employee benefit plans of its affiliates through deposit administration funds. The fair value of the deposit administration funds attributed to the Agent's Career Incentive Plan are stated at amounts which are estimated to be currently vested, based on service and production criteria. Other funds are stated at carrying value.

    OFF-BALANCE SHEET INSTRUMENTS: The Company has entered into lines of credit, both as a lender and borrower. The Company has not attempted to place fair values on these obligations as management believes losses have already been accrued to the extent that they eventually are expected to be realized.

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2.  FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
    The following sets forth a comparison of the fair values and carrying values of the Company's financial instruments subject to the provisions of Statement of Financial Accounting Standards No. 107:

                                                                      DECEMBER 31
                                                 ------------------------------------------------------
                                                            1995                        1994
                                                 --------------------------  --------------------------
                                                   CARRYING                    CARRYING
                                                    VALUE       FAIR VALUE      VALUE       FAIR VALUE
                                                 ------------  ------------  ------------  ------------
ASSETS
Fixed maturities:
  Held for investment..........................  $    683,149  $    712,476  $    532,376  $    500,849
  Available for sale...........................     1,393,060     1,393,060     1,200,235     1,200,235
Equity securities..............................        83,714        83,714        46,701        46,701
Held in inventory..............................        21,913        21,913        18,169        18,169
Mortgage loans on real estate..................       266,623       281,900       272,537       274,924
Policy loans...................................       116,107       116,107       113,848       113,848
Cash and short-term investments................        50,061        50,061       125,646       125,646
Assets held in separate accounts...............        44,789        44,789        28,043        28,043

LIABILITIES
Future policy benefits.........................  $    885,119  $    854,928  $    834,229  $    805,948
Reserves and unearned premiums on
 property-casualty policies....................        45,890        45,890        44,482        44,482
Other policyholders' funds.....................       200,348       200,348       185,497       185,497
Short-term borrowings..........................            --            --         6,388         6,388
Long-term debt.................................        12,604        12,490        18,519        17,179
Deposit administration funds...................        38,119        35,088        29,829        27,266
Liabilities related to separate accounts.......        44,789        44,789        28,043        28,043

3.  REORGANIZATION AND RECAPITALIZATION

REORGANIZATION

    On February 26, 1993, the Company entered into a stock exchange agreement with Rural Mutual Insurance Company. Under terms of the agreement, the Company acquired 99.5% of the issued and outstanding common stock of Rural Security Life in exchange for newly issued common stock of the Company. The transaction was accounted for as a purchase and the purchase price of $27,101 (based upon the appraised value of the Company's stock at the time of purchase) was allocated to the assets and liabilities acquired. This allocation resulted in goodwill of approximately $6,988, which is being amortized over 20 years.


    In January 1994, the Boards of Directors of Farm Bureau Life and Western Life approved an agreement, pursuant to which, effective January 1, 1994, the acquisition of Western Life was consummated through Farm Bureau Multi-State Services, Inc., a holding company which was incorporated in the State of Iowa on October 13, 1993. In March, 1996, Farm Bureau Multi-State Services, Inc. was renamed to FBL Financial Group, Inc. Under the agreement, 100% of the common stock of Farm Bureau Life and Western Life were exchanged for stock in the holding company. In addition, in 1994, the minority interests of FBL Insurance Company and Rural Security Life were exchanged for equivalent value in the holding company and, in 1995, FBL Insurance Company and Rural Security Life were liquidated. Goodwill associated with Rural Security Life remains attributable to the still existing operations in Wisconsin which include a license to do business in

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3.  REORGANIZATION AND RECAPITALIZATION (CONTINUED)

Wisconsin, an active agency force, customer lists, a marketing relationship with the Wisconsin Farm Bureau Federation and an exclusive use of the Farm Bureau trademark in Wisconsin in connection with life insurance and annuity products.


    At the effective date of the aforementioned affiliation agreement, Farm Bureau Life had assets of $2,142,849 and Western Life had assets of $549,993. Subsequent to the agreement, many administrative functions of Western Life were assumed by, and consolidated with those of, Farm Bureau Life. Additionally, the former majority owners of Farm Bureau Life continue to be majority owners of the Company. As a result, the Company has treated the issuance of holding company stock in exchange for the stock of Farm Bureau Life as a reorganization for accounting purposes, thereby applying the principles of the pooling method for business combinations. The issuance of holding company stock in exchange for the stock of Western Life has been accounted for as a purchase and the purchase price of $88,130, based upon the appraised value of the Company's stock at the time of purchase, was allocated to the assets and liabilities acquired. Additionally, the issuance of holding company stock in exchange for the minority interests of FBL Insurance Company and Rural Security Life has been accounted for as a purchase and the purchase price of $24,702, based upon the appraised value of the Company's stock at the time of purchase, was allocated to the assets and liabilities acquired. These allocations resulted in goodwill of approximately $4,419, which is being amortized over 20 years.

    In December 1995, the .83% minority interest in Utah Insurance was exchanged for equivalent value in the holding company in a transaction that was accounted for as a purchase.

RECAPITALIZATION SUBSEQUENT TO DECEMBER 31, 1995

    On March 12, 1996, the Company's shareholders approved a change to the Company's capital structure and a related revision to the Company's Articles of Incorporation (the recapitalization). The restated Articles of Incorporation authorize the Company to issue 88,500,000 shares of Class A Common Stock, without par value; 1,500,000 shares of Class B Common Stock, without par value; and 10,000,000 shares of Preferred Stock. Pursuant to the recapitalization, each outstanding share of Common Stock prior to recapitalization was converted on a pro rata basis to 1,900 shares of Class A Common Stock and 100 shares of Class B Common Stock.

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                 (Dollars in thousands, except per share data)

(3) REORGANIZATION AND RECAPITALIZATION (CONTINUED)
    In 1996, the Company designated 5,000,000 shares of its preferred stock as Series A Preferred Stock and offered such shares to existing stockholders in exchange for 5,000,000 shares of Class A Common Stock. Each share of Series A Preferred Stock has a liquidation preference of $20 and voting rights similar to that of Class A Common Stock. The Series A Preferred Stock pays cumulative annual cash dividends of $1 per share, payable quarterly in cash, and is redeemable by the Company at $20 per share plus unpaid dividends if the stock ceases to be beneficially owned by a Farm Bureau organization. The Iowa Farm Bureau Federation has guaranteed that all 5,000,000 shares will be exchanged subject to the sale of approximately 4,000,000 shares of Class A Common Stock by certain stockholders through an initial public offering that is expected to be completed during 1996.

    Holders of the Class A Common Stock and Series A Preferred Stock, together as a group, and Class B Common Stock are entitled to vote as separate classes on all issues, except that only holders of the Class A Common Stock and Series A Preferred Stock vote for the election of Class A Directors (three to five) and only holders of the Class B Common Stock vote for the election of Class B Directors (ten to twenty). Voting for the Directors is noncumulative. In addition, various ownership aspects of the Company's Class B Common Stock are governed by a Class B Shareholder Agreement which results in the Iowa Farm Bureau Federation maintaining control of the Company. Holders of Class A Common Stock and Class B Common Stock are entitled to share ratably on a share-for-share basis with respect to common stock dividends.

4.  INVESTMENT OPERATIONS

FIXED MATURITIES, EQUITY SECURITIES AND INVESTMENTS HELD IN INVENTORY

    The following tables contain amortized cost and market value information on fixed maturities (bonds and redeemable preferred stocks) and equity securities (common and nonredeemable preferred stocks) at December 31, 1995 and 1994:

                                                                             HELD FOR INVESTMENT
                                                             ----------------------------------------------------
                                                                              GROSS        GROSS
                                                              AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                                                 COST         GAINS       LOSSES     MARKET VALUE
                                                             ------------  -----------  -----------  ------------
DECEMBER 31, 1995
Bonds:
  United States Government and agencies -- mortgage-backed
   securities..............................................  $    220,768   $  11,612    $    (603)  $    231,777
  Industrial and miscellaneous:
    Mortgage-backed securities.............................       457,381      20,336       (2,302)       475,415
    Other..................................................         5,000         284           --          5,284
                                                             ------------  -----------  -----------  ------------
Total fixed maturities.....................................  $    683,149   $  32,232    $  (2,905)  $    712,476
                                                             ------------  -----------  -----------  ------------
                                                             ------------  -----------  -----------  ------------

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4.  INVESTMENT OPERATIONS (CONTINUED)

                                                                              AVAILABLE FOR SALE
                                                             ----------------------------------------------------
                                                                              GROSS        GROSS
                                                              AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                                                 COST         GAINS       LOSSES     MARKET VALUE
                                                             ------------  -----------  -----------  ------------
DECEMBER 31, 1995
Bonds:
  United States Government and agencies:
    Mortgage-backed securities.............................  $     94,766   $   4,510    $    (540)  $     98,736
    Other..................................................       181,716       3,612         (651)       184,677
  State, municipal and other governments...................        28,496       1,268         (332)        29,432
  Public utilities.........................................       172,672       9,593       (1,252)       181,013
  Industrial and miscellaneous:
    Mortgage and asset-backed securities...................        80,821       4,922         (383)        85,360
    Other..................................................       730,851      58,746      (11,821)       777,776
Redeemable preferred stock.................................        36,286         877       (1,097)        36,066
                                                             ------------  -----------  -----------  ------------
Total fixed maturities.....................................  $  1,325,608   $  83,528    $ (16,076)  $  1,393,060
                                                             ------------  -----------  -----------  ------------
                                                             ------------  -----------  -----------  ------------
Equity securities..........................................  $     77,038   $   7,306    $    (630)  $     83,714
                                                             ------------  -----------  -----------  ------------
                                                             ------------  -----------  -----------  ------------

                                                                             HELD FOR INVESTMENT
                                                             ----------------------------------------------------
                                                                              GROSS        GROSS
                                                              AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                                                 COST         GAINS       LOSSES     MARKET VALUE
                                                             ------------  -----------  -----------  ------------
DECEMBER 31, 1994
Bonds:
  United States Government and agencies -- mortgage-backed
   securities..............................................  $    198,724   $     809    $  (8,066)  $    191,467
  Industrial and miscellaneous --
   mortgage-backed securities..............................       333,652         922      (25,192)       309,382
                                                             ------------  -----------  -----------  ------------
Total fixed maturities.....................................  $    532,376   $   1,731    $ (33,258)  $    500,849
                                                             ------------  -----------  -----------  ------------
                                                             ------------  -----------  -----------  ------------

                                                                              AVAILABLE FOR SALE
                                                             ----------------------------------------------------
                                                                              GROSS        GROSS
                                                              AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                                                 COST         GAINS       LOSSES     MARKET VALUE
                                                             ------------  -----------  -----------  ------------
DECEMBER 31, 1994
Bonds:
  United States Government and agencies:
    Mortgage-backed securities.............................  $     83,259   $   2,583    $  (1,850)  $     83,992
    Other..................................................       173,592         259      (14,043)       159,808
  State, municipal and other governments...................        36,852         303       (2,233)        34,922
  Public utilities.........................................       151,356       1,466       (9,856)       142,966
  Industrial and miscellaneous:
    Mortgage and asset-backed securities...................        50,052           1         (395)        49,658
    Other..................................................       713,607      13,262      (38,799)       688,070
Redeemable preferred stock.................................        43,471         893       (3,545)        40,819
                                                             ------------  -----------  -----------  ------------
Total fixed maturities.....................................  $  1,252,189   $  18,767    $ (70,721)  $  1,200,235
                                                             ------------  -----------  -----------  ------------
                                                             ------------  -----------  -----------  ------------
Equity securities..........................................  $     49,985   $   4,226    $  (7,510)  $     46,701
                                                             ------------  -----------  -----------  ------------
                                                             ------------  -----------  -----------  ------------

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4.  INVESTMENT OPERATIONS (CONTINUED)
    Short-term investments have been excluded from the above schedules as amortized cost approximates market value for these securities.

    The carrying value and estimated market value of the Company's portfolio of fixed maturity securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                HELD FOR INVESTMENT
                                                              ------------------------      AVAILABLE FOR SALE
                                                                            ESTIMATED   --------------------------
                                                               AMORTIZED     MARKET      AMORTIZED     ESTIMATED
                                                                 COST         VALUE         COST      MARKET VALUE
                                                              -----------  -----------  ------------  ------------
Due in one year or less.....................................   $      --    $      --   $     67,136  $     66,886
Due after one year through five years.......................          --           --        176,585       181,647
Due after five years through ten years......................          --           --        275,055       287,838
Due after ten years.........................................       5,000        5,284        594,959       636,527
                                                              -----------  -----------  ------------  ------------
                                                                   5,000        5,284      1,113,735     1,172,898
Mortgage and asset-backed securities........................     678,149      707,192        175,587       184,096
Redeemable preferred stocks.................................          --           --         36,286        36,066
                                                              -----------  -----------  ------------  ------------
                                                               $ 683,149    $ 712,476   $  1,325,608  $  1,393,060
                                                              -----------  -----------  ------------  ------------
                                                              -----------  -----------  ------------  ------------

    The unrealized appreciation or depreciation on fixed maturity and equity securities available for sale are reported as a separate component of stockholders' equity, reduced by adjustments to deferred policy acquisition costs, value of insurance in force acquired and unearned revenue reserve that would have been required as a charge or credit to income had such amounts been realized, a provision for deferred income taxes and amounts attributable to minority interests in subsidiaries. Net unrealized investment gains (losses) as reported were comprised of the following:

                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                     1995        1994
                                                                                  ----------  ----------
Unrealized appreciation (depreciation) on fixed maturity and equity securities
 available for sale.............................................................  $   74,128  $  (55,238)
Adjustments for assumed changes in amortization pattern of:
  Deferred policy acquisition costs.............................................     (12,700)      5,079
  Value of insurance in force acquired..........................................      (4,451)      1,337
  Unearned revenue reserve......................................................       1,189        (163)
Provision for deferred income taxes.............................................     (20,359)     17,144
Amounts attributable to minority interest in subsidiaries.......................          --           3
                                                                                  ----------  ----------
Net unrealized investment gains (losses)........................................  $   37,807  $  (31,838)
                                                                                  ----------  ----------
                                                                                  ----------  ----------

    Amortized cost of securities held in inventory was $21,555 and $17,731 at December 31, 1995 and 1994, respectively. Net unrealized appreciation on securities held in inventory as of December 31, 1995 and 1994, included gross unrealized gains of $1,613 and $1,719 and gross unrealized losses of $1,255 and $1,281, respectively.

MORTGAGE LOANS ON REAL ESTATE

    The Company's mortgage loan portfolio consists principally of commercial mortgage loans. The Company's lending policies establish limits on the amount that can be loaned to one borrower and require

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4.  INVESTMENT OPERATIONS (CONTINUED)
diversification by geographic location and collateral type. Regions in which at least 20% of the Company's mortgage loan portfolio is invested during the years presented include Mountain (27% in 1995 and 1994), which includes Arizona, Colorado, Idaho, New Mexico, Nevada, Utah and Wyoming; Pacific (22% in 1995 and 19% in 1994), which includes California and Oregon; and West South Central (19% in 1995 and 22% in 1994) which includes Texas and Oklahoma. Mortgage loans on real estate have also been analyzed during the years presented by collateral types with retail facilities (34% in 1995, 35% in 1994) and office buildings (39% in 1995, 32% in 1994), representing the largest holdings.

    The Company has also provided an allowance for possible losses against its mortgage loan portfolio. An analysis of this allowance for loan losses is as follows:

                                                                                           YEAR ENDED
                                                                                          DECEMBER 31,
                                                                                 -------------------------------
                                                                                   1995       1994       1993
                                                                                 ---------  ---------  ---------
Balance at beginning of year...................................................  $     800  $     600  $     600
Realized losses during year....................................................         10        248        388
Current year chargeoffs, net of recoveries.....................................        (10)       (48)      (388)
                                                                                 ---------  ---------  ---------
Balance at end of year.........................................................  $     800  $     800  $     600
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

    Securities and indebtedness of related parties include mortgage loans and similar advances to joint ventures and limited partnerships in which the Company maintains an equity interest. Such indebtedness aggregated $33,960 and $34,738 at December 31, 1995 and 1994, respectively. These loans and advances were made at similar interest rates and under similar terms as other mortgage loans.

NET INVESTMENT INCOME

    Components of net investment income are as follows:

                                                                          YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------
                                                                        1995        1994        1993
                                                                     ----------  ----------  ----------
Fixed maturities:
  Held for investment..............................................  $   50,050  $   35,065  $  106,897
  Available for sale...............................................     108,748     101,683          --
Equity securities..................................................       1,163       1,971       2,178
Held in inventory..................................................      25,868        (130)        183
Mortgage loans on real estate......................................      23,850      24,870      19,805
Investment real estate.............................................       4,970       6,385       5,090
Policy loans.......................................................       7,189       6,894       5,400
Other long-term investments........................................         381       2,668       3,197
Short-term investments.............................................       3,344       3,919       1,202
Other..............................................................       5,667       4,000       3,997
                                                                     ----------  ----------  ----------
                                                                        231,230     187,325     147,949
Less investment expenses...........................................      (8,122)     (8,491)     (9,629)
                                                                     ----------  ----------  ----------
Net investment income..............................................  $  223,108  $  178,834  $  138,320
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4.  INVESTMENT OPERATIONS (CONTINUED)
    Investment income of investments held in inventory is comprised of:

                                                                               YEAR ENDED DECEMBER 31,
                                                                           -------------------------------
                                                                             1995       1994       1993
                                                                           ---------  ---------  ---------
Dividends, interest and other income.....................................  $     138  $     205  $     312
Net realized gain from investment transactions...........................     25,810      4,026         --
Change in unrealized appreciation/depreciation of investments............        (80)    (4,361)      (129)
                                                                           ---------  ---------  ---------
                                                                           $  25,868  $    (130) $     183
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

REALIZED AND UNREALIZED GAINS AND LOSSES

    Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The cumulative effect of this change in accounting method was to increase stockholders' equity by $38,913, net of offsets aggregating $39,993.

    Realized gains (losses) and the change in unrealized
appreciation/depreciation   on  investments  (excluding  amounts  attributed  to
investments held in inventory discussed above) are summarized below:

                                                                           YEAR ENDED DECEMBER 31,
                                                                      ----------------------------------
                                                                         1995        1994        1993
                                                                      ----------  -----------  ---------
REALIZED
Fixed maturities:
  Held for investment...............................................  $       --  $        (6) $    (287)
  Available for sale................................................       5,524        2,279         --
Equity securities...................................................        (647)       8,380      5,498
Mortgage loans on real estate.......................................         (10)        (248)      (388)
Investment real estate..............................................          (1)        (415)       (40)
Other long-term investments.........................................        (158)      (1,773)      (330)
Equity investments..................................................       1,182        2,864         --
Notes receivable....................................................          --       (1,624)        --
Other...............................................................          (7)          (9)      (486)
                                                                      ----------  -----------  ---------
Realized gains on investments.......................................  $    5,883  $     9,448  $   3,967
                                                                      ----------  -----------  ---------
                                                                      ----------  -----------  ---------
UNREALIZED
Fixed maturities:
  Held for investment...............................................  $   60,854  $   (55,973) $  38,399
  Available for sale................................................     119,406     (130,860)        --
Equity securities...................................................       9,960      (12,095)     4,329
                                                                      ----------  -----------  ---------
Change in unrealized appreciation/depreciation of investments.......  $  190,220  $  (198,928) $  42,728
                                                                      ----------  -----------  ---------
                                                                      ----------  -----------  ---------

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4.  INVESTMENT OPERATIONS (CONTINUED)

    An analysis of sales, maturities and principal repayments of the Company's fixed maturities portfolio for the years ended December 31, 1995, 1994, and 1993 is as follows:



                                                                          GROSS       GROSS
                                                            AMORTIZED   REALIZED    REALIZED
                                                              COST        GAINS      LOSSES      PROCEEDS
                                                           -----------  ---------  -----------  ----------
Year ended December 31, 1995:
  Scheduled principal repayments and calls:
    Available for sale...................................   $ 121,276   $      12   $     (44)  $  121,244
    Held for investment..................................      20,890          --          --       20,890
  Sales -- available for sale............................     134,986       7,371      (1,601)     140,756
                                                           -----------  ---------  -----------  ----------
      Total..............................................   $ 277,152   $   7,383   $  (1,645)  $  282,890
                                                           -----------  ---------  -----------  ----------
                                                           -----------  ---------  -----------  ----------
Year ended December 31, 1994:
  Scheduled principal repayments and calls:
    Available for sale...................................   $ 158,294   $      12   $    (167)  $  158,139
    Held for investment..................................      43,534          --          (6)      43,528
  Sales -- available for sale............................     220,276       9,248      (6,814)     222,710
                                                           -----------  ---------  -----------  ----------
      Total..............................................   $ 422,104   $   9,260   $  (6,987)  $  424,377
                                                           -----------  ---------  -----------  ----------
                                                           -----------  ---------  -----------  ----------
Year ended December 31, 1993:
  Scheduled principal repayments and calls...............   $ 257,310   $       5   $      (3)  $  257,312
  Sales..................................................     126,196      11,407      (1,439)     136,164
                                                           -----------  ---------  -----------  ----------
      Total..............................................   $ 383,506   $  11,412   $  (1,442)  $  393,476
                                                           -----------  ---------  -----------  ----------
                                                           -----------  ---------  -----------  ----------



    Realized losses totaling $214 and $10,257 were incurred during the years ended December 31, 1995 and 1993 as a result of writedowns for other than temporary impairment of fixed maturity securities. No such writedowns were incurred during 1994.


    Income taxes during the years ended December 31, 1995, 1994 and 1993 include a provision of $2,059, $3,307 and $1,388, respectively, for the tax effect of realized gains.

OTHER


    In February 1996, an equity investee of the Company completed an initial public offering which resulted in an increase of $4,859, net of $2,617 in taxes, in the Company's share of the investee's stockholders' equity. This increase was credited directly to common stock, allocated proportionately among Class A Common Stock and Class B Common Stock based on shares outstanding. As a result of the public offering, the Company's voting stock interest in the investee declined to an amount less than 20%. Accordingly, the Company discontinued the use of the equity method of accounting for this investment and has classified the investment as equity securities in the balance sheet for that portion of the investment (carrying value $8,286 at March 31, 1996) that is available for sale and as a long-term investment in the balance sheet for that portion (carrying value $9,499 and market value $46,004 at March 31, 1996) that the Company is restricted from selling within one year due to trading restrictions under applicable securities laws. At December 31, 1995, the investment had a carrying value of $4,891 and was classified as securities and indebtedness of related parties in the balance sheet.


    At December 31, 1995, affidavits of deposits covering bonds with a carrying value of $1,416,113, preferred stocks with a carrying value of $6,422, mortgage loans (including those made to related parties) with an unpaid balance of $253,558, real estate with a book value of $26,241 and policy loans with an unpaid

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4.  INVESTMENT OPERATIONS (CONTINUED)
balance of $88,526 were on deposit with state agencies to meet regulatory requirements. The Company has pledged bonds with a carrying value of $5,855 as collateral against the guarantee of a loan agreement with a bank arising from the sale of a real estate property to an unrelated party (see Note 12).

    At December 31, 1995, the Company had committed to provide additional funding for mortgage loans on real estate aggregating $10,475. These commitments arose in the normal course of business at terms which are comparable to similar investments.

    The carrying value of investments which have been non-income producing for the twelve months preceding December 31, 1995, include fixed maturities -- $1,650, and mortgage loans on real estate -- $3,343.

    No investment in any person or its affiliates (other than bonds issued by agencies of the United States Government) exceeded 10% of stockholders' equity at December 31, 1995.

5.  PROPERTY AND EQUIPMENT
    Property and equipment are comprised of:

                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                     1995        1994
                                                                                  ----------  ----------
Land............................................................................  $    1,191  $    2,327
Home office building and claims center..........................................      37,752      41,720
Leasehold improvements..........................................................         166         166
Furniture and equipment.........................................................      66,492      64,319
                                                                                  ----------  ----------
                                                                                     105,601     108,532
Allowances for depreciation.....................................................     (45,417)    (44,924)
                                                                                  ----------  ----------
                                                                                  $   60,184  $   63,608
                                                                                  ----------  ----------
                                                                                  ----------  ----------

6.  REINSURANCE AND POLICY PROVISIONS

LIFE INSURANCE OPERATIONS

    The value of insurance in force acquired is an asset that represents the present value of future profits on business acquired. An analysis of the value of insurance in force acquired for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                            -------------------------------
                                                                              1995       1994       1993
                                                                            ---------  ---------  ---------
Excluding impact on net unrealized investment gains and losses:
  Balance at beginning of year............................................  $  19,571  $     117  $      --
  Additions resulting from acquisitions...................................         --     19,534        157
  Accretion of interest during the year...................................      1,250      1,275          7
  Amortization of asset...................................................     (1,921)    (1,355)       (47)
                                                                            ---------  ---------  ---------
Balance prior to impact on net unrealized investment gains and losses.....     18,900     19,571        117
Offset against net unrealized investment gains and losses.................     (4,451)     1,337         --
                                                                            ---------  ---------  ---------
Balance at end of year....................................................  $  14,449  $  20,908  $     117
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

6.  REINSURANCE AND POLICY PROVISIONS (CONTINUED)

    Amortization of the value of insurance in force acquired (based on expected future gross profits/ margins) for the next five years and thereafter is expected to be as follows: 1996 -- $834; 1997 -- $1,005; 1998 -- $1,006; 1999 --
$1,166; 2000 -- $1,261; and thereafter, through 2023 -- $13,628.


    In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers. Reinsurance coverages for life insurance vary according to the age and risk classification of the insured with retention limits ranging up to $500 of coverage per individual life. The Company does not use financial or surplus relief reinsurance. At December 31, 1995, life insurance in force ceded on a consolidated basis amounted to $953,828 or approximately 5.9% of total life insurance in force.

    Reinsurance contracts do not relieve the Company of its obligations to its policyholders. To the extent that reinsuring companies are later unable to meet obligations under reinsurance agreements, the Company's life insurance subsidiaries would be liable for these obligations, and payment of these obligations could result in losses to the Company. To limit the possibility of such losses, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk.

    No allowance for uncollectible amounts has been established against the Company's asset for reinsurance recoverable since none of the receivables are deemed to be uncollectible, and because such receivables, either individually or in the aggregate, are not material to the Company's operations. Insurance premiums and product charges have been reduced by $14,854, $23,080 and $6,973 and insurance benefits have been reduced by $8,454, $12,033 and $3,809 during the years ended December 31, 1995, 1994 and 1993, respectively, as a result of the cession agreements. The amount of reinsurance assumed is not significant.

    Effective January 1, 1994, Farm Bureau Life and Rural Security Life transferred all of their group accident and health business to other carriers. However, there was some run-off of the group accident and health line during 1995 and 1994. Also, effective January 1, 1994, Farm Bureau Life and Western Life entered into a 100% coinsurance agreement with an unaffiliated third party to administer the remaining individual medical business. Farm Bureau Life and Western Life effectively removed themselves from the medical business as of December 31, 1993 other than stop-loss coverages for self-insured groups of certain related companies. The Company continues to write individual disability income policies which are classified as accident and health herein.

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

6.  REINSURANCE AND POLICY PROVISIONS (CONTINUED)
    Unpaid claims on accident and health policies include amounts for losses and related adjustment expense and are estimates of the ultimate net costs of all losses, reported and unreported. These estimates are subject to the impact of future changes in claim severity, frequency and other factors. The activity in the liability for unpaid claims and related adjustment expense, net of reinsurance, is summarized as follows:

                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1995       1994       1993
                                                                         ---------  ---------  ---------
Unpaid claims liability, net of related reinsurance, at beginning of
 year..................................................................  $  11,982  $  16,116  $   9,863
Add:
  Provision for claims occurring in the current year, net of
   reinsurance.........................................................      5,522      4,169     37,786
  Increase (decrease) in estimated expense for claims occurring in the
   prior years, net of reinsurance.....................................      2,251     (2,534)     3,437
                                                                         ---------  ---------  ---------
Incurred claim expense during the current year, net of reinsurance.....      7,773      1,635     41,223
Unpaid claims liability of companies acquired..........................         --      4,519      5,065
Deduct expense payments for claims, net of reinsurance, occurring during:
  Current year.........................................................      2,306      2,589     31,614
  Prior years..........................................................      2,485      7,699      8,421
                                                                         ---------  ---------  ---------
                                                                             4,791     10,288     40,035
                                                                         ---------  ---------  ---------
Unpaid claims liability, net of related reinsurance, at end of year....     14,964     11,982     16,116
Active life reserve....................................................     15,871     16,502     19,162
                                                                         ---------  ---------  ---------
Net accident and health reserves.......................................     30,835     28,484     35,278
Reinsurance ceded......................................................      1,819      7,854      1,510
                                                                         ---------  ---------  ---------
Gross accident and health reserves.....................................  $  32,654  $  36,338  $  36,788
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    The Company's unpaid claims reserve was increased (decreased) by $2,251, $(2,534) and $3,437 for the years ended December 31, 1995, 1994 and 1993, respectively, for claims that occurred prior to those balance sheet dates. A substantial portion of these claims are related to the disability income block of business. The establishment of disability income reserves is dependent upon factors that attempt to project future payments based upon experience to date. These factors tend to increase as the length of the disability increases. Accordingly, deficiencies noted above resulted primarily from experience less favorable than assumed in the reserve basis.

PROPERTY-CASUALTY OPERATIONS

    Risks are reinsured with other companies to permit the recovery of a portion of losses and loss adjustment expenses incurred and are treated (to the extent of the reinsurance) as risks for which the Company is not liable; however, the Company remains liable to the extent that reinsuring companies cannot meet their obligations under these reinsurance contracts.


    Utah Insurance is a participant with Farm Bureau Mutual Insurance Company and South Dakota Farm Bureau Mutual Insurance Company, another affiliate, in a reinsurance pooling agreement (the Farm Bureau Mutual pool). Under the terms of the agreement, Utah Insurance and South Dakota Farm Bureau Mutual Insurance Company cede to Farm Bureau Mutual Insurance Company all of their insurance business and

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

6.  REINSURANCE AND POLICY PROVISIONS (CONTINUED)
assume back from Farm Bureau Mutual Insurance Company an amount equal to their participation in the pooling agreement. Also, losses, loss adjustment expenses, and other underwriting and administrative expenses are prorated among the companies on the basis of their participation in the pooling agreement. For the years ended December 31, 1995, 1994 and 1993, Utah Insurance was an 8% participant in the pool.


    Property-casualty premiums earned and losses and loss adjustment expenses incurred, reflect the following reinsurance amounts:



                                                                           YEAR ENDED DECEMBER 31,
                                                                      ----------------------------------
                                                                         1995        1994        1993
                                                                      ----------  ----------  ----------
PREMIUMS EARNED
Direct premiums written.............................................  $   26,244  $   26,427  $   22,866
Assumed from non-affiliates.........................................           5           8          47
Ceded to non-affiliates.............................................        (615)       (541)       (475)
Assumed from Farm Bureau Mutual pool................................      18,851      18,339      17,722
Ceded to Farm Bureau Mutual pool....................................     (25,634)    (25,894)    (22,438)
                                                                      ----------  ----------  ----------
Net premiums written................................................      18,851      18,339      17,722
Increase in reserve for unearned premiums...........................        (150)       (582)       (824)
Increase in accrued retrospective premiums..........................           8          21          39
                                                                      ----------  ----------  ----------
Total premiums earned...............................................  $   18,709  $   17,778  $   16,937
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------
LOSSES AND LOSS ADJUSTMENT EXPENSES INCURRED
Direct losses and loss adjustment expenses paid.....................  $   18,532  $   18,033  $   16,434
Net ceded to non-affiliates.........................................          91        (175)         --
Assumed from Farm Bureau Mutual pool................................      13,030      12,933      12,866
Ceded to Farm Bureau Mutual pool....................................     (18,623)    (17,858)    (16,434)
                                                                      ----------  ----------  ----------
Net losses and loss adjustment expenses paid........................      13,030      12,933      12,866
Increase in losses and loss adjustment expense reserves.............         591         508       1,082
                                                                      ----------  ----------  ----------
Total losses and loss adjustment expenses incurred..................  $   13,621  $   13,441  $   13,948
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

6.  REINSURANCE AND POLICY PROVISIONS (CONTINUED)
    The following table provides a reconciliation of the beginning and ending reserve balances, net of reinsurance and salvage and subrogation recoverables:


                                                                           YEAR ENDED DECEMBER 31,
                                                                      ----------------------------------
                                                                         1995        1994        1993
                                                                      ----------  ----------  ----------
Reserves and unearned premiums (gross) on property-
 casualty policies, at beginning of year............................  $   44,482  $   40,012  $   34,408
Less:
  Reinsurance recoverables on unpaid losses and loss adjustment
   expenses, at beginning of year...................................     (16,646)    (14,616)    (11,931)
  Unearned premium reserve, at beginning of year....................     (15,654)    (13,721)    (11,884)
                                                                      ----------  ----------  ----------
Reserves for losses and loss adjustment expenses, net of related reinsurance and salvage and subrogation recoverables, at beginning
 of year............................................................      12,182      11,675      10,593
Add:
  Provision for losses and loss adjustment expenses for claims occurring in the current year, net of reinsurance and salvage and
   subrogation......................................................      14,529      14,368      14,148
  Decrease in estimated losses and loss adjustment expenses for claims occurring in the prior years, net of reinsurance and
   salvage and subrogation..........................................        (908)       (927)       (200)
                                                                      ----------  ----------  ----------
Incurred losses and loss adjustment expenses during the current
 year, net of reinsurance and salvage and subrogation...............      13,621      13,441      13,948
Deduct loss and loss adjustment expense payments for claims, net of reinsurance and salvage and subrogation, occurring during:
  Current year......................................................      (7,678)     (7,917)     (7,799)
  Prior years.......................................................      (5,351)     (5,017)     (5,067)
                                                                      ----------  ----------  ----------
                                                                         (13,029)    (12,934)    (12,866)
                                                                      ----------  ----------  ----------
Reserve for losses and loss adjustment expenses, net of related reinsurance and salvage and subrogation recoverables, at end of
 year...............................................................      12,774      12,182      11,675
Reinsurance recoverables on unpaid losses and loss adjustment
 expenses, at end of year...........................................      17,210      16,646      14,616
Unearned premium reserve, at end of year............................      15,906      15,654      13,721
                                                                      ----------  ----------  ----------
Reserves and unearned premiums (gross) on property-casualty
 policies, at end of year...........................................  $   45,890  $   44,482  $   40,012
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------



    The Company has no known liability for environmental remediation exposures as of December 31, 1995 and does not expect any future impact on results of operations, liquidity or cash flow as a result of such exposures.


7.  FEDERAL INCOME TAXES
    The Company files a consolidated federal income tax return with Utah Insurance and Farm Bureau Life and all of its majority-owned subsidiaries, except FBL Insurance Company and Rural Security Life. The Company and its direct and indirect subsidiaries included in the consolidated federal income tax return each

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7.  FEDERAL INCOME TAXES (CONTINUED)
report current income tax expense as allocated under a consolidated tax allocation agreement. Generally, this allocation results in profitable companies recognizing a tax provision as if the individual company filed a separate return and loss companies recognizing benefits to the extent their losses contribute to reduce consolidated taxes. The Company files a separate state income tax return. Western Life, FBL Insurance Company and Rural Security Life (the latter two prior to their liquidation in 1995) file a separate federal income tax return.

    Deferred income taxes have been established by the Company and its subsidiaries based upon the temporary differences, the reversal of which will result in taxable or deductible amounts in future years when the related asset or liability is recovered or settled, within each entity.

    Income tax expenses (credits) are included in the consolidated financial statements as follows:

                                                                            YEAR ENDED DECEMBER 31,
                                                                        --------------------------------
                                                                          1995        1994       1993
                                                                        ---------  ----------  ---------
Taxes provided in consolidated statements of income on:
  Income from continuing operations before minority interest in earnings of subsidiaries and equity income (loss):
    Current...........................................................  $  19,230  $   22,205  $  17,643
    Deferred..........................................................     12,840         257     (3,204)
                                                                        ---------  ----------  ---------
                                                                           32,070      22,462     14,439
  Equity income (loss):
    Current...........................................................       (212)        309       (188)
    Deferred..........................................................      1,074      (1,107)       513
                                                                        ---------  ----------  ---------
                                                                              862        (798)       325
  Discontinued operations:
    Current...........................................................         --      (3,649)      (975)
    Deferred..........................................................         --       7,137       (587)
                                                                        ---------  ----------  ---------
                                                                               --       3,488     (1,562)
Taxes provided in consolidated statement of changes in stockholders'
 equity:
  Cumulative effect of change in method of accounting for certain debt
   securities -- deferred.............................................         --      20,954         --
  Amounts attributable to net unrealized investment gains and losses
   during year -- deferred............................................     37,503     (41,182)     1,540
                                                                        ---------  ----------  ---------
                                                                           37,503     (20,228)     1,540
                                                                        ---------  ----------  ---------
                                                                        $  70,435  $    4,924  $  14,742
                                                                        ---------  ----------  ---------
                                                                        ---------  ----------  ---------

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7.  FEDERAL INCOME TAXES (CONTINUED)
    The effective tax rate on income from continuing operations before income taxes, minority interest in earnings of subsidiaries and equity income (loss) is different from the prevailing federal income tax rate as follows:

                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1995       1994       1993
                                                                         ---------  ---------  ---------
Income from continuing operations before income taxes, minority interest in earnings of subsidiaries and equity income (loss).........  $  90,447  $  59,873  $  38,931
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------
Income tax at federal statutory rate (35%).............................  $  31,657  $  20,956  $  13,626
Tax effect (decrease) of:
  Tax-exempt interest income...........................................       (586)      (569)      (563)
  Tax-exempt dividend income...........................................       (803)      (648)      (546)
  Possible adjustments from IRS examinations...........................         --      2,766      1,786
  State taxes..........................................................      1,337       (112)       (32)
  Other items..........................................................        465         69        168
                                                                         ---------  ---------  ---------
Income tax expense.....................................................  $  32,070  $  22,462  $  14,439
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    During 1994, Farm Bureau Life reached partial settlement with the Internal Revenue Service (IRS) for tax years 1988 through 1990 and the IRS is in the process of conducting examinations for 1991 through 1994. All tax years 1992 and prior are settled for Western Life. During the years ended December 31, 1994 and 1993, the Company provided $2,766 and $1,786, respectively, for possible adjustments from routine IRS examinations. During the year ended December 31, 1994, the Company paid $2,766 for settlement of certain items arising from the examination of prior years. Management believes that amounts provided in the income tax provision for IRS examinations are adequate to settle any adjustments raised by the IRS.

    The tax effect of temporary differences giving rise to the Company's deferred income tax assets and liabilities at December 31, 1995 and 1994, is as follows:

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                          1995         1994
                                                                       -----------  ----------
Deferred tax assets:
  Fixed maturity and equity securities...............................  $        --  $   12,057
  Future policy benefits.............................................       40,193      38,980
  Accrued dividends..................................................        2,593       4,017
  Accrued pension costs..............................................       12,140      10,867
  Other..............................................................        6,499      11,152
                                                                       -----------  ----------
                                                                            61,425      77,073
Deferred tax liabilities:............................................
  Fixed maturity and equity securities...............................      (35,533)         --
  Deferred policy acquisition costs..................................      (37,590)    (39,660)
  Value of insurance in force acquired...............................       (4,889)     (7,318)
  Deferred investment gains..........................................       (9,521)     (4,814)
  Other..............................................................      (13,537)    (13,509)
                                                                       -----------  ----------
                                                                          (101,070)    (65,301)
                                                                       -----------  ----------
Deferred income tax asset (liability)................................  $   (39,645) $   11,772
                                                                       -----------  ----------
                                                                       -----------  ----------

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7.  FEDERAL INCOME TAXES (CONTINUED)
    Prior to 1984, a portion of current income of the Company's life insurance subsidiaries was not subject to current income taxation, but was accumulated, for tax purposes, in a memorandum account designated as "policyholders' surplus account". The aggregate accumulation in this account at December 31, 1995 was $11,148 and $740 for Farm Bureau Life and Western Life, respectively. Should the policyholders' surplus account of Farm Bureau Life and Western Life exceed the limitation prescribed by federal income tax law, or should distributions be made by Farm Bureau Life and Western Life to the parent company in excess of $235,284 and $110,162, respectively, such excess would be subject to federal income taxes at rates then effective. Deferred income taxes of $4,161 have not been provided on amounts included in this memorandum account since the Company contemplates no action and can foresee no events that would create such a tax.

    Deferred income taxes were also reported on equity income (loss) and on the income (loss) from discontinued operations during these periods. These taxes arise from the recognition of income and losses differently for purposes of filing federal income tax returns than for financial reporting purposes.

8.  CREDIT ARRANGEMENTS

SHORT-TERM BORROWINGS


    As an investor in the Federal Home Loan Bank (FHLB), the Company has the right to borrow up to $48,229 from the FHLB as of March 31, 1996 and December 31, 1995. As of March 31, 1996 and December 31, 1995, the Company had no outstanding borrowings under this credit arrangement.


LONG-TERM DEBT

    Long-term debt consists of:

                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1995       1994
                                                                                    ---------  ---------
Lease-backed notes payable, 4.98%, scheduled principal and
 interest payments through December 1996, secured by rentals to be received under certain operating leases from members
 of consolidated group and other affiliates.......................................  $  12,516  $  16,145
Mortgage loan payable to insurance company, 10.25%, due in
 monthly installments of $25 through June 1995 when balloon
 payment of approximately $2,250 was due..........................................         --      2,282
Note payable to Rural Mutual Insurance Company, 10%, due
 through December 2000, collateralized by an interest in note
 receivable with a carrying value of $288.........................................         88         92
                                                                                    ---------  ---------
                                                                                    $  12,604  $  18,519
                                                                                    ---------  ---------
                                                                                    ---------  ---------

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

8.  CREDIT ARRANGEMENTS (CONTINUED)
    At December 31, 1995, the annual maturities of long-term debt during the next five years ending on December 31 are as follows:

Years ending December 31:
  1996.....................................................  $  12,521
  1997.....................................................          6
  1998.....................................................          6
  1999.....................................................          7
  2000.....................................................         64
                                                             ---------
                                                             $  12,604
                                                             ---------
                                                             ---------

9.  RETIREMENT AND COMPENSATION PLANS
    The Company participates with several other affiliates in various defined benefit plans covering substantially all employees. The benefits of these plans are based primarily on years of service and employees' compensation. The Company and affiliates have adopted a policy of allocating the required contribution to the plans between themselves generally on a basis of time incurred by the respective employees for each employer. Such allocations are reviewed annually. Pension expense aggregated $6,140, $6,171 and $5,109 for the years ended December 31, 1995, 1994 and 1993, respectively. During the year ended December 31, 1994, the Company introduced a new supplemental plan that increased the annual expense by approximately $3,193. In addition, during the year ended December 31, 1993, the Company offered early retirement to a select group of employees that resulted in a non-recurring charge of approximately $2,928.

    The Company provides benefits to agents of the Company and certain of its affiliates through the Agents' Career Incentive Plan. Company contributions to the plan are based upon the individual agent's earned commissions and vary based upon the overall production level and the number of years of service. Company contributions charged to expense with respect to this plan during the years ended December 31, 1995, 1994 and 1993 were $1,421, $1,648 and $1,388, respectively.

    The Company has established deferred compensation plans for certain key current and former employees and has certain other benefit plans which provide for retirement and other benefits. These plans have been accrued or funded as deemed appropriate by management of the Company.

    Certain of the assets related to these plans are on deposit with the Company and amounts relating to these plans are included in the financial statements herein. In addition, certain amounts included in the liability for deferred compensation and other employee benefits relate to deposit administration funds maintained by the Company on behalf of affiliates offering substantially the same benefit programs as the Company.

    In addition to benefits offered under the aforementioned benefit plans, the Company and several other affiliates sponsor a plan that provides group term life insurance benefits to retired full-time employees who have worked ten years and attained age 55 while in service with the Company.

    The Company and affiliates allocate postretirement benefit expense in a manner consistent with pension expense discussed above. Pension expense aggregated $132, $96 and $34 for the years ended December 31, 1995, 1994 and 1993, respectively, with respect to postretirement benefits.

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. STOCKHOLDERS' EQUITY OF SUBSIDIARIES
REDEEMABLE PREFERRED STOCK OF WESTERN LIFE

    Western Life is authorized to issue up to 100,000 shares of redeemable preferred stock in series at $200.00 per share and with an annual dividend rate not to exceed $30.00 per share. The preferred stock is redeemable at Western Life's option after it has been issued and outstanding for a period of five years or more. Currently, all series of the preferred stock have been issued and outstanding for more than five years and, therefore, are redeemable at $200.00 per share at Western Life's option. Under certain circumstances and with respect to certain matters, the holders of redeemable preferred stock are entitled to vote separately as a class. The annual dividend rate and shares issued and outstanding (which are included as minority interest in subsidiary) by series are as follows:

                                                                                          SHARES OUTSTANDING
                                                               DIVIDENDS      SHARES       AT DECEMBER 31,
                                                              PAYABLE PER    ISSUED TO   --------------------
                                                                 SHARE         DATE        1995       1994
                                                              ------------  -----------  ---------  ---------
Series A....................................................     $14.00          3,000       2,500      2,500
Series B....................................................     15.00           4,250       4,000      4,000
Series C....................................................     15.00           7,250       6,650      6,650
Series D....................................................     15.00             337         337        337
Series E....................................................    Variable        13,915       9,030      9,030
                                                                            -----------  ---------  ---------
                                                                                28,752      22,517     22,517
                                                                            -----------  ---------  ---------
                                                                            -----------  ---------  ---------

    Dividends on Series E redeemable preferred stock are based upon the average of the Moody's high and medium grade industrial preferred stock yields, with a minimum annual rate of 7.5% (or $15.00 per share) and a maximum annual rate of 15.0% (or $30.00 per share).

STATUTORY LIMITATIONS ON SUBSIDIARY DIVIDENDS

    The ability of Farm Bureau Life and Western Life to pay dividends to the parent company is restricted because prior approval of insurance regulatory authorities is required for payment of dividends to the stockholder which exceed an annual limitation. During 1996, Farm Bureau Life and Western Life could pay dividends to the parent company of approximately $48,552 and $5,671, respectively, without prior approval of statutory authorities. Also, the amount ($208,801 and $60,670 for Farm Bureau Life and Western Life, respectively, at December 31, 1995) by which the stockholder's equity stated in conformity with generally accepted accounting principles exceeds statutory capital and surplus as reported is restricted and cannot be distributed.

    Similar restrictions exist with respect to the payments of dividends by Utah Farm Bureau Insurance Company. Such restrictions are not considered to bear significantly on the ability of the Company to meet the obligations of any member of the consolidated group.

STATUTORY ACCOUNTING POLICIES

    The financial statements of the Company's insurance subsidiaries included herein differ from related statutory-basis financial statements principally as follows: (a) the bond portfolio is segregated into held-for-investment (carried at amortized cost), available-for-sale (carried at fair value), and trading (reported at fair value) classifications rather than generally being carried at amortized cost; (b) acquisition costs of acquiring new business are deferred and amortized over the life of the policies rather than charged to operations as incurred; (c) future policy benefit reserves for participating traditional life insurance products are based on net level premium methods and guaranteed cash value assumptions which may differ from statutory reserves; (d) future policy benefit reserves on certain universal life and annuity products are based on full

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. STOCKHOLDERS' EQUITY OF SUBSIDIARIES (CONTINUED)
account values, rather than discounting methodologies utilizing statutory interest rates; (e) on certain lines of property-casualty insurance, reserves in excess of the amounts considered adequate by the Company may be necessary to conform with statutory requirements; (f) reinsurance amounts are shown as gross amounts, net of an allowance for uncollectible amounts, on the consolidated balance sheet rather than netted against the corresponding receivable or payable; (g) deferred income taxes are provided for the difference between the financial statement and income tax bases of assets and liabilities; (h) net realized gains or losses attributed to changes in the level of interest rates in the market are recognized as gains or losses in the statement of income when the sale is completed rather than deferred and amortized over the remaining life of the fixed maturity security or mortgage loan; (i) declines in the estimated realizable value of investments are charged to the statement of income for declines in value, when such declines in value are judged to be other than temporary rather than through the establishment of a formula-determined statutory investment reserve (carried as a liability), changes in which are charged directly to surplus; (j) agents' balances and certain other assets designated as "non-admitted assets" for statutory purposes are reported as assets rather than being charged to surplus; (k) revenues for universal life and annuity products consist of policy charges for the cost of insurance, policy administration charges, amortization of policy initiation fees and surrender charges assessed rather than premiums received; (l) pension income or expense is recognized in accordance with SFAS No. 87, "Employers' Accounting for Pensions" rather than in accordance with rules and regulations permitted by the Employee Retirement Income Security Act of 1974; (m) expenses for postretirement benefits other than pensions are recognized in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" rather than the statutory method which does not accrue for non-vested employees; (n) adjustments to federal income taxes of prior years are reported as a component of expense in the statement of income rather than as charges or credits to surplus; (o) the financial statements of subsidiaries are consolidated with those of the insurance subsidiary; (p) assets and liabilities are restated to fair values when a change in ownership occurs that is accounted for as a purchase, with provisions for goodwill and other intangible assets, rather than continuing to be presented at historical cost; and (q) operating results of discontinued operations are segregated from those of continuing operations.

    Capital and surplus as of December 31, 1995 and 1994, and net income (loss) for the years ended December 31, 1995, 1994 and 1993, as determined in accordance with statutory accounting practices for the Company's insurance subsidiaries, is as follows:

                                                CAPITAL AND SURPLUS           NET INCOME (LOSS)
                                                    DECEMBER 31,           YEAR ENDED DECEMBER 31,
                                               ----------------------  --------------------------------
                                                  1995        1994       1995        1994       1993
                                               ----------  ----------  ---------  ----------  ---------
Life insurance subsidiaries:
  Farm Bureau Life...........................  $  231,596  $  206,859  $  47,372  $  (11,013) $  17,861
  Western Life...............................      56,706      43,850      7,008      (1,021)        --
  Universal Assurors Life Insurance
   Company...................................       3,200       3,109         92          78         43
  FBL Insurance Company......................          --       5,721         --         165      9,740
  Rural Security Life........................          --       6,394         --      (3,070)       296
Property-casualty insurance subsidiary --
 Utah Farm Bureau Insurance Company..........       9,236       7,829      1,454         799       (226)

    The statutory balances listed above include amounts attributable to minority interest, as applicable.

    The National Association of Insurance Commissioners currently is in the process of codifying statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. That project, which is not expected to be completed before 1997, will likely change, to

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. STOCKHOLDERS' EQUITY OF SUBSIDIARIES (CONTINUED)
some extent, statutory accounting practices. The codification may result in changes to the permitted or prescribed accounting practices that the Company's insurance subsidiaries use to prepare their statutory-basis financial statements.

11. MANAGEMENT AND SERVICES AGREEMENTS
    The Company shares certain office facilities and services with the Iowa Farm Bureau Federation and its affiliated companies. These expenses are allocated by the Company on the basis of cost and time studies that are updated annually and consist primarily of salaries and related expenses, travel, and occupancy costs.

    In addition, the Company participates in a management agreement with Farm Bureau Management Corporation (wholly owned by the Iowa Farm Bureau Federation). Under this agreement, Farm Bureau Management Corporation provides general business, administrative analysis, and management services to the Company. During the years ended December 31, 1995, 1994 and 1993, the Company incurred expenses under this contract of $3,667, $3,076 and $2,961, respectively.

    Prior to February, 1995, Western Life maintained a management services agreement with Western Farm Bureau Management Corporation. Under the terms of the agreement, Western Farm Bureau Management Corporation provided all management, investment advisory, administrative, underwriting, policyholder services, legal, actuarial and other management-related services for Western Life. Some of these activities are now provided by Farm Bureau Management Corporation.

12. COMMITMENTS AND CONTINGENCIES

    ICG Partners, an affiliated joint venture, maintains a line of credit with Farm Bureau Life and an affiliate, Farm Bureau Mutual Insurance Company, in the amounts of $25,500 and $4,500, respectively. At March 31, 1996 and December 31, 1995 and 1994, ICG Partners had borrowed $2,684, $4,167 and $5,024, respectively, from Farm Bureau Life against the line of credit. Interest (11.25% at March 31, 1996 and 11.5% at December 31, 1995) is payable at an annual rate equal to the prime rate of The Chase Manhattan Bank, N.A., plus 3.00%. The line of credit is collateralized by lease receivables and substantially all other assets of ICG Partners, subject to senior positions.



    In connection with the sale of certain real estate property, Rural Security Life agreed to act as guarantor of a mortgage loan between the purchaser and a bank. Farm Bureau Life has now taken the position of Rural Security Life with respect to the guarantee. Pursuant to the agreement, the Company, through Farm Bureau Life, is required to deposit securities in a trust in an amount at least equal to the outstanding balance of the mortgage loan. Should the purchaser default on the mortgage, the bank has the ability to withdraw the securities at which time the Company would secure a first interest in the underlying property. At December 31, 1995, the outstanding balance of the mortgage loan is $5,105 ($4,973 at March 31, 1996). The mortgage loan, which is current at March 31, 1996 and December 31, 1995, requires monthly payments at the lenders' prime commercial rate through December 31, 1996, at which time a balloon payment of $4,563 is due.



    In connection with the sale of the aforementioned real estate property, a subsidiary of the Company entered into a real estate management agreement whereby it agreed to pay any cash flow deficiencies (as defined in the agreement) through 1997. The agreement also provided that the subsidiary would receive 35% of any excess cash flow generated during the same period. At December 31, 1995, the Company assessed the probability and amount of future cash payments pursuant to the agreement and determined that an accrual of $555 ($302 at March 31, 1996) was appropriate. While such future amounts are subject to the actual experience of the underlying retail facility, management believes that assumptions utilized in establishing the accrual are reasonable in all material respects.

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    In the normal course of business, the Company may be involved in litigation where amounts are alleged that are substantially in excess of contractual policy benefits or certain other agreements. At March 31, 1996 and December 31, 1995, management is not aware of any claims for which a material loss is reasonably possible.


    Assessments are, from time to time, levied on the insurance subsidiaries of the Company by life and health guaranty associations in most states in which the subsidiaries are licensed to cover losses of policyholders of insolvent or rehabilitated companies. In some states, these assessments can be partially recovered through a reduction in future premium taxes. Assessments have not been material to the Company's financial statements prior to 1991. However, the economy and other factors have caused a number of failures of substantially larger companies since that time. The Company has not been able to reasonably estimate potential future assessments, so no amounts have been provided for in the accompanying financial statements. Assessments paid by the Company amounted to $1,360, $1,561 and $708 during the years ended December 31, 1995, 1994 and 1993, respectively.

13. SEGMENT INFORMATION AND DISCONTINUED OPERATIONS
    The Company currently operates in two principal segments -- life insurance (including traditional and universal life, annuity and accident and health coverages) and property-casualty insurance. Prior to 1995, the Company was also involved in cable television operations.

    On December 23, 1994, the Company sold substantially all operating assets and certain liabilities of its cable television subsidiary, Vantage Cable Associates, L.P., to Galaxy Telecom, L.P. for $38,400, of which $32,016 was paid in cash and $6,384 was represented by a Class D limited partnership interest in Galaxy Telecom, L.P. The Company recognized a gain on the sale of approximately $15,400, after expenses, closing adjustments and post-closing adjustments of approximately $1,400.

    Revenues of the discontinued operations aggregated $10,224 and $10,436 for the period from January 1, 1994 through December 22, 1994 and the year ended December 31, 1993, respectively. Interest expense has been allocated to discontinued operations based on debt that can be identified as specifically attributed to those operations. For the period from January 1, 1994 through December 22, 1994 and the year ended December 31, 1993, interest expense related to discontinued operations was $2,884 and $2,227, respectively.

                           FBL FINANCIAL GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13. SEGMENT INFORMATION AND DISCONTINUED OPERATIONS (CONTINUED)
    Information concerning the Company's continuing business segments for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                                             PROPERTY-   CORPORATE AND
                                                                  LIFE       CASUALTY     DISCONTINUED
                                               CONSOLIDATED    INSURANCE     INSURANCE     OPERATIONS
                                               -------------  ------------  -----------  --------------
Revenues, year ended December 31:
  1995.......................................   $   405,985   $    385,480   $  20,489     $       16
  1994.......................................       349,885        330,422      19,448             15
  1993.......................................       303,462        284,876      18,586             --
Income (loss) from continuing operations
 before income taxes, minority interest in
 earnings of subsidiaries and equity income
 (loss), year ended December 31:
  1995.......................................        90,447         88,500       2,083           (136)
  1994.......................................        59,873         58,573       1,288             12
  1993.......................................        38,931         38,898          33             --
Identifiable assets, December 31:
  1995.......................................     3,090,851      3,029,817      60,250            784
  1994.......................................     2,792,535      2,735,788      56,708             39
  1993.......................................     2,142,849      2,064,421      50,965         27,463

    Capital expenditures and  depreciation and amortization  are not  considered
material.   Corporate  assets   consist  principally  of   cash  and  short-term
investments.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          9
The Company....................................         16
Use of Proceeds................................         17
Dividend Policy................................         17
Capitalization.................................         17
Selected Consolidated Financial Data...........         18
Pro Forma Consolidated Financial Statements....         20
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         26
Business.......................................         40
Management.....................................         64
Management Compensation........................         70
Principal and Selling Stockholders.............         76
Certain Transactions and Relationships.........         79
Description of Capital Stock...................         83
Shares Eligible for Future Sale................         86
Underwriting...................................         87
Validity of Common Stock.......................         88
Experts........................................         88
Available Information..........................         88
Glossary of Selected Insurance Terms...........         89
Index to Consolidated Financial Statements.....        F-1


                                 --------------

    UNTIL               , 1996, (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                4,000,000 SHARES

                                     [LOGO]

                           FBL FINANCIAL GROUP, INC.

                              CLASS A COMMON STOCK

                                  ------------

                                   PROSPECTUS

                                  ------------

                               ALEX. BROWN & SONS
                                  INCORPORATED

                               SMITH BARNEY INC.

                            EVEREN SECURITIES, INC.

                                           , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.


                                                                       SELLING
                                                       REGISTRANT   STOCKHOLDERS*     TOTAL
                                                       -----------  --------------  ----------
SEC Registration fee.................................   $  --         $   30,931    $   30,931
NASD fee.............................................      --              9,470         9,470
Printing expenses....................................     250,000         --           250,000
Accounting fees and expenses.........................     100,000         --           100,000
Legal fees and expenses..............................     150,000        --            150,000
Fees and expenses for qualification under state
 securities laws.....................................      20,000        --             20,000
Transfer Agent's and Registrar's fees................      10,000        --             10,000
NYSE listing fees....................................     138,000        --            138,000
Miscellaneous........................................      41,599        --             41,599
                                                       -----------       -------    ----------
    Total............................................  $  709,599   $     40,401    $  750,000
                                                       -----------       -------    ----------
                                                       -----------       -------    ----------


- ------------------------

 * Each Selling Stockholder will pay its pro rata share of the SEC registration fee and the NASD fee which is allocable to the inclusion of such Selling Stockholder's shares in the Offering, based upon the number of shares being sold by such Selling Stockholder. The Company will pay all other expenses of issuance.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 851 and 856 of the Iowa Business Corporation Act provide that a corporation has the power to indemnify its directors and officers against liabilities and expenses incurred by reason of such person serving in the capacity of director or officer, if such person has acted in good faith and in a manner reasonably believed by the individual to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individual's conduct was unlawful. The foregoing indemnity provisions notwithstanding, in the case of actions brought by or in the right of the corporation, no indemnification shall be made to such director or officer with respect to any matter as to which such individual has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines that indemnification is proper under the circumstances.

    Article VIII of the Company's Restated Articles of Incorporation provide that the Company shall indemnify its directors to the fullest extent possible under the Iowa Business Corporation Act. Article V of the Company's Restated By-laws extends the same indemnity to its officers. Article VII of the Articles provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of the individual's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction in which the director derived an improper personal benefit, or
(iv) under the Iowa Business Corporation Act provisions relating to improper distributions.

    The Company maintains a directors' and officers' liability insurance policy to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions as set forth in the policies.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and the Underwriters have agreed to indemnify the Company, the Selling Stockholders, and the directors and officers of the Company who have signed the registration statement against certain matters.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    A. In connection with its plan of organization, the Company issued Common Stock in 1994 in return for (a) all of the stock of Farm Bureau Life Insurance Company, (b) all of the stock of Western Farm Bureau Life Insurance Company, (c) 25% of the stock of FBL Insurance Company, (d) 0.5% of the stock of Rural Security Life Insurance Company and (e) cash. There were no underwriting discounts or commissions paid in connection with the issuance of any such stock. All of the Common Stock thus issued was issued to 27 Farm Bureau organizations in reliance upon the exemption from registration for transactions not involving a public offering contained at Section 4(2) of the Securities Act of 1993, as amended. The number of shares issued, adjusted to reflect the 2,000 for 1 split effective March 19, 1996 and aggregating the Class A shares (95%) and Class B shares (5%) thereby issued to each Stockholder, and the consideration received is shown in the following table:


                                                       NUMBER OF SHARES
                                                       OF COMMON STOCK
     DATE OF SALE               STOCKHOLDER                 ISSUED               CONSIDERATION
- ----------------------  ----------------------------  ------------------  ----------------------------
January-March, 1994     Iowa Farm Bureau Federation        15,235,100     100% of the common stock of
                        Farm Bureau Mutual Insurance        1,692,180      Farm Bureau Life Insurance
                         Company                            1,366,540      Company, valued at book
                        Rural Mutual Insurance                             value as of December 31,
                         Company                                           1993
January, 1994           Twenty Farm Bureau                  3,938,000     100% of the common stock of
                         organizations (including                          Western Farm Bureau Life
                         Iowa Farm Bureau Federation                       Insurance Company valued at
                         and Farm Bureau Mutual                            appraised value of the
                         Insurance Company)                                Company as of December 31,
                         consisting of the former                          1993.
                         shareholders of Western
                         Farm Bureau Life Insurance
                         Company
January-March, 1994     Wisconsin Farm Bureau                   6,640     0.5% of the common stock of
                         Federation, Cooperative                           Rural Security Life
                                                                           Insurance Company valued at
                                                                           appraised value of the
                                                                           Company as of December 31,
                                                                           1993
January-March, 1994     Farm Bureau Mutual Insurance        1,097,140     25% of the common stock of
                         Company                                           FBL Insurance Company
                                                                           valued at appraised value
                                                                           of the Company as of
                                                                           December 31, 1993
January-March, 1994     Five Farm Bureau                       58,000     $9.68 cash per share based
                         organizations                                     on statutory book value as
                                                                           of December 31, 1993

    B. Subsequent to the organization of the Company, the Company issued common stock for cash or stock of Utah Farm Bureau Insurance Company as set forth below to two existing shareholders, in reliance on the exemption from registration for transactions not involving a public offering contained in Section 4(2) of the Securities Act of 1993, as amended:


                                                            NUMBER OF
                                                          COMMON STOCK
      DATE OF SALE                 STOCKHOLDER            SHARES ISSUED          CONSIDERATION
- -------------------------  ----------------------------  ---------------  ----------------------------
December 27, 1994          Farm Bureau Insurance              460,000     $9.68 cash per share based
 to September 18, 1995      Company of Nebraska                            on statutory book value as
                                                                           of December 31, 1993 for
                                                                           shares purchased before
                                                                           1995, and $10.47 cash per
                                                                           share based on statutory
                                                                           book value as of December
                                                                           31, 1994 for shares
                                                                           purchased in 1995.
December 14, 1995          Utah Farm Bureau Federation          6,200     0.83% of the common stock of
                                                                           Utah Farm Bureau Insurance
                                                                           Company valued at appraised
                                                                           value of the Company as of
                                                                           December 31, 1994.



    C. In April 1996, the Company offered to exchange 5,000,000 shares of Series A Preferred Stock for 5,000,000 shares of its outstanding Class A Common Stock (the Series A Exchange). The offer was made to its 27 existing stockholders on a pro rata basis in reliance upon the exemption from registration for transactions not involving a public offering contained at
Section 4(2) of the Securities Act of 1933, as amended. None of the offerees accepted the offer except the Iowa Farm Bureau Federation, which has agreed to accept all 5,000,000 shares of Series A Preferred Stock.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


        1.1  Form of Underwriting Agreement.+
        3.1  Restated Articles of Incorporation of the Registrant.
        3.2  Amendment to Restated Articles of Incorporation of the Registrant Designating
              Series A Preferred Stock.
        3.3  Restated Bylaws of the Registrant.
        4.1  Form of Class A Common Stock Certificate of the Registrant.
        4.2  Form of Stockholders' Agreement Regarding Management and Transfer of Shares of
              Class B Common Stock dated as of May 1, 1996.
        5.1  Opinion of Davis, Brown, Koehn, Shors & Roberts, P.C.+
       10.1  Form of Amended and Restated 1996 Class A Common Stock Compensation Plan.
       10.2  Trademark License from the American Farm Bureau Federation to Farm Bureau Life
              Insurance Company dated May 20, 1987.+
       10.3  Membership Agreement between the American Farm Bureau Federation and the Iowa
              Farm Bureau Federation dated February 13, 1987.+
       10.4  Form of Royalty Agreement with Farm Bureau organizations.+

       10.5  Reinsurance Pooling Agreement dated as of January 1, 1990 among Farm Bureau
              Mutual Insurance Company, Utah Farm Bureau Insurance Company and South Dakota
              Farm Bureau Mutual Insurance Company.+
       10.6  Form of Loss Pooling Agreement between Farm Bureau Mutual Insurance Company and
              Western Agricultural Insurance Company, to be dated as of January 1, 1996.
       10.7  Form of Services Agreement between FBL Financial Group, Inc. and Farm Bureau
              Management Corporation, to be dated as of January 1, 1996.
       10.8  Management Services Agreement between FBL Financial Group, Inc. and Farm Bureau
              Mutual dated as of January 1, 1996.+
       10.9  Management Performance Plan (1995) sponsored by Farm Bureau Mutual Insurance
              Company.+
      10.10  Management Performance Plan (1996) sponsored by Farm Bureau Mutual Insurance
              Company.+
      10.11  Lease between Farm Bureau Life and Iowa Farm Bureau Federation dated January 1,
              1990.+
      10.12  Back-up Agreement dated April 30, 1996 between Iowa Farm Bureau Federation and
              FBL Financial Group, Inc.
       21    Subsidiaries of the Registrant.+
       23    (a)   Consent of Davis, Brown, Koehn, Shors & Roberts, P.C. (included in Exhibit
                  5).+
             (b)  Consent of Ernst & Young LLP.
       24    Power of Attorney (contained at Signature Page II-6).+
       27    Financial Data Schedule.
       99    Consents of Messrs. Chicoine, Creer and Walker to be named as proposed Directors of the Company.+


- ------------------------

+ Previously filed.


    (b) Financial Statement Schedules

        Report of Independent Auditors on Schedules

Schedule I     Summary of Investments  -- Other than  Investment in  Related
                Parties.
Schedule II    Condensed Financial Information of Registrant.
Schedule III   Supplementary Insurance Information.
Schedule IV    Reinsurance.

    All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions described in Item 14, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on June 18, 1996.


                                          FBL Financial Group, Inc.


                                          By         /s/ THOMAS R. GIBSON


                                          --------------------------------------

                                                     Thomas R. Gibson
                                                 EXECUTIVE VICE PRESIDENT



    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


    Executed below by the following persons in the capacities and on the dates indicated:


                   SIGNATURE                                         TITLE                            DATE
- ------------------------------------------------  --------------------------------------------  -----------------

                   /s/ THOMAS R. GIBSON           Executive Vice President, General Manager,
     --------------------------------------        Chief Executive Officer, and Director          June 18, 1996
                Thomas R. Gibson                   (Principal Executive Officer)

                    /s/ JAMES W. NOYCE            Vice President, Chief Financial Officer
     --------------------------------------        (Principal Financial and Accounting            June 18, 1996
                 James W. Noyce                    Officer)

                                *
     --------------------------------------       Chairman of the Board and Director              June 18, 1996
             Edward M. Wiederstein

                                *
     --------------------------------------       First Vice Chair and Director                   June 18, 1996
                V. Thomas Geary

                                *
     --------------------------------------       Second Vice Chair and Director                  June 18, 1996
              Roger Bill Mitchell

                                *
     --------------------------------------       Director                                        June 18, 1996
                Kenneth R. Ashby

                                *
     --------------------------------------       Director                                        June 18, 1996
               Al Christopherson

                   SIGNATURE                                         TITLE                            DATE
- ------------------------------------------------  --------------------------------------------  -----------------

                                *
     --------------------------------------       Director                                        June 18, 1996
                 Kenny J. Evans

                                *
     --------------------------------------       Director                                        June 18, 1996
                   Gary Hall

                                *
     --------------------------------------       Director                                        June 18, 1996
                 Karen J. Henry

                                *
     --------------------------------------       Director                                        June 18, 1996
                Richard Kjerstad

                                *
     --------------------------------------       Director                                        June 18, 1996
                David L. McClure

                                *
     --------------------------------------       Director                                        June 18, 1996
               Howard D. Poulson

                                *
     --------------------------------------       Director                                        June 18, 1996
               John J. Van Sweden

                                *
     --------------------------------------       Senior Vice President, Secretary, Treasurer     June 18, 1996
                Eugene R. Maahs                    and Director

                                *
     --------------------------------------       Senior Vice President, General Counsel and      June 18, 1996
               Stephen M. Morain                   Director

*By:        /s/ THOMAS R. GIBSON
        -------------------------------
                Thomas R. Gibson
                ATTORNEY-IN-FACT

                  REPORT OF INDEPENDENT AUDITORS ON SCHEDULES

The Board of Directors and Stockholders
FBL Financial Group, Inc.

    We have audited the consolidated balance sheets of FBL Financial Group, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated March 12, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

    In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                          /s/ Ernst & Young LLP


Des Moines, Iowa
March 12, 1996

                 SCHEDULE I -- SUMMARY OF INVESTMENTS -- OTHER
                      THAN INVESTMENTS IN RELATED PARTIES
                           FBL FINANCIAL GROUP, INC.

                               DECEMBER 31, 1995

                                                                                                     COLUMN D
                                                                                                  ---------------
                              COLUMN A                                  COLUMN B      COLUMN C    AMOUNT AT WHICH
- --------------------------------------------------------------------  ------------  ------------   SHOWN IN THE
                         TYPE OF INVESTMENT                             COST (1)       VALUE       BALANCE SHEET
- --------------------------------------------------------------------  ------------  ------------  ---------------
                                                                                (DOLLARS IN THOUSANDS)
Fixed maturity securities, held for investment:
  Bonds:
    United States Government and government agencies and
     authorities....................................................  $    220,768  $    231,777  $    220,768
    Corporate mortgage-backed securities............................       457,381       475,415       457,381
    All other corporate bonds.......................................         5,000         5,284         5,000
                                                                      ------------  ------------  ---------------
      Total.........................................................       683,149  $    712,476       683,149
                                                                                    ------------
                                                                                    ------------
Fixed maturity securities, available-for-sale:
  Bonds:
    United States Government and government agencies and
     authorities....................................................       276,482  $    283,413       283,413
    States, municipalities, and political subdivisions..............        28,496        29,432        29,432
    Public utilities................................................       172,672       181,013       181,013
    Corporate mortgage and asset-backed securities..................        80,821        85,360        85,360
    Convertible bonds...............................................         5,670         5,439         5,439
    All other corporate bonds.......................................       725,181       772,337       772,337
  Redeemable preferred stocks.......................................        36,286        36,066        36,066
                                                                      ------------  ------------  ---------------
      Total.........................................................     1,325,608  $  1,393,060     1,393,060
                                                                                    ------------
                                                                                    ------------
Equity securities, available-for-sale:
  Common stocks:
    Public utilities................................................         1,882  $      1,833         1,833
    Banks, trusts, and insurance companies..........................        13,407        20,235        20,235
    Industrial, miscellaneous, and all other........................        59,074        60,574        60,574
  Nonredeemable preferred stocks....................................         2,675         1,072         1,072
                                                                      ------------  ------------  ---------------
      Total.........................................................        77,038  $     83,714        83,714
                                                                                    ------------
                                                                                    ------------
Held in inventory:
  Bonds.............................................................           807  $        818           818
  Redeemable preferred stocks.......................................        14,692        15,828        15,828
  Common stocks.....................................................         6,056         5,267         5,267
                                                                      ------------  ------------  ---------------
      Total.........................................................        21,555  $     21,913        21,913
                                                                                    ------------
                                                                                    ------------
Mortgage loans on real estate.......................................       267,423                     266,623(2)
Investment real estate..............................................        28,784                      28,604(2)
Policy loans........................................................       116,107                     116,107
Other long-term investments.........................................         2,892                       2,892
Short-term investments..............................................        50,061                      50,061
                                                                      ------------                ---------------
                                                                      $  2,572,617                $  2,646,123
                                                                      ------------                ---------------
                                                                      ------------                ---------------

- ------------------------
(1) On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities, other long-term investments and short-term investments; original cost for equity securities; unpaid principal balance for mortgage loans on real estate and policy loans, and original cost less accumulated depreciation for investment real estate.

(2) Amount not equal to cost (Column B) because of allowance for possible losses deducted from cost to determine reported amount.

          SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                   FBL FINANCIAL GROUP, INC. (PARENT COMPANY)
                            CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1995          1994
                                                                                        ------------  ------------
ASSETS
Cash and cash equivalents.............................................................  $        455  $         39
Investments in subsidiaries (eliminated in consolidation).............................       563,871       430,723
Current income taxes recoverable......................................................            90            --
Other assets..........................................................................           239            --
                                                                                        ------------  ------------
    Total assets......................................................................  $    564,655  $    430,762
                                                                                        ------------  ------------
                                                                                        ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accrued expenses and other liabilities..............................................  $        304  $          4
  Current income taxes payable........................................................            --            15
  Deferred income taxes...............................................................            53            --
                                                                                        ------------  ------------
Total liabilities.....................................................................           357            19
Stockholders' equity:
  Common stock........................................................................         1,193         1,173
  Additional paid-in capital..........................................................       145,288       141,026
  Net unrealized investment gains (losses) of subsidiaries............................        37,807       (31,838)
  Retained earnings...................................................................       380,010       320,382
                                                                                        ------------  ------------
    Total stockholders' equity........................................................       564,298       430,743
                                                                                        ------------  ------------
      Total liabilities and stockholders' equity......................................  $    564,655  $    430,762
                                                                                        ------------  ------------
                                                                                        ------------  ------------


           See accompanying notes to condensed financial statements.

                   FBL FINANCIAL GROUP, INC. (PARENT COMPANY)
                         CONDENSED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)


                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1995       1994       1993
                                                                                   ---------  ---------  ---------
Revenues:
  Universal life and annuity product charges.....................................  $      --  $      --  $  21,331
  Traditional life insurance premiums............................................         --         --     41,801
  Accident and health premiums...................................................         --         --     25,703
  Net investment income..........................................................         16         47     84,390
  Realized gains on investments..................................................         --         --      2,955
  Other income...................................................................         --         --      9,444
                                                                                   ---------  ---------  ---------
    Total revenues...............................................................         16         47    185,624

Benefits and expenses:
  Universal life and annuity benefits............................................         --         --     37,442
  Traditional life insurance and accident and health benefits....................         --         --     47,462
  Increase in traditional and accident and health future policy benefits.........         --         --     12,664
  Distributions to participating policyholders...................................         --         --     21,901
  Underwriting, acquisition and insurance expenses...............................         --         --     40,819
  Interest expense...............................................................         --         --        666
  Other expenses.................................................................        152          3         --
                                                                                   ---------  ---------  ---------
    Total benefits and expenses..................................................        152          3    160,954
                                                                                   ---------  ---------  ---------
                                                                                        (136)        44     24,670
Income taxes.....................................................................         52        (15)    (8,635)
                                                                                   ---------  ---------  ---------
Income (loss) before equity in undistributed income of subsidiaries and income
 from other equity investments...................................................        (84)        29     16,035
Equity income, net of related income taxes.......................................         --         --      1,319
Equity in undistributed income of subsidiaries (eliminated in consolidation).....     59,712     42,037      2,449
                                                                                   ---------  ---------  ---------
    Net income...................................................................  $  59,628  $  42,066  $  19,803
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------


           See accompanying notes to condensed financial statements.

                   FBL FINANCIAL GROUP, INC. (PARENT COMPANY)
                       CONDENSED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                      YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                   1995       1994        1993
                                                                                 ---------  ---------  -----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES............................  $     (75) $      48  $    40,099
INVESTING ACTIVITIES
Sale, maturity or repayment of investments:
  Fixed maturities.............................................................         --         --      246,024
  Equity securities............................................................         --         --       29,681
  Mortgage loans on real estate................................................         --         --        5,779
  Investment real estate.......................................................         --         --          190
  Policy loans.................................................................         --         --       16,877
  Other long-term investments..................................................         --         --          344
                                                                                 ---------  ---------  -----------
                                                                                        --         --      298,895
Acquisition of investments:
  Fixed maturities.............................................................         --         --     (269,582)
  Equity securities............................................................         --         --      (22,420)
  Mortgage loans on real estate................................................         --         --      (53,203)
  Investment real estate.......................................................         --         --           (9)
  Policy loans.................................................................         --         --      (16,131)
  Short-term investments -- net................................................         --         --      (16,037)
                                                                                 ---------  ---------  -----------
                                                                                        --         --     (377,382)
Investments in subsidiaries (eliminated in consolidation)......................     (3,698)    (1,152)     (11,084)
Return of capital from subsidiary (eliminated in consolidation)................         --         --        5,616
Proceeds from disposal, repayment of advances and other distributions from
 entities accounted for by the equity method...................................         --         --       26,756
Investments in and advances to entities accounted for by the equity method.....         --         --      (25,793)
Other..........................................................................         --         --         (606)
                                                                                 ---------  ---------  -----------
Net cash used in investing activities..........................................     (3,698)    (1,152)     (83,598)
FINANCING ACTIVITIES
Receipts from interest sensitive products credited to policyholder account
 balances......................................................................         --         --       89,775
Return of policyholder account balances on interest sensitive products.........         --         --      (45,532)
Proceeds from short-term borrowings............................................         --         --        6,806
Repayment of short-term borrowings.............................................         --         --       (6,198)
Repayment of long-term debt....................................................         --         --         (132)

                   FBL FINANCIAL GROUP, INC. (PARENT COMPANY)
                 CONDENSED STATEMENTS OF CASH FLOWS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


                                                                                       YEAR ENDED DECEMBER 31
                                                                                 ----------------------------------
                                                                                   1995         1994        1993
                                                                                 ---------  ------------  ---------
FINANCING ACTIVITIES (CONTINUED)
Issuance of common stock for cash..............................................  $   4,189  $      1,143  $      --
Cash held by former parent at time of reorganization (eliminated in
 consolidation)................................................................         --        (1,220)        --
                                                                                 ---------  ------------  ---------
Net cash provided by financing activities......................................      4,189           (77)    44,719
                                                                                 ---------  ------------  ---------
Increase (decrease) in cash and cash equivalents...............................        416        (1,181)     1,220
Cash and cash equivalents at beginning of year.................................         39         1,220         --
                                                                                 ---------  ------------  ---------
Cash and cash equivalents at end of year.......................................  $     455  $         39  $   1,220
                                                                                 ---------  ------------  ---------
                                                                                 ---------  ------------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest.....................................................................  $      --  $         --  $     666
  Income taxes.................................................................         --            --      9,074
Noncash investing and financing activities:
  Noncash activity resulting from reorganization:
    Investment in subsidiaries.................................................         --      (232,302)        --
    Other investments..........................................................         --     1,010,219         --
    Other non-cash assets......................................................         --       278,573         --
    Policyholder liabilities...................................................         --      (990,257)        --
    Other liabilities..........................................................         --       (67,453)        --
                                                                                 ---------  ------------  ---------
                                                                                        --        (1,220)        --
  Acquisition of Rural Security Life Insurance Company through stock
   exchange....................................................................         --            --     27,101


           See accompanying notes to condensed financial statements.

                   FBL FINANCIAL GROUP, INC. (PARENT COMPANY)
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1995

1.  ORGANIZATION AND BASIS OF PRESENTATION
    The  accompanying  condensed   financial  statements  should   be  read   in
conjunction with the consolidated financial statements and notes thereto of FBL Financial Group, Inc.

    The Company was incorporated in the State of Iowa on October 13, 1993, and, effective January 1, 1994, acquired 100% of the outstanding common stock of Farm Bureau Life Insurance Company (Farm Bureau Life) in a transaction that was treated as a reorganization. Accordingly, the 1993 financial statements presented herein are those of Farm Bureau Life. See Notes 1 and 3 to the Company's consolidated financial statements for additional information regarding the reorganization.

    In the parent company only financial statements, the Company's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition and net unrealized gains/losses on the subsidiaries' investments classified as "available-for-sale" in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

2.  CASH DIVIDENDS FROM SUBSIDIARY
    During 1994, Western Life Insurance Company paid common stock dividends of $32 ($16.00 per share) to the parent company.

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION
                           FBL FINANCIAL GROUP, INC.

                COLUMN A                     COLUMN B      COLUMN C     COLUMN D     COLUMN E     COLUMN F
- ----------------------------------------    -----------  ------------  -----------  -----------  -----------
                                                            FUTURE
                                                            POLICY
                                                          BENEFITS,
                                             DEFERRED      LOSSES,
                                              POLICY     CLAIMS, AND                   OTHER
                                            ACQUISITION      LOSS       UNEARNED    POLICYHOLDER   PREMIUM
                                               COSTS       EXPENSES     REVENUES       FUNDS       REVENUE
                                            -----------  ------------  -----------  -----------  -----------
                                                                 (DOLLARS IN THOUSANDS)
December 31, 1995:
  Life insurance........................    $  134,040    $2,054,092    $  17,350    $ 215,242    $ 129,333
  Property-casualty insurance...........         1,021        29,984       15,906           --       18,709
                                            -----------  ------------  -----------  -----------  -----------
Total...................................    $  135,061    $2,084,076    $  33,256    $ 215,242    $ 148,042
                                            -----------  ------------  -----------  -----------  -----------
                                            -----------  ------------  -----------  -----------  -----------
December 31, 1994:
  Life insurance........................    $  136,653    $1,950,174    $  17,962    $ 199,575    $ 113,000
  Property-casualty insurance...........           996        28,828       15,654           --       17,778
                                            -----------  ------------  -----------  -----------  -----------
Total...................................    $  137,649    $1,979,002    $  33,616    $ 199,575    $ 130,778
                                            -----------  ------------  -----------  -----------  -----------
                                            -----------  ------------  -----------  -----------  -----------
December 31, 1993:
  Life insurance........................    $  120,834    $1,426,837    $  16,621    $ 163,538    $ 118,987
  Property-casualty insurance...........           980        26,291       13,721           --       16,937
                                            -----------  ------------  -----------  -----------  -----------
Total...................................    $  121,814    $1,453,128    $  30,342    $ 163,538    $ 135,924
                                            -----------  ------------  -----------  -----------  -----------
                                            -----------  ------------  -----------  -----------  -----------

                  COLUMN A                       COLUMN G     COLUMN H     COLUMN I     COLUMN J     COLUMN K
- --------------------------------------------    -----------  -----------  -----------  -----------  -----------
                                                              BENEFITS,   AMORTIZATION
                                                               CLAIMS,    OF DEFERRED
                                                    NET      LOSSES, AND    POLICY        OTHER
                                                INVESTMENT   SETTLEMENT   ACQUISITION   OPERATING    PREMIUMS
                                                  INCOME      EXPENSES       COSTS      EXPENSES      WRITTEN
                                                -----------  -----------  -----------  -----------  -----------
                                                                    (DOLLARS IN THOUSANDS)
December 31, 1995:
  Life insurance............................    $  221,525    $ 184,417    $   7,736    $  60,991
  Property-casualty insurance...............         1,583       13,621        2,991        1,713    $  18,851
                                                -----------  -----------  -----------  -----------  -----------
                                                                                                    -----------
Total.......................................    $  223,108    $ 198,038    $  10,727    $  62,704
                                                -----------  -----------  -----------  -----------
                                                -----------  -----------  -----------  -----------
December 31, 1994:
  Life insurance............................    $  177,310    $ 158,165    $   6,837    $  63,130
  Property-casualty insurance...............         1,524       13,441        3,229        1,456    $  18,339
                                                -----------  -----------  -----------  -----------  -----------
                                                                                                    -----------
Total.......................................    $  178,834    $ 171,606    $  10,066    $  64,586
                                                -----------  -----------  -----------  -----------
                                                -----------  -----------  -----------  -----------
December 31, 1993:
  Life insurance............................    $  136,825    $ 153,761    $   3,356    $  48,712
  Property-casualty insurance...............         1,495       13,948        2,667        1,897    $  17,722
                                                -----------  -----------  -----------  -----------  -----------
                                                                                                    -----------
Total.......................................    $  138,320    $ 167,709    $   6,023    $  50,609
                                                -----------  -----------  -----------  -----------
                                                -----------  -----------  -----------  -----------

                           SCHEDULE IV -- REINSURANCE
                           FBL FINANCIAL GROUP, INC.

                COLUMN A                     COLUMN B     COLUMN C     COLUMN D     COLUMN E     COLUMN F
- ----------------------------------------    -----------  -----------  -----------  -----------  -----------
                                                                                                PERCENT OF
                                                          CEDED TO      ASSUMED                   AMOUNT
                                               GROSS        OTHER     FROM OTHER                ASSUMED TO
                                              AMOUNT      COMPANIES    COMPANIES   NET AMOUNT       NET
                                            -----------  -----------  -----------  -----------  -----------
                                                                (DOLLARS IN THOUSANDS)
Year ended December 31, 1995:
  Life insurance in force, at end of
   year.................................    $16,208,497   $ 953,828    $      --   $15,254,669          --
                                            -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------
  Insurance premiums and other
   considerations:
    Universal life and annuity product
     charges............................    $    45,505   $   1,783    $      --   $    43,722          --
    Traditional life insurance and
     accident and health premiums.......         98,682      13,071           --        85,611          --
    Property-casualty premiums..........         26,093      26,240       18,856        18,709       100.8%
                                            -----------  -----------  -----------  -----------  -----------
                                            $   170,280   $  41,094    $  18,856   $   148,042        12.7%
                                            -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------
Year ended December 31, 1994:
  Life insurance in force, at end of
   year.................................    $15,221,217   $ 924,508    $      --   $14,296,709          --
                                            -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------
  Insurance premiums and other
   considerations:
    Universal life and annuity product
     charges............................    $    44,432   $   1,698    $      --   $    42,734          --
    Traditional life insurance and
     accident and health premiums.......         91,629      21,382           19        70,266          --
    Property-casualty premiums..........         25,846      26,415       18,347        17,778       103.2%
                                            -----------  -----------  -----------  -----------  -----------
                                            $   161,907   $  49,495    $  18,366   $   130,778        14.0%
                                            -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------
Year ended December 31, 1993:
  Life insurance in force, at end of
   year.................................    $ 9,963,157   $ 438,021    $      --   $ 9,525,136          --
                                            -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------
  Insurance premiums and other
   considerations:
    Universal life and annuity product
     charges............................    $    27,685   $   1,185    $      --   $    26,500          --
    Traditional life insurance and
     accident and health premiums.......         98,347       5,788          (72)       92,487          --
    Property-casualty premiums..........         22,042      22,874       17,769        16,937       104.9%
                                            -----------  -----------  -----------  -----------  -----------
                                            $   148,074   $  29,847    $  17,697   $   135,924        13.1%
                                            -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------

                                 EXHIBIT INDEX


 EXHIBITS                                                                                                   PAGE
- -----------                                                                                               ---------

      1.1    Form of Underwriting Agreement.+
      3.1    Restated Articles of Incorporation of the Registrant.
      3.2    Amendment to Restated Articles of Incorporation of the Registrant Designating Series A
              Preferred Stock.
      3.3    Restated Bylaws of the Registrant.
      4.1    Form of Class A Common Stock Certificate of the Registrant.
      4.2    Form of Stockholders' Agreement Regarding Management and Transfer of Shares of Class B
              Common Stock dated as of May 1, 1996.
      5.1    Opinion of Davis, Brown, Koehn, Shors & Roberts, P.C.+
     10.1    Form of Amended and Restated 1996 Class A Common Stock Compensation Plan.
     10.2    Trademark License from the American Farm Bureau Federation to Farm Bureau Life Insurance
              Company dated May 20, 1987.+
     10.3    Membership Agreement between the American Farm Bureau Federation and the Iowa Farm Bureau
              Federation dated February 13, 1987.+
     10.4    Form of Royalty Agreement with Farm Bureau organizations.+
     10.5    Reinsurance Pooling Agreement dated as of January 1, 1990 among Farm Bureau Mutual
              Insurance Company, Utah Farm Bureau Insurance Company and South Dakota Farm Bureau Mutual
              Insurance Company.+
     10.6    Form of Loss Pooling Agreement between Farm Bureau Mutual Insurance Company and Western
              Agricultural Insurance Company, to be dated as of January 1, 1996.
     10.7    Form of Services Agreement between FBL Financial Group, Inc. and Farm Bureau Management
              Corporation, to be dated as of January 1, 1996.
     10.8    Management Services Agreement between FBL Financial Group, Inc. and Farm Bureau Mutual dated as of January 1, 1996.+
     10.9    Management Performance Plan (1995) sponsored by Farm Bureau Mutual Insurance Company.+
     10.10   Management Performance Plan (1996) sponsored by Farm Bureau Mutual Insurance Company.+
     10.11   Lease between Farm Bureau Life and Iowa Farm Bureau Federation dated January 1, 1990.+
     10.12   Back-up Agreement dated April 30, 1996 between Iowa Farm Bureau Federation and FBL
              Financial Group, Inc.
     21      Subsidiaries of the Registrant.+
     23      (a)  Consent of Davis, Brown, Koehn, Shors & Roberts, P.C. (included in
                 Exhibit 5).+
             (b)  Consent of Ernst & Young LLP.
     24      Power of Attorney (contained at Signature Page II-6).+
     27      Financial Data Schedule.
     99      Consents of Messrs. Chicoine, Creer and Walker to be named as proposed Directors of the
              Company.+


- ------------------------

+ Previously filed.